UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12
MIDWEST BANC HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

Midwest Banc Holdings, Inc.
501 W North Avenue
Melrose Park, IL 60160
July ___, 2009
     Dear Holder of Depositary Shares:
     This proxy statement is being delivered to the holders of the depositary shares which represent a 1/100th interest in a share of Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the Depositary Shares) of Midwest Banc Holdings, Inc. (Midwest), in connection with the Exchange Offer (as defined below). In order to participate in the Exchange Offer, you will be required to grant your Proxy Instructions (as defined below) in respect of the shares of common stock that may be issued to you in the Exchange Offer in favor of the following proposed amendments to our amended and restated certificate of incorporation (the Certificate) and the certificate of designation for our Series A Preferred Stock (as defined below) and the issuance of shares of our common stock to the United States Department of the Treasury (USG), all of which have been unanimously approved and declared advisable by the board of directors:
•	to increase the number of authorized shares of common stock of Midwest from 64 million to four billion shares (the Authorized Share Increase);

•	to (i) effect a reverse stock split of our common stock at any time prior to September 30, 2010 at one of four reverse split ratios, 1-for-100, 1-for-150, 1-for-200, or 1-for-250, as determined by the board of directors in its sole discretion and (ii) if and when the reverse stock split is effected, reduce the number of authorized shares of our common stock by the reverse split ratio determined by the board of directors (the Reverse Stock Split);

•	to eliminate the voting rights of shares of common stock with respect to any amendment to the Certificate (including any certificate of designation related to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if such series of preferred stock is entitled to vote, either separately or together as a class with the holders of one or more other such series, on such amendment (the Preferred Stock Change); and

•	to approve the issuance of shares of our common stock to the USG upon the conversion of the Senior Preferred Stock and the USG Warrant (each as defined below) into shares of our common stock (the Common Stock Issuance, and together with the Authorized Share Increase, the Reverse Stock Split and the Preferred Stock Change, the Common Stock Amendments); and

•	to eliminate the requirement that:
[o]	full dividends on all outstanding shares of the Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the Series A Preferred Stock) must have been declared and paid or declared and set aside for the then current dividend period before we may pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to our common stock or any other securities junior to the Series A Preferred Stock;

[o]	if full dividends are not declared and paid in full on the Series A Preferred Stock, dividends with respect to all series of stock ranking equally with the Series A Preferred Stock will be declared on a proportional basis, such that no series is paid a greater percentage of its stated dividend than any other equally ranking series;

[o]	a series of preferred stock ranking equally with the Series A Preferred Stock cannot be issued without the approval of holders of the Depositary Shares if the certificate of designation for such parity preferred stock will provide that the dividends on the parity preferred stock will cumulate; and

[o]	no dividends shall be paid or declared on any particular series of preferred stock unless dividends are paid or declared pro rata on all shares of outstanding preferred stock which rank equally as to dividends with such particular series (collectively the Dividend Blocker Amendment); and
•	to eliminate the right of holders of Series A Preferred Stock to elect two directors if dividends have not been paid for six quarterly dividend periods, whether or not consecutive (the Director Amendment and, together with the Dividend Blocker Amendment, the Preferred Stock Amendments).
     The effectiveness of any Common Stock Amendment or Preferred Stock Amendment is not conditioned on the approval of any other Common Stock Amendment or Preferred Stock Amendment.
     We are soliciting your Proxy Instructions in respect of the shares of common stock that you will receive if we accept any of your Depositary Shares representing our Series A Preferred Stock that are the subject of the Exchange Offer for exchange in the Exchange Offer.
     A special meeting of the holders of our common stock will be held on                     , 2009, at                      a.m., at                                         , at which time the holders of our common stock will be asked to consider the Common Stock Amendments and the Preferred Stock Amendments (collectively, the Common Stock Amendments and the Preferred Stock Amendments, the Amendments).
     We are also seeking your approval to adjourn, postpone or continue the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Amendments (the Adjournment Proposal and, together with the Amendments, the Stockholder Proposals).
     As described in our preliminary prospectus included in our registration statement on Form S-4 (Registration No. 333-                    ), filed with the Securities and Exchange Commission (SEC) on July ___, 2009 (the Prospectus), of which the enclosed proxy statement is a part, we will not accept your Depositary Shares for exchange unless you follow the procedures contained in the letter of transmittal related to the Exchange Offer (the Letter of Transmittal) to instruct the Voting Trustee (as defined below) of the Voting Trust (as defined below) to grant an irrevocable proxy to the individuals designated by Midwest in the Voting Trust Agreement (as defined below) to vote to approve each of the Stockholder Proposals in respect of the common stock to be issued to you in the Exchange Offer (the Proxy Instructions). If we accept your Depositary Shares for exchange in the Exchange Offer, your Proxy Instructions will become irrevocable, and you will not be able to change your vote.
     By tendering your Depositary Shares in the Exchange Offer in accordance with the Letter of Transmittal, you irrevocably (i) approve all of the Stockholder Proposals, (ii) grant your Proxy Instructions to Illinois Stock Transfer Company, as trustee (the Voting Trustee) of the voting trust (the Voting Trust) established pursuant to the voting trust agreement, dated July ___, 2009 (the Voting Trust Agreement), (iii) subject to and effective upon acceptance for exchange of your tendered Depositary Shares, agree to the terms of the Voting Trust Agreement and (iv) acknowledge that by tendering your Depositary Shares, you will become a party to the Voting Trust Agreement. The shares of common stock issued pursuant to the Exchange Offer will be delivered to the Voting Trust on the settlement date of the Exchange Offer to be held in trust.
     The Voting Trustee, pursuant to the terms of the Voting Trust Agreement, will execute and deliver an irrevocable proxy in respect of such shares of common stock to the individuals named in the Voting Trust Agreement to vote in favor of the Stockholder Proposals. The shares of common stock exchanged for your tendered Depositary Shares will thereafter within one business day be released from the Voting Trust and will be distributed to the Depository Trust Company for distribution to you.
     Granting your Voting Instruction to approve the Preferred Stock Amendments is important for the success of the capital plan that we announced on July 28, 2009 (the Capital Plan) which is designed to increase our common equity capital so that we may meet the current and expected requirements of our regulators, withstand continued and potentially more adverse economic conditions and improve our tangible common equity (TCE) and our Tier I Common (see “Background of the Transactions” below). We are pleased to report that we have already made progress in implementing these proposed transactions (the Transactions):
•	We sold 84,875 shares of our Fixed Rate Cumulative Preferred, Series T to the USG for $84.784 million in December of 2008 (the Series T Preferred Stock) and issued a warrant which allows the USG to purchase 4.282 million shares of our common stock for $2.97 per share (the Warrant) under the USG’s Capital Purchase Program. We have filed an application with the USG to participate in its Capital Assistance Program (CAP). If our application is approved, we will exchange the shares of Series T Preferred Stock for a new series of our preferred stock with a value of $84.784 million, and issue additional shares of the new series of preferred stock with a value of approximately $53.1 million (the Preferred Stock Issuance) and issue a new warrant to the USG (the USG Warrant). The new series of preferred stock will rank senior as to dividend rights, including cumulative dividend rights, and rights on liquidation, winding-up and dissolution to the Series A Preferred Stock (the Senior Preferred Stock). The USG Warrant will be immediately exercisable for ___ million shares of our common stock for $1.20 per share. Immediately thereafter, we anticipate that $84.784 million of the Senior Preferred Stock will be converted, as permitted under CAP, into approximately 70.65 million shares of our common stock, at an exchange ratio equal to $1.20 per share (the Conversion). The remaining Senior Preferred Stock would remain outstanding following the Conversion. In addition, the number of shares of common stock subject to the Warrant will be reduced to 2.141 million with an exercise price of $2.97 per share.

•	We are negotiating with our primary lender to restructure $55.0 million of senior debt and $15.0 million of subordinated debt.

•	We are engaging in one or more private and/or public offerings of common and/or convertible preferred stock.

•	We have commenced an exchange offer (the Exchange Offer) pursuant to which we are offering to exchange newly issued shares of our common stock for any and all issued and outstanding Depositary Shares.

•	We have mailed a separate Notice of Solicitation of Voting Instructions and Special Meeting and accompanying proxy statement (the Preferred Proxy Statement) to holders of our Depositary Shares, seeking their voting instructions to vote to approve the Preferred Stock Amendments and to authorize the Preferred Stock Issuance. If you were a holder of Depositary Shares on the record date for the Preferred Proxy Statement and you are tendering your Depositary Shares in connection with the Exchange Offer, you must follow the procedures contained in the Letter of Transmittal to provide instructions to deliver a proxy to approve the Stockholder Proposals in order to have your Depositary Shares accepted for exchange. For more information, please see the Preferred Proxy Statement and the Prospectus.
     We believe that the Amendments will benefit the holders of our common stock. If the Authorized Share Increase and the Common Stock Issuance are not approved, we will not be able to convert the Senior Preferred Stock or the USG Warrant into shares of common stock. If the Conversion does not occur, we will not be able to strengthen our TCE and Tier 1 Common as planned. In addition, if the Conversion does not occur, adjustments will be made to decrease the Conversion price, increase the dividend rate of the Senior Preferred Stock and decrease the USG Warrant exercise price.
     We believe the Reverse Stock Split will allow us to restore our common stock price to a normalized trading level, which will enhance liquidity. The Reverse Stock Split will also allow us to reduce certain of our transaction costs (e.g., proxy solicitation fees). The Preferred Stock Change will provide the board of directors with important flexibility to adopt amendments to our Certificate (including certificates of designation for series of preferred stock) that affect only the terms of preferred stock, which is consistent with the board’s current flexibility to create new series of preferred stock.
     The Dividend Blocker Amendment, if it becomes effective, will allow us to pay dividends on our common stock even if full dividends on the Series A Preferred Stock have not been paid or declared and set apart for payment, which we believe will enhance the price and liquidity of our common stock. It will also allow us to issue preferred stock ranking equally with the Series A Preferred Stock that will be authorized to pay cumulative dividends without the approval of the holders of the Depositary Shares. The Director Amendment, if it becomes effective, will eliminate the possibility that non-exchanging holders of Depositary Shares could exercise a level of influence and control over the governance and the management of our company that is disproportionate to their remaining economic interest. The Preferred Stock Issuance, if it becomes effective, will help us increase our TCE and our Tier 1 Common because upon the Conversion, the shares of Senior Preferred Stock will be converted into shares of our common stock.
     The board of directors has unanimously approved and declared advisable each of the Amendments and unanimously recommends that you give your Proxy Instructions pursuant to the Letter of Transmittal to approve each of the Stockholder Proposals.

     The proxy statement enclosed with this letter provides you with important information about the matters for which we are seeking your Proxy Instructions pursuant to the Letter of Transmittal. We encourage you to read the entire proxy statement carefully. You may also obtain additional information about us from documents we have filed with the SEC and on our website at www.                    .
     This letter is being sent to you as a holder of Depositary Shares. As a holder of Depositary Shares, you may only give your Proxy Instructions (and you will be required to give your Proxy Instructions) to approve each of the Stockholder Proposals pursuant to the Letter of Transmittal to the extent that you tender your Depositary Shares for shares of common stock in the Exchange Offer. Accordingly, in order to give your Proxy Instructions in respect of these matters (and in order to be permitted to participate in the Exchange Offer), you need only comply with the requirements for participating in the Exchange Offer set forth in the Prospectus and the Letter of Transmittal.
     If you hold your Depositary Shares through a bank, broker, custodian or other nominee and wish to participate in the Exchange Offer, please contact your bank, broker, custodian or other nominee to instruct it to tender your Depositary Shares in accordance with the instructions in the Prospectus and the Letter of Transmittal and grant your Proxy Instructions pursuant to the Letter of Transmittal. Due to the time required for your bank, broker, custodian or other nominee to complete the required actions on your part, we urge you to contact your bank, broker, custodian or other nominee at least five business days prior to the expiration date of the Exchange Offer.
     Thank you for your continued support of Midwest.
Sincerely,
Roberto R. Herencia
President
Percy L. Berger
Chairman

Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, IL 60160
July ___, 2009
Dear Common Stockholder:
     We are writing to you to request that you grant your proxy authorizing the individuals named on the enclosed proxy card to vote the shares of common stock that you hold as of the Record Date (as defined below) to approve the following proposed amendments to our amended and restated certificate of incorporation (the Certificate) and the certificate of designation for our Series A Preferred Stock (as defined below) and the issuance of shares of our common stock to the United States Department of the Treasury (USG). These proposals have been unanimously approved and declared advisable by the board of directors:
•	to increase the number of authorized shares of common stock of Midwest Banc Holdings, Inc. (Midwest), from 64 million to four billion (the Authorized Share Increase);

•	to (i) effect a reverse stock split of our common stock at any time prior to September 30, 2010 at one of four reverse split ratios, 1-for-100, 1-for-150, 1-for-200, or 1-for-250, as determined by the board of directors in its sole discretion and (ii) if and when the reverse stock split is effected, reduce the number of authorized shares of our common stock by the reverse split ratio determined by the board of directors (the Reverse Stock Split);

•	to eliminate the voting rights of shares of common stock with respect to any amendment to the Certificate (including any certificate of designation related to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if such series of preferred stock is entitled to vote, either separately or together as a class with the holders of one or more other such series, on such amendment (the Preferred Stock Change); and

•	to approve the issuance of shares of our common stock to the USG upon the conversion of the Senior Preferred Stock and the USG Warrant (each as defined below) into shares of our common stock (the Common Stock Issuance, and together with the Authorized Share Increase, the Reverse Stock Split and the Preferred Stock Change, the Common Stock Amendments); and

•	to eliminate the requirement that:
[o]	full dividends on all outstanding shares of the Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the Series A Preferred Stock) must have been declared and paid or declared and set aside for the then current dividend period before we may pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to our common stock or any other securities junior to the Series A Preferred Stock;

[o]	if full dividends are not declared and paid in full on the Series A Preferred Stock, dividends with respect to all series of stock ranking equally with the Series A Preferred Stock will be declared on a proportional basis, such that no series is paid a greater percentage of its stated dividend than any other equally ranking series;

[o]	a series of preferred stock ranking equally with the Series A Preferred Stock cannot be issued without the approval of holders of the Depositary Shares if the certificate of designation for such parity preferred stock will provide that the dividends on the parity preferred stock will cumulate; and

[o]	no dividends shall be paid or declared on any particular series of preferred stock unless dividends are paid or declared pro rata on all shares of outstanding preferred stock which rank equally as to dividends with such particular series (collectively the Dividend Blocker Amendment); and
•	to eliminate the right of holders of Series A Preferred Stock to elect two directors if dividends have not been paid for six quarterly dividend periods, whether or not consecutive (the Director Amendment and, together with the Dividend Blocker Amendment, the Preferred Stock Amendments).
     The effectiveness of any Common Stock Amendment or Preferred Stock Amendment is not conditioned on the approval of any other Common Stock Amendment or Preferred Stock Amendment.
     A special meeting of the holders of our common stock will be held on                     , 2009, at                      a.m., at                                         , at which time the holders of the common stock will be asked to consider the Common Stock Amendments and the Preferred Stock Amendments (collectively, the Common Stock Amendments and the Preferred Stock Amendments, the Amendments).
     We are also seeking your approval to adjourn, postpone or continue the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Amendments (the Adjournment Proposal and, together with the Amendments, the Stockholder Proposals).
     Your proxy will be voted in accordance with the instructions given by means of the enclosed proxy.
     Granting your Voting Instruction to approve the Preferred Stock Amendments is important for the success of the capital plan that we announced on July 28, 2009 (the Capital Plan) which is designed to increase our common equity capital so that we may meet the current and expected requirements of our regulators, withstand continued and potentially more adverse economic conditions and improve our tangible common equity (TCE) and our Tier I Common (see “Background of the Transactions” below). We are pleased to report that we have already made progress in implementing these proposed transactions (the Transactions):
•	We sold 84,875 shares of our Fixed Rate Cumulative Preferred, Series T to the USG for $84.784 million in December of 2008 (the Series T Preferred Stock) and issued a warrant which allows the USG to purchase 4.282 million shares of our common stock for $2.97 per share (the Warrant) under the USG’s Capital Purchase Program. We have filed an application with the USG to participate in its Capital Assistance Program (CAP). If our application is approved, we will exchange the shares of Series T Preferred Stock for a new series of our preferred stock with a value of $84.784 million, and issue additional shares of the new series of preferred stock with a value of approximately $53.1 million (the Preferred Stock Issuance) and issue a new warrant to the USG (the USG Warrant). The new series of preferred stock will rank senior as to dividend rights, including cumulative dividend rights, and rights on liquidation, winding-up and dissolution to the Series A Preferred Stock (the Senior Preferred Stock). The USG Warrant will be immediately exercisable for ___million shares of our common stock for $1.20 per share. Immediately thereafter, we anticipate that $84.784 million of the Senior Preferred Stock will be converted, as permitted under CAP, into approximately 70.65 million shares of our common stock, at an exchange ratio equal to $1.20 per share (the Conversion). The remaining Senior Preferred Stock would remain outstanding following the Conversion. In addition, the number of shares of common stock subject to the Warrant will be reduced to 2.141 million with an exercise price of $2.97 per share.

•	We are negotiating with our primary lender to restructure $55.0 million of senior debt and $15.0 million of subordinated debt.

•	We are engaging in one or more private and/or public offerings of common and/or convertible preferred stock.

•	We have commenced an exchange offer (the Exchange Offer) pursuant to which we are offering to exchange newly issued shares of our common stock for any and all issued and outstanding Depositary Shares.

•	We have mailed a separate Notice of Solicitation of Voting Instructions and Special Meeting and accompanying proxy statement (the Preferred Proxy Statement) to holders of our Depositary Shares, seeking their voting instructions to vote to approve the Preferred Stock Amendments and the Preferred Stock Issuance.
               We believe that the Amendments will benefit the holders of our common stock. If the Authorized Share Increase and the Common Stock Issuance are not approved, we will not be able to convert the Senior Preferred

Stock and the USG Warrant into shares of common stock. If the Conversion does not occur, we will not be able to strengthen our TCE and Tier 1 Common as planned. In addition, if the Conversion does not occur, adjustments will be made to decrease the Conversion price, increase the dividend rate of the Senior Preferred Stock and decrease the USG Warrant exercise price.
     We believe the Reverse Stock Split will allow us to restore our common stock price to a normalized trading level, which will enhance liquidity. The Reverse Stock Split will also allow us to reduce certain of our transaction costs (e.g., proxy solicitation fees). The Preferred Stock Change will provide the board of directors with important flexibility to adopt amendments to our Certificate (including certificates of designation for series of preferred stock) that affect only the terms of preferred stock, which is consistent with the board’s current flexibility to create new series of preferred stock.
     The Dividend Blocker Amendment, if it becomes effective, will allow us to pay dividends on our common stock even if full dividends on the Series A Preferred Stock have not been paid or declared and set apart for payment, which we believe will enhance the price and liquidity of our common stock. It will also allow us to issue preferred stock ranking equally with the Series A Preferred Stock that will be authorized to pay cumulative dividends without the approval of the holders of the Depositary Shares. The Director Amendment, if it becomes effective, will eliminate the possibility that non-exchanging holders of Depositary Shares could exercise a level of influence and control over the governance and the management of our company that is disproportionate to their remaining economic interest. The Preferred Stock Issuance, if it becomes effective, will help us increase our TCE and our Tier 1 Common because upon the Conversion, the shares of Senior Preferred Stock will be converted into shares of our common stock.
     The board of directors has unanimously approved and declared advisable each of the Common Stock Amendments and unanimously recommends that you grant a proxy to the individuals named on the enclosed proxy card to approve each of the Amendments and the Adjournment Proposal.
     If you are a record holder of common stock that was not issued in the Exchange Offer and is outstanding and entitled to vote on the Record Date, you are urged to complete, date and sign the enclosed proxy card and promptly return it in the enclosed postage-prepaid envelope or vote by telephone or Internet by following the instructions on the enclosed proxy card. If you hold your common stock through a bank, broker, custodian or other nominee, please contact your bank, broker, custodian or other nominee to instruct it to grant a proxy on your behalf with respect to each of the Amendments and the Adjournment Proposal.
     If you held Depositary Shares, we previously sent you a copy of this proxy statement in connection with the Exchange Offer. ANY PREVIOUSLY GRANTED PROXY INSTRUCTIONS GIVEN WITH RESPECT TO YOUR DEPOSITARY SHARES WILL NOT HAVE ANY EFFECT WITH RESPECT TO SHARES OF COMMON STOCK THAT WERE NOT ISSUED IN THE EXCHANGE OFFER. IN ORDER TO TAKE ACTION ON THE AMENDMENTS AND THE ADJOURNMENT PROPOSAL WITH RESPECT TO SHARES OF COMMON STOCK THAT WERE NOT ISSUED IN THE EXCHANGE OFFER, YOU MUST COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR VOTE BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.
     The proxy statement enclosed with this letter provides you with important information about the matters for which we are seeking your proxy. We encourage you to read the entire proxy statement carefully. You may also obtain additional information about us from documents we have filed with the SEC and on our website at www.midwestbanc.com.
     Regardless of the number of shares you own, your proxy is important. Please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope so that we receive your response on or before                     , 2009. You may also grant your proxy over the Internet or by telephone on or before the Proxy Deadline. Please review the instructions on the enclosed proxy card regarding each of these options.
     Thank you for your continued support of Midwest.

Sincerely,
Roberto R. Herencia
President
Percy L. Berger
Chairman

Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, IL 60160
Notice of Solicitation of Voting Instructions and Special Meeting
To the holders of Depositary Shares representing shares of Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock of Midwest Banc Holdings, Inc.
     This proxy statement is being delivered to the holders of the depositary shares which represent a 1/100th interest in a share of Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the Depositary Shares) of Midwest Banc Holdings, Inc. (Midwest), in connection with the Exchange Offer (as defined in the attached proxy statement). In order to participate in the Exchange Offer, you will be required to grant your Proxy Instructions (as defined below) in respect of the shares of common stock that may be issued to you in the Exchange Offer in favor of the following proposed amendments to our amended and restated certificate of incorporation (the Certificate) and the certificate of designation for our Series A Preferred Stock (as defined below) and the issuance of shares of our common stock to the United States Department of the Treasury (USG), all of which have been unanimously approved and declared advisable by the board of directors:
•	to increase the number of authorized shares of common stock of Midwest from 64 million to four billion (the Authorized Share Increase);

•	to (i) effect a reverse stock split of our common stock at any time prior to September 30, 2010 at one of four reverse split ratios, 1-for-100, 1-for-150, 1-for-200, or 1-for-250, as determined by the board of directors in its sole discretion and (ii) if and when the reverse stock split is effected, reduce the number of authorized shares of our common stock by the reverse split ratio determined by the board of directors (the Reverse Stock Split);

•	to eliminate the voting rights of shares of common stock with respect to any amendment to the Certificate (including any certificate of designation related to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if such series of preferred stock is entitled to vote, either separately or together as a class with the holders of one or more other such series, on such amendment (the Preferred Stock Change); and

•	to approve the issuance of shares of our common stock to the USG upon the conversion of the Senior Preferred Stock (as defined below) into shares of our common stock (the Common Stock Issuance, and together with the Authorized Share Increase, the Reverse Stock Split and the Preferred Stock Change, the Common Stock Amendments); and

•	to eliminate the requirement that:
[o]	full dividends on all outstanding shares of the Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the Series A Preferred Stock) must have been declared and paid or declared and set aside for the then current dividend period before we may pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to our common stock or any other securities junior to the Series A Preferred Stock;

[o]	if full dividends are not declared and paid in full on the Series A Preferred Stock, dividends with respect to all series of stock ranking equally with the Series A Preferred Stock will be declared on a proportional basis, such that no series is paid a greater percentage of its stated dividend than any other equally ranking series;

[o]	a series of preferred stock ranking equally with the Series A Preferred Stock cannot be issued without the approval of holders of the Depositary Shares if the certificate of designation for such parity preferred stock will provide that the dividends on the parity preferred stock will cumulate; and

[o]	no dividends shall be paid or declared on any particular series of preferred stock unless dividends are paid or declared pro rata on all shares of outstanding preferred stock which rank equally as to dividends with such particular series (collectively the Dividend Blocker Amendment); and

•	to eliminate the right of holders of Series A Preferred Stock to elect two directors if dividends have not been paid for six quarterly dividend periods, whether or not consecutive (the Director Amendment and, together with the Dividend Blocker Amendment, the Preferred Stock Amendments).
     The effectiveness of any Common Stock Amendment or Preferred Stock Amendment is not conditioned on the approval of any other Common Stock Amendment or Preferred Stock Amendment.
     We are soliciting your Proxy Instructions in respect of the shares of common stock that you will receive if we accept any of your Depositary Shares representing our Series A Preferred Stock for exchange in the Exchange Offer.
     A special meeting of the holders of our common stock will be held on                     , 2009, at                      a.m., at                                         , at which time the holders of our common stock will be asked to consider the Common Stock Amendments and the Preferred Stock Amendments (collectively, the Common Stock Amendments and the Preferred Stock Amendments, the Amendments).
     We are also seeking your approval to adjourn, postpone or continue the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Amendments (the Adjournment Proposal and, together with the Amendments, the Stockholder Proposals).
     As described in our preliminary prospectus included in our registration statement on Form S-4 (Registration No. 333-                    ), filed with the Securities and Exchange Commission (SEC) on July ___, 2009 (the Prospectus), of which the enclosed proxy statement is a part, we will not accept your Depositary Shares for exchange unless you follow the procedures contained in the letter of transmittal related to the applicable Exchange Offer (the Letter of Transmittal) to instruct the Voting Trustee (as defined below) of the Voting Trust (as defined below) to grant an irrevocable proxy to the individuals designated by Midwest in the Voting Trust Agreement (as defined below) to vote to approve each of the Stockholder Proposals in respect of the common stock to be issued to you in the Exchange Offer (the Proxy Instructions). If we accept your Depositary Shares for exchange in the Exchange Offer, your Proxy Instructions will become irrevocable, and you will not be able to change your vote.
     By tendering your Depositary Shares in the Exchange Offer in accordance with the Letter of Transmittal, you irrevocably (i) agree and consent to all of the Stockholder Proposals, (ii) grant your Proxy Instructions to Illinois Stock Transfer Company, as trustee (the Voting Trustee) of the voting trust (the Voting Trust) established pursuant to the voting trust agreement, dated July ___, 2009 (the Voting Trust Agreement), (iii) subject to and effective upon acceptance for exchange of your tendered Depositary Shares, agree to the terms of the Voting Trust Agreement and (iv) acknowledge that by tendering your Depositary Shares, you will become a party to the Voting Trust Agreement. The shares of common stock issued pursuant to the Exchange Offer will be delivered to the Voting Trust on the settlement date of the Exchange Offer to be held in trust.
     The Voting Trustee, pursuant to the terms of the Voting Trust Agreement, will execute and deliver an irrevocable proxy in respect of such common stock to the individuals named in the Voting Trust Agreement to vote in favor of the Stockholder Proposals. The shares of common stock exchanged for your tendered Depositary Shares will thereafter within one business day be released from the Voting Trust and will be distributed to the Depositary Trust Company for distribution to you.
     We are soliciting Proxy Instructions pursuant to the Letter of Transmittal from holders of Depositary Shares. Only holders of record of Depositary Shares, who validly tendered their securities pursuant to the Exchange Offer, are entitled to grant Proxy Instructions pursuant to the Letter of Transmittal with respect to the Amendments and the Adjournment Proposal. Accordingly, if you are a holder of Depositary Shares, in order to give your Proxy Instruction in respect of the shares of common stock to be issued to you pursuant to the Exchange Offer, you must tender your Depositary Shares and give your Proxy Instructions by complying with the requirements and following the procedures set forth in the Letter of Transmittal. In order to participate in the Exchange Offer, you must grant your Proxy Instructions pursuant to the Letter of Transmittal.
     If you hold your Depositary Shares through a bank, broker, custodian or other nominee and wish to participate in the Exchange Offer, please contact your bank, broker, custodian or other nominee to instruct it to tender your

Depositary Shares in accordance with the instructions in the Prospectus and the Letter of Transmittal and grant your Proxy Instructions pursuant to the Letter of Transmittal. Due to the time required for your bank, broker, custodian or other nominee to complete the required actions on your part, we urge you to contact your bank, broker, custodian or other nominee at least five business days prior to the expiration date of the Exchange Offer.
     The board of directors has unanimously approved and declared advisable each of the Amendments and the Adjournment Proposal and unanimously recommends that you follow the procedures contained in the Letter of Transmittal to give your Proxy Instructions to approve each of the Amendments and the Adjournment Proposal.

By order of the Board of Directors

JoAnn Sannasardo Lilek
Executive Vice President , Chief
Financial Officer and Corporate Secretary
, 2009

Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, IL 60160
Notice of Solicitation of Proxies and a Special Meeting
Dear Common Stockholder:
     This proxy statement is being delivered to you in connection with the solicitation on behalf of the board of directors of proxies from the holders of our common stock. The board of directors is requesting that the holders of our common stock on the Record Date described below grant a proxy authorizing the individuals named on the enclosed proxy card to vote to approve the following amendments to our amended and restated certificate of incorporation (the Certificate) and the certificate of designation for our Series A Preferred Stock (as defined below) and the issuance of shares of our common stock to the United States Department of the Treasury (USG), all of which have been unanimously approved and declared advisable by the board of directors:
•	to increase the number of authorized shares of common stock of Midwest Banc Holdings, Inc. (Midwest), from 64 million to four billion (the Authorized Share Increase);

•	to (i) effect a reverse stock split of our common stock at any time prior to September 30, 2010 at one of four reverse split ratios, 1-for-100, 1-for-150, 1-for-200, or 1-for-250, as determined by the board of directors in its sole discretion and (ii) if and when the reverse stock split is effected, reduce the number of authorized shares of our common stock by the reverse split ratio determined by the board of directors (the Reverse Stock Split);

•	to eliminate the voting rights of shares of common stock with respect to any amendment to the Certificate (including any certificate of designation related to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if such series of preferred stock is entitled to vote, either separately or together as a class with the holders of one or more other such series, on such amendment (the Preferred Stock Change); and

•	to approve the issuance of shares of our common stock to the USG upon the conversion of the Senior Preferred Stock (as defined below) into shares of our common stock (the Common Stock Issuance, and together with the Authorized Share Increase, the Reverse Stock Split, and the Preferred Stock Change, the Common Stock Amendments); and

•	to eliminate the requirement that:
[o]	full dividends on all outstanding shares of the Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the Series A Preferred Stock) must have been declared and paid or declared and set aside for the then current dividend period before we may pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to our common stock or any other securities junior to the Series A Preferred Stock;

[o]	if full dividends are not declared and paid in full on the Series A Preferred Stock, dividends with respect to all series of stock ranking equally with the Series A Preferred Stock will be declared on a proportional basis, such that no series is paid a greater percentage of its stated dividend than any other equally ranking series; and

[o]	a series of preferred stock ranking equally with the Series A Preferred Stock cannot be issued without the approval of holders of the Depositary Shares if the certificate of designation for such parity preferred stock will provide that the dividends on the parity preferred stock will cumulate (collectively the Dividend Blocker Amendment); and

[o]	no dividends shall be paid or declared on any particular series of preferred stock unless dividends are paid or declared pro rata on all shares of outstanding preferred stock which rank equally as to dividends with such particular series (collectively the Dividend Blocker Amendment); and
•	to eliminate the right of holders of Series A Preferred Stock to elect two directors if dividends have not been paid for six quarterly dividend periods, whether or not consecutive (the Director Amendment and, together with the Dividend Blocker Amendment, the Preferred Stock Amendments).
     The effectiveness of any Common Stock Amendment or Preferred Stock Amendment is not conditioned on the approval of any other Common Stock Amendment or Preferred Stock Amendment.
     A special meeting of the holders of our common stock will be held on                     , 2009, at                      a.m., at                                         , at which time the holders of our common stock will be asked to consider the Common Stock Amendments and the Preferred Stock Amendments (collectively, the Common Stock Amendments and the Preferred Stock Amendments, the Amendments).
     We are also seeking your approval to adjourn, postpone or continue the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Amendments (the Adjournment Proposal and, together with the Amendments, the Stockholder Proposals).
     Your proxy will be voted at the special meeting in accordance with the instructions given by means of the enclosed proxy card.
     We are soliciting proxies from the holders of record of our common stock that was not issued in the Exchange Offer (as defined in the attached proxy statement) to authorize the individuals designated by Midwest in the enclosed proxy card to vote to approve each of the Stockholder Proposals described above. Only holders of record of our common stock outstanding as of the close of business on the record date (the Record Date), which will be the settlement date of the Exchange Offer (as defined in the attached proxy statement), are entitled to grant a proxy with respect to the Stockholder Proposals.
     If you are a record holder of common stock that was not issued in the Exchange Offer and that is outstanding and entitled to vote on the Record Date, you are urged to complete, date and sign the enclosed proxy card and promptly return it in the enclosed postage-prepaid envelope or vote by telephone or Internet by following the instructions on the enclosed proxy card. To be counted, your properly completed written proxy card must be received prior to                     , 2009. If you hold your common stock through a bank, broker, custodian or other nominee, please contact your bank, broker, custodian or other nominee to instruct it to grant a proxy on your behalf with respect to each of the Amendments and the Adjournment Proposal.
     If you held Depositary Shares, we previously sent you a copy of this proxy statement in connection with the Exchange Offer. ANY PREVIOUSLY GRANTED PROXY INSTRUCTIONS GIVEN WITH RESPECT TO YOUR DEPOSITARY SHARES WILL NOT HAVE ANY EFFECT WITH RESPECT TO SHARES OF COMMON STOCK THAT WERE NOT ISSUED IN THE EXCHANGE OFFER. IN ORDER TO TAKE ACTION ON THE AMENDMENTS AND THE ADJOURNMENT PROPOSAL WITH RESPECT TO SHARES OF COMMON STOCK THAT WERE NOT ISSUED IN THE EXCHANGE OFFER, YOU MUST COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR VOTE BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.
     Regardless of the number of shares you own, your proxy is important. If you hold your shares through a bank, broker, custodian or other nominee, please contact your bank, broker, custodian or other nominee to instruct it to submit a proxy on your behalf. Due to the time required for your nominee to complete the required actions on your part, we urge you to contact your nominee at least five business days prior to                     , 2009.
     The board of directors has unanimously approved and declared advisable the Amendments and unanimously recommends that you grant a proxy to the individuals named on the enclosed proxy card vote to approve each of the Amendments and the Adjournment Proposal.

How You Can Vote:	Registered Holders: If you hold your shares of common stock in your own name as of the Record Date that were not issued or in the Exchange Offer, you may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope or you may vote by Internet or telephone.

➢ By Internet: go to www.investorvote.com/MBHI and follow the steps on the secure website.

➢ By Phone: call toll free 1-800-652-VOTE and follow the instructions provided by the recorded message.

Your validation details are located on the proxy card. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on , 2009.

Beneficial Holders: If your shares are held in the name of a broker, bank or other holder of record, you must follow the instructions you receive from the holder of record to vote your shares.

By order of the Board of Directors

JoAnn Sannasardo Lilek
Executive Vice President , Chief
Financial Officer and Corporate Secretary
, 2009

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This document contains statements that are considered “forward looking statements” within the meaning of United States securities laws. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” and “goal” or similar statements or variations of such terms.
     Forward-looking statements are subject to various risks and uncertainties, which change over time, and are based on management’s expectations and assumptions at the time the statements are made. Forward-looking statements are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as factors specific to Midwest Banc Holdings, Inc. (Midwest or the Company) and its subsidiaries, including Midwest Bank and Trust Company (referred to herein as Midwest Bank or the Bank). These risks, uncertainties and other factors include, without limitation:
•	risks and uncertainties related to the Exchange Offer, including
•	our ability to successfully execute the Exchange Offer, including securing the exchange of a significant number of Depositary Shares;

•	our ability to successfully implement and achieve the other goals of our multi-component capital plan (our “Capital Plan”) that is designed to increase our common equity capital, the success of which is dependent on a successful Exchange Offer; and

•	whether we will need to materially modify our Capital Plan in the future;
•	the effect of the recently enacted Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, the implementation by the United States Department of the Treasury (USG) and federal banking regulators of a number of programs to address capital and liquidity issues in the banking system and additional programs that will apply to us in the future, all of which may have significant effects on us and the financial services industry;

•	the effect on our profitability if interest rates fluctuate as well as the effect of our customers’ changing use of our deposit products;

•	the possibility that our wholesale funding sources may prove insufficient to replace deposits at maturity and support potential growth;

•	inaccessibility of funding sources on the same terms on which we have historically relied if we are unable to maintain our current capital ratings;

•	the risk that our allowance for loan losses may prove insufficient to absorb probable losses in our loan portfolio;

•	possible volatility in loan charge-offs and recoveries between periods;

•	the decline in commercial and residential real estate sales volume and the likely potential for continuing illiquidity in the real estate market, including within the Chicago metropolitan area;

•	the risks associated with the high concentration of commercial real estate loans in our portfolio;

•	the uncertainties in estimating the fair value of developed real estate and undeveloped land in light of declining demand for such assets and continuing illiquidity in the real estate market;

•	the risks associated with management changes and employee turnover;

•	the uncertainties with respect to the future utilization of our deferred tax assets;

•	negative developments and disruptions in the credit and lending markets, including the impact of the ongoing credit crisis on our business and on the businesses of our customers as well as other banks and lending institutions with which we have commercial relationships;

•	a continuation of the recent unprecedented volatility in the capital markets;

•	the risks associated with implementing our business strategy, including our ability to preserve and access sufficient capital to execute on our strategy;

•	rising unemployment and its impact on our customers’ savings rates and their ability to service debt obligations;

•	changes in general economic and capital market conditions, interest rates, our debt credit ratings, deposit flows, loan demand, including loan syndication opportunities and competition;

•	changes in legislation or regulatory and accounting principles, policies or guidelines affecting our business; and

•	other economic, competitive, governmental, regulatory and technological factors impacting our operations.
     Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed elsewhere in this proxy statement or disclosed in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this proxy statement is filed with the SEC. Midwest undertakes no obligation to revise the forward-looking statements contained in this proxy statement to reflect events after the time it is filed with the SEC. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.
     Forward-looking statements should not be viewed as predictions, and should not be the basis upon which you determine whether to participate in the Exchange Offer or how to vote on the Stockholder Proposals. Any investor in Midwest should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.
QUESTIONS AND ANSWERS ABOUT THE PROXY SOLICITATION MATERIALS AND THE PROXY SOLICITATION
     Q: Who is soliciting my Proxy Instructions or proxy?
     A: The board of directors of Midwest is providing these proxy solicitation materials to you in connection with its solicitation of Proxy Instructions (as defined below) and proxies to vote to approve certain amendments to our amended and restated certificate of incorporation (the Certificate) and the certificate of designation for our Series A Preferred Stock (as defined below), to authorize the issuance of shares of our common stock to the USG (as defined below) upon the conversion of the Senior Preferred Stock (as defined below) into shares of our common stock and to adjourn the special meeting, if necessary.

     The board is providing this proxy statement and the accompanying proxy card to holders of our common stock that was not issued in the Exchange Offer shortly after the Record Date (as defined below).
     The board of directors is providing this proxy statement, which forms a part of the preliminary prospectus included in our registration statement on Form S-4 (Registration No. 333-                    ), filed with the Securities and Exchange Commission (SEC) on July ___, 2009 (the Prospectus) and the letter of transmittal related to the Exchange Offer (as defined below) (the Letter of Transmittal) to holders of Depositary Shares (each as defined below) eligible to tender their Depositary Shares (as defined below) in exchange for common stock in the Exchange Offer beginning on or about                     , 2009.
     This proxy statement, the accompanying proxy card, the Prospectus, the Letter of Transmittal and the Notice of Solicitation of Voting Instructions and Special Meeting will also be available on our website at www.midwestbanc.com. This proxy statement contains important information for you to consider when deciding how to vote on these matters. Please read it carefully.
     Q: Who is entitled to give Proxy Instructions or a proxy?
     A: The record date (the Record Date) for determining holders of common stock entitled to give their proxy with respect to this solicitation will be on or after the settlement date of the Exchange Offer. Upon expiration of the Exchange Offer, this date will become fixed.
     Holders of common stock that was not issued in the Exchange Offer on the Record Date will be entitled to give a proxy using the enclosed proxy card or voting online or by phone with respect to the Amendments and the Adjournment Proposal (as defined below). You may give your proxy on behalf of all such shares owned by you as of the Record Date that are held directly in your name as the stockholder of record on the Record Date. If you hold such shares of common stock on the Record Date through a bank, broker, custodian or other nominee, you may instruct your bank, broker, custodian or other nominee to give a proxy on your behalf.
     If you hold any depositary shares (Depositary Shares) representing our Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the Series A Preferred Stock) that are the subject of the Exchange Offer, you will be entitled to give (and must give) Proxy Instructions to approve the Amendments and the Adjournment Proposal if you tender your Depositary Shares, and they are accepted for exchange in the Exchange Offer. Your Depositary Shares will be accepted only if you follow the procedures contained in the Letter of Transmittal to grant your Proxy Instructions to approve the Amendments and the Adjournment Proposal. If you hold your Depositary Shares through a bank, broker, custodian or other nominee, you must instruct your bank, broker or other nominee to grant your Proxy Instructions on your behalf.
     You will be able to give or withhold a proxy, or abstain, on each proposal for every share of common stock that you hold on the Record Date, unless you are a holder of Depositary Shares, who will not be able to take action on the matters described in this proxy statement except to give your Proxy Instructions to approve the Amendments and the Adjournment Proposal pursuant to the Letter of Transmittal.
     Q: What am I being asked to give my Proxy Instructions or proxy to?
     A: You are being asked to give your Proxy Instructions or proxy with respect to the following proposed amendments to our Certificate and the certificate of designation for our Series A Preferred Stock (as defined below) and the Common Stock Issuance (as defined below), in each case, that have been unanimously approved and declared advisable by the board of directors:

•	to increase the number of authorized shares of common stock of Midwest from 64 million to ___million shares (the Authorized Share Increase);

•	to (i) effect a reverse stock split of our common stock at any time prior to September 30, 2010 at one of seven reverse split ratios, 1-for-100, 1-for-150, 1-for-200, or 1-for-250, as determined by the board of directors in its sole discretion and (ii) if and when the reverse stock split is effected, reduce the number of authorized shares of our common stock by the reverse split ratio determined by the board of directors (the Reverse Stock Split);

•	to eliminate the voting rights of shares of common stock with respect to any amendment to the Certificate (including any certificate of designation related to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if such series of preferred stock is entitled to vote, either separately or together as a class with the holders of one or more other such series, on such amendment (the Preferred Stock Change); and

•	to approve the issuance of shares of our common stock to the USG upon the conversion of the Senior Preferred Stock and the USG Warrant (each as defined below) shares of our common stock (the Common Stock Issuance, and together with the Authorized Share Increase, the Reverse Stock Split and the Preferred Stock Change, the Common Stock Amendments); and

•	to eliminate the requirement that:
o	full dividends on all outstanding shares of the Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the Series A Preferred Stock) must have been declared and paid or declared and set aside for the then current dividend period before we may pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to our common stock or any other securities junior to the Series A Preferred Stock;

o	if full dividends are not declared and paid in full on the Series A Preferred Stock, dividends with respect to all series of stock ranking equally with the Series A Preferred Stock will be declared on a proportional basis, such that no series is paid a greater percentage of its stated dividend than any other equally ranking series;

o	a series of preferred stock ranking equally with the Series A Preferred Stock cannot be issued without the approval of holders of the Depositary Shares if the certificate of designation for such parity preferred stock will provide that the dividends on the parity preferred stock will cumulate; and

o	no dividends shall be paid or declared on any particular series of preferred stock unless dividends are paid or declared pro rata on all shares of outstanding preferred stock which rank equally as to dividends with such particular series (collectively the Dividend Blocker Amendment); and
•	to eliminate the right of holders of Series A Preferred Stock to elect two directors if dividends have not been paid for six quarterly dividend periods, whether or not consecutive (the Director Amendment and, together with the Dividend Blocker Amendment, the Preferred Stock Amendments, and together with the Common Stock Amendments, the Amendments).
     We are also seeking your approval to adjourn, postpone or continue the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Amendments (the Adjournment Proposal and, together with the Amendments, the Stockholder Proposals).
     Q: What is the recommendation of the board of directors?
     A: The board unanimously recommends that you give your Proxy Instructions pursuant to the Letter of Transmittal or your proxy, as the case may be, to vote in favor of each of the Amendments and the Adjournment Proposal.
     Q: Will there be a special meeting of the holders of the common stock?
     A: Yes. A special meeting of the holders of our common stock will be held on                     , 2009, at ___a.m., at                                         , at which time the holders of our common stock will be asked to consider and vote on the Amendments and the Adjournment Proposal.
     Q: What portion of shares must give their approval in order to adopt the Amendments and the Adjournment Proposal?
     A: The affirmative vote of holders of a majority of the shares of common stock outstanding as of the Record Date (which includes shares of common stock issued in respect of Depositary Shares in the Exchange Offer) is required to approve each of the Amendments, except for the Common Stock Issuance which must be approved by the affirmative vote of holders of a majority of the shares of common stock represented and entitled to vote at the special meeting. The Adjournment Proposal requires the affirmative vote of the holders of a majority of the common stock represented and entitled to vote at the special meeting.

     Q: What options do I have with respect to the Stockholder Proposals?
     A: If you are a holder of Depositary Shares and you wish to tender your shares in the Exchange Offer, then you must follow the procedures contained in the Letter of Transmittal to give your Proxy Instructions to approve the Stockholder Proposals (which is equivalent to a vote for each Amendment).
     If you hold shares of common stock that were not issued in the Exchange Offer, with respect to such shares of common stock, you may give a proxy authorizing the individuals designated by Midwest on the enclosed proxy card to vote FOR, AGAINST (which is equivalent to a vote against each Amendment, except the Common Stock Issuance), or to ABSTAIN on each Stockholder Proposal. If you give a proxy to abstain, the abstention will have the same effect as a vote against each Stockholder Proposal.
     Q: How can I submit my Proxy Instructions if I am a holder of Depositary Shares that is participating in the Exchange Offer?
     A: If you are a holder of record of Depositary Shares and you wish to tender your shares in the Exchange Offer, then you need only comply with the requirements for participating in the Exchange Offer set forth in the Prospectus and the Letter of Transmittal to tender your shares and to give your Proxy Instructions to approve the Amendments and the Adjournment Proposal (which instructions will become irrevocable following expiration of the Exchange Offer).
     By tendering your Depositary Shares in the Exchange Offer in accordance with the Letter of Transmittal, you irrevocably (i) agree and consent to all of the Stockholder Proposals, (ii) instruct Illinois Stock Transfer Company, as trustee (the Voting Trustee) of the voting trust (the Voting Trust) established pursuant to the voting trust agreement, dated July ___, 2009 (the Voting Trust Agreement) to grant an irrevocable proxy to the individuals designated by Midwest in the Voting Trust Agreement to vote to approve each of the Amendments and the Adjournment Proposal in respect of the common stock to be issued to you in the Exchange Offer (the Proxy Instructions), (iii) subject to and effective upon acceptance for exchange of your tendered Depositary Shares, agree to the terms of the Voting Trust Agreement and (iv) acknowledge that by tendering your Depositary Shares, you will become a party to the Voting Trust Agreement. The shares of common stock issued pursuant to the Exchange Offer will be delivered to the Voting Trust on the settlement date of the Exchange Offer to be held in trust.
     The Voting Trustee, pursuant to the terms of the Voting Trust Agreement, will execute and deliver a proxy in respect of such common stock to the individuals named in the Voting Trust Agreement to vote in favor of the Amendments and the Adjournment Proposal. The shares of common stock exchanged for your tendered Depositary Shares will thereafter within one business day be released from the Voting Trust and will be distributed to Depository Trust Company for distribution to you.
     If you currently hold Depositary Shares that are held by a bank, broker, custodian or other nominee, you are considered the beneficial owner of the shares, and these proxy materials, together with the Prospectus, are being forwarded to you by your bank, broker, custodian or other nominee. When you contact your bank, broker, custodian or other nominee promptly to instruct it to tender your Depositary Shares, you must also instruct it to give your Proxy Instructions and agree to be bound by the Voting Trust Agreement, in each case, pursuant to the Letter of Transmittal (which will result in your Proxy Instruction becoming irrevocable following the expiration date of the Exchange Offer).
     Q: How can I submit my proxy if I am a holder of common stock that was not issued in the Exchange Offer?
Registered Holders: If you hold your shares of common stock in your own name as of the Record Date that were not issued or in the Exchange Offer, you may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope or you may vote by Internet or telephone.
➢ By Internet: go to www.investorvote.com/MBHI and follow the steps on the secure website.
➢ By Phone: call toll free 1-800-652-VOTE and follow the instructions provided by the recorded message.

     Your validation details are located on the proxy card.
     If you hold shares of common stock as of the Record Date that were not issued in the Exchange Offer and the shares are held by a bank, broker, custodian or other nominee, you are considered the beneficial owner of the shares, and these proxy materials, together with a voting instruction form, are being forwarded to you by your bank, broker, custodian or other nominee and you must submit your proxy via your bank, broker or other nominee. Depending upon your bank, broker, custodian or other nominee, you may be able to vote either by toll-free telephone or by Internet. Please refer to the enclosed voting instruction form sent by your nominee for instructions on how to vote by Internet. You may also submit your proxy by signing, dating and returning any voting instruction form or other method of voting made available by your bank, broker, custodian or other nominee.
     Q: What happens if I am the holder of record and do not submit my Proxy Instructions or proxy?
     A: If you are a holder of Depositary Shares and you wish to tender your shares in the Exchange Offer, but do not follow the procedures contained in the Letter of Transmittal to agree to be bound by the Voting Trust Agreement and to provide your Proxy Instructions, we will not accept any Depositary Shares that you have tendered for exchange and you will remain a holder of Depositary Shares on the Record Date.
     If you are a record holder of shares of common stock that were not issued in the Exchange Offer and you do not return your proxy card or vote online or by phone, that will have the same effect as a vote against each Stockholder Proposal, except the Common Stock Issuance and the Adjournment Proposal.
     Q: What happens if I am a beneficial owner of common stock and do not tell my broker how to vote?
     A: If you are a beneficial holder of shares of common stock that were not issued in the Exchange Offer and your broker does not have discretion to vote on a matter, a “broker non-vote” occurs if you do not provide the record holder of your common stock, such as a bank, broker, custodian or other nominee, with voting instructions on a matter.
     For the Reverse Stock Split, a bank, broker, custodian or other nominee who does not receive instructions from a beneficial holder of common stock will be entitled to give a proxy for the beneficial holder’s shares at the broker’s discretion, and may grant a proxy to vote to approve this proposal.
     Banks, brokers, custodians and other nominees who do not receive voting instructions from beneficial owners will not be entitled to exercise discretion with respect to the Authorized Share Increase, the Preferred Stock Change, the Common Stock Issuance, the Preferred Stock Amendments or the Adjournment Proposal. A failure to provide voting instructions on the Authorized Share Increase, the Preferred Stock Change, any of the Preferred Stock Amendments or the Adjournment Proposal will be equivalent to a vote against them, as the case may be.
     Q: What if I am a record holder and I don’t indicate a decision with respect to some of the Stockholder Proposals?
     A: If you are a record holder and you return a signed proxy card (or vote online or by phone) or the Letter of Transmittal without indicating your decision on a Stockholder Proposal, you will be deemed to have given your Proxy Instructions or your proxy, as the case may be, in accordance with the board’s recommendation, authorizing the individuals designated by Midwest to vote in favor of each of the Amendments and the Adjournment Proposal.
     Q: What is the deadline for sending my Proxy Instructions or proxy?
     A: If you are a holder of Depositary Shares and you wish to participate in the Exchange Offer, you must have validly tendered your Depositary Shares and given your Proxy Instructions to approve the Amendments by following the procedures contained in the Letter of Transmittal prior to the expiration date of the Exchange Offer, which is set forth in the Prospectus and the Letter of Transmittal. This deadline may be extended by us in accordance with applicable law. We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time to comply with the other procedures set forth in the Prospectus and the Letter of Transmittal prior to the expiration date of the Exchange Offer.
     Other holders of our common stock as of the Record Date must return their proxy by                                         , 2009. If you hold your shares of common stock through a bank, broker, custodian or other nominee, due to the time required for your nominee to complete the required actions on your part, we urge you to contact your bank, broker, custodian or other nominee at least five business days prior to                                         , 2009.
     Q: Can I change or revoke my Proxy Instructions or proxy?
     A: If you have tendered Depositary Shares for exchange into common stock in connection with the Exchange Offer and we accept your Depositary Shares for exchange, then your Proxy Instructions will become irrevocable, and you will be unable to change or revoke your Proxy Instructions after we have accepted your Depositary Shares for exchange. You may withdraw your Depositary Shares at any time prior to the expiration date of the Exchange Offer. Valid withdrawal of your tender will automatically revoke your Proxy Instructions with respect to the common stock that would have been issued in exchange for such Depositary Shares.
     If you are a record holder on the Record Date of shares of common stock that were not issued in the Exchange Offer, you may change or revoke your proxy at any time before the vote on each of the Amendments at the special meeting. If you wish to change or revoke your previously given proxy, you may do so by:
•	sending in a new proxy card with a later date;

•	submitting a new proxy by telephone or Internet; or

•	attending the meeting and voting in person.
     If you are a beneficial owner of common stock and wish to change the voting instructions given to your bank, broker, custodian or other nominee, you will need to follow the procedures established by them in order to revoke your voting instructions.
     Q: Is my proxy card confidential?
     A: All proxies, ballots and vote tabulations are kept confidential for registered stockholders. If you hold your shares in street name or through an employee benefit plan, your vote already receives confidential treatment and you do not need to request confidential treatment in order to maintain the confidentiality of your vote.
     The confidential voting policy will not apply in the event of a proxy contest or other solicitation based on an opposition proxy statement.
     Q: Is Midwest conducting any other proxy solicitations?
     A: Yes. In connection with the Exchange Offer, we mailed a separate Notice of Solicitation of Voting Instructions and Special Meeting and a proxy statement to the holders of Depositary Shares, asking them to give a voting instruction to vote on the Preferred Stock Amendments and the Preferred Stock Issuance. Giving your voting instruction with respect to the matters described in the Preferred Proxy Statement will not affect your Proxy Instructions with respect to the Stockholder Proposals, and giving your Proxy Instructions with respect to the Stockholder Proposals will not affect your voting instructions with respect to the matters described in the Preferred Proxy Statement.
     Each of the Preferred Proxy Statement and this proxy statement contain important information that you should read carefully.
     If you were a holder of Depositary Shares on the record date for the Preferred Proxy Statement and you are tendering your Depositary Shares in connection with the Exchange Offer, in addition to following the procedures contained in the Letter of Transmittal to acknowledge and agree to be bound by the Voting Trust Agreement and give your Proxy Instructions to approve the Amendments, you must also give instructions to execute and deliver a proxy to the individuals designated by Midwest to vote to approve the proposals described in the Preferred Proxy Statement in order to have your Depositary Shares accepted for exchange. For more information, please see the Preferred Proxy Statement.
     Q: How can I access Midwest’s proxy solicitation materials and annual report electronically?
     A: This proxy statement and Midwest’s 2008 annual report are available on Midwest’s website at                                         .. Click on “                                         ,” and then                     .

     Q: Who can help answer my questions?
     A: If you have any questions about how to give or revoke your Proxy Instructions or your proxy, as the case may be, or need additional copies of any relevant documentation, you should contact:
MORROW & CO., LLC
470 West Avenue
Stamford, CT 06902
Banks and Brokerage Firms, Please Call: (203) 658-9400
Holders Call Toll Free: (800) 445-0102

INFORMATION ON VOTING SECURITIES
     Each share of common stock not issued in the Exchange Offer that is issued and outstanding as of the close of business on the Record Date, which will be the settlement date for the Exchange Offer, will be eligible to deliver a proxy with respect to the Amendments and the Adjournment Proposal. Each share of common stock issued in the Exchange Offer will be issued and outstanding on the Record Date and will be entitled to vote on the Amendments and the Adjournment Proposal but will be subject to an irrevocable proxy delivered by the Voting Trustee in favor of the Amendments and the Adjournment Proposal. Approval of each of the Amendments requires the affirmative vote of holders of a majority of the shares of common stock outstanding as of the close of business on the Record Date, except for the Common Stock Issuance which must be approved by the affirmative vote of holders of a majority of the shares of common stock represented and entitled to vote at the special meeting. The Adjournment Proposal requires the affirmative vote of the holders of a majority of the common stock represented and entitled to vote at the special meeting. A vote AGAINST or an ABSTAIN will be counted as a vote against the Authorized Share Increase, the Reverse Stock Split, the Preferred Stock Change, the Preferred Stock Amendments or the Adjournment Proposal, as the case may be.
     The number of shares of common stock that are issued and outstanding on the Record Date and entitled to approve the Amendments and the Adjournment Proposal will depend on the number of Depositary Shares that are accepted for exchange in the Exchange Offer. Holders of Depositary Shares that tender their Depositary Shares in the Exchange Offer and grant a Proxy Instruction in favor of the Amendments and the Adjournment Proposal will not know the results of the Exchange Offer or the total number of shares of common stock that will be issued in exchange for Depositary Shares at the time they make their decision. The table below shows the approximate number of shares of common stock that are expected to be issued and outstanding on the Record Date and entitled to approve the Amendments and the Adjournment Proposal, based on the number of shares of common stock issued and outstanding prior to commencement of the Exchange Offer and depending on the level of participation in the Exchange Offer as described below:

	Approximate numbers of shares of common stock (in thousands)
Level of	Issued and
participation	outstanding	To be issued in respect of the
in the	prior to the	Exchange Offer	To be issued and	Required to
Exchange	Exchange	in respect of Depositary	outstanding as of	approve the
Offer(1)(7)	Offer	Shares	the Record Date	proposals
25%(2)	431.25	3,020	31,842	15,921
50%(3)	862.5	6,038	34,860	17,430
66 2/3%(4)	1150.	8,050	36,872	18,436
75%(5)	1293.8	9,057	37,879	18,940
100%(6)	1,725	12,075	40,897	20,449

(1)	Does not account for the treatment of fractional shares under the terms of the Exchange Offer.

(2)	Assumes pro rata participation by 25% of the Depositary Shares.

(3)	Assumes pro rata participation by 50% of the Depositary Shares.

(4)	Assumes pro rata participation by 66 2/3% of the Depositary Shares.

(5)	Assumes pro rata participation by 75% of the Depositary Shares.

(6)	Assumes pro rata participation by 100% of Depositary Shares.

(7)	In the case of the 25% participation scenario, the number of shares of common stock to be issued in respect of the Depositary Shares was determined by multiplying the number of Depositary Shares by the number of shares of common stock anticipated to be issued in respect of each Depositary Share, resulting in the following: 431,250 Depositary Shares x seven shares of common stock per depositary share equals approximately 3.02 million shares of common stock

BACKGROUND OF THE TRANSACTIONS
     Capital Plan
     As described in greater detail below, we are conducting the Exchange Offer as part of our larger capital plan, which we refer to as our “Capital Plan,” which is designed to increase our common equity capital so that we may withstand continued and potentially more adverse economic conditions and credit scenarios that financial institutions, including larger community banking institutions such as Midwest, currently face and may continue to face in the foreseeable future. Our decision to engage in the Exchange Offer, as well as the other components of our Capital Plan, reflects the adverse effect that the severe downturn in the real estate and housing markets has had on our financial condition and capital base, as well as our assessment of current regulatory expectations of adequate levels of common equity capital.
     Economic Disruption and Effect on Midwest
     Presently, the disruptions in the mortgage, real estate, credit, and housing markets, both locally and nationally, that began in the latter half of 2007 continue to have a major negative impact on real estate and related industries, including residential and commercial real estate development and lending, which has led to a decrease in residential home sales and residential home values, and a decrease in commercial real estate values and declines in the financial condition of borrowers and their cash flows. These disruptions continue to have a significant negative impact on our loan portfolio, resulting in a significant deterioration in credit quality and an increase in loan losses and our allowance for loan losses. For the six months ended June 30, 2009, we expect to report net loan charge-offs of approximately $13.5 million and as of June 30, 2009 expect to report nonaccrual loans equal to 3.7% of total loans. We believe it is likely that the credit quality of our loan portfolio will further deteriorate through the end of 2009. In addition, we have experienced significant impairment charges and have realized losses on investments in government sponsored enterprises as the housing market declined. These events, coupled with taking on increased debt and preferred stock obligations in order to finance our acquisition of Northwest Suburban in October 2007, have negatively impacted our capital base and have left us vulnerable to continuing asset quality deterioration. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition” for a further discussion of our recent financial results.
     Regulatory Expectations After the Results of SCAP
     Our decision to engage in the Exchange Offer was also motivated by the results of the Supervisory Capital Assessment Program, or the “SCAP,” which consisted of a review of the capital of the 19 largest U.S. banking institutions by Federal banking regulators. The SCAP was instituted by the Board of Governors of the Federal Reserve System (the Federal Reserve), the FDIC and the Office of the Comptroller of the Currency as part of the implementation of the U.S. Treasury’s Capital Assistance Program, or the “CAP.” Based on the SCAP review, Federal banking regulators determined that 10 of the 19 banking institutions needed to raise additional capital and to submit a capital plan to their Federal banking regulators by June 8, 2009 for their review.
     Even though we were not included in the group of 19 banking institutions reviewed under the SCAP, we have closely assessed the announced SCAP results, particularly noting that (1) the SCAP credit loss assumptions applied to regional banking institutions included in the SCAP are based on a more adverse economic and credit scenario and (2) Federal banking regulators are focused on the composition of regulatory capital. Specifically, the regulators have indicated that voting common equity should be the dominant element of Tier 1 capital and have established a 4% Tier 1 common ratio as a threshold for determining capital needs.
     Although the SCAP results are not applicable to us, we believe they do express general regulatory expectations. As of March 31, 2009, Midwest remained adequately capitalized based on a ratio of Tier 1 capital to risk-weighted assets of 7.42%, a ratio of total capital to risk-weighted assets of 9.18% and a ratio of Tier 1 capital to average tangible assets of 6.24%. Additionally, the Bank to remained well-capitalized as of March 31, 2009. Notwithstanding these capital ratios, we believe an improvement in the composition of our regulatory capital is necessary in order to adequately position us in a continued and potentially more adverse economic and credit scenario. Accordingly, through the Exchange Offer and the other capital enhancement proposals of our Capital Plan, we seek to substantially increase our Tier 1 common equity to risk-weighted assets (Tier 1 Common Ratio) and tangible common equity to tangible assets ratio (TCE). Our Tier 1 common ratio and TCE were 1.25% and 2.35%, respectively, as of March 31, 2009, and we expect to report Tier 1 Common Ratio and TCE of 0.33% and 0.12%, respectively, as of June 30, 2009. See “Regulatory Capital Ratios—Non-GAAP Reconciliation of Certain Ratios to Stockholder’s Equity” for a reconciliation of TCE and other ratios and a discussion of our use of non-GAAP financial measures in this document. Our Capital Plan is structured to increase our Tier 1 common equity by up to approximately $214.9 million, to 8.26%, and our TCE by up to approximately $214.9 million to 8.08%, on a pro forma basis as of March 31, 2009 assuming the High Participation Scenario (as defined under “Unaudited Pro Forma Financial Information” below) is achieved. See “Unaudited Pro Forma Financial Information” for a discussion of our pro forma capital ratios and the significant assumptions that should be taken into consideration in assessing these pro forma ratios.
Other Components of the Capital Plan
     This Exchange Offer is a critical component of our Capital Plan that we have adopted in order to, among other things, improve our common equity capital and raise additional capital to enable us to better withstand and respond to adverse market conditions. The principal capital improvement components of the Capital Plan include:
•	effecting the Exchange Offer;

•	seeking an investment by the USG of approximately $137.9 million (based on our June 30, 2009 risk-weighted assets) pursuant to the CAP that would principally be used to exchange our existing Series T Preferred Stock (as defined below), with an aggregate liquidation preference of $84.784 million, which is currently held by the USG, for another class of mandatorily convertible preferred stock to be issued to the USG under the CAP, and to thereafter convert $84.784 million of this new class of preferred stock into shares of common stock, subject to regulatory approval;

•	negotiating with our primary lender to restructure $55.0 million of senior debt and $15.0 million of subordinated debt; and

•	engaging in one or more private and/or public offerings of common and/or convertible preferred stock.
In addition, our Capital Plan contemplates a number of additional actions that we have taken or expect to take, such as costs reduction initiatives through reduction s in force, salary reductions and other expense control activities.
     We believe the successful completion of our Capital Plan would substantially improve our capital position. However, we can offer no assurances that we will be able to successfully complete all or any of the proposals contemplated under our Capital Plan, or that our Capital Plan will not need to be materially modified in the future. Accordingly, you should not assume that the Capital Plan will be completed in whole or in part when deciding whether to participate in the Exchange Offer.
     In addition, we may act opportunistically to raise further Tier 1 common equity or increase our Tier 1 common ratio through sales of non-core assets and businesses and, if necessary, the further issuance of common equity for cash.
     The capital issuances as a result of the Exchange Offer, together with any additional transactions in our Capital Plan involving the issuance of equity securities, will be highly dilutive to our common stockholders and may affect the market price of our Common Stock.
     The success of our overall Capital Plan is dependent on the success of our Exchange Offer. We view this Exchange Offer as a critical first step toward achieving the Capital Plan’s principal objective of increasing our common equity capital so that we may withstand continued and potentially more adverse economic conditions, as currently being experienced and as assumed under the SCAP as applied to regional banking institutions. A significant number of Depositary Shares must be exchanged in our Exchange Offer in order to improve our opportunities to successfully realize the other components of our Capital Plan. If we are not able to successfully complete the Exchange Offer, it may be difficult, or impossible, to complete the other components of our Capital Plan. If we are not able to successfully complete a substantial portion of our Capital Plan, our business, and the value of our securities, may be materially and adversely affected, and it will be more difficult for us to meet the capital requirements expected of us by our primary banking regulators.
     Senior Preferred Stock
     Another important component of our Capital Plan relates to the issuance of the Senior Preferred Stock (as defined below) to the USG. We sold 84,875 shares of our Fixed Rate Cumulative Preferred, Series T to the USG for $84.784 million in December of 2008 (the Series T Preferred Stock) and issued a warrant which allows the USG to purchase 4.282 million shares of our common stock for $2.97 per share (the Warrant) under the USG’s Capital Purchase Program. We have filed an application with the USG to participate in its Capital Assistance Program (CAP). If our application is approved, we will exchange the shares of Series T Preferred Stock for a new series of our preferred stock with a value of $84.784 million and issue additional shares of the new series of preferred stock with a value of approximately $53.1 million (the Preferred Stock Issuance) and issue a new warrant to the USG (the USG Warrant). The new series of preferred stock will rank senior as to dividend rights, including cumulative dividend rights, and rights on liquidation, winding-up and dissolution to the Series A Preferred Stock (the Senior Preferred Stock). The USG Warrant will be immediately exercisable for ___million shares of our common stock for $1.20 per share. Immediately thereafter, we anticipate that $84.784 million of the Senior Preferred Stock will be converted, as permitted under CAP, into approximately 70.65 million shares of our common stock (at an exchange ratio equal to $1.20 per share), (the Conversion). The remaining Senior Preferred Stock would remain outstanding following the Conversion. In addition, the number of shares of common stock subject to the Warrant will be reduced to 2.141 million with an exercise price of $2.97 per share.
     The board of directors of Midwest is authorized under our Certificate to issue up to one million shares of preferred stock having a par value of $0.01 per share. The board of directors has the authority to issue the preferred stock in one or more series and to fix the number of shares constituting such series, the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by common stockholders. The board intends to authorize the issuance of the Senior Preferred Stock which will have the following attributes. The following is a summary of the proposed standardized terms of such securities based on the term sheet posted on the USG’s website at www.ustreas.gov. The summary is not a complete recitation of all the terms, and is subject to further changes by the USG and to the terms and conditions of the legal documents entered into between Midwest and the USG.
     Upon the Conversion to common stock, the USG will have voting rights in the common stock. We intend to consummate the Conversion immediately after the completion of the Preferred Stock Issuance.
     Exchanging our Series T Preferred Stock for mandatory convertible preferred shares under the CAP, and then converting such shares to Common Stock would result in the U.S. government acquiring a significant interest in us, which may have an adverse effect on operations and the market price of our Common Stock. Likewise, the potential issuance of a significant amount of Common Stock or equity convertible into our Common Stock to a private investor or group of private investors may have the same effect.
     Exchanging a large amount of our Series T Preferred Stock for mandatorily convertible preferred shares issued under the CAP, and then converting such shares to Common Stock will result in the U.S. Treasury having the ability to exercise significant influence on matters submitted to stockholders for approval, including the election of directors and certain transactions. The U.S. Treasury has stated that it will issue a set of principles governing its exercise of voting rights with respect to shares of our Common Stock that it may acquire. These principles have not yet been issued. The U.S. Treasury may also transfer all, or a portion, of its shares to another person or entity and, in the event of such a transfer, that person or entity could become a significant stockholder of us. In addition, any issuance of a large amount of common equity or equity convertible into common to a private investor or group of investors may pose similar risks.
     The outstanding Senior Preferred Stock will qualify as Tier 1 Capital and will be issued in the form of cumulative mandatory convertible preferred stock. The Senior Preferred Stock that is not converted into common stock will pay a cumulative annual dividend at a rate of 9% and will be subject to mandatory conversion to common stock after seven years. Conversion of the Senior Preferred Stock will be at a price equal to 90% of the average closing price for Midwest common stock for the 20 trading day period ending February 9, 2009 (or $1.20 per share).
     The outstanding Senior Preferred Stock may be converted in whole or in part at the option of Midwest into shares of our common stock, subject to the approval of the applicable primary federal regulator. The shares also will be convertible at the option of the USG upon specified corporate events, such as certain sales, mergers or changes of control. Upon any conversion, we would also pay any accrued and unpaid dividends in either cash or in shares of common stock valued for this purpose at the closing price on the second preceding trading day.
     The outstanding Senior Preferred Stock may be redeemed in whole or in part by Midwest, at any time solely with the proceeds of a common stock offering that results in aggregate gross proceeds of not less than 25% of the issue price of the shares or with additions to retained earnings, subject to applicable regulatory approval. For a period of two years after the issuance of the Senior Preferred Stock, redemption by Midwest will be at par, plus any accrued and unpaid dividends. For the remaining term, the redemption price will be the greater of par value plus accrued and unpaid dividends and the as-converted value. Following redemption of all of the Senior Preferred Stock, Midwest will have the right to repurchase the USG Warrant and any common stock then held by Treasury under the CAP at fair market value.
     The outstanding Senior Preferred Stock will be non-voting, other than as to class voting rights on matters that could adversely affect the shares and if dividends are not paid in full for six dividend quarters, whether or not consecutive, USG will have the right to elect two additional directors to Midwest’s board. The right to elect directors would end when full dividends have been paid for four consecutive dividend periods.
     For so long as the Senior Preferred Stock is outstanding or the USG owns any common stock of Midwest, common stock dividends may not exceed $0.01 per quarter, without the approval of the USG. In addition, the USG must approve any share repurchases and no dividends may be declared or paid on any junior preferred shares, preferred shares ranking pari passu, or common shares, and no such shares may be repurchased or redeemed, unless all accrued and unpaid dividends on the Senior Preferred Stock are fully paid.
     Following the Conversion, the USG is required to take reasonable steps to sell a minimum of 20% of the common stock during each of the following years that it may hold such shares. Midwest will have the right to seek to repurchase the common shares following the Conversion at a price equal to the greater of the Conversion price ($1.20 per share) and the current market price (calculated based on the average closing price during the 20 trading day period beginning on the day after notice of repurchase is given). However, any such repurchase must be made with the proceeds of a common stock offering or additions to retained earnings. Following repurchase of all of the common stock held by the USG, Midwest will have the right to repurchase the USG Warrant (and any common stock issued upon its exercise and then held by the USG) at fair market value.
     Midwest and its covered officers and employees would agree to comply with the USG’s rules, regulations and guidance with respect to executive compensation, transparency, accountability and monitoring, as published and in effect at the time of the investment closing.
     The USG Warrant would give the USG the right to purchase                      million shares of our common stock for $1.20 per share for ten years. The USG will agree not to exercise voting power with respect to any shares of common stock issued to it upon exercise of the USG Warrant.
     Midwest does not have sufficient shares of common stock authorized to cover the Conversion, the exercise of the USG Warrant and the conversion of the remaining Senior Preferred Stock into shares of common stock. As a consequence, Midwest is seeking approval for the issuance of new common shares pursuant to the Authorized Share Increase and the Common Stock Issuance (each as defined below).
     If the Authorized Share Increase is not approved, the Conversion price for the Senior Preferred Stock ($1.20 per share) will be reduced by 15% at each six month anniversary of the issue date with a maximum reduction of 45% (or $0.74 per share). In addition, the dividend rate on the Senior Preferred Stock will increase by 20% on each six month anniversary to a maximum of 15.55%. The exercise price of the USG Warrant will decrease 15% on each six month anniversary to a maximum reduction of 45% (or $0.74 per share).
     Preferred Stock Amendments and Preferred Stock Issuance

     We are also seeking separate approval from our holders of our Depositary Shares to approve the Preferred Stock Amendments and the Preferred Stock Issuance.
     Under Delaware law and our Certificate, the affirmative vote of holders, as of the close of business on the record date for the Preferred Proxy Statement, of two-thirds of the Depositary Shares, voting as a class, are required to approve each of the Dividend Blocker Amendment, the Director Amendment and the Preferred Stock Issuance.
     We anticipate that the USG will vote its Series T Preferred Stock in the same proportion as the Depositary Shares, whether such shares vote in the same class with or as a separate class from the Series T Preferred Stock, with respect to the Preferred Stock Issuance. The USG will not vote with respect to any other Preferred Stock Amendments or the Common Stock Amendments.
     For additional information regarding the Preferred Stock Amendments, please refer to the Preferred Proxy Statement.
AUTHORIZED SHARE INCREASE
     On July 28, 2009, the board of directors adopted resolutions (1) declaring that an amendment to Midwest’s Certificate to increase the number of authorized shares of our common stock from 64 million to four billion shares was advisable and (2) directing that a proposal to approve the Authorized Share Increase be submitted to the holders of our common stock for their approval.
     The form of the proposed amendment to our Certificate to increase the number of authorized shares is attached to this proxy statement as Annex A. The Authorized Share Increase will increase the number of authorized shares of our common stock from 64 million shares to four billion shares. We will use approximately 70.65 million of the newly authorized shares to effectuate the Conversion of the Senior Preferred Stock into shares of common stock. We will also use shares of our common stock when we consummate the Exchange Offer. We do not know at the present time exactly how many shares of common stock will be issued in the Exchange Offer. The remaining authorized but unissued shares of common stock will be used for general corporate purposes. As with our existing shares of common stock, none of the newly authorized shares of common stock will have preemptive rights.
     Even if the stockholders approve the Authorized Share Increase, the board of directors reserves its right to elect to abandon the Authorized Share Increase, if it determines, in its sole discretion, that the Authorized Share Increase is no longer in the best interests of Midwest and its stockholders.
     If the Authorized Share Increase or the Common Stock Issuance is not approved, the Conversion price for the Senior Preferred Stock ($1.20 per share) will be reduced by 15% at each six month anniversary of the issue date with a maximum reduction of 45% (or $0.74 per share). In addition, the dividend rate on the Senior Preferred Stock will increase by 20% on each six month anniversary to a maximum of 15.55%. The exercise price of the USG Warrant will decrease 15% on each six month anniversary to a maximum reduction of 45% (or $0.74 per share).
     Background and Reasons for the Conversion of Senior Preferred Stock into Shares of Common Stock and Increase in Authorized Shares of Common Stock
     We have filed an application with the USG to participate in CAP. If our application is approved, we will exchange the shares of Series T Preferred Stock for the Senior Preferred Stock, issue additional shares of Senior Preferred Stock for cash and issue the USG Warrant. Immediately thereafter, we anticipate that the Conversion, as permitted under CAP, will be consummated thereby converting $84.784 million of the Senior Preferred Stock into approximately 70.65 million shares of our common stock.
     Accordingly, through the Exchange Offer and the other capital enhancement proposals of our Capital Plan, we seek to substantially increase our Tier 1 common equity to risk-weighted assets (Tier 1 Common Ratio) and tangible common equity to tangible assets ratio (TCE). Our Tier 1 common ratio and TCE were 1.25% and 2.35%, respectively, as of March 31, 2009, and we expect to report Tier 1 Common Ratio and TCE of 0.33% and 0.12%, respectively, as of June 30, 2009. See “Regulatory Capital Ratios—Non-GAAP Reconciliation of Certain Ratios to Stockholder’s Equity” for a reconciliation of TCE and other ratios and a discussion of our use of non-GAAP financial measures in this document.

     The Conversion and the shares of common stock issued upon this exercise of the USG Warrant will require more shares of common stock than are currently authorized and available for issuance under our Certificate. Accordingly, we need to amend our Certificate in order to increase the number of authorized shares of common stock so there will be sufficient authorized common stock to issue in connection with the Conversion.
     We are proposing to increase the number of shares of common stock authorized for issuance to four billion shares. There will also be an increase in the number of authorized but unissued shares of common stock as a result of the Authorized Share Increase. Some of these newly authorized shares may be used for general corporate purposes. Management believes that, to the extent the increase in authorized shares is not used to effectuate the Conversion, as described above, the Authorized Share Increase will maintain Midwest’s flexibility to respond efficiently to future business and financing needs and other opportunities.
     Effect of the Authorized Share Increase on Stockholders
     As of the date of this proxy statement, we are authorized to issue up to 64 million shares of common stock. If the Authorized Share Increase is approved, we will file a certificate of amendment with the Secretary of State of the State of Delaware to amend our Certificate to increase the number of shares of common stock we are authorized to issue to four billion shares. This will not change the number of shares of common stock that you own, but we will have the power to issue a significant number of additional shares of common stock which, if issued, would result in substantial dilution to your current ownership. We contemplate issuing a significant amount of common stock to accomplish the goals of our Capital Plan. The issuance of even a portion of the additional common stock contemplated under our Capital Plan will be dilutive, potentially significantly, to holders of our common stock, including participants in the Exchange Offer.
     Conversion of Senior Preferred Stock into Common Stock
     We will issue some of the newly authorized shares to effectuate the Conversion thereby converting $84.784 million of the Senior Preferred Stock into approximately 70.65 million shares of common stock. Our common stock is currently listed on the NASDAQ Global Market, and we intend to apply for the listing of these additional shares on the NASDAQ Global Market. The remaining newly authorized shares of common stock will remain unissued and may be used for general corporate purposes in the future.
     If our stockholders do not approve the Authorized Share Increase, the Conversion will not be effectuated. If we are unable to convert the Senior Preferred Securities into common stock, we will be unable to fully realize the anticipated benefits of the Transactions.
     If the Authorized Share Increase or the Common Stock Issuance is not approved, the Conversion price ($1.20 per share) will be reduced by 15% at each six month anniversary date of the issue date with a maximum reduction of 45% (or $0.74 per share), thereby increasing the number of shares of common stock the USG will acquire upon the Conversion. In addition, the dividend rate on the Senior Preferred Stock will increase by 20% on each six month anniversary date to a maximum of 15.55%. The exercise price of the USG Warrant will decrease 15% on each six month anniversary date to a maximum reduction of 45% (or $0.74 per share), thereby increasing the number of shares of common stock the USG will acquire upon the exercise of the USG Warrant.
     Effect on voting power of holders of common stock.
     The Senior Preferred Stock when issued will generally vote as a separate class. The Senior Preferred Stock will not, however, be entitled to vote on any of the Amendments or the Adjournment Proposal. Therefore, the conversion of the Senior Preferred Stock into shares of common stock will only affect the voting power of holders of common stock with respect to matters that as a matter of Delaware law require a class vote of holders of common stock in that the currently existing common stock may have the ability, in a class vote, to block the adoption of a proposal. After the Conversion, the current holders of common stock would vote on such matters with the USG as the holder of common stock issued upon the Conversion.

     After approval of the Authorized Share Increase and Conversion, we will have the following approximate numbers of shares of common stock issued and outstanding based on the levels of participation in our Exchange Offer indicated below:

		(B)
		Approximate number
		of issued and
		outstanding shares of
	(A)	common stock after
	Approximate number	approval of the Authorized	(C)
	of issued and	Share Increase and the Common	Approximate dilution of
	outstanding shares of	Stock Issuance and the	blocking power of issued
	common stock as of the	consummation of the	and outstanding shares of
Level of participation	Record Date	Conversion	common stock as of the
in the Exchange Offer(1)(2)	(thousands of shares)	(thousands of shares)	Record Date(3)
25%	31,842	102,572	68.9%
50%	34,860	105,590	67%
66 2/3%	36,872	107,602	65.7%
75%	37,879	108,609	65.1%
100%	40,897	111,627	63.4%

(1)	The same assumptions and methods of calculation as set forth in footnotes (2)-(7) to the table on page ___above apply to the levels of participation in the table above.

(2)	Each level of participation reflects the conversion by the USG of all Senior Preferred Stock held by it, resulting in an aggregate of approximately 70.65 million shares of common stock issued to the USG upon conversion of the Senior Preferred Stock.

(3)	Equal to 1.00 – (Column A/Column B), expressed as a percentage. “Blocking power” refers to the power to block matters that pursuant to applicable law require a vote of holders of common stock voting as class without the Senior Preferred Stock.
     Following approval of the Authorized Share Increase and the Common Stock Issuance and the consummation of the Conversion, and assuming 100% participation in the Exchange Offer, the holders of our common stock outstanding as of the Record Date will lose significant voting power with respect to their ability to veto matters that require a vote of holders of common stock voting as a class.
     Significant Stockholders
     After the approval of the Authorized Share Increase and the Common Stock Issuance and consummation of the Conversion, the USG will be a significant stockholder. Following completion of the Transactions, and assuming approval of the Authorized Share Increase, the USG would own approximately                     % of our outstanding common stock under the “Low Participation Scenario” (as described under “Unaudited Pro Forma Financial Information”), and approximately                     % of our outstanding common stock under the “High Participation Scenario” (as described under “Unaudited Pro Forma Financial Information”). We expect that the Exchange Offer will be fully subscribed, in accordance with the High Participation Scenario, if the Exchange Offer is viewed favorably by the marketplace and by our stockholders. If all Depositary Shares are tendered and accepted for exchange, the USG could own up to approximately                     % of our outstanding common stock upon completion of the Transactions.
     The USG has indicated that it will publish guidelines setting forth the policies it will follow when voting common stock acquired under CAP.
     Authorized but Unissued Shares
     In addition, after approval of the Authorized Share Increase and the Common Stock Issuance and the consummation of the Conversion, we will have the following approximate number of authorized but unissued shares, depending on the levels of participation in the Exchange Offer indicated below:

Approximate number of authorized but unissued shares of common
Level of participation	stock after approval of the Authorized Share Increase and the Common Stock Issuance
in the Exchange Offer(1)	and the consummation of the Conversion (thousands of shares)
25%
50%
66 2/3%
75%
100%

(1)	The same assumptions and methods of calculation as set forth in footnotes (1) and (2) to the table on page above apply to the levels of participation in the tables above and each amount was then subtracted from four billion, the number of shares of common stock that Midwest would be authorized to issue after approval of the Authorized Share Increase.
     Any authorized but unissued shares of common stock would be available for issuance at the discretion of the board of directors from time to time for corporate purposes subject to any shares reserved for issuance. We believe that the availability of the additional shares would provide us with additional flexibility to meet business and financing needs as they arise. However, if we issue any of the newly authorized shares, existing holders of our common stock may be diluted.
     No Appraisal Rights
     Under Delaware law and our Certificate, holders of our common stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Authorized Share Increase.
     Required Vote and Recommendation
     Under Delaware law and our Certificate, the affirmative vote of holders of a majority of the shares of common stock outstanding as of the Record Date is required to approve the Authorized Share Increase. In connection with the Exchange Offer, the holders of Depositary Shares participating in the Exchange Offer will have granted their Proxy Instructions with respect to the Authorized Share Increase in accordance with the procedures set forth in the Letter of Transmittal and following the Record Date, the shares of common stock issued in respect of such Depositary Shares will be subject to an irrevocable proxy granted by the Voting Trustee in favor of the Authorized Share Increase.
The board unanimously recommends approval of the Authorized Share Increase.
REVERSE STOCK SPLIT
     On July 28, 2009, the board of directors adopted resolutions (1) declaring that an amendment to our Certificate to effect a reverse stock split, as described below, was advisable and (2) directing that a proposal to approve the Reverse Stock Split be submitted to the holders of our common stock for their approval.
     The form of the proposed amendment to Midwest’s Certificate to effect the Reverse Stock Split is attached to this proxy statement as Annex B. If approved by our stockholders, the Reverse Stock Split would permit (but not require) the board of directors to effect a reverse stock split of our common stock at any time prior to September 30, 2010 at one of four reverse split ratios, 1-for-100, 1-for-150, 1-for-200, or 1-for-250, as determined by the board of directors in its sole discretion. We believe that leaving the ratio to the discretion of the board of directors (provided that it is one of the four proposed ratios) will provide Midwest with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders. In determining a ratio, if any, following the receipt of stockholder approval, the board of directors may consider, among other things, factors such as:
•	the historical trading price and trading volume of our common stock;

•	the number of shares of our common stock outstanding, including the number of shares of our common stock issued in the Exchange Offer and as a result of the Conversion (if the Authorized Share Increase is approved);

•	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;

and

•	prevailing general market and economic conditions.
     Even if the stockholders approve the Reverse Stock Split, the board of directors reserves its right to elect to abandon the Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of Midwest and its stockholders.
     Depending on the ratio for the Reverse Stock Split determined by the board of directors, 100, 150, 200 or 250 shares of existing common stock, as determined by the board of directors, will be combined into one share of common stock. The number of shares of common stock issued and outstanding will therefore be reduced, depending upon the reverse stock split ratio determined by the board of directors. The amendment to the Certificate that is filed to effect the Reverse Stock Split, if any, will include only the reverse split ratio determined by the board of directors to be in the best interests of stockholders and all of the other proposed amendments at different ratios will be abandoned.
     If the Reverse Stock Split is effected, we will also proportionately reduce the number of authorized shares of our common stock, as described below in “—Authorized Shares.” Accordingly, we are also proposing to adopt amendments to our Certificate to reduce the total number of authorized shares of common stock, depending on the reverse split ratio determined by the board of directors. The amendment to the Certificate that is filed, if any, will include only the total number of authorized shares of common stock determined by the board of directors to be in the best interests of stockholders and all of the other proposed amendments for different numbers of authorized shares will be abandoned. If the board of directors abandons the Reverse Stock Split, it will also abandon the related reduction in the number of authorized shares.
     The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing (the Effective Time) of a certificate of amendment to our Certificate with the Secretary of State of the State of Delaware. The exact timing of the filing of the Reverse Stock Split will be determined by the board of directors based on its evaluation as to when such action will be the most advantageous to Midwest and its stockholders. In addition, the board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the certificate of amendment, the board of directors, in its sole discretion, determines that it is no longer in Midwest’s best interests and the best interests of its stockholders to proceed with the Reverse Stock Split. If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware by the close of business on September 30, 2010, the board of directors will abandon the Reverse Stock Split.
     To avoid the existence of fractional shares of our common stock, stockholders of record who would otherwise hold fractional shares as a result of the Reverse Stock Split will be entitled to receive cash (without interest) in lieu of such fractional shares from our agent. The total amount of cash that will be paid to holders of fractional shares following the Reverse Stock Split will be an amount equal to the net proceeds (after customary brokerage commissions, other expenses and applicable withholding taxes) attributable to the sale of such fractional shares following the aggregation and sale by our agent of all fractional shares otherwise issuable. Holders of fractional shares as a result of the Reverse Stock Split will be paid such proceeds on a pro rata basis, depending on the fractional amount of shares that they owned.
     Background and Reasons for the Reverse Stock Split
     The board is submitting the Reverse Stock Split to stockholders for approval with the primary intent of increasing the price of our common stock to make our common stock more attractive to a broader range of institutional and other investors. We believe the Reverse Stock Split will also allow us to restore our common stock price to a normalized trading level, which will enhance liquidity. In addition to increasing the price of our common stock, the Reverse Stock Split would also reduce certain of our costs, such as proxy solicitation fees. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in Midwest’s and our stockholders’ best interests.
     We believe that the Reverse Stock Split will make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the Reverse Stock Split will make our common stock a more attractive and cost effective investment for many investors, which will enhance the liquidity of the holders of our common stock.
     Nasdaq Rule 5450 provides that in order for Midwest to maintain its listing of common stock on the Nasdaq Global Market, the common stock must, among other things, maintain a minimum bid price per share of $1.00. If a company fails to meet the continued listing requirement for minimum bid price for a period of 30 consecutive business days, Nasdaq will notify the issuer of the deficiency and the company will have a period of 180 calendar days from such notification to achieve compliance. Companies listed on the Nasdaq Global Market, like Midwest, are provided one automatic 180-day period to regain compliance, which they can do by achieving a $1.00 closing bid price for a minimum of ten consecutive business days. If Midwest cannot regain compliance in that time, Midwest can seek to transfer to the Nasdaq Capital Market in order to take advantage of the Capital Market’s second 180-day compliance period, provided it is in compliance with all other Capital Market inclusion requirements (except for the bid price requirement).
     On October 16, 2008, Nasdaq filed with the SEC a proposed rule change, which was effective immediately, suspending Nasdaq’s continued listing requirements relating to bid price. That extension was originally set to expire on January 16, 2009. Nasdaq has subsequently extended the suspension of the minimum bid price requirement and the rule is now scheduled to be reinstated on August 3, 2009. According to Nasdaq, Nasdaq does not expect any further extensions of this suspension.
     Recently our common stock has traded below $1.00. If we fail to comply with the reinstated minimum closing bid price requirement and were unable to cure such defect within the six months following receipt of a notice from Nasdaq regarding our failure to achieve the minimum closing bid price of our Common Stock, Nasdaq might delist our Common Stock following delisting procedures established by Nasdaq, which may include, subject to Nasdaq’s discretion, an additional cure period and the opportunity for us to appeal delisting.
     Under the temporary rule, companies have not been cited for new bid price deficiencies during the suspension period. Following the expiration of the temporary suspension, any new deficiencies with the bid price or market value of publicly held shares requirements will be determined using data starting on August 3, 2009.
     Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.
     In addition to increasing the price of our common stock, we believe that a Reverse Stock Split will provide Midwest and its stockholders with other benefits. Currently, the fees that we pay to list our shares on the NASDAQ Global Market are based on the number of shares we have outstanding. Also, the fees that we pay for custody and clearing services, the fees that we pay to the SEC to register securities for issuance and the costs of our proxy solicitations are all based on or related to the number of shares being held, cleared or registered as applicable. Reducing the number of shares that are outstanding and that will be issued in the future may reduce the amount of fees and tax that we pay to these organizations and agencies, as well as other organizations and agencies that levy charges based on the number of shares rather than the value of the shares.

     Effect of the Reverse Stock Split on Holders of Outstanding Common Stock
     Shares of common stock issued and outstanding prior to the Exchange Offer, as well as shares of common stock issued in exchange for Depositary Shares in connection with the Exchange Offer and issued upon the Conversion, will be affected by the Reverse Stock Split as common stock. The number of shares of common stock that will be affected by the Reverse Stock Split depends on the number of Depositary Shares that are tendered and accepted for exchange into common stock in connection with the Exchange Offer. The table below shows the approximate number of shares of common stock that are expected to be affected by the Reverse Stock Split, assuming the Authorized Share Increase and the Common Stock Issuance are approved, the Senior Preferred Stock is converted into common stock, and depending on the levels of participation in the Exchange Offer indicated below:

Approximate number
of shares of
common stock that
will be affected by the
Level of participation	Reverse Stock Split
in the Exchange Offer(1)	(thousands of shares)
25%	102,572
50%	105,590
66 2/3%	107,602
75%	108,609
100%	111,627

(1)	The same assumptions and methods of calculation as set forth in footnotes (1) and (2) to the table on page ___above apply to the levels of participation in the table above.
     Depending on the ratio for the Reverse Stock Split determined by the board of directors, 100, 150, 200 or 250 shares of existing common stock, as determined by the board of directors, will be combined into one new share of common stock. The number of shares of common stock issued and outstanding will therefore be reduced, depending upon the reverse stock split ratio determined by the board of directors. The table below shows the number of authorized and issued (or reserved for issuance) shares of common stock that will result from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares), assuming the Authorized Share Increase is approved and Conversion is consummated, and depending on the levels of participation in the Exchange Offer indicated below:

	Approximate number of shares of common stock outstanding plus shares of
	common stock reserved for issuance following the Reverse Stock Split
Level of participation	(thousands of shares)
in the Exchange Offer(1)	1 for 100	1 for 150	1 for 200	1 for 250
25%	1025.7	683.8	512.9	410.3
50%	1055.9	703.9	528.0	422.4
66 2/3%	1076.0	717.3	538.0	430.4
75%	1086.1	724.1	543.0	434.4
100%	1116.3	744.2	558.1	446.5

(1)	Calculated by applying the applicable Reverse Stock Split ratio to the numbers derived in the immediately preceding table.
     The actual number of shares outstanding after giving effect to the Reverse Stock Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the board of directors, whether the Authorized Share Increase is approved, and, the number of Depositary Shares that are tendered and accepted for exchange in connection with the Exchange Offer.

     If approved and effected, the Reverse Stock Split will be realized simultaneously and in the same ratio for all of our common stock. The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in Midwest, except that as described below in “—Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive a cash payment in lieu of such fractional share. These cash payments will reduce the number of post-Reverse Stock Split holders of our common stock to the extent there are currently stockholders who would otherwise receive less than one share of common stock after the Reverse Stock Split. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).
     The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.
     After the Effective Time, our common stock will have new Committee on Uniform Securities Identification Procedures (CUSIP) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.
          Beneficial Holders of Common Stock (i.e. stockholders who hold in street name)
     Upon the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of our common stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee.
          Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)
     Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.
     If a stockholder holds registered shares in book-entry form with the transfer agent, they will be sent a transmittal letter by our transfer agent after the Effective Time and will need to return a properly completed and duly executed transmittal letter in order to receive any cash payment in lieu of fractional shares or any other distributions, if any, that may be payable to holders of record following the Reverse Stock Split.
          Holders of Certificated Shares of Common Stock
     Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the Old Certificates) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (the New Certificates). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled and the right to receive cash with respect to any fractional shares of post reverse stock split common stock. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New

Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s). If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described below under “—Fractional Shares.”
     Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.
          Fractional Shares
     We do not currently intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we do not expect to issue certificates representing fractional shares. Stockholders of record who would otherwise hold fractional shares because the number of shares of common stock they hold before the Reverse Stock Split is not evenly divisible by the split ratio ultimately determined by the board of directors will be entitled to receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares from our agent. Our agent will aggregate all fractional shares following the Reverse Stock Split and sell them into the market. The total amount of cash that will be paid to holders of fractional shares following the Reverse Stock Split will be an amount equal to the net proceeds (after customary brokerage commissions and other expenses) attributable to such sale. Holders of fractional shares as a result of the Reverse Stock Split will be paid such proceeds on a pro rata basis, depending on the fractional amount of shares that they owned.
     If a stockholder who holds shares in certificated form is entitled to a payment in lieu of any fractional share interest, the stockholder will receive a check as soon as practicable after the Effective Time and after the stockholder has submitted an executed transmittal letter and surrendered all Old Certificates, as described above in “—Holders of Certificated Shares of Common Stock.” If a stockholder holds shares of our common stock with a bank, broker, custodian or other nominee, those stockholders should contact their bank, broker, custodian or other nominee for information on the treatment and processing of fractional shares by their bank, broker, custodian or other nominee. By signing and cashing the check, stockholders will warrant that they owned the shares of common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received.
          Authorized Shares
     If and when the board of directors elects to effect the Reverse Stock Split, we will also reduce the number of authorized shares of common stock in proportion to the reverse stock split ratio. The reduction in the number of authorized shares would be effected by the filing of the certificate of amendment to our Certificate, as discussed above. The table below shows the number to which authorized shares of common stock will be reduced resulting from the listed hypothetical reverse stock split ratios indicated below:

	Number of authorized shares of common stock following the Reverse Stock Split
	(thousands of shares)
	If the Authorized Share Increase and	If the Authorized Share Increase or Common
	Common Stock Issuance are approved	Stock Issuance is not approved
1 for 100	40,000
1 for 150	26,667
1 for 200	20,000
1 for 250	16,000
     If the Authorized Share Increase or the Common Stock Issuance are not approved, the Conversion will not be consummated. The actual number of authorized shares after giving effect to the Reverse Stock Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the board of directors and whether the Authorized Share Increase and the Common Stock Issuance are approved.

     As a result of the reduction in authorized shares of common stock, the same proportion of authorized but unissued shares to shares authorized and issued (or reserved for issuance) would be maintained if the board of directors elects to effect the Reverse Stock Split. The table below shows the total number of authorized but unissued shares of common stock that is expected to result from the capital reduction resulting from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares), assuming approval of the Authorized Share Increase and the consummation of the Conversion, and depending on the levels of participation in the Exchange Offer:

Level of
participation in	Approximate number of authorized but unissued shares of common stock following the Reverse Stock Split
the Exchange	(thousands of shares)
Offer(1)	1 for 100	1 for 150	1 for 200	1 for 250
25%	3,184.2	212.3
50%	3,486.0	232.4
75%	3,687.2	2,454.7
66.67%	3,787.9	2,525.3
100%	4,089.7	2,726.5

(1)	The approximate number of authorized but unissued shares of common stock following the Reverse Stock Split was calculated by subtracting the number of shares of common stock outstanding plus shares of common stock reserved for issuance (as described on page ___) from the number of authorized shares of common stock following the Reverse Stock Split (as described in the previous table).
     The actual number of authorized but unissued shares of common stock after giving effect to the Reverse Stock Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the board of directors and whether the Authorized Share Increase is approved. If the Reverse Stock Split is abandoned by the board of directors, we will also abandon the reduction in the number of authorized shares.
     Effect of the Reverse Stock Split on Options, Restricted Stock Awards, Warrants, and Convertible or Exchangeable Securities
     Based upon the reverse stock split ratio determined by the board of directors, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock, including the Series A Preferred Stock, the Warrant, its Senior Preferred Stock and the USG Warrant. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted. The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the reverse stock split ratio determined by the board of directors.
     Accounting Matters
     The proposed amendments to our Certificate will not affect the par value of our common stock per share, which will remain at $0.01. As a result, as of the Effective Time, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.
     Certain Federal Income Tax Consequences of the Reverse Stock Split
     The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock.

     Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a U.S. holder). This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).
     This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (IRC), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of ___, 2009. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.
     Each prospective investor should consult its own tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the Reverse Stock Split.
     If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.
     U.S. Holders
     The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash in lieu of fractional shares, no gain or loss will be recognized upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the common stock received should include the holding period for the common stock surrendered.
     A U.S. holder who receives cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share of our common stock. Such capital gain or loss should be long term capital gain or loss if the U.S. holder’s holding period for our common stock surrendered exceeded one year at the Effective Time. The deductibility of net capital losses by individuals and corporations is subject to limitations.
     U.S. Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the Internal Revenue Service (IRS) with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split in the case of certain U.S. holders. In addition, U.S. holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.
     Non-U.S. Holders

     The discussion in this section is addressed to “non-U.S. holders.” A non-U.S. holder is a beneficial owner of our common stock who is a foreign corporation or a non-resident alien individual.
     Generally, non-U.S. holders will not recognize any gain or loss upon the Reverse Stock Split. In particular, gain or loss will not be recognized with respect to cash received in lieu of a fractional share provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to non-U.S. holders who are individuals, such non-U.S. holders are present in the United States for less than 183 days in the taxable year of the Reverse Stock Split and other conditions are met, and (c) such non-U.S. holders comply with certain certification requirements.
     U.S. Information Reporting and Backup Withholding Tax. In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our common stock to a non-U.S. holder pursuant to the Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. In certain circumstances the amount of cash paid to a non-U.S. holder in lieu of a fractional share of our common stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.
     No Appraisal Rights
     Under Delaware law and our Certificate, holders of our common stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split.
     Required Vote and Recommendation
     Under Delaware law and our Certificate, the affirmative vote of holders of a majority of the shares of common stock outstanding as of the Record Date is required to approve the Reverse Stock Split. In connection with the Exchange Offer, the holders of Depositary Shares participating in the Exchange Offer will have granted their Proxy Instructions with respect to the Reverse Stock Split in accordance with the procedures set forth in the Letter of Transmittal and following the Record Date, the shares of common stock issued in respect of such Depositary Shares will be subject to an irrevocable proxy granted by the Voting Trustee in favor of the Reverse Stock Split.
The board unanimously recommends approval of the Reverse Stock Split.
PREFERRED STOCK CHANGE
     On July 28, 2009, the board of directors adopted resolutions (1) declaring that an amendment to our Certificate to eliminate certain voting rights of shares of common stock, as described below, and (2) directing that a proposal to approve the Preferred Stock Change be submitted to holders of our common stock for their approval.
     The form of the proposed amendment to our Certificate to effect the Preferred Stock Change is attached as Annex C. The Preferred Stock Change would eliminate the voting rights of shares of common stock with respect to any amendment to the Certificate (including any certificate of designation related to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if such series of preferred stock is entitled to vote, either separately or together as a class with the holders of one or more other such series, on such amendment. The Preferred Stock Change only affects the rights of our common stockholders. Shares of common stock issued and outstanding prior to the Exchange Offer, as well as shares of common stock issued in exchange for Depositary Shares in connection with the Exchange Offer, will be affected by the Preferred Stock Change. Therefore, the number of shares of common stock that will be affected by the Preferred Stock Change depends on the number of Depositary Shares that are tendered and accepted for exchange into common stock in connection with the Exchange Offer.
     The table below shows the approximate number of shares of common stock that are expected to be affected by the Preferred Stock Change, assuming that the Authorized Share Increase and the Common Stock Issuance are

approved and the Conversion of the Senior Preferred Stock occurs, depending on the levels of participation in the Exchange Offer indicated below:

Approximate number of shares
of common stock that are expected
to be affected by the Preferred
Stock Change assuming the
Authorized Share Increase and
the Common Stock Issuance are
approved and the Conveersion is
Level of participation	consummated
in the Exchange Offer(1)	(thousands of shares)
25%	102,572
50%	105,590
66 2/3%	107,602
75%	108,609
100%	111,627

(1)	The same assumption and method of calculation set forth in footnotes (1) and (2) to the first table on page above apply to the levels of participation in the table above.
     Even if the stockholders approve the Preferred Stock Change, the board of directors reserves its right to elect to abandon the Preferred Stock Change, if it determines, in its sole discretion, that the Preferred Stock Change is no longer in the best interests of Midwest and its stockholders.
     Background and Reasons for the Preferred Stock Change
     Under Delaware law, the holders of shares of our common stock are currently entitled to vote on any amendments to our Certificate, including any amendment to a certificate of designation related to a series of preferred stock. In addition, pursuant to Section 242(b) of the General Corporation Law of the State of Delaware, under certain amendments, we are required to seek the approval of a majority of the holders of each class of stock eligible to vote to make any such changes to our Certificate. Therefore, we are required to engage in a lengthy proxy solicitation and incur the costs of holding a meeting of holders of common stock or soliciting their written consents to make changes to our Certificate, even if these changes are only being made to certificates of designation for preferred stock adopted by the board of directors pursuant to discretion granted to it in our Certificate.
     In addition, we believe that allowing the board of directors the discretion and flexibility to adopt amendments to our Certificate (including certificates of designation for a series of preferred stock) that relate solely to the terms of preferred stock with only the consent of the board and the holders of such series of preferred stock is important and consistent with the board of directors’ discretion and flexibility to adopt a certificate of designation and create a new series of preferred stock without the approval of the holders of common stock. Accordingly, the board of directors recommends approval of the Preferred Stock Change.
     Effect of the Preferred Stock Change on Stockholders
     Currently, Midwest’s Certificate provides that the holders of outstanding shares of common stock have one vote in respect of each share of common stock held by him or her of record in the books on Midwest on all matters voted upon by stockholders. Pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware, any changes to Midwest’s Certificate must be approved by “a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class.”
     If the Preferred Stock Change is approved, we would file a certificate of amendment to our Certificate with the Secretary of State of the State of Delaware providing that the holders of common stock will not be entitled to vote with respect to any amendment to the Certificate (including any certificate of designation related to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if such series of preferred stock is entitled to vote, either separately or together as a class with the holders of one or more other such series of affected preferred stock.
     Therefore, holders of common stock would no longer be entitled to vote on or consent to, and we would not be required to seek their vote on or consent to, any changes to our Certificate or certificates of designation that relate solely to the terms of the preferred stock, so long as the holders of affected preferred stock are entitled to vote or consent to such changes. Holders of common stock would retain the power to vote on or consent to all other matters that they are currently entitled to vote or consent on, including the election of directors.
     No Appraisal Rights
     Under Delaware law and our Certificate, holders of our common stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Preferred Stock Change.
     Required Vote and Recommendation
     Under Delaware law and our Certificate, the affirmative vote of holders of a majority of the shares of common stock outstanding as of the Record Date is required to approve the Preferred Stock Change. In connection with the Exchange Offer, the holders of Depositary Shares participating in the Exchange Offer will have granted their Proxy Instructions with respect to the Preferred Stock Change in accordance with the procedures set forth in the Letter of Transmittal and following the Record Date, the shares of common stock issued in respect of such Depositary Shares will be subject to an irrevocable proxy granted by the Voting Trustee in favor of the Preferred Stock Change.
The board unanimously recommends approval of the Preferred Stock Change.
COMMON STOCK ISSUANCE
     Our stock is listed for trading on the Nasdaq Global Market. Rule 5635(d) of the NASDAQ Global Market requires us to obtain stockholder approval to issue common stock (other than in a public offering) if (1) the shares of common stock will have upon issuance voting power equal to 20% or more of the voting power outstanding before the issuance of the securities exercisable for common stock, or (2) the number of shares of common stock to be issued will be upon issuance equal to 20% or more of the number of shares of common stock outstanding before the issuance of the securities exercisable for common stock, in each case if such shares are issued at the less than the greater of market value or book value. In addition, Nasdaq Rule 5635(b) also requires stockholder approval of a transaction that would result in a change of control of Midwest. Nasdaq generally considers the acquisition by a stockholder of 20% or more of the common stock of a company as a change of control.
     Assuming the Conversion of the Senior Preferred Stock is effectuated and/or the USG Warrant exercised, the issuance of shares of common stock to the USG would satisfy both of these tests and, therefore, the Common Stock Issuance must be approved by the holders of our common stock.
     On                     , 2009 there were                      shares of common stock issued and outstanding. Nasdaq Rule 5635(d) prohibits us from issuing to the USG more than                      shares of common stock at a price that is less than the greater of the book or market value of our common stock without stockholder approval. Because the proposed Common Stock Issuance would require that we issue shares above this threshold number at a price that is less than the greater than the book or market value of our common stock, stockholder approval is being sought to give us the ability to issue the shares.
     The issuance of the shares of common stock to the USG upon the Conversion also constitutes a change in control under Nasdaq Rule 5635(b) which must be approved by holders of our common stock.
     The issuance and sale of shares of our common stock to the investor would have a dilutive effect on an existing stockholder’s percentage voting power in us. The dilution caused by such issuances could also lead to a decrease in the market price of our common stock. In addition, the issuance our common stock to the USG would give the USG a significant proportionate ownership of our outstanding common stock. Should the proposed issuance occur, the USG, as our largest shareholder may have significant influence over corporate actions requiring stockholder approval, such as the election of directors, amendment of our charter documents and the approval of merger or significant asset sale transactions. The USG is to issue voting guidelines as to how it will vote such shares.
     If we do not obtain stockholder approval as described in this proxy statement, we will not complete the Conversion of $84.784 million of the Senior Preferred Stock into common stock since doing so would not be in compliance with Nasdaq’s Marketplace Rules, and such non-compliance could result in the delisting of our common stock from the Nasdaq Global Market. Accordingly, if we do not obtain stockholder approval, we will not complete the proposed CAP transaction.
     Even if our stockholders approve the proposed issuance, we can provide no assurance that such issuance will actually take place. In addition, the CAP imposes certain conditions which we must meet before the USG would consider consummating the proposed transaction. There can be no assurance that the USG will not exercise its discretion and consummate the transaction, or that we will meet all of the USG’s conditions therefor.
     If the Authorized Share Increase or the Common Stock Issuance is not approved, the Conversion price for the Senior Preferred Stock ($1.20 per share) will be reduced by 15% at each six month anniversary of the issue date with a maximum reduction of 45% (or $0.74 per share). In addition, the dividend rate on the Senior Preferred Stock will increase by 20% on each six month anniversary to a maximum of 15.55%. The exercise price of the USG Warrant will decrease 15% on each six month anniversary to a maximum reduction of 45% (or $0.74 per share).
     No Appraisal Rights
     Under Delaware law and our Certificate, holders of our common stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Common Stock Issuance.
     Required Vote and Recommendation
     Under Rule 5635, the affirmative vote of holders of a majority of the shares of common stock present and entitled to vote at the special meeting is required to approve the Common Stock Issuance. In connection with the Exchange Offer, the holders of Depositary Shares participating in the Exchange Offer will have granted their Proxy Instructions with respect to the Common Stock Issuance in accordance with the procedures set forth in the Letter of Transmittal and following the Record Date, the shares of common stock issued in respect of such Depositary Shares will be subject to an irrevocable proxy granted by the Voting Trustee in favor of the Common Stock Issuance.
The board unanimously recommends approval of the Common Stock Issuance.
DIVIDEND BLOCKER AMENDMENT
     On July 28, 2009, the board of directors unanimously adopted resolutions (1) declaring that an amendment to the Certificate and the certificate of designation of the Series A Preferred Stock modifying certain rights of the Series A Preferred Stock was advisable and (2) directing that a proposal to approve the Dividend Blocker Amendment be submitted to our stockholders for their approval.
     The form of the proposed amendment to our Certificate and the certificate of designation of the Series A Preferred Stock to reflect the changes imposed by the Dividend Blocker Amendment is attached to this proxy statement as Annex D.
     Currently, our Certificate and the certificate of designation of the Series A Preferred Stock provide that, as to a dividend payment date, unless Midwest pays or declares and sets apart for payment full dividends on shares of Series A Preferred Stock, Midwest may not declare, set apart or pay dividends on, make any distributions relating to, or redeem, purchase, acquire or make any liquidation payment relating to, shares of stock of any class or series that is junior to that Series A Preferred Stock anytime during the next succeeding dividend period. In addition, Midwest may not declare, pay or set apart dividends for the holders of common stock before full dividends have been declared, paid or set apart on the Series A Preferred Stock. The certificate of designation of the Series A Preferred Stock also currently requires Midwest to declare dividends proportionally on all securities ranking equally with the Series A Preferred Stock if dividends are not paid in full on the Series A Preferred Stock. The certificate of designation provides that Midwest may not issue a series of preferred stock that is on parity with the Series Preferred

Stock without the approval of the holders of the Series A Stock, if the dividends on the parity preferred stock will be cumulative. Our Certificate provides that no dividends shall be paid or declared on any particular series of preferred stock unless dividends are paid or declared pro rata on all shares of outstanding preferred stock which rank equally as to dividends with such particular series.
     If approved, the Dividend Blocker Amendment will eliminate the requirement that:
[o]	full dividends on all outstanding shares of the Series A Preferred Stock must have been declared and paid or declared and set aside for the then current dividend period before we may pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to our common stock or any other securities junior to the Series A Preferred Stock;

[o]	if full dividends are not declared and paid in full on the Series A Preferred Stock, dividends with respect to all series of stock ranking equally with the Series A Preferred Stock will be declared on a proportional basis, such that no series is paid a greater percentage of its stated dividend than any other equally ranking series;

[o]	a series of preferred stock ranking equally with the Series A Preferred Stock cannot be issued without the approval of holders of the Depositary Shares if the certificate of designation for such parity preferred stock will provide that the dividends on the parity preferred stock will cumulate; and

[o]	no dividends shall be paid or declared on any particular series of preferred stock unless dividends are paid or declared pro rata on all shares of outstanding preferred stock which rank equally as to dividends with such particular series.
The proposed Dividend Blocker Amendment will not change the other terms of any series of Series A Preferred Stock relating to dividends, including the rate at which dividends accrue or the payment dates for dividends.
     Even if the stockholders approve the Dividend Blocker Amendment, the board of directors reserves its right to elect to abandon the Dividend Blocker Amendment, if it determines, in its sole discretion, that the Dividend Blocker Amendment is no longer in the best interests of Midwest and its stockholders.
     Background and Reasons for the Dividend Blocker Amendment
     The Dividend Blocker Amendment is integral to our goal of making Midwest one of the best capitalized banks on a TCE and Tier 1 Common basis. The Dividend Blocker Amendment will permit the board greater flexibility in reinstating the common dividend without incurring additional dividend expense related to any Depositary Shares that remain outstanding after the settlement of the Exchange Offer. This would permit us to strengthen our common stock and significantly enhance our ability to maximize the efficiency of Midwest’s capital structure going forward. The board believes that reinstating the common dividend is an important corporate objective, as it will make our common stock more attractive to a number of institutional investors, some of which are prohibited from investing in stock that does not pay a dividend. Making our common stock more attractive to these investors, as well as other investors who wish to realize returns on their investment through dividends, we believe will increase the price and liquidity of our common stock and strengthen our common stock as a long-term investment instrument. The Dividend Blocker Amendment permits this and at the same time saves the expense of paying dividends on any remaining Depositary Shares.
     Under an agreement previously entered into with the USG when it acquired the Series T Preferred Stock, Midwest is not permitted to pay dividends without the prior consent of the USG. Under the CAP, upon the Conversion of the Senior Preferred Stock we will be able to pay a $0.01 per share quarterly dividend without the prior approval of the USG. While we have no current plans to reinstate the common dividend, we believe that payment of a dividend could potentially enhance the value of our common stock in the market. The annual cost of a dividend of $0.01 per share for example, assuming consummation of all of the Transactions would range from $                     million per quarter (if a reverse stock split of 200:1 is effected) to $                     million per quarter (if no reverse stock split is effected), assuming 100% participation in the Exchange Offer. However, if the Dividend Blocker Amendment is not approved, this cost would increase by the amount of dividends payable in respect of the Series A Preferred Stock that remains outstanding after the Exchange Offer.

     On May                     , 2009, we suspended the payment of dividends on our Series A Preferred Stock and deferred the payment of dividends on our Series T Preferred Stock and announced we would be suspending dividends on our trust preferred securities.
     The table below demonstrates the amount of dividends on Series A Preferred Stock that would be payable annually assuming the stated levels of participation in the Exchange Offer if the Dividend Blocker Amendment is not approved. Potentially paying out such a large amount of preferred dividends would add significantly to the cost of a $0.01 common dividend and is inconsistent with our goal of strengthening TCE and Tier 1 Common.

		Annual Series A Preferred
		Dividend Payments
		(assuming Dividend Blocker
Level of Participation in		Amendment is not
the Exchange Offer(1)(7)		approved) (in thousands)
25%	(2)
50%	(3)
66 2/3%	(4)
75%	(5)
100%	(6)

(1)	Does not account for the treatment of fractional shares under the terms of the Exchange Offer.

(2)	Assumes pro rata participation by the Depositary Shares up to an aggregate liquidation preference of approximately $10.781 million (25% of the maximum $43.125 million liquidation preference or liquidation amount of Depositary Shares subject to the Exchange Offer).

(3)	Assumes pro rata participation by the Depositary Shares up to an aggregate liquidation preference of approximately $21.563 million (50% of the maximum $43.125 million liquidation preference or liquidation amount of Depositary Shares subject to the Exchange Offer).

(4)	Assumes pro rata participation by the Depositary Shares up to an aggregate liquidation preference of approximately $28.751 million (66 2/3% of the maximum $43.125 million liquidation preference or liquidation amount of Depositary Shares subject to the Exchange Offer).

(5)	Assumes pro rata participation by the Depositary Shares (up to an aggregate liquidation preference of approximately $32.343 million (75% of the maximum $43.125 million liquidation preference or liquidation amount of Depositary Shares subject to the Exchange Offer).

(6)	Assumes pro rata participation by the Depositary Shares representing the aggregate liquidation preference of Depositary Shares subject to the Exchange Offer ($43.125 million).

(7)	In the case of the 25% participation scenario, annual Series A Preferred Dividends are determined by calculating the pro rata non-participation rate for the Depositary Shares (which is 75%), and multiplying (i) 75% by (ii) the aggregate liquidation preference of the Depositary Shares outstanding by (iii) the dividend rate (7.75%). A similar calculation was used for each of the other participation scenarios in the table above.
     In addition, eliminating the clauses in the certificate of designation for the Series A Preferred Stock and our Certificate requiring that dividends be declared on a proportional basis with respect to all equally ranking series of preferred stock and the requirement that the holders of the Depositary Shares must approve issues of parity preferred stock with cumulative dividend rights will also give us more flexibility in future financings involving preferred stock, as new series of preferred stock could be issued that give the holders thereof preferential rights to dividends and without the approval of the holders of the Depositary Shares. We think this additional flexibility to effect financings involving preferred stock is important to our ability to optimize our capital structure going forward.
     We believe that a large majority of the holders of Depositary Shares will find the economic terms of the Exchange Offer attractive and will tender their securities. If, as we anticipate, more than two-thirds of the Depositary Shares are tendered in the Exchange Offer, and the Dividend Blocker Amendment is approved in accordance with the terms of the certificate of designation and the Certificate and Delaware law, only a fraction of our current holders of Depositary Shares will be affected by this change in the terms of their securities.
     To the extent that the Dividend Blocker Amendment provides further encouragement to holders to tender their Depositary Shares in the Exchange

Offer, this is also positive for Midwest, as greater participation in the Exchange Offer will lead to an improved capital structure by increasing our TCE and Tier 1 Common. We believe this will improve public and market perception of our financial strength.
     Effect of the Dividend Blocker Amendment on Stockholders
     Upon effectiveness of the Dividend Blocker Amendment, the Depositary Shares will no longer be entitled to receive dividends prior to payment of dividends to holders of common stock or parity preferred stock. Additionally, new series of parity preferred stock could be created which would have cumulative dividend rights.
     Depositary Shares that are tendered and accepted for exchange in the Exchange Offer will be exchanged for shares of common stock on the settlement date of the Exchange Offer. Therefore, although holders of these securities will be entitled to vote on the Preferred Stock Amendments as holders of Depositary Shares because the Record Date will occur prior to the settlement date, they will only be affected by the Dividend Blocker Amendment, if approved, as holders of common stock. Holders of any Depositary Shares that are not tendered, or that are not accepted for exchange, in the Exchange Offer will be affected by these amendments as holders of Depositary Shares.
     Approximately                      shares of common stock were issued and outstanding as of the close of business on the Record Date. Each of these shares of common stock will be affected by the Dividend Blocker Amendment. The proposed Dividend Blocker Amendment would eliminate each of the other restrictions described above and allow Midwest to declare and pay dividends on shares of common stock or any other series of junior stock or make other payments to holders of junior or parity stock without paying or setting apart for payment any dividends on shares of Series A Preferred Stock.
     No Appraisal Rights
     Under Delaware law and our Certificate, holders of our common stock are not entitled to dissenter’s rights or appraisal rights with respect to the Dividend Blocker Amendment.
     Required Vote and Recommendation
     Under Delaware law and our Certificate, the affirmative vote of holders as of the close of business on the Record Date of a majority of the common stock, voting as a class, are required to approve the Dividend Blocker Amendment. The Dividend Blocker Amendment will also have to be approved by holders of two-thirds of the Depositary Shares.
   The board unanimously recommends approval of the Dividend Blocker Amendment.
DIRECTOR AMENDMENT
     On July 28, 2009, the board of directors unanimously adopted resolutions (1) declaring that an amendment to the Certificate and the certificate of designation of the Series A Preferred Stock, modifying the right of holders of Series A Preferred Stock to appoint directors if dividends had not been declared in six quarterly dividend periods was advisable and (2) directing that a proposal to approve the Director Amendment be submitted to our stockholders for their approval.
     The form of the proposed amendment to the Certificate and the certificate of designation of the Series A Preferred Stock to modify the terms of the Series A Preferred Stock to reflect the changes imposed by the Director Amendment is attached to this proxy statement as Annex E.
     Currently, the certificate of designation of the Series A Preferred Stock provides that, if dividends on the Series A Preferred Stock remain unpaid for six quarterly dividend periods, whether or not consecutive, the number of directors on the board of directors will automatically increase by two and the holders of Series A Preferred Stock, voting as a single class together with any other series of preferred stock similarly affected, will be entitled to elect two directors. The term of these two directors will end, and the number of directors on the board of directors will automatically decrease by two, at such time as all dividends on shares of the Series A Preferred Stock have been paid in full or declared and set apart for payment for at least four consecutive quarterly periods following non-payment of a dividend (and cumulative dividends have been paid in full with respect to an equally ranked series of cumulative preferred stock).

     If the Director Amendment is approved, the right in the certificate of designation of holders of Series A Preferred Stock to elect two directors if dividends have not been paid for six consecutive quarters, whether or not consecutive, will terminate.
     Even if the stockholders approve the Director Amendment, the board of directors reserves its right to elect to abandon the Director Amendment, if it determines, in its sole discretion, that the Director Amendment is no longer in the best interests of Midwest and its stockholders.
     Background and Reasons for the Director Amendment
     On May ___, 2009, we suspended the payment of dividends on our Series A Preferred Stock and deferred the payment of dividends on our Series T Preferred Stock and announced we would be suspending dividends on our trust preferred securities.
     If the Director Amendment is not approved, and dividends are not paid on Depositary Shares for six quarterly dividend periods whether or not consecutive, the holders of our Depositary Shares remaining after the consummation of the Exchange Offer, voting as a single class, will be able to appoint two additional directors to the board of directors. The board of directors is currently composed of seven directors and, given the possibility that only a fraction of our current holders of Depositary Shares could remain outstanding upon completion of the Exchange Offer, the right to appoint two additional directors would afford the remaining Depositary Shares a disproportionate influence over our governance and decision-making when compared to their economic investment.
     This is especially true given that we expect the Exchange Offer to significantly reduce the number of outstanding Depositary Shares. If the Director Amendment is approved by holders of two-thirds of the Depositary Shares, we believe it very likely that the approving holders of the Depositary Shares will have tendered their Depositary Shares in the Exchange Offer, thereby reducing the number of outstanding Depositary Shares by at least two-thirds and perhaps more. The more successful the Exchange Offer is, the more disproportionate the influence of the non-tendering holders of Depositary Shares would be, potentially creating an incentive for holders not to tender their shares in the Exchange Offer. This incentive is removed if the Director Amendment is approved.
     Effect of the Director Amendment on Stockholders
     Upon the filing of the proposed Director Amendment with the Secretary of State of the State of Delaware, the Series A Preferred Stock will no longer have the right to appoint directors to Midwest’s board upon Midwest’s failure to pay dividends for six quarterly dividend periods.
     As noted above, Depositary Shares that are tendered and accepted for exchange in the Exchange Offer will be exchanged for shares of common stock on the settlement date of the Exchange Offer. Therefore, although holders of these securities will be entitled to vote on the Preferred Stock Amendments as holders of Depositary Shares because the Record Date will occur prior to the settlement date, they will only be affected by the Director Amendment, if approved, as holders of common stock. Holders of any Depositary Shares that are not tendered, or that are not accepted for exchange, in the Exchange Offer will be affected by these amendments as holders of Depositary Shares.
     Approximately                      shares of common stock were issued and outstanding as of the close of business on the Record Date. Each of these shares of common stock will be affected by the Preferred Stock Amendments because the Director Amendment, if approved, ensures that management of Midwest remains with a board of directors elected by the holders of the common stock in the event that Midwest determines that it is not in the best interest of stockholders to pay dividends on the Depositary Shares.
     No Appraisal Rights
     Under Delaware law and our Certificate, holders of our common stock are not entitled to dissenter’s rights or appraisal rights with respect to the Director Amendment.
     Required Vote and Recommendation
     Under Delaware law and our Certificate, the affirmative written vote of holders as of the close of business on the Record Date of a majority of the common stock, voting as a class, are required to approve the Director Amendment. The Director

Amendment will also have to be approved by holders of two-thirds of the Depositary Shares.
The board unanimously recommends approval of the Director Amendment.
ADJOURNMENT PROPOSAL
     If at the special meeting the number of shares of the common stock present or represented and voting in favor of the Amendments is insufficient to approve any of the Amendments, we may move to adjourn, postpone or continue the special meeting in order to enable our board to continue to solicit additional proxies in favor of the Amendments. In that event the proxies will then be asked to vote only upon the adjournment, postponement or continuation proposal and not the Amendments.
     We are asking the holders of our common stock to authorize a vote in favor of adjourning, postponing or continuing the special meeting and any later adjournments. If the adjournment, postponement or continuation proposal is approved, we could adjourn, postpone or continue the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional proxies in favor of the Amendments, including the solicitation from stockholders who have previously voted against such proposals. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if holders of common stock vote against the Amendments, we could adjourn, postpone or continue the special meeting without a vote on the Amendments and seek to convince stockholders to change their proxies so that the proxies could vote the Amendments in favor of the Amendments.
     The adjournment, postponement or continuation proposal requires that holders of more of the common stock vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Accordingly, broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked AGAINST the Amendments will be voted in favor of the adjournment, postponement or continuation proposal, unless it is specifically marked FOR the Adjournment Proposal.
     Our board of directors believes that if the number of shares of common stock present or represented at the special meeting and voting in favor of the Amendments is insufficient to approve the proposals, it is in the best interests of stockholders to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Amendments.
     Required Vote and Recommendation
     Approval of the proposal to vote to adjourn, postpone or continue the special meeting will require the affirmative vote of the majority of the votes cast at the special meeting, even if less than a quorum is represented.
     The board unanimously recommends approval of the Adjournment Proposal.

SELECTED FINANCIAL DATA
     The following table sets forth certain selected consolidated financial data at or for the periods indicated. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the results of operations and gain on sale of Midwest Bank of Western Illinois are shown in the Company’s statements of income for 2004 and 2005 as “discontinued operations.” The selected financial data as of March 31, 2009 and 2008, and for the three months ended March 30, 2009 and March 30, 2008, is derived from our unaudited financial statements which, in the opinion of management, contain all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of our financial position and results of operations for the periods and dates presented. The data should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. Results presented for interim periods are not necessarily indicative of results to be expected for the full year or any other future period.

	For the Three Months
In millions of dollars, except per	Ended March 31,		For the Year Ended December 31,
share amounts and ratios	2009	2008	2008	2007	2006	2005	2004
	(unaudited)
Statement of Income Data:
Total interest income	$42,266	$50,795	$187,661	$193,869	$159,262	$112,244	$91,962
Total interest expense	21,164	28,579	100,695	111,237	83,980	50,797	41,780

Net interest income	21,102	22,216	86,966	82,632	75,282	61,447	50,182
Provision for loan losses	13,000	5,400	71,765	4,891	12,050	2,589	3,400
Noninterest income (loss)	3,343	1,790	(50,596)	15,477	14,551	(6,245)	(88)
Noninterest expenses	21,761	28,609	177,951	71,395	58,615	60,527	46,491

Income (loss) before income taxes and discontinued operations	(10,316)	(10,003)	(213,346)	21,823	19,168	(7,914)	203
Provision (benefit) for income taxes	(4,996)	(4,587)	(55,073)	3,246	1,422	(6,325)	(2,869)

Income (loss) from continuing operations	(5,320)	(5,416)	(158,273)	18,577	17,746	(1,589)	3,072
Income (loss) from discontinued operations	—	—	—	—	—	7,533	(696)

Net income (loss)	(5,320)	(5,416)	(158,273)	18,577	17,746	5,944	2,376

Preferred stock dividends	2,123	835	3,728	204	—	—	—
Income allocated to participating securities	—	—	—	325	217	46	5

Net income available to common stockholders	$(7,443)	$(6,251)	$(162,001)	$18,048	$17,529	5,898	$2,371

Per Common Share Data:
Earnings per share (basic) from continuing operations	$(0.27)	$(0.22)	$(5.82)	$0.71	$0.75	$(0.08)	$0.17
Earnings per share (basic) from discontinued operations	—	—	—	—	—	0.38	(0.04)
Earnings per share (basic)	(0.27)	(0.22)	(5.82)	0.71	0.75	0.30	0.13
Earnings per share (diluted) from continuing operations	(0.27)	(0.22)	(5.82)	0.71	0.74	(0.08)	0.17
Earnings per share (diluted) from discontinued operations	—	—	—	—	—	0.38	(0.04)
Earnings per share (diluted)	(0.27)	(0.22)	(5.82)	0.71	0.74	0.30	0.13
Cash dividends declared	—	0.13	0.26	0.52	0.51	0.48	0.48
Book value at end of period	6.38	12.14	6.56	11.94	11.65	9.91	7.66
Tangible book value at end of period (non-GAAP measure)(10)	3.05	5.79	3.21	5.56	7.97	9.78	7.49
Selected Financial Ratios:
Return on average assets from continuing operations(1)	(0.59)%	(0.59)%	(4.32)%	0.58%	0.67%	(0.07)%	0.13%
Return on average equity from continuing operations(2)	(7.12)	(5.69)	(46.65)	6.13	7.04	(0.95)	2.17
Dividend payout ratio	—	N/M	N/M	73.04	67.95	162.38	279.59
Average equity to average assets	8.30	10.38	9.27	9.53	9.57	7.29	6.12
Tier 1 risk-based capital	7.39	9.33	8.30	9.21	11.92	16.97	13.27
Total risk-based capital	9.16	10.61	10.07	10.17	12.97	18.07	14.65
Net interest margin (tax equivalent)(3)(4)(5)	2.63	2.82	2.75	3.02	3.32	3.31	2.82
Loan to deposit ratio(5)	101.85	102.62	104.02	100.66	99.44	88.62	73.07
Net overhead expense to average assets(5)(6)	2.05	1.01	4.00	1.76	1.67	2.14	1.58
Efficiency ratio(5)(7)	84.04	65.88	144.87	68.29	60.55	75.44	72.79
Loan Quality Ratios(5):

	For the Three Months
In millions of dollars, except per	Ended March 31,				For the Year Ended December 31,
share amounts and ratios	2009		2008		2008		2007		2006		2005		2004
Allowance for loan losses to total loans at the end of year	2.05		0.82		1.77		1.08		1.19		1.32		1.48
Provision for loan losses to total loans	2.03		0.88		2.86		0.20		0.62		0.19		0.31
Net loans charged off to average total loans	0.70		1.93		2.18		0.20		0.59		0.09		0.17
Nonaccrual loans to total loans at the end of year(8)	3.10		1.90		2.43		1.99		2.20		0.59		0.85
Nonperforming assets to total assets(9)	2.96		1.33		2.36		1.39		1.55		0.83		0.78
Allowance for loan losses to nonaccrual loans	0.66	x	0.43	x	0.73	x	0.54	x	0.54	x	2.25	x	1.74	x
Balance Sheet Data:
Total assets	$3,713,064		$3,730,446		$3,570,212		$3,692,782		$2,942,046		$2,307,608		$2,236,813
Total earning assets(5)	3,339,448		3,298,143		3,195,408		3,266,461		2,617,894		2,126,227		1,807,609
Average assets	3,648,873		3,686,269		3,661,209		3,181,990		2,635,138		2,305,086		2,310,594
Loans(5)	2,591,048		2,467,701		2,509,759		2,474,327		1,946,816		1,349,996		1,097,299
Allowance for loan losses(5)	53,011		20,344		44,432		26,748		23,229		17,760		16,217
Deposits(5)	2,544,005		2,404,712		2,412,791		2,458,148		1,957,810		1,523,384		1,501,646
Borrowings(5)	832,057		906,505		817,041		821,063		652,774		538,480		320,636
Stockholders’ equity	301,070		381,156		305,834		375,164		287,242		216,126		137,423
Tangible stockholders’ equity(non-GAAP measure)(5)(10)	208,098		204,295		212,289		197,713		196,481		213,447		134,315

(1)	Net income divided by average assets.

(2)	Net income divided by average equity.

(3)	Net interest income, on a fully tax-equivalent basis, divided by average earning assets.
(4)	The following table reconciles reported net interest income on a fully tax-equivalent basis for the periods presented:

	Three Months Ended
	March 31,
	2009	2008	2008	2007	2006	2005	2004
Net interest income	$21,102	$22,216	$86,966	$82,632	$75,282	$61,447	$50,182
Tax-equivalent adjustment to net interest income	357	892	2,621	3,612	4,286	2,628	2,399

Net interest income, fully tax-equivalent basis	$21,459	$23,108	$89,587	$86,244	$79,568	$64,075	$52,581

(5)	Reflects continuing operations due to the sale of bank subsidiary on September 30, 2005.

(6)	Noninterest expense less noninterest income, excluding security gains or losses, divided by average assets.

(7)	Noninterest expense excluding amortization of intangible assets and foreclosed properties expense divided by noninterest income, excluding security gains or losses, plus net interest income on a fully tax-equivalent basis.

(8)	Includes total nonaccrual, impaired and all other loans 90 days or more past due.

(9)	Includes total nonaccrual and all other loans 90 days or more past due, trouble-debt restructured loans and foreclosed properties.

(10)	Stockholders’ equity less goodwill, core deposit intangible and other intangible assets. Management believes that tangible stockholders’ equity (non-GAAP measure) is a more useful measure since it excludes the balances of intangible assets. The following table reconciles reported stockholders’ equity to tangible stockholders’ equity for the periods presented:

	Three Months Ended
	March 31,
	2009	2008	2008	2007	2006	2005	2004
Stockholders’ equity	$301,070	$381,156	$305,834	$375,164	$287,242	$216,126	$137,423
Core deposit intangible and other intangibles, net	(14,110)	(16,454)	14,683	17,044	11,273	1,788	2,217
Goodwill	(78,862)	(160,407)	78,862	160,407	79,488	891	891

Tangible stockholders’ equity	$208,098	$204,295	$212,289	$197,713	$196,481	$213,447	$134,315

UNAUDITED PRO FORMA FINANCIAL INFORMATION
          The following selected unaudited pro forma financial information has been presented to give effect to and show the pro forma impact of the Exchange Offer, the Senior Preferred Issuance and subsequent conversion of the related senior preferred shares into shares of our common stock (collectively, the “CAP Conversion”) and the issuance of $100 million of additional shares of common stock (the “New Equity Issuance” and, collectively with the Exchange Offer and the CAP Conversion, the “Pro Forma Transactions”) on Midwest’s balance sheet as of March 31, 2009, and also describes the impact of the Pro Forma Transactions on Midwest’s earnings for the fiscal year ended December 31, 2008 and the three months ended March 31, 2009.
          The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Pro Forma Transactions been completed as of the dates indicated or that will be realized in the future when and if the Pro Forma Transactions are consummated. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, the summary historical consolidated financial information included elsewhere in this document and Midwest’s historical consolidated financial statements and included herein beginning on page F-1.
Unaudited Pro Forma Balance Sheets
          The unaudited pro forma consolidated balance sheets of Midwest as of March 31, 2009 have been presented as if the Pro Forma Transactions had been completed on March 31, 2009. We have shown the pro forma impact of a “High Participation Scenario” and a “Low Participation Scenario” prepared using the assumptions set forth below. In both scenarios, we have also assumed completion of the CAP Conversion and the New Equity Issuance, although we can offer no assurance that either of the CAP Conversion or the New Equity Issuance will be completed, or that the levels of participation in the Exchange Offer under the High Participation Scenario or Low Participation Scenario will be realized.
          The “High Participation Scenario” assumes the exchange of all of the outstanding Depositary Shares for common stock at an assumed value assigned to each Depositary Share of $4.07 and a Relevant Price of $0.62.
          The “Low Participation Scenario” assumes the exchange of 37% of the outstanding Depositary Shares into common stock at an assumed value assigned to each Depositary Share of $4.07 and a Relevant Price of $0.62.
          The pro forma impact to stockholders’ equity, additional paid-in capital and retained earnings generated by the Pro Forma Transactions in both the High Participation Scenario and the Low Participation Scenario were determined based on $0.62, the closing price of Midwest’s common stock on July 20, 2009 on the Nasdaq. The actual determination with respect to shares issued in the Exchange Offer will be made using the closing price of Midwest’s common stock on the Nasdaq on the day the investors and Midwest are legally committed to the Exchange Offer (“Commitment Date”), and the determination with respect to shares issued in the CAP Conversion and the New Equity Issuance will be made based on the respective dates of closing of the CAP Conversion and the New Equity Issuance.

HIGH PARTICIPATION SCENARIO

		Adjustments
					Exchange of
		Exchange of			Series T
		Depositary			Preferred
	Actual	Shares for			Stock for				Pro Forma
	March 31,	Common			Common			New Equity	March 31,
(in thousands of dollars)	2009	Stock(1)			Stock(2)			Investments(3)	2009
Assets
Cash	$56,516		$—			$(542	)(9)	$94,500	$150,474
Short-term investments	1,762								1,762

Total cash and cash equivalents	58,278		—			(542)		94,500	152,236
Securities available-for-sale	685,858								685,858
Securities held-to-maturity	29,082								29,082

Total securities	714,940		—			—		—	714,940
Federal Reserve and Federal Home Loan Bank stock, at cost	31,698								31,698
Loans	2,591,048								2,591,048
Allowance for loan losses	(53,011)								(53,011)

Net loans	2,538,037		—			—		—	2,538,037
Cash surrender value of life insurance	85,517								85,517
Premises and equipment, net	38,528								38,528
Foreclosed properties	18,534								18,534
Core deposit and other intangibles, net	14,110								14,110
Goodwill	78,862								78,862
Other assets	134,560								134,560

Total assets	$3,713,064		$—			$(542)		$94,500	$3,807,022

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$343,422	$			$			$	$343,422
Interest-bearing	2,200,583								2,200,583

Total deposits	2,544,005		—			—		—	2,544,005
Federal funds purchased	55,000								55,000
Revolving note payable	8,600								8,600
Securities sold under agreements to repurchase	297,650								297,650
Advances from the Federal Home Loan Bank	340,000								340,000
Junior subordinated debentures	60,807								60,807
Subordinated debt	15,000								15,000
Term note payable	55,000								55,000
Other liabilities	35,932					2,041	(6)		37,973

Total liabilities	3,411,994		—			2,041		—	3,414,035

Stockholders’ equity
Preferred stock	1		(0)			(1)			—
Common stock	297		113	(4)		707	(5)	1,613 (7)	2,730
Additional paid-in capital	384,097		5,132			4,800		92,887	486,916
Warrant	5,229					(2,614	)(6)		2,615
Accumulated deficit	(73,533)		(5,245	)(8)		(5,475)		—	(84,213)
Accumulated other comprehensive loss	(268)					—			(268)
Treasury stock, at cost	(14,753)					—			(14,753)

Total stockholders’ equity	301,070		—			(2,583)		94,500	392,987

Total liabilities and stockholders’ equity	$3,713,064		$—			$(542)		$94,500	$3,807,022

(1)	Represents proposed exchange of all outstanding Depositary Shares.

(2)	Represents proposed exchange of 100% of Series T Preferred Stock currently held by the USG for another class of mandatory convertible preferred stock, and conversion of this new class of preferred stock into shares of common stock.

(3)	Represents proposed issuance of $100 million of common stock at $.01 par value, assuming 5.5% in transactions costs.

(4)	Represents par value of 11,334,929 shares of common stock at $.01 par value. Exchange results in no net proceeds to the Company.

(5)	Represents par value of 70,653,333 of shares of common stock at $.01 par value.

(6)	At the time of exchange, one half of the existing warrant, issued to the USG at the time of issuance of the Series T Preferred Stock, will be forgiven. The remaining amount of the warrant will remain outstanding as a component of permanent equity through the remaining (10 year) life. A new warrant will be issued to the USG in connection with the issuance of a new class of mandatory convertible preferred stock, and is classified in Other Liabilities. No fair value adjustment has been made for purposes of the pro forma adjustments.

(7)	Represents par value of 161,290,323 shares of common stock at $.01 par value.

(8)	Represents premium over the closing price of Depositary Shares on July 20, 2009.

(9)	Represents dividend on Series T Preferred Stock through March 31, 2009.
LOW PARTICIPATION SCENARIO

		Adjustments
			Exchange of
		Exchange of	Series T
		Depositary	Preferred
	Actual	Shares for	Stock for		New Equity		Pro Forma
	March 31,	Common	Common		Investments		March 31,
(in thousands of dollars)	2009	Stock(1)	Stock(2)		(3)		2009
Assets
Cash	$56,516	$	$(542	)(9)	94,500		$150,474
Short-term investments	1,762						1,762

Total cash and cash equivalents	58,278	—	(542)		94,500		152,236
Securities available-for-sale	685,858						685,858
Securities held-to-maturity	29,082						29,082

Total securities	714,940	—	—		—		714,940
Federal Reserve and Federal Home Loan Bank stock, at cost	31,698						31,698
Loans	2,591,048						2,591,048
Allowance for loan losses	(53,011)						(53,011)

Net loans	2,538,037	—	—		—		2,538,037
Cash surrender value of life insurance	85,517						85,517
Premises and equipment, net	38,528						38,528
Foreclosed properties	18,534						18,534
Core deposit and other intangibles, net	14,110						14,110
Goodwill	78,862						78,862
Other assets	134,560						134,560

Total assets	$3,713,064	$—	$(542)		$94,500		$3,807,022

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$343,422	$	$		$		$343,422
Interest-bearing	2,200,583						2,200,583

Total deposits	2,544,005	—	—		—		2,544,005
Federal funds purchased	55,000						55,000
Revolving note payable	8,600						8,600
Securities sold under agreements to repurchase	297,650						297,650
Advances from the Federal Home Loan Bank	340,000						340,000
Junior subordinated debentures	60,807						60,807
Subordinated debt	15,000						15,000
Term note payable	55,000						55,000
Other liabilities	35,932		2,041	(6)			37,973

Total liabilities	3,411,994	—	2,041		—		3,414,035

Stockholders’ equity
Preferred stock	1	(0)	(1)				—
Common stock	297	42 (4)	707	(5)	1,613	(7)	2,658

		Adjustments
				Exchange of
		Exchange of		Series T
		Depositary		Preferred
		Shares for		Stock for		New Equity	Pro Forma
	Actual	Common		Common		Investments	March 31,
(in thousands of dollars)	March 31, 2009	Stock(1)		Stock(2)		(3)	2009
Additional paid-in capital	384,097	1,899		4,800		92,887	483,683
Warrant	5,229			(2,614	)(6)		2,615
Accumulated deficit	(73,533)	(1,941	)(8)	(5,475)		—	(80,948)
Accumulated other comprehensive loss	(268)			—			(268)
Treasury stock, at cost	(14,753)			—			(14,753)

Total stockholders’ equity	301,070	—		(2,583)		94,500	392,987

Total liabilities and stockholders’ equity	$3,713,064	$—		$(542)		$94,500	$3,807,022

(1)	Represents partial exchange of outstanding Depositary Shares.

(2)	Represents proposed exchange of 100% of Series T Preferred Stock currently held by the USG for another class of mandatory convertible preferred stock, and conversion of this new class of preferred stock into shares of common stock.

(3)	Represents proposed issuance of $100 million of common stock at $.01 par value, assuming 5.5% in transaction costs.

(4)	Represents par value of 4,193,920 shares of common stock at $.01 par value. Exchange results in no net proceeds to the Company.

(5)	Represents par value of 70,653,333 shares of common stock at $.01 par value.

(6)	At the time of exchange, one half of the existing warrant, issued to the USG at the time of issuance of the Series T Preferred Stock, will be forgiven. The remaining amount of the warrant will remain outstanding as a component of permanent equity through the remaining (10 year) life. A new warrant will be issued to the USG in connection with the issuance of a new class of mandatory convertible preferred stock, and is classified in Other Liabilities. No fair value adjustment has been made for purposes of the pro forma adjustments.

(7)	Represents par value of 161,290,323 shares of common stock at $.01 par value.

(8)	Represents premium over the closing price of Depositary Shares on July 20, 2009.

(9)	Represents dividend on Series T Preferred Stock through March 31, 2009.
Pro Forma Earnings Implications
          The following presents the pro forma impact of the Pro Forma Transactions on certain statement of income items and earnings per share (“EPS”) for the fiscal year ended December 31, 2008 and the quarter ended March 31, 2009 as if the Pro Forma Transactions had been completed on January 1, 2008. We have calculated the pro forma information below by (1) eliminating all of the actual dividends paid to holders of Preferred Stock in 2008 and in the first quarter of 2009, and (2) assuming that the new shares of Common Stock issuable in the Pro Forma Transactions were issued on January 1, 2008. We have shown the pro forma impact of a “High Participation Scenario” and a “Low Participation Scenario” using the assumptions set forth below. In both scenarios, we have also assumed completion of the CAP Conversion and the New Equity Issuance, although we can offer no assurance that either of the CAP Conversion or the New Equity Issuance will be completed, or that the levels of participation in the Exchange Offer under the High Participation Scenario or Low Participation Scenario will be realized.

	Year Ended December 31, 2008					Three Months Ended March 31, 2009
		High		Low			High		Low
	Actual	Scenario		Scenario		Actual	Scenario		Scenario
Net loss	$(158,273)	$(156,257	)(1)	$(156,257	)(1)	$(5,320)	$(5,293	)(1)	$(5,293	)(1)
Preferred stock dividends and discount accretion	3,728	5,229	(2)	5,229	(2)	2,123	—	(2)	—	(2)
Series A conversion premium		5,245	(3)	1,941	(3)	—	—		—

Net loss available to common stockholders	$(162,001)	$(166,731)		$(163,427)		$(7,443)	$(5,293)		$(5,293)

Weighted average common shares outstanding — basic	27,854	271,132	(4)	263,991	(5)	27,925	271,203	(4)	264,062	(5)
Weighted average common shares outstanding — dilutive	27,854	271,132	(4)	263,991	(5)	27,295	271,203	(4)	264,062	(5)
Earnings per share
Basic	$(5.82)	$(0.61)		$(0.62)		$(0.27)	$(0.02)		$(0.02)
Dilutive	(5.82)	(0.61)		(0.62)		(0.27)	(0.02)		(0.02)

(1)	Includes imputed earnings of $2.016 million for 2008 based on an average Fed Funds rate of 1.94% and $27 thousand for 2009 based on an average Fed Funds rate of .19%, for the period prior to actual date of Series T Preferred Stock proceeds and the new common stock issuance.

(2)	Pro forma assumes no preferred dividend on Series A or Series T Preferred Stock.

(3)	Represents estimated premium on exchange of Series A Preferred Stock, payable as a special stock dividend.

(4)	Increase in common shares outstanding due to 11,334,229 shares as a result of Exchange Offer, 70,653,333 shares as a result of Series T Preferred Stock conversion and 161,290,233 shares as a result of a new share issuance.

(5)	Increase in common shares outstanding due to 4,193,920 shares as a result of Exchange Offer, 70,653,333 shares as a result of Series T Preferred Stock conversion and 161,290,323 shares as a result of new share issuance.
CAPITALIZATION
          The following table sets forth the carrying amount of our capitalization, as of March 31, 2009, on an actual basis and on a pro forma basis to reflect: (i) completion of the Pro Forma Transactions under the High Participation Scenario (as defined under “Unaudited Pro Forma Financial Information” above) and (ii) completion of the Pro Forma Transactions under the Low Participation Scenario (as defined under “Unaudited Pro Forma Financial Information” above). Although we have assumed completion of the CAP Conversion and the New Equity Issuance in both scenarios, we can offer no assurance that either of the CAP Conversion or the New Equity Issuance will be completed, or that the levels of participation in the Exchange Offer under the High Participation Scenario or the Low Participation Scenario will be realized. This table should be read in conjunction with the information set forth under “Selected Financial Data” and “Unaudited Pro Forma Financial Information” and our consolidated unaudited financial statements for the three months ended March 31, 2009 included elsewhere in this prospectus beginning on page F-1.
HIGH PARTICIPATION SCENARIO

		Exchange of		Exchange of
		Depositary		Series T
	Actual	Shares for		Preferred		New		Pro Forma
	March 31,	Common		Stock for		Equity		March 31,
	2009	Stock(1)		Common Stock(2)		Instruments(3)		2009
Long-Term Debt
Term note payable	$55,000	$		$		$		$55,000
Subordinated debt	15,000							15,000
Junior subordinated debentures	60,807							60,807
Warrant	—			2,041	(6)			2,041

Total long-term debt	130,807	—		2,041		—		132,848

Stockholders’ Equity
Preferred stock	1	—		(1)				—
Common stock	297	113	(4)	707	(5)	1,613	(7)	2,730
Additional paid-in capital	384,097	5,132	(4)	4,800		92,887		486,916
Warrant	5,229			(2,614	)(6)			2,615
Accumulated deficit	(73,533)	(5,245	)(8)	(5,475)				(84,253)
Accumulated other comprehensive loss	(268)							(268)
Treasury stock	(14,753)							(14,753)

Total stockholders’ equity	301,070	—		(2,583)		94,500		392,987

Total capitalization	$431,877	$—		$(542)		$94,500		$525,835

(1)	Represents proposed exchange of outstanding Depositary Shares,

(2)	Represents proposed exchange of 100% of Series T Preferred Stock currently held by the USG for another class of mandatory convertible preferred stock, and conversion of this new class of preferred stock into shares of common stock.

(3)	Represents proposed issuance of $100 million of common stock at $.01 par value, assuming 5.5% transaction costs.

(4)	Represents par value of 11,334,929 shares of common stock at $.01 par value. Exchange results in no net proceeds to the Company.

(5)	Represents par value of 70,653,333 shares of common stock at $.01 par value.

(6)	At the time of exchange, one half of the existing warrant, issued to the USG at the time of issuance of the Series T Preferred Stock, will be forgiven. The remaining amount of the warrant will remain outstanding as a component of permanent equity through the remaining (10 year) life. A new warrant will be issued to the USG in connection with the issuance of a new class of mandatory convertible preferred stock, and is classified in Other Liabilities. No fair value adjustment has been made for purposes of the pro forma adjustments.

(7)	Represents par value of 161,290,323 shares of common stock at $.01 par value.

(8)	Represents premium over the closing price of Depositary Shares on July 20, 2009.
LOW PARTICIPATION SCENARIO

				Exchange of Series T
		Exchange of		Preferred
	Actual	Depositary Shares		Stock		New		Pro Forma
	March 31,	for		for		Equity		March 31,
	2009	Common Stock(1)		Common Stock(2)		Instruments(3)		2009
Long-Term Debt
Term note payable	$55,000	$		$		$		$55,000
Subordinated debt	15,000							15,000
Junior subordinated debentures	60,807							60,807
Warrant	—			2,041	(6)			2,041

Total long-term debt	130,807	—		2,041		—		132,848

Stockholders’ Equity
Preferred stock	1	(0)		(1)				—
Common stock	297	42	(4)	707	(5)	1,613	(7)	2,659
Additional paid-in capital	384,097	1,899		4,800		92,887		483,683
Warrant	5,229			(2,614	)(6)			2,615
Accumulated deficit	(73,533)	(1,941	)(8)	(5,475)				(80,949)
Accumulated other comprehensive loss	(268)							(268)
Treasury stock	(14,753)							(14,753)

Total stockholders’ equity	301,070	—		(2,583)		94,500		392,987

Total capitalization	$431,877	$—		$(542)		$94,500		$525,835

(1)     Represents proposed partial exchange of outstanding Depositary Shares.
(2)     Represents proposed exchange of 100% of Series T Preferred Stock currently held by the USG for another class of mandatory convertible preferred stock and conversion of this new class of preferred stock into shares of common stock.
(3)     Represents proposed issuance of $100 million of common stock at $.01 par value, assuming 5.5% in transaction costs.
(4)     Represents par value of 4,193,920 shares of common stock at $.01 par value. Exchange results in no net proceeds to the Company.
(5)     Represents par value of 70,653,333 shares of common stock at $.01 par value.
(6)     At the time of exchange, one half of the existing warrant, issued to the USG at the time of issuance of the Series T Preferred Stock, will be forgiven. The remaining amount of the warrant will remain outstanding as a component of permanent equity through the remaining (10 year) life. A new warrant will be issued to the USG in connection with the issuance of a new class of mandatory convertible preferred stock, and is classified in Other Liabilities. No fair value adjustment has been made for purposes of the pro forma adjustments.
(7)     Represents par value of 161,290,323 shares of common stock at $.01 par value.
(8)     Represents premium over the closing price of Depositary Shares on July 20, 2009.
REGULATORY CAPITAL RATIOS
          Midwest is subject to risk-based capital guidelines issued by the Federal Reserve. Capital adequacy is measured, in part, based on two risk-based capital ratios, the Tier 1 and Total Capital (Tier 1 + Tier 2 Capital) ratios. Tier 1 Capital consists of core capital, while Total Capital also includes supplementary capital items such as subordinated debt and loan loss reserves. Both measures of capital adequacy are stated as a percentage of risk-weighted assets.
          Midwest’s risk-weighted assets are principally derived from application of the risk-based capital guidelines related to the measurement of credit risk, under which on-balance sheet assets and the credit equivalent amount of certain off-balance sheet exposures (such as financial guarantees, unfunded lending commitments, letters of credit, and derivatives) are assigned to one of several prescribed risk weight categories based upon the perceived credit risk associated with the obligor, or if relevant, the guarantor, the nature of the collateral, or external credit ratings. Risk-weighted assets also incorporate a measure for market risk on covered trading account positions, and all foreign exchange and commodity positions whether or not carried in the trading account. Excluded from risk-weighted assets are any assets, such as goodwill and deferred tax assets, to the extent required to be deducted from regulatory capital.
          Midwest is also subject to a Leverage Ratio requirement, a non-risk-based measure of capital adequacy, which is defined as Tier 1 Capital as a percentage of quarterly adjusted average assets.
          To be “adequately-capitalized” under federal bank regulatory agency definitions, a banking organization must have a Tier 1 Capital Ratio of at least 4%, a Total Capital Ratio of at least 8%, a Leverage Ratio of at least 3%

(or 4% if the bank holding company is not a “1” rated institution), and not be subject to an Federal Reserve directive to maintain higher capital levels. As noted in the following table, Midwest was “adequately-capitalized” under federal bank regulatory agency definitions at March 31, 2009 and December 31, 2008.
Midwest Regulatory Capital Ratios

	Mar. 31, 2009(1)	Dec. 31, 2008
Capital Ratios
Tier 1 leverage	6.24%	6.90%
Tier 1 risk-based capital	7.42%	8.30%
Total risk-based capital	9.18%	10.07%
Tier 1 common capital	1.25%	1.98%

(1)	As stated in amended FRY9-C Regulatory Report for the period ended March 31, 2009.
          The following table sets forth Midwest’s regulatory capital ratios, as of March 31, 2009, on an “as reported” basis, as well as the basis point impacts to the ratios under pro forma bases. The pro forma bases present: (i) completion of the Exchange Offer under the Low Participation Scenario (as defined under “Unaudited Pro Forma Financial Information” above) and (ii) completion of the Exchange Offer under the High Participation Scenario (as defined under “Unaudited Pro Forma Financial Information” above). This table should be read in conjunction with the information set forth under “Selected Financial Data” and “Unaudited Pro Forma Financial Information” and our consolidated unaudited financial statements for the quarterly period ended March 31, 2009 included elsewhere in this prospectus beginning on page F-1.

	As of March 31, 2009
		Pro Forma for
		Exchange Offer	Pro Forma for
		Transactions	the Exchange
	As Reported(1)	(Low)	Offer (High)
	%	%	%
Capital Ratios
Tier 1 leverage	6.24	8.86	8.86
Tier 1 risk-based capital	7.42	10.21	10.21
Total risk-based capital	9.18	11.92	11.92
Tier 1 common capital	1.25	7.37	8.26

(1)	As stated in amended FRY9-C Regulatory Report for the period ended March 31, 2009.
Tangible Common Equity (TCE) and Tier 1 Common
          Midwest’s management believes TCE and Tier 1 Common are useful because they are measures utilized by its regulators and market analysts in evaluating a company’s financial condition and capital strength.
          TCE, as defined by the Company, represents common equity less goodwill and intangible assets net of the related deferred tax liabilities. Other companies may calculate TCE in a manner different from Midwest. Midwest’s TCE was $4.1 million at March 31, 2009 and $89.5 million at December 31, 2008.
          The Company’s TCE Ratio (TCE divided by tangible assets (see below “Components of Capital Under Regulatory Guidelines”)) was 2.35% at March 31, 2009, and 2.58% at December 31, 2008, respectively.
          Also, in conjunction with the conclusion of the Supervisory Capital Assessment Program (SCAP), banking regulators have developed a new measure of capital called Tier 1 Common defined as Tier 1 Capital less non-common elements including qualified perpetual preferred stock, qualifying minority interest in subsidiaries and qualifying trust preferred securities.
          The Company’s Tier 1 Common Ratio (Tier 1 Common divided by risk-weighted assets) was 1.25% at March 31, 2009, and 1.98% at December 31, 2008, respectively.

Non-GAAP Reconciliation of Certain Ratios to Stockholders’ Equity
          TCE and related ratios are non-GAAP measures. A reconciliation of Midwest’s total stockholders’ equity to TCE is included in the table below.
HIGH PARTICIPATION SCENARIO

			Exchange of
			Series T
		Exchange of	Preferred
		Depositary	Stock
	Actual	Shares	for		New	Pro Forma
	March 31,	for Common	Common		Equity	March 31,
	2009	Stock(1)	Stock(2)		Instruments(3)	2009

Stockholders’ equity	$301,070	$—	$(2,583)		$94,500	$392,987
Preferred equity	(122,976)	43,125	79,851			—

Common stockholders’ equity	178,094	43,125	77,268		94,500	392,987

Core deposit and other intangibles, net	(14,110)					(14,110)
Goodwill	(78,862)					(78,862)

Tangible common stockholders’ equity	$85,122	$43,125	$77,268		$94,500	$300,015

Book value per common share	$6.38					$1.45
Tangible book value per common share	3.05					1.11
Total assets	$3,713,064	$	$(542	)(4)	$94,500	$3,807,022
Core deposit and other intangibles, net	(14,110)					(14,110)
Goodwill	(78,862)					(78,862)

Tangible assets	$3,620,092	$—	$(542)		$94,500	$3,714,050

Tangible common stockholders’ equity/tangible assets	2.35%					8.08%

(1)	Represents proposed exchange of outstanding Depositary Shares.

(2)	Represents proposed exchange of 100% of Series T Preferred Stock currently held by the USG for another class of mandatory convertible preferred stock, and conversion of this new class of preferred stock into shares of common stock.

(3)	Represents proposed issuance of $100 million of common stock at $.01 par value, assuming 5.5% transactions costs.

(4)	Represents dividend on Series T Preferred Stock through March 31, 2009.
LOW PARTICIPATION SCENARIO

			Exchange of
			Series T
		Exchange of	Preferred
		Depositary	Stock
	Actual	Shares	for		New	Pro Forma
	March 31,	for Common	Common		Equity	March 31,
	2009	Stock(1)	Stock(2)		Investments(3)	2009

Stockholders’ equity	$301,070	—	$(2,583)		$94,500	$392,987
Preferred equity	(122,976)	15,956	79,851			(27,169)

Common stockholders’ equity	178,094	15,956	77,268		94,500	365,818

Core deposit and other intangibles, net	(14,110)					(14,110)
Goodwill	(78,862)					(78,862)

Tangible common stockholders’ equity	$85,122	$15,956	$77,268		$94,500	$272,846

Book value per common share	$6.38					$1.39
Tangible book value per common share	3.05					1.03
Total assets	$3,713,064	$	$(542	) (4)	$94,500	$3,807,022
Core deposit and other intangibles, net	(14,110)					(14,110)
Goodwill	(78,862)					(78,862)

Tangible assets	$3,620,092	$—	$(542)		$94,500	$3,714,050

Tangible common stockholders’ equity/tangible assets	2.35%					7.35%

(1)	Represents proposed partial exchange of outstanding Depositary Shares.

(2)	Represents proposed exchange of 100% of Series T Preferred Stock currently held by the USG for another class of mandatory convertible preferred stock, and conversion of this new class of preferred stock into shares of Common Stock.

(3)	Represents proposed issuance of $100 million of Common Stock at $.01 par value, assuming 5.5% transactions costs.

(4)	Represents dividend on Series T Preferred Stock through March 31, 2009.

Components of Capital Under Regulatory Guidelines

Tier 1 Common and related ratios are non-GAAP measures. A reconciliation of Midwest’s common stockholders’ equity to Tier 1 Common is included in the tables below.

			Exchange of
		Exchange of	Series T
		Depositary	Preferred
	Actual	Shares for	Stock for	New	Pro Forma
	March 31,	Common	Common	Equity	March 31,
	2009	Stock(1)	Stock(2)	Instruments(3)	2009
Tier 1 Common
Common stockholders’ equity	$178,094	$43,125	$77,268	$94,500	$392,987
Less: Core deposit and other intangibles, net	(14,110)				(14,110)
Less: Goodwill	(78,862)				(78,862)
Less: Disallowed tax assets	(47,554)				(47,554)
Less: Prior service cost and decrease in projected benefit obligation(4)	658				658
Plus: Unrealized losses on securities	(390)				(390)
Less: Unrealized losses on equity securities	(1,055)				(1,055)

Total Tier 1 Common	36,781	43,125	77,268	94,500	251,674

Qualifying perpetual preferred securities	122,976	(43,125)	(79,851)	—	—
Qualifying trust preferred securities	59,000				59,000
Qualifying minority interests in consolidated subsidiaries	94				94

Total Tier 1 Capital(4)	218,851	—	(2,583)	94,500	310,768

Allowance for loan losses	53,011				53,011
Reserve for unfunded commitments	1,300				1,300
Disallowed allowance	(17,190)				(17,190)
Qualifying subordinated debt	15,000				15,000

Total risk-based capital(4)	$270,972	$—	$(2,583)	$94,500	$362,889

(1)	Represents proposed exchange of outstanding Depositary Shares.

(2)	Represents proposed exchange of 100% of Series T Preferred Stock currently held by the USG for another class of mandatory convertible preferred stock, and conversion of this new class of preferred stock into shares of common stock.

(3)	Represents proposed issuance of $100 million of common stock at $.01 par value, assuming 5.5% in transaction costs.

(4)	As stated in amended FR Y-9C Regulatory Report for the period ending March 31, 2009.

LOW PARTICIPATION SCENARIO

			Exchange of
		Exchange of	Series T
		Depositary	Preferred
	Actual	Shares for	Stock for	New	Pro Forma
	March 31,	Common	Common	Equity	March 31,
	2009	Stock(1)	Stock(2)	Investments(3)	2009

Tier 1 Common
Common stockholders’ equity	$178,094	$15,956	$77,268	$94,500	$365,818
Less: Core deposit and other intangibles, net	(14,110)				(14,110)
Less: Goodwill	(78,862)				(78,862)
Less: Disallowed tax assets	(47,554)				(47,554)
Less: Prior service cost and decrease in projected benefit obligation(4)	658				658
Plus: Unrealized losses on securities	(390)				(390)
Less: Unrealized losses on equity securities	(1,055)				(1,055)

Total Tier 1 Common	36,781	15,956	77,268	94,500	224,505

Qualifying perpetual preferred securities	122,976	(15,956)	(79,851)	—	27,169
Qualifying trust preferred securities	59,000				59,000
Qualifying minority interests in consolidated subsidiaries	94				94

Total Tier 1 Capital(4)	218,851	—	(2,583)	94,500	310,768

Allowance for loan losses	53,011				53,011
Reserve for unfunded commitments	1,300				1,300
Disallowed allowance	(17,190)				(17,190)
Qualifying subordinated debt	15,000				15,000

Total risk-based capital(4)	$270,972	$—	$(2,583)	$94,500	$362,889

(1)	Represents proposed partial exchange of outstanding Depositary Shares.

(2)	Represents proposed exchange of 100% of Series T Preferred Stock currently held by the USG for another class of mandatory convertible preferred stock, and conversion of this new class of preferred stock into shares of Common Stock.

(3)	Represents proposed issuance of $100 million of common stock at $.01 par value, assuming 5.5% in transaction costs.

(4)	As stated in amended FR Y-9C Regulatory Report for the period ending March 31, 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
          The Company’s principal business is conducted by the Bank which provides of a full range of community-based financial services, including commercial and retail banking. The profitability of the Company’s operations depends primarily on its net interest income, provision for loan losses, noninterest income, noninterest expenses, and income taxes. Net interest income is the difference between the income the Company receives on its loan and securities portfolios and its cost of funds, which consists of interest paid on deposits and borrowings. The provision for loan losses reflects the cost of credit risk in the Company’s loan portfolio. Noninterest income consists of service charges on deposit accounts, securities gains or losses or impairments, net trading profits or losses, gains or losses on sales of loans, insurance and brokerage commissions, trust income, increase in cash surrender value of life insurance, gains on sale of property and extinguishment of debt, and other noninterest income. Noninterest expenses include salaries and employee benefits, occupancy and equipment expenses, professional services, marketing expenses, amortization of intangible assets, goodwill impairment, loss on extinguishment of debt, merger-related expenses, and other noninterest expenses. The Company is subject to state and federal income taxes.
          Net interest income is dependent on the amounts of and yields on interest-earning assets as compared to the amounts of and rates on interest-bearing liabilities. Net interest income is sensitive to changes in market interest rates and is dependent on the Company’s asset/liability management procedures to react appropriately to such changes. The provision for loan losses is based upon management’s assessment of the collectibility of the loan portfolio under current economic conditions. Noninterest expenses are influenced by the growth of operations. Growth in the number of account relationships directly affects such expenses as data processing costs, supplies, postage, and other miscellaneous expenses. The provision for income taxes is affected by tax law and regulation, accounting principles and policies, and income tax strategies. See Note 2 and Note 22 of the Notes to our Consolidated Financial Statements for the fiscal year ended December 31, 2008 included in this prospectus beginning on page F-20.
          The following discussion and analysis is intended as a review of significant factors affecting the financial condition and results of operations of the Company for the periods indicated. The discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and the Selected Consolidated Financial Data presented herein. In addition to historical information, the following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed herein.
Critical Accounting Policies and Estimates
          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, changes in these assumptions and estimates could significantly affect the Company’s financial position or results of operations. Actual results could differ from those estimates. Discussed below are those critical accounting policies that are of particular significance to the Company.
          Allowance for Loan Losses: The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio. Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

          The Company’s methodology for determining the allowance for loan losses represents an estimation performed pursuant to SFAS No. 5, “Accounting for Contingencies,” and SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The allowance reflects expected losses resulting from analyses developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on regular analyses of all loans over $300,000 where the internal credit rating is at or below a predetermined classification. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values. The allowance for loan losses also includes consideration of concentrations and changes in portfolio mix and volume and other qualitative factors. In addition, regulatory agencies, as an integral part of their examinations, may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.
          There are many factors affecting the allowance for loan losses; some are quantitative while others require qualitative judgment. The process for determining the allowance (which management believes adequately considers all of the potential factors which potentially result in credit losses) includes subjective elements and, therefore, may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provisions for credit losses could be required that could adversely affect the Company’s earnings or financial position in future periods.
          A loan is impaired when full payment of all principal and interest under the original loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.
          Income Taxes: The Company recognizes expense for federal and state income taxes currently payable as well as for deferred federal and state taxes for estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the consolidated balance sheets, as well as loss carryforwards and tax credit carryforwards. Realization of deferred tax assets is dependent upon generating sufficient taxable income in either the carryforward or carryback periods to cover net operating losses generated by the reversal of temporary differences. A valuation allowance is provided by way of a charge to income tax expense if it is determined that it is not more likely than not that some or all of the deferred tax asset will be realized. If different assumptions and conditions were to prevail, the valuation allowance may not be adequate to absorb unrealized deferred taxes and the amount of income taxes payable may need to be adjusted by way of a charge or credit to expense. Furthermore, income tax returns are subject to audit by the IRS and state taxing authorities. Income tax expense for current and prior periods is subject to adjustment based upon the outcome of such audits. The Company believes it has adequately accrued for all probable income taxes payable. Accrual of income taxes payable and valuation allowances against deferred tax assets are estimates subject to change based upon the outcome of future events.
          The Company has entered into tax allocation agreements with its subsidiary entities included in the consolidated US federal and unitary and combined state income tax returns. These agreements govern the timing and amount of income tax payments required by the various entities.
          In June 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting and reporting for uncertainties in the application of income tax laws, providing a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax positions taken or expected to be taken in income tax returns. The Company’s adoption of FIN 48 on January 1, 2007 did not have a material impact on the Company’s consolidated financial position and results of operations. See Note 22—Income Taxes of the Notes to the consolidated financial statements for more details.
          Evaluation of Securities for Impairment: Securities are classified as held-to-maturity when the Company has the ability and intent to hold those securities to maturity. Accordingly, they are stated at cost adjusted for amortization of premiums and accretion of discounts. Securities are classified as available-for-sale when the Company may decide to sell those securities due to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income (loss). Interest income is reported net of amortization of premium and accretion of discount. Realized gains and losses on the disposition of securities available-for-sale are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are recognized in earnings as realized losses. In estimating other than temporary losses, management considers (1) the length of time and extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
Accounting Pronouncements
          In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” to provide guidance in the process of quantifying financial statement misstatements. SAB No. 108 requires registrants to quantify an error under two methods: (1) quantify the misstatement based on the amount of the error originating in the current-year income statement (“Rollover Approach”) and (2) quantify the misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current-year irrespective of the misstatement’s year(s) origination (“Iron Curtain Approach”). Consequently, a registrant’s financial statements would require adjustment when either approach results in quantifying a misstatement that is material, after considering all relevant quantitative and qualitative factors. SAB No. 108 was effective for financial statements issued for fiscal years ending after November 15, 2006. The application of SAB No. 108 as of January 1, 2007 did not have any impact on the Company’s results of operations or financial position.
          The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” on January 1, 2008, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements where the Financial Accounting Standards Board (“FASB”) had previously concluded in those pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new financial assets or liabilities to be measured at fair value. In February 2008, FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB Statement No. 157.” This FSP delays the effective dates of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. In October 2008, the FASB issued Staff Position 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (“FSP No. 157-3”), which clarifies the application of SFAS No. 157 in an inactive market and provides an illustrative example to demonstrate how the fair value of a financial asset is to be determined when the market for that financial asset is not active. FSP No. 157-3 became effective for the Company’s interim financial statements as of September 30, 2008 and did not significantly impact the methods by which the Company determines the fair values of its financial assets. On April 9, 2009, the FASB issued Staff Position 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. 157-4”), which indicates that if an entity determines that either the volume and/or level of activity for an asset or liability has significantly decreased or price quotations or observable inputs are not associated with orderly transactions, increased analysis and management judgement will be required to estimate fair value. Valuation techniques such as an income approach might be appropriate to supplement or replace a market approach in those circumstances. FSP No. 157-4 requires entities to disclose in interim and annual periods the inputs and valuation techniques used to measure fair value along with any changes in valuation techniques and related inputs during the period. FSP No. 157-4 is effective for interim and annual periods ending after June 15, 2009. Accordingly, the Company included these new disclosures beginning April 1, 2009. See Note 17 — Fair Value for more information.
          On April 9, 2009, the FASB issued Staff Position No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP No. 107-1”), which relates to fair value disclosures in public entity financial statements for financial instruments that are within scope of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” This guidance increases the frequency of fair value disclosures from annual only to quarterly. FSP No. 107-1 is effective for interim and annual periods ending after June 15, 2009. The adoption of

FSP No. 107-1 will not have a material effect on the Company’s results of operations or consolidated financial position, but will enhance required disclosures. Accordingly, the Company included these new disclosures beginning April 1, 2009.
          On April 9, 2009, FASB issued Staff Position No. 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP No. 115-2”). This new guidance revises the recognition and reporting requirements for other-than-temporary impairments of debt securities. FSP No. 115-2 eliminates the “ability and intent to hold” provision for debt securities and impairment is considered to be other than temporary if a company (i) intends to sell the security, (ii) more likely than not will be required to sell the security before recovering its cost, or (iii) does not expect to recover the security’s entire amortized cost. This guidance also eliminates the “probability” standard relating to the collectibility of cash flows and impairment is considered to be other than temporary if the present value of cash flows expected to be collected is less than the amortized cost (credit loss). Other-than-temporary losses also need to be separated between the amount related to credit loss (which is recognized in current earnings) and the amount related to all other factors (which is recognized in other comprehensive income). FSP No. 115-2 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of FSP No. 115-2 did not have a material effect on the Company’s results of operations or consolidated financial position.
          In December 2007, FASB issued SFAS No. 141(R), “Business Combinations,” which replaces the current standard on business combinations, modifies the accounting for business combinations and requires, with limited exceptions, the acquirer in a business combination to recognize all of the assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree at the acquisition-date, at fair value. SFAS No. 141(R) also requires certain contingent assets and liabilities acquired as well as contingent consideration to be recognized at fair value. In addition, the statement requires payments to third parties for consulting, legal, audit, and similar services associated with an acquisition to be recognized as expenses when incurred rather than capitalized as part of the cost of the acquisition. SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008 and early adoption is not permitted. The adoption of SFAS No. 141(R) on January 1, 2009 did not have a material effect on the Company’s results of operations or consolidated financial position.
          In June 2008, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF No. 07-5”). EITF No. 07-5 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF No. 07-5 applies to any freestanding financial instrument or embedded feature that has all of the characteristics of a derivative or freestanding instrument that is potentially settled in an entity’s own stock (with the exception of share-based payment awards within the scope of SFAS 123(R)). To meet the definition of “indexed to own stock,” an instrument’s contingent exercise provisions must not be based on (a) an observable market, other than the market for the issuer’s stock (if applicable), or (b) an observable index, other than an index calculated or measured solely by reference to the issuer’s own operations, and the variables that could affect the settlement amount must be inputs to the fair value of a “fixed-for-fixed” forward or option on equity shares. EITF No. 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of EITF No. 07-5 did not have a material effect on the Company’s results of operations or consolidated financial position.
          In June 2008, the FASB issued Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in paragraphs 60 and 61 of SFAS No. 128, “Earnings per Share.” FSP EITF No. 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. All prior-period earnings per share data has been adjusted retrospectively to conform with the provisions of this FSP. The adoption of FSP EITF 03-6-1 did not have a material effect on the Company’s results of operations or consolidated financial position.
          In December 2008, the FASB issued FASB Staff Position FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP No. FAS 140-4 and FIN 46(R)-8”). FSP No. FAS 140-4 and FIN 46(R)-8 amends SFAS No. 140, “Accounting for

Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” and FIN No. 46, “Consolidation of Variable Interest Entities,” requiring additional disclosures about transfers of financial assets and the involvement with variable interest entities. These additional disclosures are intended to provide greater transparency about a transferor’s continuing involvement with transferred assets and variable interest entities. FSP No. FAS 140-4 and FIN 46(R)-8 is effective for fiscal years ending after December 15, 2008. The adoption of FSP No. FAS 140-4 and FIN 46(R)-8 did not have a material effect on the Company’s results of operations or consolidated financial position.
Recent Developments
          On July 28, 2009, we announced the adoption of our Capital Plan. See “Summary—Our Capital Plan.”
          On July 28, 2009, the Board of Directors of the Bank and the Company accepted the resignation of three directors, reducing the Boards from eleven to eight members. The departing directors — Angelo A. DiPaolo, Dennis M. O’Hara and Joseph R. Rizza — provided many years of valued service to the Bank and the Company. The Company also announced cost reduction initiatives accomplished through a reduction in force of over 100 employees, to be completed by September 30, 2009, salary reductions for employees led by top executives’ salaries decreasing 7% to 10%, suspension of certain benefits, elimination of discretionary projects and initiatives and an increased focus on expense control.
          On May 6, 2009, the Company announced that Roberto R. Herencia was named president and Chief Executive Officer of the Company and the Bank, replacing J. J. Fritz, who became senior executive vice president of Midwest Banc Holdings. Mr. Herencia, who also was appointed to the board of directors of the Company and the Bank, was formerly president and director of Banco Popular North America based in Chicago and executive vice president of Popular, Inc., the parent company. See “Management.”
          The Company also announced on May 6, 2009, that the board of directors made the decision to suspend the dividend on the $43.1 million of Series A Preferred Stock; defer the dividend on the $84.8 million of Series T Preferred Stock; and take steps to defer interest payments on its junior subordinated debentures as permitted by the terms of the underlying debentures. Since the May 6th announcement, the Company has begun deferring interest on its $59 million of outstanding junior subordinated debentures.
          In response to the financial crises affecting the overall banking system and financial markets, on October 3, 2008, the Emergency Economic Stabilization Act of 2008, EESA, was enacted. Under the EESA, the U.S. Treasury has the authority to, among other things, purchase mortgages, mortgage backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.
          On October 3, 2008 the Troubled Asset Relief Program, TARP, became effective. The TARP gave the U.S. Treasury authority to deploy up to $700 billion into the financial system with an objective of improving liquidity in capital markets. On October 14, 2008, the U.S. Treasury announced plans to direct $250 billion of this authority into preferred stock investments in financial institutions. The general terms of this preferred stock program are as follows for a participant: pay 5% dividends on the U.S. Treasury’s preferred stock for the first five years and 9% dividends thereafter; cannot increase common stock dividends for three years while U.S. Treasury is an investor without their permission; the U.S. Treasury receives warrants entitling it to buy a participant’s common stock equal to 15% of the U.S. Treasury’s total initial investment in the participant; and the participating company’s executives must agree to certain compensation restrictions, and restrictions on the amount of executive compensation which is tax deductible and other detailed terms and conditions. The terms of this preferred stock program could reduce investment returns to participating companies’ stockholders by restricting dividends to common stockholders, diluting existing stockholders’ interests, and restricting capital management practices. The TARP capital purchase program, CPP, is a voluntary program designed to help healthy institutions build capital to support the U.S. economy by increasing the flow of financing to U.S. businesses and consumers.
          Although the Company then exceeded all applicable regulatory capital requirements, it submitted an application for participation in the CPP and, on December 5, 2008, it sold 84,784 shares of Series T Preferred Stock to the U.S. Treasury for an aggregate purchase price of $84.784 million and issued a warrant to the U.S. Treasury which will allow it to acquire 4,282,020 shares of its common stock for $2.97 per share. The Series T Preferred

Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series T Preferred Stock may be redeemed by the Company after three years. Prior to the end of three years, the Series T Preferred Stock may be redeemed by the Company only with proceeds from the sale of qualifying equity securities. The senior preferred stock is non-voting, other than class voting rights on certain matters that could amend the rights of or adversely affect the stock.
          If the Company completes one or more qualified equity offerings on or prior to December 31, 2009 that result in its receipt of aggregate gross proceeds of not less than $84.784 million, which is equal to 100% of the aggregate liquidation preference of the Series T Preferred Stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 2,141,010 shares. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event the Company pays stock dividends or makes distributions of its common stock, subdivide, combine or reclassify outstanding shares of its common stock. As part of our Capital Plan, we intend to seek the exchange of the Series T Preferred Stock for another class of mandatorily convertible preferred stock to be issued to the U.S. Treasury under CAP. See “Summary—Our Capital Plan.”
          The EESA included a provision for an increase in the amount of deposits insured by the FDIC to $250,000 until December 2009. On October 14, 2008, the FDIC announced a new program, the Temporary Liquidity Guarantee Program, that provides unlimited deposit insurance on funds in noninterest-bearing transaction deposit accounts not otherwise covered by the existing deposit insurance limit of $250,000. The Company has elected to participate in the Temporary Liquidity Guarantee Program and incur a 10 basis point surcharge as a cost of participation. The behavior of depositors in regard to the level of FDIC insurance could cause the Company’s existing customers to reduce the amount of deposits held at the Company, or could cause new customers to open deposit accounts. The level and composition of the Company’s deposit portfolio directly impacts its funding cost and net interest margin.
          The EESA followed, and has been followed by, numerous actions by the Federal Reserve, the U.S. Congress, U.S. Treasury, the FDIC, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007. These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector.
          On February 17, 2009, President Barack Obama signed the American Recovery and Reinvestment Act of 2009, ARRA, more commonly known as the economic stimulus or economic recovery package. ARRA includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health and education needs. In addition, ARRA imposes new executive compensation and corporate governance limits on current and future participants in TARP, including the Company, which are in addition to those previously announced by U.S. Treasury. The new limits remain in place until the participant has redeemed the preferred stock sold to U.S. Treasury, which is now permitted under ARRA without penalty and without the need to raise new capital, subject to U.S. Treasury’s consultation with the recipient’s appropriate federal regulator.
          Among the provisions in the ARRA are restrictions affecting financial institutions that are participating in the CPP. These provisions are set forth in the form of amendments to the EESA. The amendments provide that during the period in which any TARP obligation is outstanding (other than those relating to warrants), TARP recipients are subject to standards for executive compensation and corporate governance to be set forth in regulations to be issued by the U.S. Treasury. Among these provisions included in ARRA are the following:
•	a limitation on incentive compensation paid or accrued to the top five executive officers based on the amount of TARP funds that the Company received. Under the provision, incentive compensation paid to such individuals may not exceed one-third of the individual’s annual compensation. It must be paid in restricted stock that does not fully vest during the period in which any obligation arising from financial assistance provided under TARP remains outstanding;

•	an expansion of the prohibitions on certain golden parachute payments to cover any severance payment for a departure for any reason (subject to certain limited exceptions) made to the senior executives named in the 2009 proxy statement and the next five highest paid employees;

•	a requirement that the chief executive officer and chief financial officer provide a written certification of compliance with certain executive compensation and corporate governance provisions in annual securities filings;

•	a requirement that companies adopt a company-wide policy regarding excessive or luxury expenditures as they relate to entertainment, renovations to offices or facilities, and aviation and other transportation services; and

•	a requirement that companies permit a separate non-binding stockholder vote to approve the compensation of senior executive officers.
          See “Business— Supervision and Regulation— Recent Developments” for further discussion of recent developments concerning regulatory restrictions or executive compensation.
          On February 27, 2009, the FDIC board agreed to impose an emergency special assessment of 20 basis points on all banks to restore the Deposit Insurance Fund to an acceptable level. The assessment, which would be payable on September 30, 2009, is in addition to a planned increase in premiums and a change in the way regular premiums are assessed, which the board also approved on that date. This emergency special assessment for the Company, if assessed in accordance with the February 27, 2009 directive, is projected to be $5.0 million based on March 31, 2009 data.
2008 Developments
          The Company recognized a non-cash, non-operating, other-than-temporary impairment charge of $47.8 million at September 30, 2008 on certain FNMA and FHLMC preferred equity securities similar to the impairment charge of $17.6 million taken in the first quarter of 2008. In September 2008, the Company sold a portion of its FNMA and FHLMC preferred equity securities recognizing a $16.7 million loss. It also recognized an impairment charge $80.0 million on its goodwill intangible asset based upon an appraisal by an independent third party. The decline in value was primarily the result of a decline in market capitalization. During 2008, the Company recognized net loan charge-offs of $54.1 million and recorded a $71.8 million loan loss provision, reflecting management’s updated assessments of impaired loans and concerns about the continued deterioration of economic conditions. During the first quarter of 2008, the Company also incurred a $7.1 million loss on the early extinguishment of debt arising from the prepayment of $130.0 million in FHLB advances, and recognized a $15.2 million gain on the sale of real estate.
          On December 16, 2008, the Board of Directors of the Company and the Bank elected Percy L. Berger Chairman of the Board of Directors of the Company and the Bank effective December 31, 2008. Mr. Berger replaced Homer J. Livingston, Jr. who resigned as a Director and Chairman effective December 31, 2008.
2007 Developments
          On October 1, 2007, the Company completed its acquisition of Northwest Suburban in a cash and stock merger transaction. At acquisition, Northwest Suburban had total assets of $546.2 million. The agreement and plan of merger provided that the Company’s stock comprised up to 45% of the purchase price, at an exchange ratio of 2.4551 shares of Company common stock for each Northwest Suburban common share, and that the remainder be paid in cash at the rate of $42.75 for each share of Northwest Suburban common stock. The Company issued 3.7 million shares of common stock, paid $81.2 million in cash, and incurred $414,000 in costs that were capitalized for a total purchase price of $136.7 million. Mr. Dennis M. O’Hara, a director of Northwest Suburban, joined the Board of Directors of the Company and the Bank upon closing. Mr. John G. Eilering, Northwest Suburban’s Chairman and Chief Executive Officer joined the Bank as Area President — Northwest. Mr. Stephan L. Markovits, President of Northwest Suburban joined the Bank as Executive Vice President — Commercial Lending. The systems conversions were successfully completed during the weekend of October 27. The Company used the proceeds from a $75.0 million term note under a borrowing facility it has with a correspondent bank to pay for a portion of the cash requirement of the acquisition. The term note had an initial rate of one-month LIBOR plus 140 basis points and matures on September 28, 2010.
          This acquisition added five more branches and made the Company, based on deposits, the 17th largest bank in the Chicago area as well as expanding the Company’s geographic footprint in the northwest suburbs. Northwest Suburban’s branch locations in Des Plaines, Lakemoor, Lake Zurich, Mount Prospect, and North Barrington provide a complimentary addition to the Company’s branches in northwest Cook, DuPage, Kane, Lake, and McHenry counties. In addition, the Company believes that this acquisition will contribute to expansion and diversification of its loan portfolio, its deposit base, and its noninterest income. All key sales professionals from Northwest Suburban were retained.
          In December 2007, the Company raised $41.4 million in new equity capital, net of issuance costs, through an offering of 1,725,000 depositary shares, each representing 1/100th of a share of its Series A noncumulative redeemable convertible perpetual preferred stock, at $25.00 per depositary share. The infusion of capital strengthened the Company’s balance sheet as well as allowed it to partially pay down balances outstanding on its term note and revolving line of credit and contribute capital to the Bank.
Consolidated Results of Operations
          Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008
          Set forth below are some highlights of first quarter 2009 results compared to the first quarter of 2008.
•	Basic and diluted loss per share for the three months ended March 31, 2009 and 2008 was $0.27 and $0.22 per share, respectively.

•	Net loss for the first quarter of 2009 was $5.3 million compared to $5.4 million for the first quarter of 2008. The first quarter of 2009 included a $13.0 million provision for loan losses. The first quarter of 2008 reflected a $17.6 million impairment charge on securities, a $7.1 million loss on the early extinguishment of debt and a $15.2 million gain on the sale of a branch property.

•	Net interest income decreased 5.0% to $21.1 million in the first quarter of 2009 compared to $22.2 million in the first quarter of 2008, primarily as a result of the decline in interest income on loans caused by decreases in the prime interest rate in 2008.

•	The net interest margin continues to be under pressure at 2.63% for the three months ended March 31, 2009 compared to 2.82% for the similar period of 2008, largely due to lower yields on earning assets caused by reductions in prime rate.

•	The annualized return on average assets was (0.59)% for the three months ended March 31, 2009 and 2008.

•	The annualized return on average equity for the three months ended March 31, 2009 was (7.12)% compared to (5.69)% for the similar period in 2008.

•	The provision for loan losses increased by $7.6 million, to $13.0 million, in the first quarter of 2009 compared to $5.4 million for the comparable period in 2008, reflecting management’s current updated assessments of impaired loans and concerns about the continued deterioration of economic conditions.

•	Noninterest income was $3.3 million for the three months ended March 31, 2009 compared to $1.8 million over the comparable period in 2008. Excluding the impairment charge on securities and the gain on the sale of real estate, noninterest income was $4.2 million for the first quarter of 2008.

•	Noninterest expenses were $21.8 million during the first quarter of 2009 compared to $28.6 million for the similar period in 2008. Excluding the loss on the early extinguishment of debt and merger related charges, noninterest expense increased by $273,000 compared to the first quarter of 2008.
          Set forth below are some highlights of first quarter 2009 results compared to the fourth quarter of 2008.
•	Basic and diluted loss per share for the three months ended March 31, 2009 were $0.27 compared to earnings per share of $0.11 for three months ended December 31, 2008.

•	Net loss for the first quarter of 2009 was $5.3 million compared to net income of $4.4 million for the fourth quarter of 2008. Income tax benefits of $16.6 million related to securities losses recognized in the third quarter of 2008 were recorded in the fourth quarter of 2008 due to subsequent tax law changes. Without this adjustment, a net loss of $12.2 million would have resulted for the fourth quarter of 2008.

•	Net interest income increased by $1.3 million to $21.1 million in the first quarter of 2009 compared to $19.8 million in the fourth quarter of 2008, primarily as a result of lower cost of funds.

•	The net interest margin increased to 2.63% for the three months ended March 31, 2009 compared to 2.51% for the fourth quarter of 2008, mainly due to average rates paid on interest-bearing liabilities falling more than the yields on earning assets.

•	The annualized return on average assets for the three months ended March 31, 2009 was (0.59)% compared to 0.49% for the fourth quarter of 2008. Excluding the income tax benefit of $16.6 million, the annualized return on average assets would have been (1.35)% for the fourth quarter of 2008.

•	The annualized return on average equity for the three months ended March 31, 2009 was (7.12)% compared to 7.17% for the fourth quarter of 2008. Excluding the income tax benefit of $16.6 million, the annualized return on average equity would have been (19.72)% for the fourth quarter of 2008.

•	The provision for loan losses was $13.0 million in the first quarter of 2009 compared to $20.0 million for the fourth quarter of 2008, reflecting management’s current updated assessments of impaired loans and concerns about the continued deterioration of economic conditions.

•	Noninterest income was $3.3 million for the three months ended March 31, 2009 and $3.7 million in the fourth quarter of 2008.

•	Noninterest expenses were $21.8 million during the first quarter of 2009 compared to $25.7 million in the fourth quarter of 2008.
Net Interest Income
          The following table sets forth the average balances, net interest income on a tax equivalent basis and expense and average yields and rates for the Company’s interest-earning assets and interest-bearing liabilities for the indicated periods.

	For the Three Months Ended
	March 31, 2009			March 31, 2008			December 31, 2008
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-Earning Assets:
Federal funds sold and interest-bearing deposits due from banks	$4,787	$37	3.09%	$21,939	$148	2.70%	$18,748	$54	1.15%
Securities:
Taxable(1)	629,783	6,940	4.41	704,119	9,566	5.43	610,160	7,381	4.84
Exempt from federal income taxes(1)	58,551	846	5.78	61,847	920	5.95	58,670	848	5.78

Total securities	688,334	7,786	4.52	765,966	10,486	5.48	668,830	8,229	4.92
FRB and FHLB stock	31,698	190	2.40	29,230	183	2.50	31,698	190	2.40
Loans (collateral-based classification):
Commercial loans(1)(3)(4)	530,467	6,588	4.97	499,461	8,777	7.03	522,576	7,193	5.51
Commercial real estate loans(1)(3)(4)(6)	1,663,760	24,230	5.83	1,632,063	27,095	6.64	1,643,386	24,396	5.94
Agricultural loans(1)(3)(4)	7,516	119	6.33	5,412	92	6.80	7,054	113	6.41
Consumer real estate loans(3)(4)(6)	335,768	3,566	4.25	311,796	4,711	6.04	319,888	3,804	4.76
Consumer installment loans(3)(4)	6,259	107	6.84	11,098	195	7.03	6,898	118	6.84

Total loans	2,543,770	34,610	5.44	2,459,830	40,870	6.65	2,499,802	35,624	5.70

Total interest-earning assets	$3,268,589	$42,623	5.22%	$3,276,965	$51,687	6.31%	$3,219,078	$44,097	5.48%
Noninterest-Earning Assets:
Cash	$69,006			$55,634			$63,352
Premises and equipment, net	38,166			41,325			38,208
Allowance for loan losses	(46,503)			(27,287)			(41,522)
Other assets	319,615			339,632			311,197

Total noninterest-earning assets	380,284			409,304			371,235
Total assets	$3,648,873			$3,686,269			$3,590,313

Interest-Bearing Liabilities:
Deposits:
Demand deposits	$173,291	$256	0.59%	$217,515	$746	1.37%	$176,803	$317	0.72%
Money-market demand and savings accounts	351,778	753	0.86	411,091	1,828	1.78	334,217	785	0.94
Time deposits	1,618,236	12,676	3.13	1,470,272	16,515	4.49	1,637,302	14,422	3.52

Total interest-bearing deposits	2,143,305	13,685	2.55	2,098,878	19,089	3.64	2,148,322	15,524	2.89
Borrowings:
Federal funds purchased and repurchase agreements	333,990	3,234	3.87	402,774	3,993	3.97	305,242	3,278	4.30
FHLB advances	363,000	3,029	3.34	315,158	3,482	4.42	380,000	3,126	3.29
Junior subordinated debentures	60,799	739	4.86	60,733	1,045	6.88	60,783	911	6.00
Revolving note payable	8,600	43	2.00	6,368	80	5.03	17,470	204	4.67
Term note payable	55,000	282	2.05	69,835	887	5.08	55,000	616	4.48
Subordinated note payable	15,000	152	4.05	165	3	7.27	15,000	243	6.48

Total borrowings	836,389	7,479	3.58	855,033	9,490	4.44	833,495	8,378	4.02

Total interest-bearing liabilities	$2,979,694	$21,164	2.84%	$2,953,911	$28,579	3.87%	$2,981,817	$23,902	3.21%

Noninterest-Bearing Liabilities:
Demand deposits	$330,957			$316,507			$330,626
Other liabilities	35,203			33,248			32,075

	For the Three Months Ended
	March 31, 2009			March 31, 2008			December 31, 2008
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(Dollars in thousands)
Total noninterest-bearing	366,160			349,755			362,701
Stockholders’ equity	303,019			382,603			245,795

Total liabilities and stockholders’ equity	$3,648,873			$3,686,269			$3,590,313

Net interest income (tax equivalent)(1)(5)		$21,459	2.38%		$23,108	2.44%		$20,195	2.27%

Net interest margin (tax equivalent)(1)			2.63%			2.82%			2.51%
Net interest income(2)(5)		$21,102			$22,216			$19,832

Net interest margin(2)			2.58%			2.71%			2.46%
Average interest-earning assets to Interest-bearing liabilities	109.70%			110.94%			107.96%

(1)	Adjusted for 35% tax rate and the dividends-received deduction where applicable.

(2)	Not adjusted for 35% tax rate or for the dividends-received deduction.

(3)	Nonaccrual loans are included in the average balance; however, these loans are not earning any interest.

(4)	Includes loan fees of $476, $615, and $578 for the three months ended March 31, 2009, March 31, 2008, and December 31, 2008, respectively.

(5)	The following table reconciles reported net interest income on a tax equivalent basis for the periods presented (in thousands):

	For the three months ended,
	March 31, 2009	March 31, 2008	December 31, 2008
Net interest income	$21,102	$22,216	$19,832
Tax equivalent adjustment to net interest income	357	892	363

Net interest income, tax equivalent basis	$21,459	$23,108	$20,195

(6)	Includes construction loans.
          Net interest income is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings. Net interest margin represents net interest income on a tax equivalent basis as a percentage of average earning assets during the period.
          Net interest income decreased by $1.1 million, or 5.0%, to $21.1 million in the first quarter of 2009 compared to the same period in 2008 but increased by $1.3 million, or 6.4%, compared to the previous quarter. The net interest margin, on a tax equivalent basis, increased to 2.63% compared to 2.51% for the prior quarter, mainly due to average rates paid on interest-bearing liabilities falling more than the yields on earning assets. Compared to the first quarter of 2008, the net interest margin decreased to 2.63% from 2.82%, largely as a result of lower yields on earning-assets due to the drops in prime rate in the previous year.
•	Trends in average earning assets include:

•	Yields on average earning assets decreased by 109 basis points in the first quarter of 2009 compared to the first quarter of 2008, and average balances of earning assets decreased by $8.4 million. Yields on average earning assets decreased by 26 basis points compared to the fourth quarter of 2008, but average balances of earning assets increased by $49.5 million.

•	Average yields on loans for the first quarter of 2009 decreased by 121 basis points to 5.44% compared to the same period in 2008 and decreased by 26 basis points compared to the prior quarter. This decline in yields was primarily due to the re-pricing of the variable rate loans resulting from decreases in the prime rate. Beginning in the fourth quarter of 2008, most new and renewing variable rate loans have floors in place to help mitigate future decreases in market rates.

The rate floors of most renewing variable rate loans are expected to be set above the previous rates of those loans. Average loans were $83.9 million higher in the quarter ended March 31, 2009 than the same period in 2008. Compared to the fourth quarter of 2008, average loan balances increased $44.0 million.

•	Yields on average securities decreased 96 basis points, mainly due to the decrease in dividends on FNMA and FHLMC preferred stock. Average securities balances decreased by $77.6 million in the first quarter of 2009 compared to the similar period in 2008, primarily the result of the impairment charges on FNMA and FHLMC preferred stock. Yields on average securities decreased by 40 basis points compared to the fourth quarter of 2008, while average balances decreased by $19.5 million.
          Trends in average interest-bearing liabilities include:
•	The Company’s cost of funds decreased by 103 and 37 basis points compared to the same period of 2008 and, the last quarter of 2008, respectively, mainly due to the drop in prime and LIBOR rates. Average interest-bearing liabilities increased by $25.8 million for the first quarter of 2009 compared to the first quarter of 2008 but decreased slightly by $2.1 million compared to the prior quarter.

•	Average interest-bearing deposits increased by $44.4 million while average rates decreased 109 basis points for the first quarter of 2009 compared to the similar period of 2008. Average rates paid on interest-bearing deposits decreased by 34 basis points and average balances decreased by $5.0 million compared to the fourth quarter of 2008.

•	Average interest-bearing demand deposit, money market, and savings accounts increased by $14.0 million compared to the fourth quarter of 2008 but decreased by $103.5 million compared to the first quarter of 2008.

•	The costs of average borrowings decreased by 86 basis points in the first quarter of 2009 compared to the same period in 2008, while average balances decreased by $18.6 million. Average borrowings increased slightly by $2.9 million in the first quarter of 2009 over the last quarter of 2008, while yields decreased by 44 basis points to 3.58%, largely due to decreases in short-term LIBOR rates.

•	At the end of the first quarter of 2008, the Company prepaid $130.0 million in FHLB advances at a weighted average rate of 4.94% and recognized a loss on the early extinguishment of debt of $7.1 million. The Company replaced these borrowings at a weighted average rate of approximately 2.57%. Average rates paid on FHLB advances decreased by 108 basis points in the first quarter of 2009 compared to the same period in 2008.
Noninterest Income
          Set forth below is a summary of the first quarter 2009 noninterest income activity compared to the first and fourth quarters of 2008.
•	Noninterest income was $3.3 million for the three months ended March 31, 2009 compared to $3.7 million for the fourth quarter of 2008 and $1.8 million for the same period in 2008, which includes significant transactions described below.

•	The Company recognized an impairment charge on securities of $17.6 million and a gain on the sale of property of $15.2 million in the first quarter of 2008. Excluding the impairment charge on securities and the gain on the sale of property, noninterest income was $4.2 million for the first quarter of 2008.

•	The annualized noninterest income to average assets ratio was 0.37% for the three months ended March 31, 2009 compared to 0.20% for the same period in 2008 and 0.41% for the three months ended December 31, 2008. Excluding the impairment charge on securities and the gain on the sale of property, the annualized noninterest income to average assets ratio was 0.46% for the first quarter of 2008.

•	Service charges on deposits decreased slightly by $69,000, or 3.5%, to $1.9 million in the first quarter of 2009 compared to the first quarter of 2008, largely due to the decrease in core deposits, and remained flat compared to the fourth quarter of 2008.

•	Trust income decreased by $167,000 in the first quarter of 2009 compared to the same period in 2008 but increased by $41,000 compared to the fourth quarter of 2008. Trust assets under management fell from $253.7 million at March 31, 2008 to $146.4 million at March 31, 2009, partially due to market value decreases and loss of accounts. Trust income is largely based on a percentage of assets under management.

•	Insurance and brokerage commissions for the three months ended March 31, 2009 were down $240,000, or 42.9%, compared to the similar period in 2008, mostly due to the difficult economy, but were basically at the same level as the fourth quarter of 2008.

•	Income from the increase in the cash surrender value of life insurance for the three months ended March 31, 2009 was approximately at the same level as the three months ended March 31, 2008 but was $33,000 lower than the fourth quarter of 2008.
Noninterest Expenses
          Set forth below is a summary of the first quarter 2009 noninterest expenses compared to the first quarter and fourth quarters of 2008.
•	Total noninterest expenses decreased 23.9%, or $6.8 million, to $21.8 million during the first quarter of 2009 compared to $28.6 million for the similar period in 2008. The Company recognized a loss on the early extinguishment of debt of $7.1 million resulting from the prepayment of $130.0 million in advances from the FHLB in the first quarter of 2008.

•	In comparison to the fourth quarter of 2008, total noninterest expenses decreased $3.9 million, or 15.3%, mainly as a result of lower salaries and benefits and professional services expenses.

•	The annualized noninterest expenses to average assets ratio was 2.42% for the three months ended March 31, 2009 lower that the 3.12% for the same period in 2008 and 2.85% for the three months ended December 31, 2008. Excluding the loss on the early extinguishment of debt and merger related charges, the annualized noninterest expenses to average assets ratio was 2.33% for the first quarter of 2008.

•	Salaries and benefits expense decreased by $2.0 million, or 15.0%, during the first quarter of 2009 compared to the first quarter of 2008 and by $2.7 million, or 19.8%, compared to the fourth quarter of 2008, which was due in large part to the difference in first quarter 2009 officer incentive expense including the reversal of $850,000 accrued in prior periods. This reversal was related to a reduction in previously planned staff bonuses and a recent decision to forego all 2008 bonuses for executive officers.

•	Occupancy and equipment expense increased by $346,000, or 11.9%, to $3.2 million during the first quarter of 2009 compared to the similar period in 2008, mainly as a result of increased building rent and furniture and equipment maintenance expenses, but decreased by $266,000, or 7.6%, compared to the fourth quarter of 2008, mainly due to decreased building maintenance and furniture and equipment depreciation and maintenance expenses.

•	Professional services expense rose by $564,000, or 36.7%, to $2.1 million in the first quarter of 2009 compared to the first quarter of 2008. Professional services expense decreased by $1.1 million, or 35.1%, compared to the fourth quarter of 2008 due to expenses related to legal, printing and consulting fees associated with the TARP and other capital raising efforts in the fourth quarter of 2008.

•	Foreclosed properties expense increased $340,000 and $279,000 in the first quarter of 2009 compared to the first and fourth quarters of 2008, respectively, as a result of an increase in foreclosed assets as well as sales. Foreclosed properties increased by $6.5 million and $16.0 million compared to December 31, 2008 and March 31, 2008, respectively, due to the continued deterioration of economic conditions.

•	Marketing expenses were $112,000 higher in the first quarter of 2009 compared to the same period in 2008 but $154,000 lower than in the fourth quarter of 2008.

•	The Company is focused on identifying corporate-wide cost savings opportunities. It is looking to in-source certain key functions to reduce professional fees and is tightening discretionary spending.
Income Taxes
          The Company recorded an income tax benefit of $5.0 million, or 48.4% of income before income taxes, and $4.6 million, or 45.9% of income before income taxes, for the quarters ended March 31, 2009 and 2008, respectively. The change in the effective tax rate is attributed to the amount of pre-tax income and the level of tax credits and tax-exempt income. The Company’s marginal tax rate is approximately 40%.
          The difference between the provision for income taxes in the consolidated financial statements and amounts computed by applying the current federal statutory income tax rate of 35% to income before income taxes is reconciled as follows:

	Three Months Ended March 31,
	2009		2008
		(In thousands)
Income taxes computed at the statutory rate	$(3,611)	35.0%	$(3,501)	35.0%
Tax-exempt interest income on securities and loans	(229)	2.2	(197)	2.0
General business credits	(609)	5.9	(130)	1.3
State income taxes, net of federal tax benefit due to state operating loss	(523)	5.1	(732)	7.3
Life insurance cash surrender value increase, net of premiums	(293)	2.8	(300)	3.0
Dividends received deduction	—	—	(301)	3.0
Nondeductible costs and other, net	269	(2.6)	574	(5.7)

Benefit for income taxes	$(4,996)	48.4%	$(4,587)	45.9%

Financial Condition at March 31, 2009
          Set forth below are some balance sheet highlights at March 31, 2009 compared to December 31, 2008 and March 31, 2008.
•	Total assets increased $142.9 million to $3.7 billion, or 4.0%, at March 31, 2009 compared to year end 2008 but decreased $17.4 million compared to March 31, 2008.

•	Total loans increased $81.3 million to $2.6 billion at March 31, 2009 compared to year end 2008 and increased $123.3 million over the first quarter of 2008. Loan growth in the first quarter 2009 was facilitated in large part by the new capital raised in December 2008 under the TARP program.

•	Deposits increased by $131.2 million to $2.5 billion at March 31, 2009 compared to year end 2008 and increased by $139.3 million when compared to March 31, 2008. A successful retail certificate of deposit campaign produced over $100.0 million of new deposits.
          Set forth below are some highlights regarding asset quality at March 31, 2009 compared to December 31, 2008 and March 31, 2008.
•	Nonaccrual loans were 3.10% of total loans at March 31, 2009, up from 2.43% of total loans at year end and 1.90% at March 31, 2008.

•	Foreclosed properties increased from $12.0 million at year end to $18.5 million at March 31, 2009, mainly due to downturns of two loan relationships.

•	Loan delinquencies of 30-89 days were 1.48% of loans at March 31, 2009, up from 1.03% at December 31, 2008 and 0.82% at March 31, 2008, caused by the continued deterioration of economic conditions.

•	Nonperforming assets were 2.96% of total assets at March 31, 2009, up from 2.36% at year end and 1.33% at March 31, 2008, as a result of the increase in nonaccrual loans and foreclosed properties.

•	The allowance for loan losses was 2.05% of total loans as of March 31, 2009, versus 1.77% at year end 2008 and 0.82% at March 31, 2008, due to a $13.0 million provision in the first quarter of 2009.

•	The allowance for loan losses was 0.66 times nonaccrual loans at March 31, 2009, 0.73 at year end, and 0.43 for the corresponding period of 2008.
Loans
          The following table sets forth the composition of the Company’s loan portfolio on a source of repayment basis as of the indicated dates.

	March 31, 2009		December 31, 2008
		% of Gross		% of Gross
	Amount	Loans	Amount	Loans
		(Dollars in thousands)
Commercial	$1,106,164	42.7%	$1,090,078	43.3%
Construction	373,112	14.4	366,178	14.6
Commercial real estate	773,934	29.9	729,729	29.1
Home equity	213,473	8.2	194,673	7.8
Other consumer	6,327	0.2	6,332	0.3
Residential mortgage	118,792	4.6	123,161	4.9

Total loans, gross	2,591,802	100.0%	2,510,151	100.0%
Net deferred fees	(754)		(392)

Total loans, net	$2,591,048		$2,509,759

          Total loans increased $81.3 million to $2.6 billion at March 31, 2009 from December 31, 2008, which the Company will continue to moderate through pricing discipline. Set forth below are other highlights of the loan portfolio.
•	Commercial loans increased $16.1 million to $1.1 billion, or 42.7% of the loan portfolio, as of March 31, 2009 from December 31, 2008.

•	Construction loans increased by $6.9 million to $373.1 million, or 14.4% of the loan portfolio, as of March 31, 2009 from $366.2 million and 14.6% at December 31, 2008.

•	Commercial real estate loans increased by $44.2 million to $773.9 million, or 29.9% of the loan portfolio, as of March 31, 2009 from $729.7 million and 29.1% at year end.

•	Home equity loans increased by $18.8 million to $213.5 million, or 8.2% of the loan portfolio, as of March 31, 2009 from $194.7 million at year end.

•	Residential mortgage loans decreased by $4.4 million to $118.8 million as of March 31, 2009 from $123.2 million at year end.

•	The Company does not hold any sub-prime loans in its portfolio.
Allowance for Loan Losses
          The allowance for loan losses has been established to provide for those loans that may not be repaid in their entirety for a variety of reasons. The allowance is maintained at a level considered by management to be adequate to provide for probable incurred losses. The allowance is increased by provisions charged to earnings and is reduced by charge-offs, net of recoveries. The provision for loan losses is based upon past loan loss experience and management’s evaluation of the loan portfolio under current economic conditions. Loans are charged to the allowance for loan losses when, and to the extent, they are deemed by management to be uncollectible. The allowance for loan losses is composed of allocations for specific loans and a historical loss based portion for all other loans.
          Following is a summary of activity in the allowance for loan losses for the three months ended March 31, 2009 and 2008 (in thousands):

	2009	2008
Balance at beginning of period	$44,432	$26,748
Provision charged to operations	13,000	5,400
Loans charged off	(4,819)	(12,250)
Recoveries	398	446

Net loans (charged off) recoveries	(4,421)	(11,804)

Balance at end of period	$53,011	$20,344

          A provision for loan losses of $13.0 million was taken for the first quarter of 2009 compared to $5.4 for the similar period in 2008, reflecting management’s updated assessments of impaired loans and concerns about the continued deterioration of economic conditions. The Company had net charge-offs of $4.4 million for the first quarter of 2009 compared to $11.8 million for the same period in 2008. During the first quarter of 2009, the Company charged off $4.4 million on loans to a long-term commercial customer who was adversely affected by the current economic conditions. At March 31, 2008, the Company charged off $10.8 million of balances related to the Large Problem Credit eliminating a substantial portion of the specific loan loss allowance previously allocated to this credit.
          The Company had a reserve for losses on unfunded commitments of $1.3 million at March 31, 2009, up from $1.1 million at December 31, 2008 and $585,000 at March 31, 2008.
          The following table sets forth certain asset quality ratios related to the allowance for loan losses on a quarter-to-date basis as of the indicated dates.

	March 31,		December 31,		March 31,
	2009		2008		2008
Net loans charged off to average loans during quarter	0.70%		2.39%		1.93%
Provision for loan losses to total loans	2.03		3.17		0.88
Allowance for loan losses to total loans	2.05		1.77		0.82
Allowance to nonaccrual loans	0.66	x	0.73	x	0.43	x
          The Company recognizes that credit losses will be experienced and the risk of loss will vary with, among other things; general economic conditions; the type of loan being made; the creditworthiness of the borrower over the term of the loan; and in the case of a collateralized loan, the quality of the collateral. The allowance for loan losses represents the Company’s estimate of the amount deemed necessary to provide for probable future losses to be incurred in the portfolio. In making this determination, the Company analyzes the ultimate collectibility of the loans in its portfolio by incorporating feedback provided by internal loan staff.
          On a quarterly basis, management of the Bank meets to review the adequacy of the allowance for loan losses. Each loan officer grades his or her individual commercial credits and the Company’s independent loan review personnel review the officers’ grades. In the event that the loan is downgraded during this review, the loan is included in the allowance analysis at the lower grade.
          Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.
          The Company’s methodology for determining the allowance for loan losses represents an estimation performed pursuant to SFAS No. 5, “Accounting for Contingencies,” and SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The allowance reflects expected losses resulting from analyses developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on regular analyses of all loans over $300,000 where the internal credit rating is at or below a predetermined classification. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values. The allowance for loan losses also includes consideration of concentrations and changes in portfolio mix and volume and other qualitative factors. In addition, regulatory agencies, as an integral part of their examinations, may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.
          There are many factors affecting the allowance for loan losses; some are quantitative while others require qualitative judgment. The process for determining the allowance (which management believes adequately considers all of the potential factors which potentially result in credit losses) includes subjective elements and, therefore, may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provisions for credit losses could be required that could adversely affect the Company’s earnings or financial position in future periods.
Nonaccrual Loans and Nonperforming Assets
          Nonaccrual loans increased by $19.2 million to $80.3 million at March 31, 2009 from December 31, 2008. The commercial loan portfolio experienced the most duress in the first quarter of 2009 with nonaccrual commercial loans increasing by $12.6 million, mostly due to the following three credits:
•	a $6.5 million loan to a company that markets to real estate agents and brokers that has been negatively affected by the real estate downturn;

•	a $2.8 million loan relationship with an energy company currently operating under a forebearance agreement; and

•	a $2.8 million loan relationship with a full-service tradeshow display company where the recent death of the principal caused a disruption in its business operations. This borrower is currently operating under a forebearance agreement.
     Foreclosed properties were $18.5 million at March 31, 2009, an increase of $6.5 million compared to year end mainly due to two loan relationships: $5.1 million related to multiple properties including vacant land parcels and an office building and $995,000 related to residential property. Nonperforming assets were $109.9 million at March 31, 2009 compared to $84.1 million at December 31, 2008. The Company had $11.0 million in troubled-debt restructuring to one borrower as of March 31, 2009 and December 31, 2008. These troubled-debt restructured loans were still accruing and no specific allowance was allocated to them at March 31, 2009.
     The following table sets forth information on the Company’s nonaccrual loans and nonperforming assets as of the indicated dates.

	March 31,	December 31,	March 31,
	2009	2008	2008
	(Dollars in thousands)
Impaired and other loans 90 days past due and accruing	$—	$—	$—

Nonaccrual loans	$80,332	$61,104	$46,916
Troubled-debt restructuring	11,006	11,006	—

Total nonperforming loans	91,338	72,110	46,916
Foreclosed properties	18,534	12,018	2,527

Total nonperforming assets	$109,872	$84,128	$49,443

Nonaccrual loans to loans	3.10%	2.43%	1.90%
Nonperforming assets to loans and foreclosed properties	4.21	3.34	2.00
Nonperforming assets to assets	2.96	2.36	1.33
     In addition to the loans summarized above, at March 31, 2009 and December 31, 2008, the Company had $81.3 million and $71.0 million of loans currently performing that have been internally assigned higher credit risk ratings. The higher risk ratings are primarily due to internally identified specific or collective credit characteristics including decreased capacity to repay loan obligations due to adverse market conditions, a lack of borrower or guarantor’s capital capacity and reduced collateral valuations securing the loans as a secondary source of repayment. These loans continue to accrue interest. Management does not expect losses on these loans, but recognizes that a higher level of scrutiny is prudent under the circumstances.
Securities
     The Company manages its securities portfolio to provide a source of both liquidity and earnings. The investment policy is developed in conjunction with established asset/liability committee directives. The investment policy of is reviewed by senior management of the Company in terms of its objectives, investment guidelines and consistency with overall Company performance and risk management goals. The investment policy is formally reviewed and approved annually by the Board of Directors. The asset/liability committee of is responsible for reporting and monitoring compliance with the investment policy. Reports are provided to the asset/liability committee and the Board of Directors of the Company on a regular basis.
     The following tables set forth the composition of the securities portfolio by major category as of March 31, 2009.

	March 31, 2009
	Held-to-Maturity		Available-for-Sale		Total
							% of
	Amortized		Amortized		Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value	Cost
	(Dollars in thousands)
U.S. Treasury and obligations of U.S. government-sponsored entities	$—	$—	$316,365	$317,791	$316,365	$317,791	44.3%
Obligations of states and political subdivisions	1,251	1,282	57,283	58,338	58,534	59,620	8.2
Mortgage-backed securities	27,831	28,316	289,680	295,134	317,511	323,450	44.4
Equity securities	—	—	2,749	1,007	2,749	1,007	0.4
Other bonds	—	—	19,135	13,588	19,135	13,588	2.7

Total	$29,082	$29,598	$685,212	$685,858	$714,294	$715,456	100.0%

     Securities available-for-sale are carried at fair value, with related unrealized net gains or losses, net of deferred income taxes, recorded as an adjustment to equity capital. At March 31, 2009, unrealized gains on securities available-for-sale were $646,000, or $390,000 net of taxes, compared to unrealized losses of $2.4 million, or $1.4 million net of taxes, at December 31, 2008.
     Securities available-for-sale increased by $63.9 million, or 10.3%, to $685.9 million at March 31, 2009 from $621.9 million at December 31, 2008. Set forth below are other highlights of the securities portfolio.
•	U.S. Treasury and obligations of U.S. government-sponsored entities increased by $52.4 million to $317.8 million, or 44.3% of the portfolio, at March 31, 2009 compared to $265.4 million at year end. At March 31, 2009, obligations of U.S. government-sponsored entities included $272.9 million of callable debentures with maturities ranging from approximately five to nine years and next call dates ranging from fifteen days to five months.

•	U.S. government agency and government-sponsored entity mortgage-backed securities increased $11.5 million, from $283.7 million at December 31, 2008 to $295.1 million at March 31, 2009.

•	Equity securities increased $77,000 to $1.0 million at March 31, 2009 from December 31, 2008 as a result of the slight increase in fair market value. Equity securities included capital securities of U.S. government-sponsored entities.

•	Other bonds decreased by $1.7 million, or 10.9%, to $13.6 million at March 31, 2009 from $15.2 million at December 31, 2008 as a result of the decline in fair market value.

•	The securities portfolio does not contain any sub-prime or Alt-A mortgage-backed securities.
     Securities held-to-maturity decreased $1.2 million, or 3.9%, from $30.3 million at December 31, 2008 to $29.1 million at March 31, 2009, as a result of principal payments received. There were no trading securities held at March 31, 2009 or December 31, 2008.
     Certain available-for-sale securities were temporarily impaired at March 31, 2009, primarily due to changes in interest rates as well as current economic conditions that appear to be cyclical in nature. With respect to the largest unrealized loss position, the Company has approximately 157% senior collateral coverage related to this security. The unrealized losses on equity securities relate to the preferred equity securities issued by FNMA and FHLMC which were rated Ca and C by Moody’s and S&P, respectively, as of March 31, 2009. The dividend on these equity securities has been suspended. The Company has both the intent and ability to hold each of the temporarily impaired securities for the time necessary to recover its amortized cost. See Note 3—Securities to the unaudited consolidated financial statements for more details.

Cash Surrender Value of Life Insurance
     The Company’s holdings in bank-owned life insurance (“BOLI”) increased by $842,000 during the first quarter of 2009 compared to year end from regular monthly increases in cash surrender values recognized as noninterest income. The BOLI is intended to produce revenue and offset a portion of future Supplemental Executive Retirement Plan liabilities and other employee benefit plan liabilities.
Deposits and Borrowed Funds
     The following table sets forth the composition of the Company’s deposits as of the indicated dates.

	March 31,	December 31,
	2009	2008
	(In thousands)
Noninterest-bearing demand	$343,422	$334,495
Interest-bearing demand	176,049	176,224
Money-market	227,114	208,484
Savings	133,755	129,101
Certificates of deposit less than $100,000	799,908	689,896
Certificates of deposit of $100,000 or more	452,996	435,687
Brokered certificates of deposit	410,761	438,904

Total interest-bearing deposits	2,200,583	2,078,296

Total	$2,544,005	$2,412,791

Total core deposits(1)	$880,340	$848,304

(1)	Consists of noninterest-bearing and interest-bearing demand, money market, and savings.
     Total deposits of $2.5 billion at March 31, 2009 represented an increase of $131.2 million, or 5.4%, from December 31, 2008. Changes in the Company’s deposits are noted below.
•	Noninterest-bearing deposits were $343.4 million at March 31, 2009, $8.9 million more than the $334.5 million level at December 31, 2008.

•	Interest-bearing deposits increased 5.9%, or $122.3 million to $2.2 billion at March 31, 2009 compared to December 31, 2008.

•	Core deposits, which consist of demand deposit, interest-bearing demand deposit, money market, and savings accounts, increased $32.0 million to $880.3 million at March 31, 2009 from $848.3 million at December 31, 2008 due to strong sales efforts.

•	Certificates of deposit under $100,000 increased $110.0 million, or 15.9%, from December 31, 2008 to $799.9 million at March 31, 2009, as a result of successful promotions during the first quarter of 2009 producing over $100.0 million of new deposits at rates of 2.25% to 3.50%.

•	Certificates of deposit over $100,000 increased by $17.3 million from December 31, 2008 to $453.0 million at March 31, 2009.

•	Certificates of deposits through the CDARS and Internet networks were $76.9 million at March 31, 2009 compared to $41.6 million at December 31, 2008. These networks allow the Company to access other deposit funding sources.

•	Brokered certificates of deposit decreased $28.1 million, or 6.4%, to $410.8 million at March 31, 2009 compared to year end 2008. The brokered certificates of deposit are comprised of underlying certificates of deposits in denominations of less than $100,000.

     The Company continues to participate in the FDIC’s Temporary Liquidity Guarantee Program. This program consists of two components. The first is the Transaction Account Guarantee Program where all noninterest-bearing transaction deposit accounts, including all personal and business checking deposit accounts, and NOW accounts, which are capped at a rate no higher than 0.50%, are fully guaranteed, through December 31, 2009, regardless of dollar amount. All other deposit accounts continue to be covered by the FDIC’s expanded deposit insurance limit of $250,000 through December 31, 2009. The second component is the Debt Guarantee Program, which guarantees newly issued senior unsecured debt. The Company has not issued any such debt.
     In 2009, the FDIC increased premium assessments to maintain adequate funding of the Deposit Insurance Fund. Assessment rates set by the FDIC, effective December 5, 2008, range from 5 to 43 basis points. These increases in premium assessments will increase the Company’s expenses.
     On February 27, 2009, the FDIC board agreed to impose an emergency special assessment of 20 basis points on all banks to restore the Deposit Insurance Fund to an acceptable level. The assessment, which will be payable on September 30, 2009, is in addition to a planned increase in premiums and a change in the way regular premiums are assessed, which the board also approved on that date. The cost of this emergency special assessment to the Company is projected to be $5.0 million based on December 31, 2008 data. Based on current political and economic environments and concerns about the effects of this special assessment on the industry and economy, several proposals have been published to change or at least reduce the amount of the assessment.
     The Company competes for core deposits in the heavily-banked Chicago Metropolitan Statistical Area. Competitive pricing has made it difficult to maintain and grow these types of deposits. The level of competition for core deposits is not expected to ease in the near term. To overcome this challenge, the Company has changed and expanded staffing and management at its banking centers and initiated a number of customer outreach initiatives. The Company is also pursuing a new on-line account opening process to facilitate the growth of core deposit relationships.
     The Company’s recent campaigns include certificates of deposit promotions and core product promotions. In conjunction with this strategy, the Bank’s retail incentive program has shifted its focus to relationship building, with incentives being paid for cross-selling achievements. Relationship building, along with a continued focus on providing excellent customer service, is key to solidifying and growing the Bank’s customer base.
     Borrowed funds are summarized below:

	March 31,	December 31,
	2009	2008
	(In thousands)
Federal funds purchased	$55,000	$—
Revolving note payable	8,600	8,600
Securities sold under agreements to repurchase	297,650	297,650
Federal Home Loan Bank advances	340,000	380,000
Junior subordinated debentures	60,807	60,791
Subordinated debt	15,000	15,000
Term note payable	55,000	55,000

Total	$832,057	$817,041

     The Company utilizes securities sold under repurchase agreements as a source of funds that do not increase the Company’s reserve requirements. The Company had $297.7 million in securities sold under repurchase agreements at March 31, 2009 and December 31, 2008. These repurchase agreements are with primary dealers and have maturities of approximately eight to ten years with call provisions ranging from three months to one year.
     The Bank is a member of the FHLB. At March 31, 2009, total FHLB advances were $340.0 million compared to $380.0 million at year end. Such advances have maturities ranging from approximately eight to nine years and various call provisions ranging from three months to two years. The Company has collateralized the advances with various securities totaling $102.0 million and a blanket lien arrangement on its first mortgage and home equity loans at March 31, 2009.

     The Company’s credit agreements with a correspondent bank at March 31, 2009 consisted of a revolving line of credit, a term note loan, and subordinated debenture in the amounts of $8.6 million, $55.0 million, and $15.0 million, respectively.
     At March 31, 2009, the revolving line of credit had a maximum availability of $25.0 million, an interest rate of one-month LIBOR plus 155 basis points, and matured on April 3, 2009. In April 2009, the Company renewed the revolving line of credit for sixty days with a maximum availability of $15.0 million and an interest rate of one-month LIBOR plus 155 basis points with an interest rate floor of 4.25%.
     At March 31, 2009, the term note had an interest rate of one-month LIBOR plus 155 basis points and matures on September 28, 2010. The subordinated debt had an interest rate of one-month LIBOR plus 350 basis points at March 31, 2009, matures on March 31, 2018, and qualifies as Tier 2 capital.
     The revolving line of credit and term note included the following covenants at March 31, 2009: (1) the Bank must not have nonperforming loans (loans on nonaccrual status and 90 days or more past due and troubled-debt restructured loans) in excess of 3.00% of total loans, (2) the Bank must report a quarterly profit, excluding charges related to acquisitions, and (3) the Bank must remain well capitalized. At March 31, 2009, the Company was in violation of two of these debt covenants, (1) and (2). It also negotiated with the lender for a renewal of the revolving line of credit for a longer period and for revisions to other terms of both loans, including the covenants. In connection therewith the Company has agreed to provide additional information, including credit quality projections, to the lender. At March 31, 2009, Management expected that the Company would also violate the nonperforming loans covenant in future quarters unless the credit agreements were renegotiated.
     At March 31, 2009, as previously reported, the Company had sought covenant waivers on two occasions since December 31, 2007. The lender waived a covenant violation in the first quarter of 2008 resulting from the Company’s net loss recognized in that period. On March 4, 2009, the lender waived a covenant violation in the third quarter of 2008 resulting from the Company’s net loss recognized in that period, contingent upon the Company making accelerated principal payments under the aforementioned term loan agreement in the amounts and on or prior to the dates shown below:
July 1, 2009 — $5.0 million
October 1, 2009 — $5.0 million
January 4, 2010 — $5.0 million
     Previously, no principal payments were due under the term loan agreement until the final maturity date of September 28, 2010. The waiver further provided that if the Company raised $15.0 million in new capital pursuant to an offering of common or convertible preferred stock, then the Company would not be obligated to make any of the accelerated principal payments specified above that fall due after the date on which the Company receives such $15.0 million in new capital until the final maturity date of September 28, 2010.
     Since March 31, 2009, the Company has incurred additional covenant violations and has been subject to default rates of interest. See “Risk Factors—The Company is party to loan agreements that require it to observe certain covenants that limit its flexibility in operating its business; and it has recently breached covenants under its loan agreements, which , as a result, have given its lenders the right to take certain courses of actions that have been and, with respect to unexercised rights, would be significantly detrimental to holders of the Company’s securities.”
Capital Resources
     Stockholders’ equity decreased $4.8 million from December 31, 2008 to $301.1 million at March 31, 2009. Total capital to average risk-weighted assets decreased to 9.2% at March 31, 2009 from 10.1% at December 31, 2008, primarily as a result of the decrease in Tier 1 capital.
     The Company and its subsidiary bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors, and the regulators can lower classifications in certain areas. Failure to meet various capital requirements can initiate regulatory action that could have a direct material adverse effect on the financial statements.
          The prompt corrective action regulations provide five classifications for banks, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is not required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.
          The Bank was categorized as well capitalized as of March 31, 2009. Management is not aware of any conditions or events since the most recent regulatory notification that would change the Company’s or the Bank’s categories.
          The risk-based capital information for the Company is as follows:

	March 31, 2009	December 31, 2008
	(In thousands)
Risk-weighted assets	$2,952,556	$2,878,087
Average assets	3,648,873	3,590,313
Capital components:
Stockholders’ equity	$301,070	$305,834
Plus: Guaranteed trust preferred securities	59,000	59,000
Less: Core deposit and other intangibles, net	(14,110)	(14,683)
Less: Goodwill	(78,862)	(78,862)
Plus: Qualifying minority interest in consolidated subsidiary	94	—
Less: Disallowed tax assets	(47,554)	(32,748)
Less: Unrealized (gains) losses on securities, net of tax	(390)	1,449
Plus: Unrealized losses on equity securities, net of tax	(1,055)	(1,117)

Tier I capital	218,193	238,873
Allowance for loan losses	53,011	44,432
Reserve for unfunded commitments	1,300	1,068
Disallowed allowance	(17,190)	(9,406)
Qualifying subordinated debt	15,000	15,000

Total risk-based capital	$270,314	$289,967

          Capital levels and minimum required levels:

	At March 31, 2009
			Minimum Required		Minimum Required
	Actual		for Capital Adequacy		to be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total capital to risk-weighted assets Company	$270,314	9.2%	$236,204	8.0%	n/a	n/a
Midwest Bank and Trust Company	309,248	10.5	235,316	8.0	$294,146	10.0%
Tier I capital to risk-weighted assets Company	218,192	7.4	118,102	4.0	n/a	n/a
Midwest Bank and Trust Company	221,263	7.5	117,658	4.0	176,487	6.0
Tier I capital to average assets Company	218,192	6.0	145,955	4.0	n/a	n/a
Midwest Bank and Trust Company	221,263	6.1	145,216	4.0	181,520	5.0

	At December 31, 2008
			Minimum Required		Minimum Required
	Actual		for Capital Adequacy		to be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total capital to risk-weighted assets Company	$289,967	10.1%	$230,247	8.0%	n/a	n/a
Midwest Bank and Trust Company	301,993	10.5	229,244	8.0	$286,555	10.0%
Tier I capital to risk-weighted assets Company	238,873	8.3	115,123	4.0	n/a	n/a
Midwest Bank and Trust Company	236,054	8.2	114,622	4.0	171,933	6.0
Tier I capital to average assets Company	238,873	6.7	143,613	4.0	n/a	n/a
Midwest Bank and Trust Company	236,054	6.6	143,000	4.0	178,750	5.0
Liquidity
          The Company manages its liquidity position with the objective of maintaining access to sufficient funds to respond to the needs of depositors and borrowers and to take advantage of earnings enhancement opportunities. At March 31, 2009, the Company had cash and cash equivalents of $58.3 million. The Company expanded its effective liquidity management during the first quarter of 2009. The Bank’s liquidity position supported asset growth while liquid assets, including cash held at the Federal Reserve Bank and unencumbered securities, improved by $137.7 million or 3.8 times the amount as of December 31, 2008.
          In addition to the normal cash flows from its securities portfolio, and repayments and maturities of loans and securities, the Company utilizes other short-term, intermediate-term and long-term funding sources such as securities sold under agreements to repurchase and overnight funds purchased from correspondent banks.
          The FHLB provides an additional source of liquidity which has been used by the Bank since 1999. The Bank also has various funding arrangements with commercial and investment banks in the form of Federal funds lines, repurchase agreements, and brokered certificate of deposit programs. The Bank maintains these funding arrangements to achieve favorable costs of funds, manage interest rate risk, and enhance liquidity in the event of deposit withdrawals. The FHLB advances and repurchase agreements are subject to the availability of collateral. The Company believes it has sufficient liquidity to meet its current and future liquidity needs.
          The Company monitors and manages its liquidity position on several levels, which include estimated loan funding requirements, estimated loan payoffs, securities portfolio maturities or calls, and anticipated depository buildups or runoffs.
          Certain available-for-sale securities were temporarily impaired at March 31, 2009, primarily due to changes in interest rates as well as current economic conditions that appear to be cyclical in nature. The Company has both the intent and ability to hold each of the temporarily impaired securities for the time necessary to recover its amortized cost. See Note 3—Securities to the unaudited consolidated financial statements for more details. The Company’s liquidity position is further enhanced by monthly principal and interest payments received from a majority of the loan portfolio.
          The Company’s cash flows are comprised of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. See Statement of Cash Flows in the Consolidated Financial Statements.
          The Company continues to seek opportunities to diversify the customer base, enhance the product suite, and improve the overall liquidity position. The Company has developed analytical tools to help support the overall liquidity forecasting and contingency planning. In addition, the Company has developed a more efficient collateral management process which will further strengthen the Bank’s liquidity.
Interest Rate Sensitivity Analysis

          The Company performs a net interest income analysis as part of its asset/liability management practices. Net interest income analysis measures the change in net interest income in the event of hypothetical parallel shifts in interest rates. This analysis assesses the risk of change in net interest income in the event of sudden and sustained 1.0% and 2.0% increases in market interest rates. The table below presents the Company’s projected changes in net interest income for the various rate shock levels at March 31, 2009 and December 31, 2008, respectively. As result of current market conditions, 1.0% and 2.0% decreases in market interest rates are not applicable for either time period as those decreases would result in some interest rate assumptions falling below zero. Nonetheless, the Company’s net interest income could decline in those scenarios as yields on earning assets could continue to adjust downward.

	Change in Net Interest Income Over One Year Horizon
					Guideline
	March 31, 2009		December 31, 2008		Maximum
	Dollar	%	Dollar	%	%
	Change	Change	Change	Change	Change
	(Dollars in thousands)
+200 bp	6,989	8.10%	$6,274	8.23%	(10.0)%
+100 bp	3,202	3.71	2,850	3.74	—
-100 bp	N/A	N/A	N/A	N/A	—
-200 bp	N/A	N/A	N/A	N/A	(10.0)
          As shown above, at March 31, 2009, the effect of an immediate 200 basis point increase in interest rates would increase the Company’s net interest income by 8.10%, or $7.0 million. Overall net interest income sensitivity remains within the Company’s and recommended regulatory guidelines.
          In a rising rate environment, yields on floating rate loans and investment securities are expected to re-price upwards more quickly than the cost of funds.
          2008 Compared to 2007
          The Company had a net loss of $158.3 million for the year ended December 31, 2008. This loss was mainly attributed to the recognition of impairment charges on its securities and goodwill of $65.4 million and $80.0 million, respectively, and a $71.8 million provision for loan losses. Set forth below are some highlights of 2008 results compared to 2007.
•	Net loss was $158.3 million for the year ended December 31, 2008 compared to net income of $18.6 million for the prior year.

•	Basic and diluted (loss) earnings per share for the year ended December 31, 2008 were both $(5.82) compared to $0.71 for 2007.

•	The return on average assets was (4.32)% for 2008 compared to a 0.58% for 2007.

•	The return on average equity was (46.65)% in 2008 compared to a 6.13% in 2007.

•	Top line revenue (net interest income plus noninterest income) decreased by $61.7 million, or 62.9%, to $36.4 million for 2008 compared to $98.1 million in the prior year. Excluding the gains, losses and impairment charges on securities and the gain on sale of property, top line revenue increased 5.2%, or $5.1 million.
          Net Interest Income. Net interest income on a fully tax-equivalent basis increased $3.3 million, or 3.9%, to $89.6 million in 2008 from $86.2 million in 2007. This increase was due to interest expense decreasing to a greater extent than interest income due to the drops in the federal funds and prime rates. The Federal Open Market Committee (“FOMC”) cut the federal funds rate target by 225 basis points during 2008. As a result, the Company aggressively re-priced its deposits downward and benefited from the decreases in the federal funds rate. The

Northwest Suburban acquisition completed on October 1, 2007 also contributed to this increase. The Company’s net interest margin (tax equivalent net interest income as a percentage of earning assets) decreased to 2.75% for 2008 compared to 3.02% for 2007. The increase in nonaccrual loans and decrease in dividends on FNMA and FHLMC preferred stock contributed to the decline in the net interest margin. Impairment charges on FNMA and FHLMC preferred stock and net charge-offs partially offset the overall increase in earning assets.
          Trends in fully tax equivalent interest income and average earning assets include:
•	Interest income decreased $7.2 million to $190.3 million in 2008 compared to $197.5 million in 2007. Average earning assets increased by $398.4 million ($498.3 million of earning assets were acquired through the Northwest Suburban acquisition on October 1, 2007) but average yields decreased by 107 basis points.

•	Interest income on loans decreased $4.0 million to $151.4 million in 2008 from $155.3 million in 2007 due to a 134 basis point drop in yield despite an increase of $394.4 million in average loans; $439.2 million in loans were acquired in the Northwest Suburban acquisition on October 1, 2007. The decline in loan yield was primarily due to the re-pricing of variable-rate loans resulting from decreases in the prime rate as well as the increase in nonaccrual loans. Most new and renewing loans beginning in the fourth quarter of 2008 have floors in place which will help mitigate future margin contraction.

•	Interest income on securities decreased $2.6 million to $37.8 million in 2008 from $40.4 million in 2007 as a result of a decrease in yields from 5.55% in 2007 to 5.20% while average securities increased slightly. The decline in securities yield was primarily due to the decrease in dividends on FNMA and FHLMC preferred stock in the second half of the year.

•	Dividend income on FHLB stock was $333,000 in 2007 compared to none in 2008.
          Trends in interest expense and average interest-bearing liabilities include:
•	Interest expense decreased $10.5 million to $100.7 million in 2008 from $111.2 million in 2007. Average balances on interest-bearing liabilities increased by $398.1 million in 2008 to $3.0 billion compared to $2.6 billion in the prior year while rates paid decreased 94 basis points to 3.40% during 2008 compared to 4.34% in 2007.

•	Interest expense on deposits decreased by $10.7 million to $66.0 million in 2008 from $76.7 million in 2007. Average interest-bearing deposits increased $240.2 million to $2.1 billion in 2008 compared to $1.9 billion in the prior year; $405.4 million in interest-bearing deposits were acquired in the Northwest Suburban acquisition on October 1, 2007. Average rates paid on interest-bearing deposits decreased by 98 basis points to 3.15% in 2008 compared to 4.13% in the prior year.

•	Average interest-bearing core deposits (interest-bearing demand deposit, money market, and savings accounts) increased $16.4 million in 2008 compared to 2007 and average rates paid decreased 115 basis points.

•	Average certificates of deposit less than $100,000 increased by $21.8 million and average rates paid decreased by 90 basis points. Average certificates of deposit greater than $100,000 increased $202.0 million in 2008 and average rates paid decreased 109 basis points. Average brokered deposits increased by $144.8 million in 2008 compared to the prior year.

•	Interest expense on borrowings increased slightly to $34.7 million in 2008 from $34.5 million in 2007. Average borrowings increased by $157.9 million to $866.7 million in 2008 compared to $708.8 million in the prior year, primarily as a result of the Company’s asset growth exceeding deposit growth and the $81.2 million cash used for the Northwest Suburban acquisition in October 2007.
•	Interest expense on Federal funds purchased and securities sold under agreements to repurchase increased by $2.2 million in 2008 as a result of the increases in average balances of $86.1 million, even as the average rates decreased 39 basis points.

•	Interest expense on FHLB advances decreased by $2.9 million in 2008 compared to the prior year while average balances increased by $17.8 million during the same period. Average rates paid on FHLB advances dropped by 113 basis points in 2008 to 3.53% compared to 4.66% in 2007. In March 2008, the Company prepaid $130.0 million of FHLB advances at a weighted average rate of 4.94% and recognized a loss on the early extinguishment of debt of $7.1 million. The Company replaced these borrowings at a weighted average rate of 2.57% in the second quarter of 2008.

•	Average junior subordinated debentures decreased by $5.4 million in 2008 compared to the prior year while rates paid decreased by 190 basis points. The Company acquired $10.3 million in junior subordinated debentures at LIBOR plus 2.70% through the Northwest Suburban acquisition on October 1, 2007, but redeemed $15.5 million at LIBOR plus 3.45% in November 2007.

•	Average notes payable, including revolving, term and subordinated notes, increased by $59.3 million in 2008 compared to the prior year. The Company used the proceeds from a $75.0 million term note it has with a correspondent bank to pay the cash portion of the Northwest Suburban acquisition.

•	Short-term LIBOR rates, to which many of the Company’s borrowings are indexed, did not decline as quickly as prime and other short-term rates which dropped quickly in late 2008 as the economy faltered.
          Provision for Loan Losses. The provision for loan losses increased by $66.9 million to $71.8 million in 2008 from $4.9 million in 2007; the large 2008 provision reflected the deterioration in credit quality of the portfolio as economic conditions reduced: (i) the borrowers ability to make debt service payments; and (ii) the value of the underlying collateral for many loans. As of December 31, 2008, the allowance for loan losses totaled $44.4 million, or 1.77% of total loans, and 73% of nonaccrual loans compared to $26.7 million, or 1.08% of total loans, and 54% of nonaccrual loans at December 31, 2007.
          Noninterest Income. The Company’s total noninterest income was $(50.6) million in 2008 compared to $15.5 million in 2007. In 2008 losses on securities of $82.0 million were mostly related to sales and impairments recorded on FHLMC and FNMA preferred stock holdings. The Company also recorded a gain on the sale of a branch of $15.2 million in the first quarter. Ignoring those items, noninterest income for 2008 would have been $16.2 million or $746,000 million higher than 2007. Other changes in noninterest income are noted below:
•	$1.0 million increase in service charges on deposits as a result of the increased deposit base from the Northwest Suburban acquisition;

•	$446,000 increase in the cash surrender value of life insurance reflecting the addition of $12.9 million of such insurance acquired with Northwest Suburban;

•	$234,000 decrease in trust income due mostly to the drop in trust asset values from the difficult economy and the departure of trust customers;

•	$263,000 decrease in insurance and brokerage commissions mostly attributable to the difficult economy and the departure of employees; and

•	$518,000 decrease in gains on sale of loans resulting from the outsourcing of residential mortgage origination operations in mid-2007.
          Noninterest Expense. The Company’s total noninterest expense increased by $106.6 million, to $178.0 million in 2008, from $71.4 million in 2007. Noninterest expense for 2008 included an $80.0 million non-cash goodwill impairment charge and a $7.1 million loss on the early extinguishment of debt. Without those items, noninterest expense for 2008 would have been $90.8 million or 27.2% higher than 2007. Noninterest expense as a percentage of average assets was 4.86% for 2008 or 2.48% without the goodwill impairment charge and loss on extinguishment of debt, which management believes is a better measure of noninterest expense. This compares to 2.24% for 2007. Other changes in noninterest expense are noted below:
•	Salaries and employee benefits increased $8.2 million or 19.4% reflecting the additions to management and employees from the Northwest Suburban acquisition, some key additions to the management team and separation benefits of $1.2 million

•	Occupancy and equipment increased $3.2 million in 2008 compared to the prior year reflecting the five additional branches acquired in the Northwest Suburban acquisition;

•	Professional services increased $3.1 million in 2008 due to an increase in loan workout legal fees and consulting expense;

•	Marketing expenses increased by $397,000 or 17.2% in 2008 compared to the prior year as deposit retention and Company image campaigns were increased;

•	Foreclosed properties expense increased by $298,000 in 2008 compared to the prior year as a result of the increase in properties;

•	Amortization of intangible assets increased by $659,000 as a direct result of the increase in intangible assets from the Northwest Suburban acquisition in October 2007; and

•	Non-capitalized merger related expense was $271,000 in 2008 compared to $1.3 million in 2007; and

•	Other expense increased $4.6 million or 51.8% in 2008 compared to the prior year. The Company was granted a one-time credit to offset FDIC premiums as a result of the Federal Deposit Insurance Reform Act of 2005 (“Reform Act”). This one-time credit artificially reduced the Company’s 2007 FDIC insurance expense, but the credit was fully utilized by the end of 2007, and as a result of the expiration of that credit and the addition of the Northwest Suburban deposits in late 2007, the Company incurred an FDIC insurance expense increase of $2.4 million in 2008. Additions to reserves for off-balance sheet losses related to letters of credit were $877,000 for 2008 compared to none for 2007.

•	The efficiency ratio was 144.87% for the year ended December 31, 2008 compared to 68.29% in 2007.

     Federal and State Income Tax. The Company’s consolidated income tax rate varies from statutory rates. The Company recorded income tax benefit of $55.1 million in 2008 compared to expense of $3.2 million in 2007. Set forth below is a reconciliation of the effective tax rate for the years ended December 31, 2008 and 2007 to statutory rates.

	Year Ended December 31,
	2008		2007
		(Dollars in thousands)
Income taxes computed at the statutory rate	$(74,671)	35.0%	$7,638	35.0%
Tax-exempt interest income on securities and loans	(802)	0.4	(771)	(3.5)
General business credits	(661)	0.3	(643)	(2.9)
State income taxes, net of federal tax benefit due to state operating loss	(4,419)	2.1	(1,027)	(4.7)
Life insurance cash surrender value increase, net of premiums	(1,195)	0.6	(1,072)	(4.9)
Dividends received deduction	(642)	0.3	(1,214)	(5.6)
Goodwill impairment	27,733	(13.0)	—	—
Annuity proceeds	—	—	267	1.2
Nondeductible costs and other, net	(416)	0.2	68	0.3

Total provision (benefit) for income taxes	$(55,073)	25.8%	$3,246	14.9%

     2007 Compared to 2006
     Set forth below are some highlights of 2007 results compared to 2006.
•	Net income was $18.6 million for the year ended December 31, 2007 compared to $17.7 million for the prior year.

•	Basic and diluted earnings per share for the year ended December 31, 2007 were both $0.71 compared to basic earnings per share of $0.75 and diluted of $0.74 for 2006.

•	The return on average assets was 0.58% for 2007 compared to a 0.67% for 2006.

•	The return on average equity was 6.13% in 2007 compared to a 7.04% in 2006.

•	Top line revenue (net interest income plus noninterest income) increased by $8.3 million, or 9.2%, to $98.1 million for 2007 compared to $89.8 million in the prior year.

•	The carrying cost of the previously disclosed Large Problem Credit continued to have a substantial negative impact on earnings, reducing net income by approximately $0.10 per diluted share in 2007. The Large Problem Credit accounted for $29.0 million of nonaccrual loans at year end 2007.
     Net Interest Income. Net interest income on a fully tax-equivalent basis increased $6.7 million, or 8.4%, to $86.2 million in 2007 from $79.6 million in 2006. The Northwest Suburban acquisition contributed to the increase in the net interest income for the year ended December 31, 2007 along with loan growth, but interest expense increased to a greater extent. The Company’s net interest margin (tax equivalent net interest income as a percentage of earning assets) decreased to 3.02% for 2007 compared to 3.32% for 2006.
     Trends in fully tax equivalent interest income and average earning assets include:
•	Interest income increased $33.9 million to $197.5 million in 2007 compared to $163.5 million in 2006. Average earning assets increased by $464.1 million ($498.3 million of earning assets were acquired through the Northwest Suburban acquisition on October 1, 2007) and average yields increased by 8 basis points.

•	Interest income on loans increased $31.2 million to $155.3 million in 2007 from $124.1 million in 2006 due to an increase of $429.8 million in average loans; $439.2 million in loans were acquired in the Northwest Suburban acquisition on October 1, 2007.

•	Interest income on securities increased $2.3 million to $40.4 million in 2007 from $38.1 million in 2006 as a result of an increase in yields on securities from 5.39% in 2006 to 5.55% while average securities increased $21.2 million, or 3.0%.
     Trends in interest expense and average interest-bearing liabilities include:
•	Interest expense increased $27.3 million to $111.2 million in 2007 from $84.0 million in 2006. Average balances on interest-bearing liabilities increased by $436.4 million in 2007 to $2.6 billion compared to $2.1 billion in the prior year while rates paid increased 39 basis points to 4.34% during 2007 compared to 3.95% in 2006.

•	Interest expense on deposits increased by $19.2 million to $76.7 million in 2007 from $57.5 million in 2006. Average interest-bearing deposits increased $273.0 million to $1.9 billion in 2007 compared to $1.6 billion in the prior year; $405.4 million in interest-bearing deposits were acquired in the Northwest Suburban acquisition on October 1, 2007. Average rates paid on interest-bearing deposits increased by 50 basis points to 4.13% in 2007 compared to 3.63% in the prior year.

•	Average interest-bearing core deposits (interest-bearing demand deposit, money market, and savings accounts) increased $71.6 million in 2007 compared to 2006 and average rates paid increased 46 basis points.

•	Average certificates of deposit less than $100,000 decreased by $34.0 million while average rates paid increased by 65 basis points. Average certificates of deposit greater than $100,000 increased $247.1 million in 2007 and average rates paid increased 27 basis points. Average brokered deposits increased by $129.4 million in 2007 compared to the prior year.

•	Interest expense on borrowings increased by $8.1 million to $34.5 million in 2007 from $26.5 million in 2006. Average borrowings increased by $163.4 million to $708.8 million in 2007 compared to $545.4 million in the prior year, primarily a result of the Company’s asset growth exceeding deposit growth and $81.2 million cash used for the Northwest Suburban acquisition.

•	Interest expense on Federal funds purchased and securities sold under agreements to repurchase increased by $1.2 million in 2007 as a result of the increases in average balances of $48.4 million.

•	Interest expense on FHLB advances increased by $5.0 million in 2007 compared to the prior year while average balances increased by $88.4 million during the same period. Average rates paid on FHLB advances rose by 37 basis points in 2007 to 4.66% compared to 4.29% in 2006.

•	Average junior subordinated debentures decreased by $5.3 million in 2007 compared to the prior year while rates paid increased by 18 basis points. The Company acquired $10.3 million in junior subordinated debentures at LIBOR plus 2.70% through the Northwest Suburban acquisition, and redeemed $15.5 million at LIBOR plus 3.45% in November 2007.

•	Average notes payable increased by $21.2 million in 2007 compared to the prior year. The Company used the proceeds from a $75.0 million term note it has with a correspondent bank to pay the cash portion of the Northwest Suburban acquisition. The term note has an initial rate of one-month LIBOR plus 140 basis points.

     Provision for Loan Losses. The provision for loan losses decreased by $7.2 million to $4.9 million in 2007 from $12.1 million in 2006; the 2006 provision reflected the deterioration in the credit quality of the Large Problem Credit.
     The Company recorded a $5.5 million provision for loan losses and charged off $7.5 million of Large Problem Credit loans in the fourth quarter of 2006. The Company recorded a loan loss provision of $5.0 million relating to this problem relationship in the second quarter of 2006. Net outstandings for the Large Problem Credit increased by $3.2 million from December 31, 2006 to $29.0 million representing 59.0% of total nonaccrual loans at December 31, 2007.
     As of December 31, 2007, the allowance for loan losses totaled $26.7 million, or 1.08% of total loans, and was equal to 54.4% of nonaccrual loans compared to $23.2 million, or 1.19% of total loans, and 54.2% of nonaccrual loans at December 31, 2006. The allowance was increased by $2.8 million as a result of the Northwest Suburban acquisition.
     Noninterest Income. The Company’s total noninterest income was $15.5 million in 2007 compared to $14.6 million in 2006. Noninterest income as a percentage of average assets was 0.49% for 2007 compared to 0.55% for the prior year. The changes in noninterest income are noted below:
•	$964,000 increase in service charges on deposits as a result of an increased deposit base;

•	$669,000 increase in the cash surrender value of life insurance reflecting an addition of $12.9 million of such insurance acquired from Northwest Suburban;

•	$938,000 increase in trust income reflecting an entire year’s earnings from the trust assets under management previously acquired from Royal American on July 1, 2006;

•	$297,000 increase in insurance and brokerage commissions mostly as a result of increased annuity sales;

•	$317,000 decrease in gains on sale of loans resulting from the outsourcing of residential mortgage origination operations;

•	$1.3 million gain on extinguishment of debt in 2006; and

•	$624,000 decrease in trading profits.
     Noninterest Expense. The Company’s total noninterest expense increased by $12.8 million, or 21.8%, to $71.4 million in 2007 from $58.6 million in 2006. Noninterest expense as a percentage of average assets was 2.24% for 2007 compared to 2.22% for 2006. Other changes in noninterest expense are noted below
•	Salaries and employee benefits increased $7.7 million reflecting the additions to management and employees from the Royal American and Northwest Suburban acquisitions;

•	Non-capitalized merger related expense was $1.3 million in 2007 compared to $1.6 million in 2006;

•	Occupancy and equipment increased $2.4 million in 2007 compared to the prior year reflecting the additional branches acquired in the Royal American and Northwest Suburban acquisitions;

•	Marketing expenses increased by $260,000 in 2007 compared to the prior year due to increased marketing activity;

•	Amortization of intangible assets increased by $700,000; and

•	Professional services increased $499,000 in 2007 due to an increase in loan workout legal fees and consulting expense.
     The efficiency ratio was 68.29% for the year ended December 31, 2007 compared to 60.55% in 2006.
     Federal and State Income Tax. The Company’s consolidated income tax rate varies from statutory rates. The Company recorded income tax expense of $3.2 million in 2007 compared to $1.4 million in 2006. Set forth below is a reconciliation of the effective tax rate for the years ended December 31, 2007 and 2006 to statutory rates.

	Year Ended December 31,
	2007		2006
		(Dollars in thousands)
Income taxes computed at the statutory rate	$7,638	35.0%	$6,709	35.0%
Tax-exempt interest income on securities and loans	(771)	(3.5)	(1,171)	(6.1)
General business credits	(643)	(2.9)	(665)	(3.5)
State income taxes, net of federal tax benefit due to state operating loss	(1,027)	(4.7)	(676)	(3.5)
Income tax reserve reversal	—	—	(591)	(3.1)
Life insurance cash surrender value increase, net of premiums	(1,072)	(4.9)	(838)	(4.4)
Dividends received deduction	(1,214)	(5.6)	(1,106)	(5.8)
Annuity proceeds	267	1.2	—	—
Merger related expenses	—	—	(278)	(1.5)
Stock based compensation, net	—	—	56	0.3
Other	68	0.3	(18)	(0.0)

Total provision for income taxes	$3,246	14.9%	$1,422	7.4%

Interest-Earning Assets and Interest-Bearing Liabilities
     The following table sets forth the average balances, net interest income and expense and average yields and rates for the Company’s interest-earning assets and interest-bearing liabilities for the indicated periods on a tax-equivalent basis assuming a 35.0% tax rate.

	Year Ended December 31,
	2008			2007			2006
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
				((Dollars in thousands)
Interest-Earning Assets:
Federal funds sold and interest-bearing deposits due from banks	$17,320	$327	1.89%	$17,124	$839	4.90%	$10,009	$506	5.06%
Securities:

	Year Ended December 31,
	2008			2007			2006
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
				((Dollars in thousands)
Taxable(1)	667,324	34,282	5.14	669,154	36,901	5.51	613,485	32,593	5.31
Exempt from federal income taxes(1)	60,704	3,563	5.87	58,844	3,491	5.93	93,347	5,492	5.88

Total securities	728,028	37,845	5.20	727,998	40,392	5.55	706,832	38,085	5.39
FRB and FHLB stock	29,975	741	2.47	24,697	839	3.40	18,105	693	3.83
Loans held for sale	—	—	—	1,450	89	6.14	2,028	125	6.16
Loans:
Commercial loans(1)(3)(4)	513,321	31,475	6.13	452,438	34,105	7.54	296,533	23,219	7.83
Commercial real estate loans(1)(3)(4)(6)	1,639,442	102,112	6.23	1,336,421	100,954	7.55	1,110,828	83,891	7.55
Agricultural loans(1)(3)(4)	6,287	403	6.41	3,406	268	7.87	2,456	191	7.78
Consumer real estate loans(3)(4)(6)	314,917	16,754	5.32	285,999	19,207	6.72	240,601	16,207	6.74
Consumer installment loans(3)(4)	9,103	625	6.87	10,432	788	7.55	8,502	631	7.42

Total loans	2,483,070	151,369	6.10	2,088,696	155,322	7.44	1,658,920	124,139	7.48

Total interest-earning assets	$3,258,393	$190,282	5.84%	$2,859,965	$197,481	6.91%	$2,395,894	$163,548	6.83%

Noninterest-Earning Assets:
Cash	$57,303			$57,185			$61,519
Premises and equipment, net	39,018			27,093			21,706
Allowance for loan losses	(28,093)			(24,977)			(22,115)
Other assets	334,588			262,724			178,134

Total noninterest-earning assets	402,816			322,025			239,244

Total assets	$3,661,209			$3,181,990			$2,635,138

Interest-Bearing Liabilities:
Deposits:
Interest-bearing demand deposits	200,869	$1,977	0.98%	$182,276	$3,366	1.85%	$150,503	$1,759	1.17%
Money-market demand accounts and savings accounts	384,496	4,994	1.30	386,722	9,949	2.57	346,933	7,571	2.18
Time deposits less than $100,000	619,828	25,106	4.05	598,012	29,603	4.95	631,993	27,202	4.30
Time deposits of $100,000 or more	891,354	33,948	3.81	689,335	33,774	4.90	442,199	20,455	4.63
Public funds	—	—	—	—	—	—	11,703	531	4.54

Total interest-bearing deposits	2,096,547	66,025	3.15	1,856,345	76,692	4.13	1,583,331	57,518	3.63
Borrowings:

	Year Ended December 31,
	2008			2007			2006
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
				((Dollars in thousands)
Federal funds purchased and repurchase agreements	390,399	15,326	3.93	304,269	13,131	4.32	255,843	11,913	4.66
FHLB advance	335,039	11,824	3.53	317,232	14,769	4.66	228,811	9,808	4.29
Junior subordinated debt	60,758	3,696	6.08	66,114	5,275	7.98	60,776	4,741	7.80
Revolving note payable	10,550	474	4.49	3,007	186	6.19	—	—	—
Term note payable	58,689	2,643	4.50	18,205	1,184	6.50	—	—	—
Subordinated note payable	11,311	707	6.25	—	—	—	—	—	—

Total borrowings	866,746	34,670	4.00	708,827	34,545	4.87	545,430	26,462	4.85

Total interest-bearing liabilities	$2,963,293	$100,695	3.40%	$2,565,172	$111,237	4.34%	$2,128,761	$83,980	3.95%

Noninterest-Bearing Liabilities:
Demand deposits	$326,104			$274,819			$220,706
Other liabilities	32,551			38,804			33,495

Total noninterest-bearing liabilities	358,655			313,623			254,201
Stockholders’ equity	339,261			303,195			252,176

Total liabilities and stockholders’ equity	$3,661,209			$3,181,990			$2,635,138

Net interest income (tax equivalent)(1)(5)		$89,587	2.44%		$86,244	2.57%		$79,568	2.88%

Net interest margin (tax equivalent)(1)			2.75%			3.02%			3.32%
Net interest income(2)(5)		$86,966			$82,632			$75,282

Net interest margin(2)			2.67%			2.89%			3.14%
Average interest-earning assets to interest-bearing liabilities	109.96%	111.49%		111.49%			112.53%

(1)	Adjusted for 35% tax rate and adjusted for the dividends-received deduction where applicable.

(2)	Not adjusted for 35% tax rate or for the dividends-received deduction.

(3)	Nonaccrual loans are included in the average balances; however, these loans are not earning any interest.

(4)	Includes loan fees (in thousands) of $2,866, $2,747, and $3,113 for 2008, 2007, and 2006, respectively.

(5)	The following table reconciles reported net interest income on a tax equivalent basis for the periods presented (in thousands):

	2008	2007	2006
Net interest income	$86,966	$82,632	$75,282
Tax-equivalent adjustment to net interest income	2,621	3,612	4,286

Net interest income, fully tax-equivalent basis	$89,587	$86,244	$79,568

(6)	Includes construction loans.
Changes in Interest Income and Expense
     The changes in net interest income from period to period are reflective of changes in the interest rate environment, changes in the composition of assets and liabilities as to type and maturity (and the inherent interest rate differences related thereto), and volume changes. Later sections of this discussion and analysis address the changes in maturity composition of loans and investments and in the asset and liability repricing gaps associated with interest rate risk, all of which contribute to changes in net interest margin.
     The following table sets forth an analysis of volume and rate changes in interest income and interest expense of the Company’s average interest-earning assets and average interest-bearing liabilities for the indicated periods on a tax-equivalent basis assuming a 35.0% tax rate. The table distinguishes between the changes related to average outstanding balances (changes in volume holding the interest rate constant) and the changes related to average interest rates (changes in average rate holding the outstanding balance constant). The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

	Year Ended December 31,
	2008 Compared to 2007 Change			2007 Compared to 2006 Change
	Due to			Due to
	Net	Volume	Rate	Net	Volume	Rate
	(In thousands)
Interest-Earning Assets:
Federal funds sold and interest-bearing due from banks	$(512)	$9	$(521)	$333	$349	$(16)
Securities taxable	(2,619)	(101)	(2,518)	4,308	3,037	1,271
Securities exempt from federal income taxes	72	109	(37)	(2,001)	(2,047)	46
FRB and FHLB stock	(98)	158	(256)	146	231	(85)
Loans held for sale	(89)	(89)	—	(36)	(35)	(1)
Commercial loans	(2,630)	4,231	(6,861)	10,886	11,782	(896)
Commercial real estate loans	1,158	20,626	(19,468)	17,063	17,041	22
Agricultural loans	135	192	(57)	77	75	2
Consumer real estate loans	(2,453)	1,810	(4,263)	3,000	3,049	(49)
Consumer installment loans	(163)	(95)	(68)	157	146	11

Total interest-earning assets	$(7,199)	$26,850	$(34,049)	$33,933	$33,628	$305

Interest-Bearing Liabilities:
Interest-bearing demand deposits	$(1,389)	$315	$(1,704)	$1,607	$429	$1,178
Money market demand accounts and savings accounts	(4,955)	(57)	(4,898)	2,378	929	1,449
Time deposits of less than $100,000	(4,497)	1,047	(5,544)	2,401	(1,520)	3,921
Time deposits of $100,000 or more	174	8,646	(8,472)	13,319	12,044	1,275
Public funds	—	—	—	(531)	(531)	—
Federal funds purchased and repurchase agreements	2,195	3,462	(1,267)	1,218	2,136	(918)
FHLB advances	(2,945)	791	(3,736)	4,961	4,057	904
Junior subordinated debentures	(1,579)	(402)	(1,177)	534	424	110
Revolving note payable	288	351	(63)	186	186	—
Term note payable	1,459	1,922	(463)	1,184	1,184	—
Subordinated note payable	707	707	—	—	—	—

Total interest-bearing liabilities	$(10,542)	$15,822	$(26,364)	$27,257	$19,338	$7,919

Net interest	$3,343	$11,028	$(7,685)	$6,676	$14,290	$(7,614)

Financial Condition
     Set forth below are some balance sheet highlights at December 31, 2008 compared to December 31, 2007.
•	Total assets decreased $122.6 million, or 3.3%, mainly as a result of the securities and goodwill impairment charges as well as loan charge-offs.

•	Loans increased $35.4 million, or 1.4%, reflecting internal growth. Without charged off loans of $55.8 million and transfers of $10.4 million into foreclosed properties, loan growth would have been $101.6 million, or 4.1%.

•	Securities decreased by $96.3 million, or 12.9%, following impairment charges on certain FHLMC and FNMA preferred equity securities.

•	Deposits decreased by $45.4 million, or 1.9%.

     Set forth below are some asset quality highlights at December 31, 2008 compared to December 31, 2007.
•	The allowance for loan losses was 1.77% of total loans at December 31, 2008 versus 1.08% at December 31, 2007. The allowance for loan losses increased by $17.7 million, reflecting management’s updated assessments of impaired loans and concerns about the continued deterioration of economic conditions.

•	Nonaccrual loans increased to 2.43% of total loans at December 31, 2008 from 1.99% at December 31, 2007. The Large Problem Credit accounted for $6.1 million, or 10.0%, of the $61.1 million in nonaccrual loans at December 31, 2008.

•	Allowance to nonaccrual loans coverage 0.73x for 2008 compared to 0.54x for 2007.

•	Net loans charged off to average total loans were 2.18% for 2008 compared to 0.20% for 2007.
     Loans
     The following table sets forth the composition of the Company’s loan portfolio as of the indicated dates.

	December 31,
	2008(1)	2007(1)(2)	2006(3)	2005(3)	2004(3)
	(In thousands)
Commercial	$1,090,078	$1,079,631	$376,944	$201,284	$184,558
Construction	366,178	464,583	424,181	358,785	270,836
Commercial real estate	729,729	627,928	761,742	496,819	411,535
Home equity	194,673	142,158	147,366	115,429	100,322
Other consumer	6,332	10,689	9,373	4,273	4,377
Residential mortgage	123,161	149,703	227,762	174,184	126,047

Total loans, gross	2,510,151	2,474,692	1,947,368	1,350,774	1,097,675
Net deferred fees	(392)	(365)	(552)	(778)	(376)

Total loans	2,509,759	2,474,327	1,946,816	1,349,996	1,097,299
Allowance for loan losses	(44,432)	(26,748)	(23,229)	(17,760)	(16,217)

Net loans	$2,465,327	$2,447,579	$1,923,587	$1,332,236	$1,081,082

Loans held for sale:
Consumer real estate	$—	$—	$2,672	$1,912	$693

(1)	Source of repayment classification.

(2)	Amounts have been reclassified to conform to current period presentation.

(3)	Collateral-based classification.
     During the fourth quarter of 2007, the Company revised its classification of commercial loans and commercial real estate loans, changing its prior practice of classifying as commercial real estate loans all loans to a business that included real estate as collateral (“collateral-based” classification). The classification of construction, home equity, and residential mortgages were also reviewed. The new method of presentation (“source of repayment” classification) recognizes that loans to owner-occupied businesses engaged in manufacturing, sales and/or services are commercial loans, regardless of whether real estate is taken as collateral. These loans generally have a lower risk profile than traditional commercial real estate loans. They are primarily dependent on the borrower’s business- generated cash flows for repayment, not on the conversion of real estate that may be pledged as collateral. Loans related to rental income producing properties and properties intended to be sold will continue to be classified as commercial real estate loans. Completing this change in methodology involved a loan-by-loan review of the Company’s commercial and commercial real estate loans. The new presentation methodology was implemented only as of December 31, 2007 and prospectively, as it is impracticable to apply it to prior years’ data.
     Set forth below are other highlights of changes in the loan portfolio at December 31, 2008 compared to December 31, 2007.

•	Total loans increased $35.4 million, or 1.4%. Without charged off loans of $55.8 million and transfers of $10.4 million into foreclosed properties, loan growth would have been $101.6 million, or 4.1%.

•	Commercial loans increased $10.4 million, or 1.0%.

•	Construction loans decreased by $98.4 million, or 21.2%.

•	A reduction in construction lending that began earlier in the 2008 continued throughout the year with construction and land development loans declining to 14.6% of the total loan portfolio, down from 18.8% one year ago.

•	Commercial real estate loans rose by $101.8 million, or 16.2%.

•	Home equity loans increased $52.5 million, or 36.9%.

•	Consumer loans decreased $4.4 million, or 40.8%.

•	Residential mortgage loans decreased $26.5 million, or 17.7%.

•	The Company had loan growth in the latter part of the fourth quarter of 2008 which was facilitated by the new capital raised in December 2008 under the TARP program. In addition, most new and renewing loans beginning in the fourth quarter of 2008 have floors in place which will help mitigate future margin contraction.
     There were no loans held for sale at December 31, 2008 and 2007. In July 2007, the Company entered into a joint marketing arrangement with a leading privately held mortgage bank in Chicago and exited the mortgage banking business resulting in no loans held for sale at year-end 2007. Management believes that this arrangement enabled the Company to provide better pricing to its customers while also providing the Company with a high quality source of additional loan volume.
     The Company attempts to balance the types of loans in its portfolio with the objective of managing risk. Some of the risks the Company evaluates in its lending business include:
•	The primary risks associated with commercial loans are the quality of the borrower’s management, financial strength and cash flow resources, and the impact of local economic factors.

•	Risks associated with real estate loans include concentrations of loans in a certain loan type, such as commercial or residential, and fluctuating land and property values.

•	Consumer loans also have risks associated with concentrations of loans in a single type of loan, as well as the risk a borrower may become unemployed as a result of deteriorating economic conditions.

•	The Company does not hold any sub-prime loans in its portfolio.
     Loan Maturities
     The following table sets forth the remaining maturities, based upon contractual dates, for selected loan categories (source of repayment classification) as of December 31, 2008.

	One Year	1-5 Years		Over 5 Years
	Or Less	Fixed	Variable	Fixed	Variable	Total
	(In thousands)
Commercial	$498,986	$453,690	$56,074	$61,859	$19,469	$1,090,078
Construction	324,696	10,442	31,040	—	—	366,178
Commercial real estate	265,978	410,443	38,823	14,485	—	729,729
Home equity	7,237	13,403	7,821	225	101,987	194,673
Other consumer	2,636	3,274	422	—	—	6,332
Residential mortgage	8,457	23,975	417	44,443	45,869	123,161

Total loans, gross	1,107,990	915,227	198,597	121,012	167,325	2,510,151
Net deferred fees						(392)

Total loans	$1,107,990	$915,227	$198,597	$121,012	$167,325	$2,509,759

     Nonaccrual Loans
     The accrual of interest on loans is discontinued at the time a loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. A loan is returned to accrual status when all the principal and interest amounts contractually due are current and future payments are reasonably assured.
     Under SFAS No. 114 and No. 118, the Company currently defines loans that are individually evaluated for impairment to include all loans over $300,000 where the internal credit rating is at or below a predetermined classification. All other smaller balance loans with similar attributes are evaluated for impairment in total.
     The classification of a loan as impaired or nonaccrual does not necessarily indicate that the principal is uncollectible, in whole or in part. Subject to the de minimus level noted above, the Company makes a determination as to the collectibility on a case-by-case basis based upon the specific facts of each situation. The Company considers both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect impaired or nonaccrual loans. Alternatives that are typically considered to collect impaired or nonaccrual loans are foreclosure, collection under guarantees, loan restructuring, or judicial collection actions.
     Loans that are considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of the related collateral, adjusted for selling and other discounts, by allocating a portion of the allowance to such loans. If these allocations require an increase to be made to the allowance for loan losses, such increases are included in the provision for loan losses charged to expense.
     The following table sets forth information on the Company’s nonaccrual loans and nonperforming assets as of the indicated dates.

	December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Impaired and other loans 90 days past due and accruing	$—	$—	$34	$4	$21

Nonaccrual and impaired loans not accruing	$61,104	$49,173	$42,826	$7,905	$9,296
Troubled-debt restructuring	11,006	—	—	—	—
Foreclosed properties	12,018	2,220	2,640	11,154	8,064

Total nonperforming assets	$84,128	$51,393	$45,466	$19,059	$17,360

Total nonaccrual loans to total loans	2.43%	1.99%	2.20%	0.59%	0.85%
Total nonperforming assets to total loans and foreclosed properties	3.34	2.08	2.33	1.40	1.57
Total nonperforming assets to total assets	2.36	1.39	1.55	0.83	0.78
     In addition to the loans summarized above, on December 31, 2008, the Company had $71.0 million of loans currently performing that have been internally assigned higher credit risk ratings. The higher risk ratings are primarily due to internally identified specific or collective credit characteristics including decreased capacity to repay loan obligations due to adverse market conditions, a lack of borrower or guarantor’s capital capacity and reduced collateral valuations securing the loans as a secondary source of repayment. These loans continue to accrue interest. Management does not expect losses on these loans, but recognizes that a higher level of scrutiny is prudent under the circumstances. Similarly rated loans were $43.0 million as of September 30, 2008 and $3.5 million as of December 31, 2007.
     Interest payments on impaired loans are generally applied to principal, unless the loan principal is considered to be fully collectible, in which case interest is recognized on a cash basis. During 2008, 2007, and 2006, the Company recognized interest income on impaired loans of $836,000, $1.4 million, and $2.9 million, respectively.
     Nonaccrual loans increased $11.9 million to $61.1 million at December 31, 2008 from $49.2 million at December 31, 2007. This increase in nonaccrual loans is net of $53.3 million of nonaccrual loans charged-off during the year and reflects the continued deterioration of economic conditions.
     In 2008, the Company charged off $11.6 million of loan balances related to the previously announced Large Problem Credit, reduced outstanding balances on these loans by a net $5.7 million through the sale of assets, and took title to a substantial piece of real estate previously serving as collateral at an estimated net realizable value of $5.3 million. At December 31, 2008, total outstanding loan balances related to the Large Problem Credit represented $6.1 million, or 10.0%, of nonaccrual loans. While the current carrying value of these loans at December 31, 2008 reflects management’s best current estimate of net realizable value, there can be no assurance that additional losses may not be incurred.
     Foreclosed properties increased to $12.0 million in 2008 from $2.2 million in 2007 mainly as a result of the $5.3 million Large Problem Credit property and a condominium development property. Foreclosed properties are carried at their estimated net realizable value.
     Total nonperforming assets increased by $32.7 million from $51.4 million in 2007 to $84.1 million in 2008. The Company had $11.0 million in troubled-debt restructuring to one borrower as of December 31, 2008 and none as of December 31, 2007. In order to improve the collectibility of the troubled-debt restructuring, the Company restructured the terms of the debt by terminating the forbearance agreement and lowering the interest rates including changing them from fixed to floating rates. No additional commitments were outstanding on the troubled-debt restructured loans as of December 31, 2008. These troubled-debt restructured loans were still accruing and no allowance was allocated at December 31, 2008.

     Analysis of Allowance for Loan Losses
     The Company recognizes that credit losses will be experienced and the risk of loss will vary with, among other things; general economic conditions; the type of loan being made; the creditworthiness of the borrower over the term of the loan; and in the case of a collateralized loan, the quality of the collateral. The allowance for loan losses represents the Company’s estimate of the amount deemed necessary to provide for probable future losses to be incurred in the portfolio. In making this determination, the Company analyzes the ultimate collectibility of the loans in its portfolio by incorporating feedback provided by internal loan staff.
     On a quarterly basis, management of the Bank meets to review the adequacy of the allowance for loan losses. Each loan officer grades his or her individual commercial credits and the Company’s independent loan review personnel review the officers’ grades. In the event that the loan is downgraded during this review, the loan is included in the allowance analysis at the lower grade. The grading system is in compliance with the regulatory classifications, and the allowance is allocated to the loans based on the regulatory grading, except in instances where there are known differences (e.g., collateral value is nominal).
     Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheet. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.
     The Company’s methodology for determining the allowance for loan losses represents an estimation performed pursuant to SFAS No. 5, “Accounting for Contingencies,” and SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The allowance reflects expected losses resulting from analyses developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on regular analyses of all loans over $300,000 where the internal credit rating is at or below a predetermined classification. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values. The allowance for loan losses also includes consideration of concentrations and changes in portfolio mix and volume and other qualitative factors. In addition, regulatory agencies, as an integral part of their examinations, may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.
     There are many factors affecting the allowance for loan losses; some are quantitative while others require qualitative judgment. The process for determining the allowance (which management believes adequately considers all of the potential factors which potentially result in credit losses) includes subjective elements and, therefore, may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provisions for credit losses could be required that could adversely affect the Company’s earnings or financial position in future periods.
     The following table sets forth loans charged off and recovered by type of loan and an analysis of the allowance for loan losses for the indicated periods.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands)
Average total loans	$2,483,070	$2,088,696	$1,658,920	$1,210,873	$984,976

Total loans at end of year	$2,509,759	$2,474,327	$1,946,816	$1,349,996	$1,097,299

Total nonaccrual loans	$61,104	$49,173	$42,826	$7,905	$9,296

Allowance at beginning of year	$26,748	$23,229	$17,760	$16,217	$14,459
Addition resulting from acquisition	—	2,767	3,244	—	—
Charge-offs:
Commercial loans	11,475	5,092	5,912	1,668	819
Consumer real estate loans(1)	3,846	458	360	15	37
Commercial real estate loans(1)	40,389	336	4,401	772	1,162
Agricultural loans	—	—	—	—	—
Consumer installment loans	139	89	136	64	130

Total charge-offs	55,849	5,975	10,809	2,519	2,148
Recoveries:
Commercial loans	1,149	885	616	1,448	163
Consumer real estate loans(1)	91	9	4	5	32
Commercial real estate loans(1)	508	927	339	6	261
Agricultural loans	—	—	—	—	—
Consumer installment loans	20	15	25	14	50

Total recoveries	1,768	1,836	984	1,473	506

Net charge-offs	54,081	4,139	9,825	1,046	1,642
Provision for loan losses	71,765	4,891	12,050	2,589	3,400

Allowance at end of the year	$44,432	$26,748	$23,229	$17,760	$16,217

Net charge-offs to average total loans	2.18	0.20	0.59	0.09	0.17
Allowance to total loans at end of year	1.77	1.08	1.19	1.32	1.48
Allowance to nonaccrual loans	0.73	0.54	0.54	2.25	1.74	x

(1)	Includes construction loans.
     The provision for loan losses increased $66.9 million to $71.8 million for the year ended December 31, 2008 from $4.9 million for the year ended December 31, 2007, reflecting management’s updated assessments of impaired loans and concerns about the continued deterioration of economic conditions. The allowance for loan losses was $44.4 million at December 31, 2008 and $26.7 million at December 31, 2007. Total recoveries on loans previously charged off were $1.8 million for the year ended December 31, 2008 and 2007.
     Net charge-offs increased $49.9 million to $54.1 million, or 2.18% of average loans, in 2008 compared to $4.1 million, or 0.20% of average loans in 2007. Allowance for loan losses to nonaccrual loans ratio was 0.73x at December 31, 2008 and 0.54x at December 31, 2007.
     The following table sets forth the Company’s allocation of the allowance for loan losses by types of loans (collateral based classification) as of the indicated dates.

	December 31,
	2008		2007		2006		2005		2004
		Loan		Loan		Loan		Loan		Loan
		Category		Category		Category		Category		Category
		To Gross		To Gross		To Gross		To Gross		To Gross
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
	(Dollars in thousands)
Commercial	$8,829	20.80%	$6,369	21.52%	$6,156	19.87%	$7,727	14.54%	$8,124	16.72%
Commercial real estate	24,518	65.79	19,336	65.15	16,166	65.35	7,807	69.24	6,837	68.92
Agricultural	171	0.29	2	0.20	3	0.13	3	0.15	—	0.11
Consumer real estate	6,258	12.67	603	12.64	352	14.10	864	15.76	385	13.90
Consumer installment	302	0.25	81	0.49	90	0.55	46	0.31	438	0.35
Unallocated	4,354	—	357	—	462	—	1,313	—	44	—

Total allowance for loan losses	$44,432	100.00%	$26,748	100.00%	$23,229	100.00%	$17,760	100.00%	$16,217	100.00%

     Due to concerns about the collectibility of loan balances that could grow due to letter of credit draw downs, the Company increased the accrual for losses on unfunded commitments to $1.1 million at December 31, 2008 from $233,000 at December 31, 2007.
     The Company uses an internal asset classification system as a means of reporting problem and potential problem assets. At each scheduled Bank Board of Directors meeting, a watch list is presented, showing significant loan relationships listed by internal risk rating as Special Mention, Substandard, and Doubtful. Set forth below is a discussion of each of these classifications.
     Special Mention: A special mention extension of credit is defined as having potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects for the credit or the institution’s credit position. Special mention credits are not considered as part of the classified extensions of credit category and do not expose an institution to sufficient risk to warrant classification. They are currently protected but are potentially weak. They constitute an undue and unwarranted credit risk.
     Loans in this category have some identifiable problem but, in management’s opinion, offer no immediate risk of loss. An extension of credit that is not delinquent also may be identified as special mention. These loans are classified due to Bank management’s actions or the servicing of the loan. The lending officer may be unable to properly supervise the credit because of an inadequate loan or credit agreement. There may be questions regarding the condition of and/or control over collateral. Economic or market conditions may unfavorably affect the obligor in the future. A declining trend in the obligor’s operations or an imbalanced position in the balance sheet may exist, although it is not to the point that repayment is jeopardized. Another example of a special mention credit is one that has other deviations from prudent lending practices.
     If the Bank may have to consider relying on a secondary or alternative source of repayment, then collection may not yet be in jeopardy, but the loan may be considered special mention. Other trends that indicate that the loan may deteriorate further include such “red flags” as continuous overdrafts, negative trends on a financial statement, such as a deficit net worth, a delay in the receipt of financial statements, accounts receivable ageings, etc. These loans on a regular basis can be 30 days or more past due. Judgments, tax liens, delinquent real estate taxes, cancellation of insurance policies and exceptions to Bank policies are other “red flags.”
     Substandard: A substandard extension of credit is one inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Extensions of credit so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. In other words, there is more than a normal risk of loss. Loss potential, while existing in the aggregate amount of substandard credits, does not have to exist in individual extensions of credit classified substandard.
     The likelihood that a substandard loan will be paid from the primary source of repayment may also be uncertain. Financial deterioration is underway and very close attention is warranted to insure that the loan is collected without a loss. The Bank may be relying on a secondary source of repayment, such as liquidating collateral, or collecting on guarantees. The borrower cannot keep up with either the interest or principal payments. If the Bank is forced into a subordinated or unsecured position due to flaws in documentation, the loan may also be substandard. If the loan must be restructured, or interest rate concessions made, it should be classified as such. If the bank is contemplating foreclosure or legal action, the credit is likely substandard.
     Doubtful: An extension of credit classified doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. The possibility of loss is extremely high; however, because of certain important and reasonably specific pending factors that may work to the advantage of and strengthen the credit, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors may include a proposed merger or acquisition, liquidation proceedings, capital injection, perfecting liens on additional collateral, or refinancing plans.
     If the primary source of repayment is gone, and there is doubt as to the quality of the secondary source, then the loan will be considered doubtful. If a court suit is pending, and is the only means of collection, a loan is generally doubtful. As stated above, the loss amount in this category is often undeterminable, and the loan is classified doubtful until said loss can be determined.
     The Company’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Bank’s primary regulators in the course of its regulatory examinations, which can order the establishment of additional general or specific loss allowances. There can be no assurance that regulators, in reviewing the Company’s loan portfolio, will not request the Company to materially increase its allowance for loan losses. Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary. The Company’s allowance for loan losses at December 31, 2008 is considered by management to be adequate.
     The Company holds certain loans that are accounted for under Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”), which addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in purchase business combinations and applies to all nongovernmental entities. SOP 03-3 does not apply to loans originated by the Company. The Company’s assessment identified $5.9 million in acquired loans to which the application of the provisions of SOP 03-3 was required. As a result of the application of SOP 03-3, the Company recorded purchase accounting adjustments reflecting a reduction in loans of $2.0 million related to acquired impaired loans, thus reducing the carrying value of these loans to $3.9 million as of December 31, 2007. See Note 3—Business Combinations to the consolidated financials statements. The carrying value of these loans was $778,000 as of December 31, 2008, and there continues to be no allowance for loan losses regarding these loans. The Company does not consider prepayments in the determination of contractual or expected cash flows.
     Securities
     The Company manages its securities portfolio to provide a source of both liquidity and earnings. The Company has an asset/liability committee which develops current investment policies based upon its operating needs and market circumstances. The investment policy of the Bank is reviewed by senior financial management of the Company in terms of its objectives, investment guidelines and consistency with overall Company performance and risk management goals. The Bank’s investment policy is formally reviewed and approved annually by its Board of Directors. The asset/liability committee of the Bank is responsible for reporting and monitoring compliance with the investment policy. Reports are provided to the Bank’s Board of Directors and the Board of Directors of the Company on a regular basis.
     The following tables set forth the composition of the Company’s securities portfolio by major category as of the indicated dates. The securities portfolio as of December 31, 2008, 2007, and 2006 has been categorized as either available-for-sale or held-to-maturity in accordance with SFAS No. 115.

	December 31, 2008
	Held-to-Maturity		Available-for-Sale		Total
							% of
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized
	Cost	Value	Cost	Value	Cost	Value	Cost
	(Dollars in thousands)
U.S. Treasury and obligations of U.S. government-sponsored entities	$—	$—	$263,483	$265,435	$263,483	$265,435	40.3%
Obligations of states and political subdivisions	1,251	1,263	57,309	56,664	58,560	57,927	9.0
Mortgage-backed securities	29,016	29,124	281,592	283,679	310,608	312,803	47.4
Equity securities	—	—	2,749	930	2,749	930	0.4
Other bonds	—	—	19,176	15,241	19,176	15,241	2.9

Total	$30,267	$30,387	$624,309	$621,949	$654,576	$652,336	100.0%

	December 31, 2007
	Held-to-Maturity		Available-for-Sale		Total
							% of
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized
	Cost	Value	Cost	Value	Cost	Value	Cost
	(Dollars in thousands)
U.S. Treasury and obligations of U.S. government-sponsored entities	$—	$—	$181,983	$183,613	$181,983	$183,613	23.6%
Obligations of states and political subdivisions	1,254	1,268	60,985	61,400	62,239	62,668	8.1
Mortgage-backed securities	36,347	35,644	383,633	379,040	419,980	414,684	54.4
Equity securities	—	—	85,139	65,979	85,139	65,979	11.0
Other bonds	—	—	22,095	20,849	22,095	20,849	2.9

Total	$37,601	$36,912	$733,835	$710,881	$771,436	$747,793	100.0%

	December 31, 2006
	Held-to-Maturity		Available-for-Sale		Total
							% of
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized
	Cost	Value	Cost	Value	Cost	Value	Cost
	(Dollars in thousands)
U.S. Treasury and obligations of U.S. government-sponsored entities	$—	$—	$6,958	$6,958	$6,958	$6,958	1.1%
Obligations of states and political subdivisions	1,686	1,697	97,167	96,987	98,853	98,684	15.3
Mortgage-backed securities	44,245	42,990	444,392	434,108	488,637	477,098	75.5
Equity securities	—	—	41,131	41,521	41,131	41,521	6.4
Other bonds	—	—	11,034	10,407	11,034	10,407	1.7

Total	$45,931	$44,687	$600,682	$589,981	$646,613	$634,668	100.0%

     As of December 31, 2008, the Company held no securities of a single issuer with a book value exceeding 10% of stockholders’ equity other than those of the U.S. government or government-sponsored entities.
     The total fair value of the securities portfolio was $652.3 million as of December 31, 2008, or 99.7% of amortized cost. The total fair value of the securities portfolio was $747.8 million and $634.7 million as of December 31, 2007 and 2006, respectively.
     Securities available-for-sale are carried at fair value, with related unrealized net gains or losses, net of deferred income taxes, recorded as an adjustment to equity capital. At December 31, 2008, unrealized losses on securities available-for-sale were $2.4 million, or $1.4 million net of taxes, compared to $23.0 million, or $13.9 million net of taxes, at December 31, 2007. The Company recognized an other-than-temporary impairment charge of $17.6 million at March 31, 2008 on certain FNMA and FHLMC preferred equity securities with a cost basis of $85.1 million. In September 2008, the Company sold $16.9 million of the remaining $67.5 million recognizing a $16.7 million loss. The Company recognized an additional other-than-temporary impairment charge of $47.8 million at September 30, 2008 on the remaining securities and thereby reduced the amortized cost to their fair value of $2.7 million. Management believes this impairment was primarily attributable to economic conditions at that time, FNMA and FHLMC being placed into the Federal Housing Finance Agency’s conservatorship, and the discontinued dividend payments. Since recovery did not appear likely in the near future, the Company recognized the impairment losses. See Note 4—Securities of the Notes to the consolidated financial statements for more details on the Company’s securities portfolio. The securities portfolio does not contain any sub-prime or Alt-A mortgage-backed securities.
     The Company’s securities available-for-sale portfolio decreased $88.9 million, or 12.5%, in 2008 compared to 2007 mainly as a result of the impairment charges and sales of the FNMA and FHLMC preferred equity securities. The Company also changed the mix of its securities portfolio to improve earnings through the sale of certain mortgage-backed securities and the investment in higher-yielding U.S. government-sponsored entities notes during 2008. Set forth below is a summary of the change in the available-for-sale securities:
•	U.S. Treasury and obligations of U.S. government-sponsored entities increased by $81.8 million to $265.4 million, or 40.3% of the securities portfolio, at December 31, 2008 compared to $183.6 million at year end 2007.

•	U.S. government agency and government-sponsored entity mortgage-backed securities decreased 25.2%, or $95.4 million, from $379.0 million at December 31, 2007 to $283.7 million at December 31, 2008.

•	As noted above, the Company recognized a impairment charges of $65.4 million on the FHLMC and FNMA preferred equities in 2008 bringing the amortized cost to $2.7 million. During 2008, $16.9 million in equity securities were sold at a loss of $16.7 million. Equity securities were $930,000 at December 31, 2008 compared to $66.0 million at December 31, 2007. Equity securities included capital securities of U.S. government-sponsored entities.

•	Obligations of state and political subdivisions decreased $4.7 million to $56.7 million at December 31, 2008 from $61.4 million at December 31, 2007.

•	Other bonds decreased by $5.6 million to $15.2 million at December 31, 2008 compared to $20.8 million at December 31, 2007. Other bonds include high grade corporate bonds primarily issued by financial institutions.
     Securities held-to-maturity decreased $7.3 million, or 19.5%, from $37.6 million at December 31, 2007 to $30.3 million at December 31, 2008, due to paydowns and sales of mortgage-backed securities as permitted under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” These securities sold had paid down to less than 15% of their original face value.
     There were no trading securities held at December 31, 2008 or December 31, 2007. When acquired, the Company holds trading securities and derivatives on a short-term basis based on market and liquidity conditions.
     Investment Maturities and Yields
     The following tables set forth the contractual or estimated maturities of the components of the Company’s securities portfolio as of December 31, 2008 and the weighted average yields. The table assumes estimated fair values for available-for-sale securities and amortized cost for held-to-maturity securities:

	Maturing
			After One But		After Five But
	Within One Year		Within Five Years		Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Available-for-Sale-Securities:
U.S. Treasury and obligations of U.S. government-sponsored entities	$7,687	2.81%	$52,617	3.43%	$205,131	5.34%	$—	—%	$265,435	4.90%
Obligations of states and political subdivisions	682	3.61	8,135	3.60	36,034	3.74	11,813	4.08	56,664	3.79
Mortgage-backed securities	27,795	5.40	255,884	4.09	—	—	—	—	283,679	4.23
Equity securities(1)	—	—	—	—	—	—	930	—	930	—
Other bonds	—	—	3,745	4.53	3,063	4.39	8,433	1.91	15,241	2.96

Total	$36,164	4.82%	$320,381	3.98%	$244,228	5.09%	$21,176	3.04%	$621,949	4.44%

Held-to-Maturity Securities:
Obligations of states and political subdivisions	$—	—%	451	4.31	$800	3.85%	$—	—%	$1,251	4.02%
Mortgage-backed securities	—	—	29,016	4.42	—	—	—	—	29,016	4.42

Total	$—	—%	$29,467	4.42	$800	3.85%	$—	—%	$30,267	4.40%

(1)	Equity securities, although they do not have a maturity date, are included in the after ten years column.

Deposits

The following table sets forth the changes in deposits as of the periods presented.

	December 31,
	2008	2007
	(Dollars in thousands)
Noninterest-bearing demand	$334,495	$321,317
Interest-bearing demand	176,224	226,225
Money market	208,484	291,501
Savings	129,101	129,476
Certificates of deposit less than $100,000	689,896	633,022
Certificates of deposit over $100,000	435,687	511,743
Brokered certificates of deposit	438,904	344,864

Total interest-bearing deposits	2,078,296	2,136,831

Total deposits	$2,412,791	$2,458,148

Total core deposits(1)	$848,304	$968,519

(1)	Includes noninterest-bearing and interest-bearing demand, money market, and savings.
     Set forth below is a summary of the change in the Company’s deposits:
•	Deposits decreased by $45.4 million, or 1.8%; noninterest-bearing deposits increased by $13.2 million while interest-bearing deposits decreased by $58.5 million.

•	Core deposits, which include noninterest-bearing demand, interest-bearing demand, money market, and savings deposits, decreased $120.2 million, or 12.4%.

•	Certificates of deposits less than $100,000 increased 9.0% or $56.9 million.

•	Certificates of deposit over $100,000 decreased $76.1 million, or 14.9%.

•	Brokered certificates of deposit increased $94.0 million, or 27.3%. The Company purchased brokered certificates of deposit in order to move away from purchasing Federal funds during the financial system disruption. The underlying certificates of deposits of the brokered certificates of deposit are in denominations of less than $100,000.
     The Company continues to participate in the FDIC’s Temporary Liquidity Guarantee Program. This program consists of two components. The first is the Transaction Account Guarantee Program where all noninterest-bearing transaction deposit accounts, including all personal and business checking deposit accounts, and NOW accounts, which are capped at a rate no higher than 0.50% are fully guaranteed, through December 31, 2009, regardless of dollar amount. All other deposit accounts continue to be covered by the FDIC’s expanded deposit insurance limit of $250,000 through December 31, 2009. The second component is the Debt Guarantee Program, which guarantees newly issued senior unsecured debt.
     In 2009, the FDIC plans to increase premium assessments to maintain adequate funding of the Deposit Insurance Fund. Assessment rates set by the FDIC effective December 5, 2009 range from 5 to 43 basis points. These increases in premium assessments will increase the Company’s expenses. See “Item 1. Business—Supervision and Regulation—FDIC Insurance Premiums on Deposit Accounts.”
     On February 27, 2009, the FDIC board agreed to impose an emergency special assessment of 20 basis points on all banks to restore the Deposit Insurance Fund to an acceptable level. The assessment, which will be payable on September 30, 2009, is in addition to a planned increase in premiums and a change in the way regular premiums are assessed, which the board also approved on that date. This emergency special assessment for the Company is projected to be $5.0 million based on December 31, 2008 data.
     The Company competes for core deposits in the heavily-banked Chicago Metropolitan Statistical Area. Competitive pricing has made it difficult to maintain and grow these types of deposits. The level of competition for core deposits is not expected to ease in the near term. To overcome this challenge, the Company has changed and expanded staffing and management at its banking centers and initiated a number of customer outreach initiatives. The Company is also pursuing a new on-line account opening process to further develop the growth of core deposit relationships. The Company’s “Big Bank Relief” marketing campaign is focused on building relationships.
     The Company’s recent campaigns have been promoting relationship savings accounts and other core products. In conjunction with this strategy, the Bank’s retail incentive program has shifted its focus to relationship building, with incentives being paid for cross-selling achievements. Relationship building, along with a continued focus on providing excellent customer service, is key to solidifying and growing the Bank’s customer base.
     The following table sets forth the average amount of and the average rate paid on deposits by category for the indicated periods.

	Year Ended December 31,
	2008			2007			2006
		Percent			Percent			Percent
	Average	of		Average	of		Average	of
	Balance	Deposits	Rate	Balance	Deposits	Rate	Balance	Deposits	Rate
	(Dollars in thousands)
Noninterest-bearing demand deposits	$326,104	13.46%	0.00%	$274,819	12.90%	0.00%	$220,706	12.23%	0.00%
Interest-bearing demand deposits.	200,869	8.29	0.98	182,276	8.55	1.85	150,503	8.34	1.17
Savings and money market accounts	384,496	15.87	1.30	386,722	18.15	2.57	346,933	19.23	2.18
Time Deposits:
Certificates of deposit, less than $100,000(1)	619,829	25.58	4.05	598,012	28.06	4.95	631,993	35.03	4.30
Certificates of deposit, over $100,000(1)(2)	891,354	36.80	3.81	689,335	32.34	4.90	442,199	24.51	4.63
Public funds	—	—	—	—	—	—	11,703	0.65	4.54

Total time deposits	1,511,183	62.38	3.91	1,287,347	60.40	4.92	1,085,895	60.19	4.44

Total deposits	$2,422,652	100.00%	2.73%	$2,131,164	100.00%	3.60%	$1,804,037	100.00%	3.19%

(1)	Certificates of deposit exclusive of public funds.

(2)	Includes brokered deposits.
     The following table summarizes the maturity distribution of certificates of deposit in amounts of $100,000 or more as of the dates indicated. These deposits have been made by individuals, businesses, and public and other not-for-profit entities, most of which are located within the Company’s market area.

	December 31,
	2008	2007	2006
	(In thousands)
Three months or less	$402,122	$308,259	$271,994
Over three months through six months	172,417	241,765	63,168
Over six months through twelve months	229,867	230,985	160,478
Over twelve months	70,185	75,598	58,020

Total	$874,591	$856,607	$553,660

Borrowings
     The following table summarizes the Company’s borrowings as of the dates indicated.

	December 31,
	2008	2007	2006
		(In thousands)
Federal funds purchased	$—	$81,000	$66,000
Revolving note payable	8,600	2,500	—
Securities sold under agreements to repurchase	297,650	283,400	201,079
Advances from the Federal Home Loan Bank	380,000	323,439	319,883
Junior subordinated debentures	60,791	60,724	65,812
Subordinated debt	15,000	—	—
Term note payable	55,000	70,000	—

Total	$817,041	$821,063	$652,774

     The Company’s borrowings include overnight federal funds purchased, securities sold under agreements to repurchase, FHLB advances, junior subordinated debentures, and commercial bank notes payable and subordinated debt. The following tables set forth categories and the balances of the Company’s borrowings for the periods indicated.

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)
Federal funds purchased:
Balance at end of year	$—	$81,000	$66,000
Weighted average interest rate at end of year	—%	4.15%	5.30%
Maximum amount outstanding(1)	$184,500	$109,000	$95,000
Average amount outstanding	77,000	35,630	29,474
Weighted average interest rate during year(2)	2.62%	5.13%	5.18%

(1)	Based on amounts outstanding at each month end during the year.

(2)	During 2008, the federal funds target rate decreased by 225 basis points.

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)
Securities sold under repurchase agreements:
Balance at end of year	$297,650	$283,400	$201,079
Weighted average interest rate at end of year	4.29%	4.21%	4.40%
Maximum amount outstanding(1)	$394,764	$317,118	$294,599
Average amount outstanding	311,346	268,639	226,369
Weighted average interest rate during year	4.26%	4.21%	4.59%

(1)	Based on amount outstanding at month end during each year.
     The Bank is a member of the FHLB. Membership requirements include common stock ownership in the FHLB. At December 31, 2008, the majority of the FHLB advances have various call provisions ranging from three months to two years. The Bank is currently in compliance with the FHLB’s membership requirements.
     The following table sets forth categories and the balances of the Company’s FHLB advances as of the indicated dates or for the indicated periods.

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)
FHLB advances:
Balance at end of year	$380,000	$323,439	$319,883
Weighted average interest rate at end of year	3.38%	4.49%	4.54%
Maximum amount outstanding(1)	$380,000	$323,439	$319,883
Average amount outstanding	335,039	317,232	228,811
Weighted average interest rate during year	3.53%	4.66%	4.29%

(1)	Based on amount outstanding at month end during each year.
     The Company’s credit agreements with a correspondent bank at December 31, 2008 consisted of a revolving line of credit, a term note loan, and subordinated debenture in the amounts of $8.6 million, $55.0 million, and $15.0 million, respectively.
     At December 31, 2008, the revolving line of credit had a maximum availability of $25.0 million, an interest rate of one-month LIBOR plus 155 basis points, and at December 31, 2008, matured on March 3, 2009. During the fourth quarter of 2007, the Company utilized the proceeds from a $75.0 million term note loan to pay for the cash requirements of the Northwest Suburban acquisition. On March 31, 2008, the Company converted $15.0 million of this term note into subordinated debt and further reduced the remaining term note balance to $55.0 million. The resulting term note had an interest rate of one-month LIBOR plus 155 basis points at December 31, 2008 and matures on September 28, 2010.
     At December 31, 2008, the subordinated debt had an interest rate of one-month LIBOR plus 350 basis points and matures on March 31, 2018, and qualifies as Tier 2 capital.
     The revolving line of credit and term note included the following covenants at December 31, 2008: (1) the Bank must not have nonperforming loans (loans on nonaccrual status and 90 days or more past due and troubled-debt restructured loans) in excess of 3.00% of total loans, (2) the Bank must report a quarterly profit, excluding charges related to acquisitions, and (3) the Bank must remain well capitalized. The Company was in compliance with these debt covenants at December 31, 2008.
     As a result of the effects of recent economic conditions, the increase in nonperforming assets, and the impairment charges on goodwill and the FNMA and FHLMC preferred securities, the Company sought covenant waivers on two occasions since December 31, 2007. First, the lender waived a covenant violation in the first quarter of 2008 resulting from the Company’s net loss recognized in that period. Second, the lender waived a covenant violation in the third quarter of 2008 resulting from the Company’s net loss recognized in that period, contingent upon the Company making accelerated principal payments under the aforementioned term loan agreement. See Note 14—Credit Agreement of the Notes to the consolidated financial statements for more details. Since December 31, 2008, the Company has incurred additional covenant violations and has been subject to default rates of interests. See “Risk Factors—The Company is party to loan agreements that require it to observe certain covenants that limit its flexibility in operating its business; and it has recently breached covenants under its loan agreements, which , as a result, have given its lenders the right to take certain courses of actions that have been and, with respect to unexercised rights, would be significantly detrimental to holders of the Company’s securities.”
     At December 31, 2008, the Company had $60.8 million in junior subordinated debentures owed to unconsolidated trusts that were formed to issue trust preferred securities.
     The following table details the unconsolidated trusts and their common and trust preferred securities:

		December 31,
		2008	2007		Mandatory	Optional
		Amount	Amount		Redemption	Redemption
Issuer	Issue Date	(In thousands)		Rate	Date	Date(1)
MBHI Capital Trust III	December 19, 2003	$9,279	$9,279	LIBOR+3.00%	December 30, 2033	December 30, 2008
MBHI Capital Trust IV	December 19, 2003	10,310	10,310	LIBOR+2.85%	January 23, 2034	January 23, 2009
MBHI Capital Trust V	June 7, 2005	20,619	20,619	LIBOR+1.77%	June 15, 2035	June 15, 2010
Royal Capital Trust I	March 30, 2004	10,310	10,310	6.62% until July 23, 2009; then LIBOR+2.75%	July 23, 2034	July 23, 2009
Unamortized purchase accounting adjustment		(37)	(104)
Northwest Suburban Capital Trust I	May 18, 2004	10,310	10,310	LIBOR+2.70%	July 23, 2034	July 23, 2009

Total		$60,791	$60,724

(1)	Redeemable at option of the Company.
Capital Resources
     The Company monitors compliance with bank and bank-holding company regulatory capital requirements, focusing primarily on risk-based capital guidelines. Under the risk-based capital method of capital measurement, the ratio computed is dependent upon the amount and composition of assets recorded on the balance sheet and the amount and composition of off-balance-sheet items, in addition to the level of capital. Included in the risk-based capital method are two measures of capital adequacy: Tier 1, or core capital, and total capital, which consists of Tier 1 plus Tier 2 capital. See “Business—Supervision and Regulation—Bank Holding Company Regulation” for definitions of Tier 1 and Tier 2 capital and Note 16 to the Notes to the consolidated financial statements.
     The following tables set forth the Company’s capital ratios as of the indicated dates.

	Risk-Based Capital Ratios December 31,
	2008		2007		2006
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Tier 1 capital to risk-weighted assets	$238,873	8.30%	$258,862	9.21%	$266,753	11.92%
Tier 1 capital minimum requirement	115,123	4.00	112,457	4.00	89,492	4.00
Total capital to risk-weighted assets	289,967	10.07	285,843	10.17	290,158	12.97
Total capital minimum requirements	230,247	8.00	224,914	8.00	178,984	8.00
Total risk-weighted assets	2,878,087		2,811,423		2,237,305
     In December 2008, the Company issued 84,784 shares of Series T fixed cumulative perpetual preferred stock at $1,000 per share to the U.S. Treasury under the TARP CPP raising $84.8 million in capital, which qualifies for Tier I capital.
     In October 2007, the Company issued 3.7 million shares of common stock as a result of the Northwest Suburban acquisition increasing capital by $55.1 million. In December 2007, the Company issued 1,725,000 depositary shares each representing 1/100th of a share of its Series A noncumulative redeemable convertible perpetual preferred stock at $25.00 per share through a public offering raising net new equity capital of $41.4 million.
     In July 2006, the Company issued 2.9 million shares of common stock as a result of the Royal American acquisition increasing capital by $63.8 million. In August 2005, the Company issued 3.5 million new common shares through a public offering raising a net amount of new capital of $67.9 million.
     The Company includes $59.0 million for 2008 and 2007 and $64.0 million for 2006 of trust preferred securities in Tier I capital based on regulatory limitations.
Liquidity
     The Company manages its liquidity position with the objective of maintaining access to sufficient funds to respond to the needs of depositors and borrowers and to take advantage of earnings enhancement opportunities. At December 31, 2008, the Company had cash and cash equivalents of $63.1 million. In addition to the normal inflow of funds from its securities portfolio, and repayments and maturities of loans and securities, the Company utilizes other short-term, intermediate-term and long-term funding sources such as securities sold under agreements to repurchase and overnight funds purchased from correspondent banks.
     The FHLB provides an additional source of liquidity which has been used by the Bank since 1999. The Bank also has various funding arrangements with commercial and investment banks in the form of Federal funds lines, repurchase agreements, and brokered certificate of deposit programs. The Bank maintains these funding arrangements to achieve favorable costs of funds, manage interest rate risk, and enhance liquidity in the event of deposit withdrawals. The FHLB advances and repurchase agreements are subject to the availability of collateral. The Company believes it has sufficient liquidity to meet its current and future liquidity needs.
     The Company monitors and manages its liquidity position on several levels, which vary depending upon the time period. As the time period is expanded, other data is factored in, including estimated loan funding requirements, estimated loan payoffs, securities portfolio maturities or calls, and anticipated depository buildups or runoffs.
     The Company classifies the majority of its securities as available-for-sale, thereby maintaining significant liquidity. Certain available-for-sale securities were temporarily impaired at December 31, 2008, primarily due to changes in interest rates as well as current economic conditions that appear to be cyclical in nature. The Company has both the intent and ability to hold each of the temporarily impaired securities for the time necessary to recover its amortized cost. See the “Securities” section and “Risk Factors” for more details. The Company’s liquidity position is further enhanced by the structuring of a majority of its loan portfolio interest payments as monthly.
     The Company’s cash flows are comprised of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. See Statement of Cash Flows in the Consolidated Financial Statements.
     The Company continues to seek opportunities to diversify the customer base, enhance the product suite, and improve the overall liquidity position. The Company has developed analytical tools to help support the overall liquidity forecasting and contingency planning. In addition, the Company is developing a more efficient collateral management process which will further strengthen the Company’s liquidity.
Contractual Obligations, Commitments, and Off-Balance Sheet Arrangements

	December 31, 2008
	Payments Due By Period
	Within			After
	1 Year	2-3 Years	4-5 Years	5 Years	Other(1)	Total
	(In thousands)
Deposits without a stated maturity	$848,304	$—	$—	$—	$—	$848,304
Consumer and brokered certificates of deposits	1,406,407	143,367	14,702	11	—	1,564,487
Revolving note payable	8,600	—	—	—	—	8,600
Securities sold under agreements to repurchase	—	—	—	297,650	—	297,650
FHLB advances	40,000	—	—	340,000	—	380,000
Junior subordinated debentures	—	—	—	60,791	—	60,791
Subordinated debt	—	—	—	15,000	—	15,000
Term note payable	10,000	45,000	—	—	—	55,000
Operating leases	1,530	2,749	2,381	14,141	—	20,801
FIN 48 liability	—	—	—	—	2,378	2,378

Total contractual cash obligations	$2,314,841	$191,116	$17,083	$727,593	$2,378	$3,253,011

(1)	Duration of liability is not determinable.
     The following table details the amounts and expected maturities of significant commitments as of December 31, 2008.

	Amount of Commitment Expiration Per Period
	Within			After
	1 Year	2-3 Years	4-5 Years	5 Years	Total
	(In thousands)
Lines of Credit:
Commercial real estate	$104,884	$13,098	$5,319	$133	$123,434
Consumer real estate	26,757	37,496	33,252	54,481	151,986
Consumer	—	—	—	2,220	2,220
Commercial	235,855	18,364	1,765	3,238	259,222
Letters of credit	43,934	11,602	3,496	—	59,032
Commitments to extend credit	68,213	—	—	—	68,213

Total commitments	$479,643	$80,560	$43,832	$60,072	$664,107

Asset/Liability Management
     The business of the Company and the composition of its consolidated balance sheet consist of investments in interest-earning assets (primarily loans, mortgage-backed securities, and other securities) that are primarily funded by interest-bearing liabilities (deposits and borrowings). All of the financial instruments of the Company as of December 31, 2008 were held for other-than-trading purposes. Such financial instruments have varying levels of sensitivity to changes in market rates of interest. The Company’s net interest income is dependent on the amounts of and yields on its interest-earning assets as compared to the amounts of and rates on its interest-bearing liabilities. Net interest income is therefore sensitive to changes in market rates of interest.

     The Company’s asset/liability management strategy is to maximize net interest income while limiting exposure to risks associated with changes in interest rates. This strategy is implemented by the Company’s ongoing analysis and management of its interest rate risk. A principal function of asset/liability management is to coordinate the levels of interest-sensitive assets and liabilities to manage net interest income fluctuations within limits in times of fluctuating market interest rates.
     Interest rate risk results when the maturity or repricing intervals and interest rate indices of the interest-earning assets, interest-bearing liabilities, and off-balance-sheet financial instruments are different, thus creating a risk that will result in disproportionate changes in the value of and the net earnings generated from the Company’s interest-earning assets, interest-bearing liabilities, and off-balance-sheet financial instruments. The Company’s exposure to interest rate risk is managed primarily through the Company’s strategy of selecting the types and terms of interest-earning assets and interest-bearing liabilities that generate favorable earnings while limiting the potential negative effects of changes in market interest rates. Because the Company’s primary source of interest-bearing liabilities is customer deposits, the Company’s ability to manage the types and terms of such deposits may be somewhat limited by customer maturity preferences in the market areas in which the Company operates. Over the past decade, hundreds of new bank branches have opened in the Company’s marketplace. Deposit pricing is competitive with promotional rates frequently offered by competitors. Ongoing competition for core and time deposits are driving up yields paid. Borrowings, which include FHLB advances, short-term borrowings, and long-term borrowings, are generally structured with specific terms which, in management’s judgment, when aggregated with the terms for outstanding deposits and matched with interest-earning assets, reduce the Company’s exposure to interest rate risk. The rates, terms, and interest rate indices of the Company’s interest-earning assets result primarily from the Company’s strategy of investing in securities and loans (a substantial portion of which have adjustable rates). This permits the Company to limit its exposure to interest rate risk, together with credit risk, while at the same time achieving a positive interest rate spread from the difference between the income earned on interest-earning assets and the cost of interest-bearing liabilities.
     Management uses a duration model for the Bank’s internal asset/liability management. The model uses cash flows and repricing information from loans and certificates of deposit, plus repricing assumptions on products without specific repricing dates (e.g., savings and interest-bearing demand deposits), to calculate the durations of the Bank’s assets and liabilities. Securities are stress tested, and the theoretical changes in cash flow are key elements of the Company’s model. The model also projects the effect on the Company’s earnings and theoretical value for a change in interest rates. The model computes the duration of the Bank’s rate sensitive assets and liabilities, a theoretical market value of the Bank’s rate sensitive assets and liabilities and the effects of rate changes on the Bank’s earnings and market value. The Bank’s exposure to interest rates is reviewed on a monthly basis by senior management and the Company’s Board of Directors.
Effects of Inflation
     Interest rates are significantly affected by inflation, but it is difficult to assess the impact, since neither the timing nor the magnitude of the changes in the various inflation indices coincide with changes in interest rates. Inflation does impact the economic value of longer term, interest-earning assets and interest-bearing liabilities, but the Company attempts to limit its long-term assets and liabilities, as indicated in the tables set forth under “Financial Condition” and “Item 7A. Quantitative and Qualitative Disclosures about Market Risk.”
Quantitative and Qualitative Disclosures About Market Risk
     The Company performs a net interest income analysis as part of its asset/liability management practices. Net interest income analysis measures the change in net interest income in the event of hypothetical changes in interest rates. This analysis assesses the risk of change in net interest income in the event of sudden and sustained 1.0% and 2.0% increases in market interest rates. The tables below present the Company’s projected changes in net interest income for the various rate shock levels at December 31, 2008 and December 31, 2007, respectively. As result of current market conditions, 1.0% and 2.0% decreases in market interest rates are not applicable for 2008 as those decreases would result in some deposit interest rate assumptions falling below zero. Nonetheless, the Company’s net interest income could decline in those scenarios as yields on earning assets could continue to adjust downward.

	Change in Net Interest Income Over One Year Horizon
					Guideline
	December 31, 2008		December 31, 2007		Maximum
	Dollar	%	Dollar	%	%
	Change	Change	Change	Change	Change
	(Dollars in thousands)
+200 bp	$6,274	8.23%	$(2,161)	(2.36)%	(10.0)%
+100 bp	2,850	3.74	694	0.76	—
-100 bp	N/A	N/A	(225)	(0.25)	—
-200 bp	N/A	N/A	(3,507)	(3.83)	(10.0)
     As shown above, at December 31, 2008, the effect of an immediate 200 basis point increase in interest rates would increase the Company’s net interest income by 8.23%, or $6.3 million. Overall net interest income sensitivity remains within the Company’s and recommended regulatory guidelines.
     The changes in the Company’s net interest income sensitivity were due, in large part, to the addition of optionality on both sides of the balance sheet. The changes in net interest income over the one year horizon for December 31, 2008 under the 1.0% and 2.0% increases in market interest rates scenarios are reflective of this optionality. In a rising rate environment, yields on floating rate loans and investment securities are expected to re-price upwards more quickly than the cost of funds. The Company believes it manages such volatility to acceptable levels and is being appropriately compensated for the additional risk.
     The Company does not have any sub-prime or Alt-A mortgage-backed securities in its securities portfolio nor does it have any sub- prime loans.
     “Gap” analysis is used to determine the repricing characteristics of the Company’s assets and liabilities. The following table sets forth the interest rate sensitivity of the Company’s assets and liabilities as of December 31, 2008, and provides the repricing dates of the Company’s interest-earning assets and interest-bearing liabilities as of that date, as well as the Company’s interest rate sensitivity gap percentages for the periods presented.

	0-3	4-12		Over
	Months	Months	1-5 Years	5 Years	Total
		(Dollars in thousands)
Interest-earning assets:
Federal funds sold and other short-term investments	$1,735	$—	$—	$—	$1,735
Securities available-for-sale, at fair value	224,510	106,857	186,407	104,175	621,949
Securities held-to-maturity, at amortized cost	1,659	4,378	13,947	10,283	30,267
Federal Reserve Bank and Federal Home Loan Bank stock	31,698	—	—	—	31,698
Loans	1,211,502	338,705	876,678	82,874	2,509,759

Total interest-earning assets	$1,471,104	$449,940	$1,077,032	$197,332	$3,195,408

Interest-bearing liabilities:
Interest-bearing demand deposits	$15,860	$47,580	$—	$112,784	$176,224
Money market deposits	18,764	56,291	—	133,429	208,484
Savings deposits	11,619	34,857	—	82,625	129,101
Time deposits	524,127	883,728	156,621	11	1,564,487

Total interest-bearing deposits	570,370	1,022,456	156,621	328,849	2,078,296

Federal funds purchased	—	—	—	—	—
Revolving note payable	8,600	—	—	—	8,600
Securities sold under agreements to repurchase	—	—	—	297,650	297,650
Advances from the Federal Home Loan Bank	40,000	—		340,000	380,000
Junior subordinated debentures	50,481	10,310	—	—	60,791
Subordinated debt	15,000	—	—	—	15,000
Term note payable	55,000	—	—	—	55,000

Total borrowings	169,081	10,310	—	637,650	817,041

Total interest-bearing liabilities	$739,451	$1,032,766	$156,621	$966,499	$2,895,337

Interest sensitivity gap	$731,653	$(582,826)	$920,411	$(769,167)	$300,071
Cumulative interest sensitivity gap	$731,653	$148,827	$1,069,238	$300,071
Interest sensitivity gap to total assets	20.5%	(16.3)%	25.8%	(21.5)%
Cumulative interest sensitivity gap to total assets	20.5%	4.2%	29.9%	8.4%
     The chart above shows the Company was asset sensitive or had a positive Gap in the short-term (0-3 months) meaning a greater amount of interest-earning assets are repricing or maturing than the amount of interest-bearing liabilities during the same time period. A positive gap generally indicates the Company is positioned to benefit from a rising interest rate environment. The cumulative interest sensitivity Gap is still positive but substantially decreased in the 4-12 month period, indicating the Company’s GAP position is much more closely matched through that time period and rate changes would theoretically have much less effect on net interest income. In the 1-5 year period the cumulative interest sensitivity Gap becomes much more positive again showing the Company’s benefit from rising interest rates would increase. The Gap position does not necessarily indicate the level of the Company’s interest rate sensitivity or the impact to net interest income because the interest-earning assets and interest-bearing liabilities are repricing off of different indices.
     Mortgage-backed securities, including adjustable rate mortgage pools, are included in the above table based on their estimated principal paydowns obtained from outside analytical sources. Loans are included in the above table based on contractual maturity or contractual repricing dates. Deposits are based on management’s analysis of industry trends and customer behavior.

     Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay rates. These computations should not be relied upon as indicative of actual results. Actual values may differ from those projections set forth above, should market conditions vary from assumptions used in preparing the analyses. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. The “Gap” analysis is based upon assumptions as to when assets and liabilities will reprice in a changing interest rate environment. Because such assumptions can be no more than estimates, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times and at different volumes than those estimated. Also, the renewal or repricing of certain assets and liabilities can be discretionary and subject to competitive and other pressures. Therefore, the gap table included above does not and cannot necessarily indicate the actual future impact of general interest rate movements on the Company’s net interest income. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Asset/Liability Management.”
BUSINESS
The Company
     Midwest Banc Holdings, Inc., the Company, a Delaware corporation founded in 1983, is a community-based bank holding company headquartered in Melrose Park, Illinois. Through its wholly owned subsidiaries, the Company provides a wide range of services, including traditional banking services, personal and corporate trust services, and insurance brokerage and retail securities brokerage services. The Company’s principal operating subsidiary is Midwest Bank and Trust Company, the Bank, an Illinois state bank that operates 26 full-service banking centers throughout the Chicago metropolitan area. The Company operates in one business segment, community banking, providing a full range of services to individual and corporate customers. Midwest Financial and Investment Services, Inc., a subsidiary of the Bank, is a Financial Industry Regulatory Authority, FINRA, registered broker/dealer that provides securities brokerage and insurance services to customers of the Bank.
     The Company focuses on establishing and maintaining long-term relationships with customers and is committed to providing for the financial services needs of the communities it serves. In particular, the Company continues to emphasize its relationships with individual customers and small-to-medium-sized businesses. The Company actively evaluates the credit needs of its markets, including low- and moderate-income areas, and offers products that are responsive to the needs of its customer base. The markets served by the Company provide a mix of real estate, commercial and industrial, and consumer lending opportunities, as well as a stable core deposit base. The Company has expanded its trust administration and trust services activities along with broker/dealer activities.
Recent Developments
     On July 28, 2009, we announced the implementation of our Capital Plan. See “Summary—Our Capital Plan.”
     On July 28, 2009, the Board of Directors of the Bank and the Company accepted the resignation of three directors, reducing the Boards from eleven to eight members. The departing directors - Angelo A. DiPaolo, Dennis M. O’Hara and Joseph R. Rizza — provided many years of valued service to the Bank and the Company. The Company also announced cost reduction initiatives accomplished through a reduction in force of over 100 employees, to be completed by September 30, 2009, salary reductions for employees led by top executives’ salaries decreasing 7% to 10%, suspension of certain benefits, elimination of discretionary projects and initiatives and an increased focus on expense control.
     On May 6, 2009, the Company announced that Roberto R. Herencia was named president and Chief Executive Officer of the Company and the Bank, replacing J. J. Fritz, who became senior executive vice president of Midwest Banc Holdings. Mr. Herencia, who also was appointed to the board of directors of the Company, was formerly president and director of Banco Popular North America based in Chicago and executive vice president of Popular, Inc., the parent company. See “Management.”

     The Company also announced on May 6, 2009, that the board of directors made the decision to suspend the dividend on the $43.1 million of Series A Preferred Stock; defer the dividend on the $84.8 million of Series T Preferred Stock; and take steps to defer interest payments on its junior subordinated debentures as permitted by the terms of the underlying debentures. Since the May 6th announcement, the Company has begun deferring interest on its $59 million of outstanding junior subordinated debentures.
     In response to the financial crises affecting the overall banking system and financial markets, on October 3, 2008, the Emergency Economic Stabilization Act of 2008, EESA, was enacted. Under the EESA, the United States Treasury Department, the U.S. Treasury, has the authority to, among other things, purchase mortgages, mortgage backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.
     On October 3, 2008 the Troubled Asset Relief Program, TARP, became effective. The TARP gave the U.S. Treasury authority to deploy up to $700 billion into the financial system with an objective of improving liquidity in capital markets. On October 14, 2008, the U.S. Treasury announced plans to direct $250 billion of this authority into preferred stock investments in financial institutions. The general terms of this preferred stock program are as follows for a participant: pay 5% dividends on the U.S. Treasury’s preferred stock for the first five years and 9% dividends thereafter; cannot increase common stock dividends for three years while U.S. Treasury is an investor without their permission; the U.S. Treasury receives warrants entitling it to buy a participant’s common stock equal to 15% of the U.S. Treasury’s total initial investment in the participant; and the participating company’s executives must agree to certain compensation restrictions, and restrictions on the amount of executive compensation which is tax deductible and other detailed terms and conditions. The terms of this preferred stock program could reduce investment returns to participating companies’ stockholders by restricting dividends to common stockholders, diluting existing stockholders’ interests, and restricting capital management practices. The TARP capital purchase program, CPP, is a voluntary program designed to help healthy institutions build capital to support the U.S. economy by increasing the flow of financing to U.S. businesses and consumers.
     Although the Company then exceeded all applicable regulatory capital requirements, it submitted an application for participation in the CPP and, on December 5, 2008, it sold 84,784 shares of Series T Preferred Stock to the U.S. Treasury for an aggregate purchase price of $84.784 million and issued a warrant to the U.S. Treasury which will allow it to acquire 4,282,020 shares of its common stock for $2.97 per share. The Series T Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series T Preferred Stock may be redeemed by the Company after three years. Prior to the end of three years, the Series T Preferred Stock may be redeemed by the Company only with proceeds from the sale of qualifying equity securities. The senior preferred stock is non-voting, other than class voting rights on certain matters that could amend the rights of or adversely affect the stock.
     If the Company completes one or more qualified equity offerings on or prior to December 31, 2009 that result in its receipt of aggregate gross proceeds of not less than $84.784 million, which is equal to 100% of the aggregate liquidation preference of the Series T Preferred Stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 2,141,010 shares. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event the Company pays stock dividends or makes distributions of its common stock, subdivide, combine or reclassify outstanding shares of its common stock. As part of our Capital Plan, we intend to seek the exchange of the Series T Preferred Stock for another class of mandatorily convertible preferred stock to be issued to the U.S. Treasury under CAP. See “Summary—Our Capital Plan.”
     The EESA included a provision for an increase in the amount of deposits insured by the FDIC to $250,000 until December 2009. On October 14, 2008, the FDIC announced a new program, the Temporary Liquidity Guarantee Program, that provides unlimited deposit insurance on funds in noninterest-bearing transaction deposit accounts not otherwise covered by the existing deposit insurance limit of $250,000. The Company has elected to participate in the Temporary Liquidity Guarantee Program and incur a 10 basis point surcharge as a cost of participation. The behavior of depositors in regard to the level of FDIC insurance could cause the Company’s existing customers to reduce the amount of deposits held at the Company, or could cause new customers to open deposit accounts. The level and composition of the Company’s deposit portfolio directly impacts its funding cost and net interest margin.

     The EESA followed, and has been followed by, numerous actions by the Federal Reserve, the U.S. Congress, U.S. Treasury, the FDIC, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007. These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector.
     On February 17, 2009, President Barack Obama signed the American Recovery and Reinvestment Act of 2009, ARRA, more commonly known as the economic stimulus or economic recovery package. ARRA includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health and education needs. In addition, ARRA imposes new executive compensation and corporate governance limits on current and future participants in TARP, including the Company, which are in addition to those previously announced by U.S. Treasury. The new limits remain in place until the participant has redeemed the preferred stock sold to U.S. Treasury, which is now permitted under ARRA without penalty and without the need to raise new capital, subject to U.S. Treasury’s consultation with the recipient’s appropriate federal regulator. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments” for a discussion of ARRA provisions affecting financial institutions.
     On February 27, 2009, the FDIC board agreed to impose an emergency special assessment of 20 basis points on all banks to restore the Deposit Insurance Fund to an acceptable level. The assessment, which would be payable on September 30, 2009, is in addition to a planned increase in premiums and a change in the way regular premiums are assessed, which the board also approved on that date. This emergency special assessment for the Company, if assessed in accordance with the February 27, 2009 directive, is projected to be $5.0 million based on March 31, 2009 data.
2008 Developments
     The Company recognized a non-cash, non-operating, other-than-temporary impairment charge of $47.8 million at September 30, 2008 on certain FNMA and FHLMC preferred equity securities similar to the impairment charge of $17.6 million taken in the first quarter of 2008. In September 2008, the Company sold a portion of its FNMA and FHLMC preferred equity securities recognizing a $16.7 million loss. It also recognized an impairment charge of $80.0 million on its goodwill intangible asset based upon an appraisal by an independent third party. The decline in value was primarily the result of a decline in market capitalization. During 2008, the Company recognized net loan charge-offs of $54.1 million and recorded a $71.8 million loan loss provision, reflecting management’s updated assessments of impaired loans and concerns about the continued deterioration of economic conditions. During the first quarter of 2008, the Company also incurred a $7.1 million loss on the early extinguishment of debt arising from the prepayment of $130.0 million in FHLB advances, and recognized a $15.2 million gain on the sale of real estate.
     On December 16, 2008, the Board of Directors of the Company and the Bank elected Percy L. Berger Chairman of the Board of Directors of the Company and the Bank effective December 31, 2008. Mr. Berger replaced Homer J. Livingston, Jr. who resigned as a Director and Chairman of the Company and the Bank effective December 31, 2008.
2007 Developments
     On October 1, 2007, the Company completed its acquisition of Northwest Suburban Bancorp, Inc., Northwest Suburban, in a cash and stock merger transaction. At acquisition, Northwest Suburban had total assets of $546.2 million. The agreement and plan of merger provided that the Company’s stock comprised up to 45% of the purchase price, at an exchange ratio of 2.4551 shares of Company common stock for each Northwest Suburban common share, and that the remainder be paid in cash at the rate of $42.75 for each share of Northwest Suburban common stock. The Company issued 3.7 million shares of common stock, paid $81.2 million in cash, and incurred $414,000 in costs which were capitalized for a total purchase price of $136.7 million. The Company used the proceeds from a $75.0 million term note under a borrowing facility it has with a correspondent bank to pay for a portion of the cash requirement of the acquisition. The term note had an initial rate of one-month LIBOR plus 140 basis points and matures on September 28, 2010.
     This acquisition added five more branches and made the Company, based on deposits, the 17th largest bank in the Chicago area as well as expanding the Company’s geographic footprint in the northwest suburbs. Northwest Suburban’s branch locations in Des Plaines, Lakemoor, Lake Zurich, Mount Prospect, and North Barrington provided a complimentary addition to the Company’s branches in northwest Cook, Kane, Lake, and McHenry counties. In addition, the Company believes that this acquisition contributed to the expansion and diversification of its loan portfolio, its deposit base, and its noninterest income.
     In December 2007, the Company raised $41.4 million in new equity capital, net of issuance costs, through an offering of 1,725,000 depositary shares, including the over-allotment exercised by the underwriters, each representing 1/100th of a share of its Series A noncumulative redeemable convertible perpetual preferred stock, at $25.00 per depositary share. The infusion of capital strengthened the Company’s balance sheet as well as allowed it to partially pay down balances outstanding on its term note and revolving line of credit and contribute capital to the Bank.
Strategy
     The current near term strategy of the Company is to preserve, restructure and restore capital in order to realize future community banking opportunities in the Chicago MSA. To take advantage of the growth prospects in Chicago, the Company must first address preservation of capital through a disciplined business approach. The Company is very focused on its existing customers and pursuing new core deposit customers. The Company will consider lending to existing customers under redefined target market criteria and risk acceptance criteria.
     The Company plans on improving pre-tax pre-provision income by right-sizing the organization and taking an aggressive approach to expense reduction. Management is implementing such steps along with actions to restructure and restore capital. Cost reduction initiatives are expected to eliminate $15 million in expenses on an annualized basis when compared to either 2008 expenses excluding large non-run rate items (goodwill impairment and loss on extinguishment of debt) or second quarter 2009 expenses similarly, excluding the FDIC special assessment and severance expenses. This will be accomplished through a reduction in force of over 100 employees, in-process and to be completed by September 30, 2009, salary reductions for employees led by top executives’ salaries decreasing 7% to 10%, suspension of certain benefits, elimination of discretionary projects and initiatives and an increased focus on expense control.
     The Company has restructured the special assets group. Management has added important resources to that group so that the Company is properly organized and properly staffed to address a portfolio that has experienced significant growth since December 2008.
     The Company has a fifty year history of serving communities in the Chicago MSA. Once the Company’s capital position is restored it will have the ability to further serve the needs of new and existing local community business customers that allowed the Midwest to become a $3.6 billion Chicago community bank.

     Certain information with respect to the Bank and the Company’s nonbank subsidiaries as of December 31, 2008, is set forth below:

			Number of Banking
Company Subsidiaries	Headquarters	Market Area	Centers or Officer
Banks:
Midwest Bank and Trust Company	Elmwood Park, IL	Algonquin, Bensenville, Bloomingdale, Buffalo Grove, Chicago, Des Plaines, Downers Grove, Elgin, Elmwood Park, Franklin Park, Glenview, Hinsdale, Inverness, Island Lake, Lakemoor, Long Grove, McHenry, Melrose Park, Mount Prospect, Naperville, Norridge, North Barrington, Roselle, and Union	27
Non-banks:
MBTC Investment Company	Las Vegas, NV	*	2
Midwest Funding, L.L.C.	Melrose Park, IL	**	1
MBHI Capital Trust III	Melrose Park, IL	***	—
MBHI Capital Trust IV	Melrose Park, IL	***	—
MBHI Capital Trust V	Melrose Park, IL	***	—
Royal Capital Trust I	Melrose Park, IL	***	—
Northwest Capital Trust I	Melrose Park, IL	***	—
Midwest Financial and Investment Services, Inc.	Elmwood Park, IL	****	24

*	Provides additional investment portfolio management to the Bank.

**	Provides real estate management services to the Bank.

***	The trust is a statutory business trust formed as a financing subsidiary of the Company.

****	Provides securities brokerage services.
History
     The Bank
     Midwest Bank and Trust Company was established in 1959 in Elmwood Park, Illinois to provide community and commercial banking services to individuals and businesses in the neighboring western suburbs of Chicago. The Company has pursued growth opportunities through acquisitions and the establishment of new branches. The more recent are described below.
•	On July 1, 2006, the Company completed its acquisition of Royal American. The Company issued 2.9 million common shares, paid $64.6 million in cash, and incurred $795,000 in costs that were capitalized for a total purchase price of $129.2 million. Royal American Bank merged into the Bank on July 1, 2006. Royal American had total assets of $561.2 million.

•	On October 1, 2007, the Company completed its acquisition of Northwest Suburban. The Company issued 3.7 million common shares, paid $81.2 million in cash, and incurred $414,000 in costs which were capitalized for a total purchase price of $136.7 million. Mount Prospect National Bank merged into the Bank on October 1, 2007. Northwest Suburban had total assets of $546.2 million.

•	During December 2008, the Company closed two unprofitable branches located in Addison and Lake Zurich, Illinois. The Company also took steps to relocate its Bucktown and Michigan Avenue Chicago branches and to open a second branch in the downtown Chicago business district.
     Non-bank Subsidiaries
     The Company’s non-bank subsidiaries were established to support the retail and commercial banking activities of the Bank.
     In August 2002, the Bank established MBTC Investment Company. This subsidiary was capitalized through the transfer of investment securities from the Bank and was formed to diversify management of that portion of the Company’s securities portfolio. In May 2006, MBTC Investment Company established Midwest Funding, L.L.C. This subsidiary holds real estate assets.
     In July 2006, the Bank acquired Midwest Financial and Investment Services, Inc., Midwest Financial, a registered bank-affiliated securities broker-dealer and registered investment advisor, through the Royal American merger. Midwest Financial is registered with the SEC as a broker-dealer and is a member of FINRA. It operates a general securities business as an introducing broker-dealer.
     The Company formed four statutory trusts between October 2002 and June 2005 to issue $54.0 million in floating-rate trust preferred securities. Through the Royal American merger in July 2006, the Company acquired a statutory trust that in March 2004 had issued $10.0 million in trust preferred securities which have a fixed rate until the optional redemption date of July 23, 2009 and a floating rate thereafter until maturity. Through the Northwest Suburban merger in October 2007, the Company acquired a statutory trust that in May 2004 had issued $10.0 million in floating-rate trust preferred securities. These offerings were pooled private placements exempt from registration under the Securities Act pursuant to Section 4(2) thereunder. In November 2007, the Company redeemed $15.0 million in trust preferred securities originally issued through MBHI Capital Trust II. The Company has provided a full, irrevocable, and unconditional subordinated guarantee of the obligations of the five existing trusts under the preferred securities. The Company is obligated to fund dividends on these securities before it can pay dividends on its shares of common and preferred stock. See Note 13 to the Notes to the Consolidated Financial Statements. These five trusts and their trust preferred securities are detailed below as follows:

				Mandatory	Option
				Redemption	Redemption
Issuer	Issue Date	Amount	Rate	Date	Date(1)
		(In thousands)
MBHI Capital Trust III	December 19, 2003	$9,000	LIBOR+3.00%	December 30, 2033	December 30, 2008
MBHI Capital Trust IV	December 19, 2003	$10,000	LIBOR+2.85%	January 23, 2034	January 23, 2009
MBHI Capital Trust V	June 7, 2005	$20,000	LIBOR+1.77%	June 15, 2035	June 15, 2010
Royal Capital Trust I	March 30, 2004	$10,000	6.62% until July 23, 2009; LIBOR+2.75% thereafter	July 23, 2034	July 23, 2009
Northwest Suburban Capital Trust I	May 18, 2004	$10,000	LIBOR+2.70%	July 23, 2034	July 23, 2009

(1)	Redeemable at option of the Company.

     Markets
     The largest segments of the Company’s customer base live and work in relatively mature markets in Cook, DuPage, Kane, Lake, and McHenry Counties. The Company considers its primary market areas to be those areas immediately surrounding its offices for retail customers and generally within a 10-20 mile radius for commercial relationships. The Bank operates 26 full-service locations in the Chicago metropolitan area. The communities in which the Bank’s offices are located have a broad spectrum of demographic characteristics. These communities include a number of densely populated areas as well as suburban areas, and some extremely high-income areas as well as many middle-income and some low-to-moderate income areas.
Competition
     The Company competes in the financial services industry through the Bank and Midwest Financial. The financial services business is highly competitive. The Company encounters strong direct competition for deposits, loans, and other financial services with the Company’s principal competitors including other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, credit unions, mortgage companies, insurance companies and agencies, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms.
     Several major multi-bank holding companies operate in the Chicago metropolitan market. Generally, these financial institutions are significantly larger than the Company and have access to greater capital and other resources. Over the past few years, several hundred new bank branches have opened in the Company’s marketplace. Deposit pricing is competitive with promotional rates frequently offered by competitors. In addition, many of the Company’s non-bank competitors are not subject to the same degree of regulation as that imposed on bank holding companies, federally insured banks, and Illinois-chartered banks. As a result, such non-bank competitors have advantages over the Company in providing certain services.
     The Company addresses these competitive challenges by creating market differentiation and by maintaining an independent community bank presence with local decision-making within its markets. The Bank competes for deposits principally by offering depositors a variety of deposit programs, convenient office locations and hours, and other services. The Bank competes for loan originations primarily through the interest rates and loan fees charged, the efficiency and quality of services provided to borrowers, the variety of loan products, and a trained staff of professional bankers.
     The Chicago market is highly competitive making it more difficult to retain and attract customer relationships. The Company recognizes this and has initiatives to address the competition. Part of the Company’s marketing strategy is to create a performance-driven sales environment, increase activity in its branches, launch a renewed promotional image, and build and market a strong private banking program. The Company competes for qualified personnel by offering competitive levels of compensation, management and employee cash incentive programs, and by augmenting compensation with stock options and restricted stock grants pursuant to its stock and incentive plan. Attracting and retaining high quality employees is important in enabling the Company to compete effectively for market share.
Products and Services
     Deposit Products
     Management believes the Bank offers competitive deposit products and programs which address the needs of customers in each of the local markets served. These products include:
     Checking and Interest-bearing Checking Accounts. The Company has developed a range of different checking account products (e.g., Free Checking and Business Advantage Checking) designed and priced to meet specific target segments of the local markets served by each branch.
     Savings and Money Market Accounts. The Company offers multiple types of money market accounts and savings accounts (e.g., Relationship Savings which offers higher rates with deeper banking relationships).

     Time Deposits. The Company offers a wide range of innovative time deposits (including traditional and Roth Individual Retirement Accounts), usually offered at premium rates with special features to protect the customer’s interest earnings in changing interest rate environments.
     Lending Services
     The Company’s loan portfolio consists of commercial loans, construction loans, commercial real estate loans, consumer real estate loans, and consumer loans. Management emphasizes credit quality and seeks to avoid undue concentrations of loans to a single industry or based on a single class of collateral. The Company generally requires personal guarantees of the principal except on cash secured, state or political subdivision, or not-for-profit organization loans. The Company has focused its efforts on building its lending business in the following areas:
     Commercial Loans. Commercial and industrial loans are made to small-to medium-sized businesses that are sole proprietorships, partnerships, and corporations. Generally, these loans are secured with collateral including accounts receivable, inventory and equipment. The personal guarantees of the principals may also be required. Frequently, these loans are further secured with real estate collateral. Beginning with the fourth quarter of 2007, owner-occupied commercial real estate loans, where repayment is not dependent on the real estate collateral, were reclassified as commercial loans where previously they were included in the commercial real estate classification.
     Construction Loans. Construction loans include loans for land development and for commercial and residential development and improvements. The majority of these loans are in-market to known and established borrowers. During the past two years, these types of loans decreased as a percentage of the loan portfolio to 14.6% at December 31, 2008 from 21.8% at December 31, 2006.
     Commercial Real Estate Loans. Commercial real estate loans are loans secured by real estate including farmland, multifamily residential properties, and other nonfarm-nonresidential properties. These loans are generally short-term balloon loans, with fixed or adjustable rate mortgages and terms of one to five years.
     Consumer Real Estate Loans. Consumer real estate loans are made to finance residential units that will house from one to four families. While the Company originates both fixed and adjustable rate consumer real estate loans, most medium-term fixed-rate loans originated pursuant to Fannie Mae and Freddie Mac guidelines were sold in the secondary market. In the normal course of business, the Company retains one-to five-year adjustable rate loans. The Company exited the residential mortgage origination business in June 2007.
     Home equity lines of credit, included within the Company’s consumer real estate loan portfolio, are secured by the borrower’s home and can be drawn at the discretion of the borrower. These lines of credit are generally at variable interest rates. Home equity lines, combined with the outstanding loan balance of prior mortgage loans, generally do not exceed 80% of the appraised value of the underlying real estate collateral.
     Consumer Loans. Consumer loans (other than consumer real estate loans) are collateralized loans to individuals for various personal purposes such as automobile financing.
     Lending officers are assigned various levels of loan approval authority based upon their respective levels of experience and expertise. Loan approval is also subject to the Company’s formal loan policy, as established by the Bank’s Board of Directors. The Bank’s loan policies establish lending authority and limits on an individual and committee basis. The loan approval process is designed to facilitate timely decisions while adhering to policy parameters and risk management targets.
     ATMs
     The Bank maintains a network of 29 ATM sites generally located within the Bank’s local market. All ATMs are owned by the Bank. Twenty-five of the ATM sites are located at various banking centers and four are maintained off-site. The Bank is a member of the STAR, Allpoint/STARsf, and MoneyPass Networks. The Bank’s participation in the STARsf/Allpoint and MoneyPass networks allows customers to have surcharge free access to their accounts at thousands of ATMs nationwide.

     Trust Activities
     The Bank offers personal and corporate trust, employee benefit trust, land trust, and agencies, custody, and escrow services. As of December 31, 2008, the Bank maintained trust relationships holding an aggregate market value of $154.5 million in assets and administered 1,608 land trust accounts.
     Insurance and Securities Brokerage
     The Bank’s subsidiary, Midwest Financial is registered with the SEC as a broker-dealer and is a member of FINRA. Midwest Financial operates a general securities business as an introducing broker-dealer. The area served by Midwest Financial is the Chicago metropolitan area. It holds neither customer accounts nor customers’ securities. Licensed brokers serve all branches and provide insurance and investment-related services, including securities trading, financial planning, mutual funds sales, fixed and variable rate annuities, and tax-exempt and conventional unit trusts. This activity furthers one of the Company’s strategic goals of increasing revenues from investment sources to enhance the Company’s profitability.
Employees
     As of December 31, 2008, the Company and its subsidiaries had 536 full-time equivalent employees compared to 539 full-time equivalent employees at December 31, 2007. Management considers its relationship with its employees to be good.
Properties
     The following table sets forth certain information regarding the Company’s principal office and bank branches as of December 31, 2008.

		Net Book
		Value at
	Date	December 31,	Leased or
Location	Acquired	2008	Owned
		(In thousands)
Principal Office of the Company and Midwest Bank and Trust Company Banking Office
501 West North Avenue Melrose Park, Illinois 60160	1987	$1,139	Owned
Other Midwest Bank and Trust Company Banking Offices
1606 North Harlem Avenue Elmwood Park, Illinois 60607	1959	3,228	Owned
2045 East Algonquin Road Algonquin, Illinois 60102	1994	580	Owned
1000 Tower Lane #125 Bensenville, Illinois 60106	2006	4	Leased
236 West Lake Street Bloomingdale, Illinois 60108	2006	477	Leased
1001 Johnson Drive Buffalo Grove, Illinois 60089	2006	55	Leased
300 South Michigan Avenue Chicago, Illinois 60604	1986	119	Leased
4012 North Pulaski Road Chicago, Illinois 60641	1993	756	Owned
7227 West Addison Street Chicago, Illinois 60634	1996	997	Owned
1601 North Milwaukee Avenue Chicago, Illinois 60647	2003	2	Leased

		Net Book
		Value at
	Date	December 31,	Leased or
Location	Acquired	2008	Owned
		(In thousands)
1545 Ellinwood Ave Des Plaines, Illinois 60016	2007	5,242	Owned
927 Curtiss Street Downers Grove, Illinois 60515	1996	101	Leased
645 Tollgate Road Elgin, Illinois 60123	2006	—	Leased
9668 Franklin Avenue Franklin Park, Illinois 60131	2006	151	Leased
1441 Waukegan Road Glenview, Illinois 60025	2003	409	Leased
500 West Chestnut Street Hinsdale, Illinois 60521	1991	1,308	Owned
1604 West Colonial Parkway Inverness, Illinois 60067	2006	—	Leased
204 E. State Road Island Lake, Illinois 60042	1998	306	Owned
274444 W. Route 120 Lakemoor, Illinois 60050	2007	2,262	Leased
1190 Old McHenry Road Long Grove, Illinois 60047	2003	—	Leased
5555 Bull Valley Road McHenry, Illinois 60050	1998	1,028	Owned
50 N. Main Street Mount Prospect, Illinois 60056	2007	5,141	Owned
1730 Park Street Naperville, Illinois 60563	2006	524	Owned
8301 West Lawrence Norridge, Illinois 60656	2003	280	*
444 N. Rand Road North Barrington, Illinois 60010	2007	4,567	Owned
505 North Roselle Road Roselle, Illinois 60172	1999	1,996	Owned
17622 Depot Street Union, Illinois 60180	1987	64	Owned

*	Land is leased and building is owned.
     Management believes that the facilities are of sound construction, in good operating condition, appropriately insured, and adequately equipped for carrying on the business of the Company. During December 2008, the Company closed two unprofitable branches located in Addison and Lake Zurich, Illinois.
Legal Proceedings
     The Company and its subsidiaries are from time to time parties to various legal actions arising in the normal course of business. Management believes that there is no proceeding pending against the Company or any of its subsidiaries which, if determined adversely, would have a material adverse effect on the financial condition or results of operations of the Company.

Supervision and Regulation
     Bank holding companies and banks are extensively regulated under federal and state law. References under this heading to applicable statutes or regulations are brief summaries of portions thereof which do not purport to be complete and which are qualified in their entirety by reference to those statutes and regulations. Any change in applicable laws or regulations may have a material adverse effect on the business of commercial banks and bank holding companies, including the Company and the Bank. However, management is not aware of any current recommendations by any regulatory authority which, if implemented, would have or would be reasonably likely to have a material effect on the liquidity, capital resources or operations of the Company or the Bank. Finally, please remember that the supervision, regulation and examination of banks and bank holding companies by bank regulatory agencies are intended primarily for the protection of depositors rather than stockholders of banks and bank holding companies.
     Recent Developments
     In response to the financial crisis affecting the overall banking system and financial markets, on October 3, 2008, the Emergency Economic Stabilization Act of 2008 (“EESA”), was enacted. EESA authorized the Secretary of the U.S. Treasury to, among other things, purchase mortgages, mortgage-backed securities and certain other financial instruments from financial institutions pursuant to the Troubled Asset Relief Program (“TARP”) for the purpose of stabilizing and providing liquidity to the U.S. financial markets. On October 14, 2008, the U.S. Treasury, pursuant to its authority under TARP, announced the public company Capital Purchase Program (“CPP”), pursuant to which the U.S. Treasury would provide capital to viable financial institutions through the purchase of preferred stock on standardized terms, which includes issuing warrants to the U.S. Treasury for future purchases of common stock.
     As indicated above, on December 5, 2008, the Company sold 84,784 shares of Series T Preferred Stock to the U.S. Treasury for an aggregate purchase price of $84.784 million and issued a warrant to the U.S. Treasury to acquire 4,282,020 shares of its common stock for $2.97 per share pursuant to the Letter Agreement between the Company and the U.S. Treasury. As a financial institution participating in the CPP, the Company is subject and must agree to certain restrictions, including restrictions on dividends, stock redemptions and repurchases, and executive compensation.
     Prior to the earlier of the third anniversary of the CPP investment or the date on which the U.S. Treasury’s CPP investment has been fully redeemed or transferred, the financial institution may not increase common dividends without the consent of the U.S. Treasury. In addition, the financial institution may not pay dividends on common stock unless the financial institution has paid dividends on the CPP preferred stock. If the financial institution does not pay dividends on the senior preferred stock for six dividend periods, the U.S. Treasury will have the right to elect two members to the board of directors. On May 6, 2009, the Company determined to defer dividend payments on the Series T Preferred Stock issued to the U.S. Treasury under the CPP.
     Prior to the earlier of the third anniversary of the CPP investment or the date on which the U.S. Treasury’s CPP investment has been fully redeemed or transferred, the financial institution may not repurchase other equity securities or trust preferred securities without the consent of the U.S. Treasury, except repurchases in the ordinary course related to employee benefit plans in a manner consistent with past practice, certain market-making and related transactions by a broker-dealer subsidiary of the financial institution, certain custodian or trustee transactions for another beneficial owner, or certain agreements pre-dating participation in the CPP.
     On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009, (“ARRA”), more commonly known as the economic stimulus or economic recovery package. Among other things, ARRA imposes executive compensation and corporate governance limits on current and future participants in TARP, including the Company, through amendments to EESA executive compensation provisions. The new limits remain in place until the participant has redeemed the preferred stock sold to U.S. Treasury, which is now permitted under ARRA without penalty and without the need to raise new capital, subject to U.S. Treasury’s consultation with the recipient’s appropriate federal banking regulator.
     In general, the executive compensation rules applicable to financial institutions pursuant to EESA, as amended by ARRA, and the interim final rules promulgated thereunder, include the following restrictions, requirements and provisions:

•	Prohibition on executive compensation agreements that encourage senior executive officers and certain other highly compensated employees to take unnecessary and excessive risks;

•	Recovery of incentive compensation payments paid to senior executive officers and certain other highly compensated employees if such payments are subsequently determined to be based on materially inaccurate financial results;

•	Prohibition on making golden parachute payments to senior executive officers and certain other highly compensated employees;

•	Limitation on the federal tax deduction for compensation paid to senior executive officers of $500,000.

•	Restrictions on paying or accruing any bonus, retention award or incentive compensation to certain highly compensated employees, subject to certain exceptions for (i) amounts payable in long-term restricted stock that does not fully vest until repayment of TARP assistance or (ii) payments required to be made pursuant to written employment contracts executed on or before February 11, 2009;

•	Requirement that participating financial institutions establish an independent compensation committee of its board of directors to review, discuss and evaluate employee compensation plans;

•	Requirement that participating financial institutions create a company-wide policy regarding excessive or luxury expenditures;

•	Requirement that participating financial institutions permit a separate, nonbinding shareholder vote to approve the compensation of executive officers;

•	Requirement that the Chief Executive Officer and Chief Financial Officer of the participating financial institution provide a written certification of compliance with certain executive compensation and corporate governance procedures in annual securities filings; and

•	Provision allowing U.S. Treasury to review bonuses, retention awards and other compensation paid to senior executive officers before the enactment of ARRA to determine whether any payments were inconsistent with the executive compensation restrictions of EESA, as amended, or TARP were otherwise contrary to the public interest.
     The Company has agreed that, until such time as the U.S. Treasury ceases to own any of the Company’s debt or equity securities acquired pursuant to the Letter Agreement, the Company will take all necessary actions to ensure that its benefit plans with respect to its senior executive officers and certain other highly compensated officers comply with Section 111(b) of EESA as implemented by any guidance or regulation under EESA.
     In addition, the Company expects that its participation in the CPP will subject it to increased oversight by the U.S. Treasury, federal banking regulators and Congress. Under the terms of the CPP, the U.S. Treasury has the power to unilaterally amend the terms of the purchase agreement to the extent required to comply with changes in applicable federal law and to inspect the Company’s corporate books and records through its primary federal regulator.
     On January 12, 2009, the FDIC announced that state nonmember institutions should implement a process to monitor the use of capital injections, liquidity support and/or financing guarantees obtained through recent financial stability programs established by the U.S. Treasury, the FDIC and the Federal Reserve. In particular, the FDIC indicated that the monitoring processes should help determine how participation in these federal programs has assisted institutions in supporting prudent lending and/or supporting efforts to work with existing borrowers to avoid unnecessary foreclosures. The FDIC has encouraged institutions to include a summary of this information in stockholder and public reports, annual reports and financial statements, as applicable. While the Company is not subject to this directive, it is foreseeable that similar requirements may be imposed on the Company by its primary federal regulator.
     In addition, Congress may adopt legislation impacting financial institutions that obtain funding under the CPP or change lending practices that legislators believe led to the current economic situation. Such provisions could restrict or require changes to the Company’s lending or governance practices or increase governmental oversight of our businesses. See “Item 1. Business—Supervision and Regulation” and “Item 1A. Risk Factors—The impact on us of recently enacted legislation and government programs to stabilize the financial markets cannot be predicted at this time.”
     EESA followed, and has been followed by, numerous actions by the Federal Reserve, the U.S. Congress, U.S. Treasury, the FDIC, the SEC and others to address the current liquidity and credit crisis that commenced in 2007. These measures include homeowner relief that encourages loan restructuring and modification, the establishment of significant liquidity and credit facilities for financial institutions and investment banks, the lowering of the federal funds rate, emergency action against short selling practices, a temporary guaranty program for money market funds, the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers, and coordinated international efforts to address illiquidity and other weaknesses in the banking sector.
     On February 25, 2009, the U.S. Treasury announced the Capital Assistance Program (“CAP”), pursuant to its authority under EESA, applicable to publicly- held companies. CAP consists of two components. First, the U.S. Treasury would conduct a coordinated supervisory capital assessment exercise for each banking organization whose assets exceed $100 billion. Second, the U.S. Treasury may purchase mandatory convertible preferred stock from qualifying financial institutions in order to create a bridge to private capital in the future. CAP is supplemental to the various programs enacted by the U.S. Government and does not replace any existing program. Pursuant to CAP, qualifying institutions may issue mandatory convertible securities in an amount up to 2% of the institution’s risk-weighted assets. In addition, institutions participating in the CPP and that have issued preferred under the CPP, in an amount up to 3% or risk-weighted assets, may apply to issue mandatory convertible securities under CAP in an amount up to 5% of risk-weighted assets, so long as proceeds from the issuance of the mandatory convertible securities are used to redeem the original CPP investment. CAP participants must agree to a similar set of restrictions as those under CPP, including restrictions on executive compensation, dividends, stock redemptions and repurchases. The Company intends to apply for a CAP investment from the U.S. Treasury in an amount equal to 5% of risk-weighted assets.
     Bank Holding Company Regulation
     The Company is registered as a “bank holding company” with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and, accordingly, is subject to supervision and regulation by the Federal Reserve under the Bank Holding Company Act and the regulations issued thereunder (collectively referred to as the “BHC Act”). The Company is required to file with the Federal Reserve periodic reports and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve examines the Company and the Bank, and may examine the Company’s other subsidiaries.
     The BHC Act requires prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. With certain exceptions, the BHC Act prohibits a bank holding company from acquiring direct or indirect ownership or control of voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined, by regulation or order, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto, such as performing functions or activities that may be performed by a trust company, or acting as an investment or financial advisor. The Federal Reserve, however, expects bank holding companies to maintain strong capital positions while experiencing growth. In addition, the Federal Reserve, as a matter of policy, may require a bank holding company to be “well-capitalized” at the time of filing an acquisition application and upon consummation of the acquisition.

     Under the BHC Act, the Company and the Bank are prohibited from engaging in certain tie-in arrangements in connection with an extension of credit, lease, sale of property or furnishing of services. This means that, except with respect to traditional banking products, the Company may not condition a customer’s purchase of one of its services on the purchase of another service.
     The Gramm-Leach-Bliley Act allows bank holding companies to elect to become financial holding companies. Financial Holding Companies may engage in, or become affiliates with companies engaging in, a full range of financial activities, including banking, certain insurance activities, securities activities and merchant banking activities.
     Under the Illinois Banking Act, any person (or person acting in concert) who acquires 25% or more of the Company’s stock may be required to obtain the prior approval of the Illinois Department of Financial and Professional Regulation (the “IDFPR”). Under the Change in Bank Control Act, a person may be required to obtain prior approval from the Federal Reserve before acquiring the power to directly or indirectly control the management, operations or policies of the Company or before acquiring 10% or more of any class of its outstanding voting stock.
     It is the policy of the Federal Reserve that the Company is expected to act as a source of financial and managerial strength to the Bank and to commit resources to support the Bank. The Federal Reserve takes the position that in implementing this policy, it may require the Company to provide such support when the Company otherwise would not consider it advisable to do so.
     The Federal Reserve has adopted risk-based capital requirements for assessing bank holding company capital adequacy. These standards define regulatory capital and establish minimum ratios in relation to assets, both on an aggregate basis and as adjusted for credit risks and off-balance-sheet exposures. The Federal Reserve’s risk-based guidelines apply on a consolidated basis to any bank holding company with consolidated assets of $500 million or more. The risk-based guidelines also apply on a consolidated basis to any bank holding company with consolidated assets of less than $500 million if the holding company is engaged in significant nonbanking activities either directly or through a nonbank subsidiary; conducts significant off-balance-sheet activities (including securitization and asset management or administration) either directly or through a nonbank subsidiary; or has a material amount of debt or equity securities outstanding (other than trust preferred securities) that are registered with the Securities and Exchange Commission.
     Under the Federal Reserve’s capital guidelines, bank holding companies are required to maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8%, of which 4% must be in the form of Tier 1 capital. The Federal Reserve also requires a minimum leverage ratio of Tier 1 capital to total assets of 3% for strong bank holding companies, defined as those bank holding companies rated a composite “1” under the rating system used by the Federal Reserve. For all other bank holding companies, the minimum ratio of Tier 1 capital to total assets is 4%. Under its capital adequacy guidelines, the Federal Reserve emphasizes that the foregoing standards are supervisory minimums and that banking organizations are expected to operate well above the minimum ratios. Bank holding companies with supervisory, financial, operational or managerial weaknesses, as well as those that are anticipating or experiencing significant growth, are expected to maintain capital positions substantially above the minimum levels.
     The Federal Reserve’s capital guidelines classify bank holding company capital into two categories. Tier 1, or “core capital,” generally is defined as the sum of eligible core capital elements, less any amounts of goodwill and other items that are required to be deducted in accordance with the Federal Reserve capital guidelines. Eligible Tier 1 or core capital elements consist of qualifying common stockholders’ equity, qualifying noncumulative perpetual preferred stock (including related surplus), senior perpetual preferred stock issued to the U.S. Treasury under the TARP (including related surplus), minority interests related to qualifying common or noncumulative perpetual preferred stock directly issued by a consolidated U.S. depository institution or foreign bank subsidiary, and restricted core capital elements. Tier 1 capital must represent at least 50% of a bank holding company’s qualifying total capital. In addition, applicable capital regulations require that the majority of Tier 1 capital must consist of common stock.
     For purposes of determining bank holding company Tier 1 capital, restricted core capital elements include cumulative perpetual preferred stock (including related interests), minority interests related to qualified perpetual preferred stock directly issued by a consolidated U.S. depository institution or foreign bank subsidiary, minority interests related to qualifying common stockholders, equity or perpetual preferred stock issued by a consolidated subsidiary that is neither a U.S. depository institution or a foreign bank, and qualifying trust preferred securities.
     The Federal Reserve capital guidelines limit the amount of “restrictive core” elements that a bank holding company may include in Tier 1 capital. Until March 31, 2011, the aggregate amount of “restrictive core” elements consisting of cumulative perpetual preferred stock (including related surplus) and qualifying trust preferred securities that a bank holding company may include in Tier 1 capital is limited to 25% of the sum of (i) qualifying common stockholder equity, (ii) qualifying noncumulative and cumulative perpetual preferred stock (including related surplus), (iii) qualifying minority interest in the equity accounts of consolidated subsidiaries and (iv) qualifying trust preferred securities.
     After March 31, 2011, the aggregate amount of all restricted core capital elements that may be included by a bank holding company as Tier 1 capital must not exceed 25% of the sum of all core capital elements, including restricted core capital elements, net of goodwill less any associated deferred tax liability.
     The excess of restricted core capital not included in Tier 1 may generally be included in the Tier 2 capital calculation. After March 31, 2011, however, the aggregate of excess qualifying trust preferred securities, excess Class C minority interests, term subordinated debt (excluding mandatory convertible debt) and limited life preferred stock that may be treated as Tier 2 capital is limited to 50% of Tier 1 capital. Amounts of these instruments in excess of this limit, although not included in Tier 2 capital, will be taken into consideration by the Federal Reserve in its overall assessment of a bank holding company’s funding and financial condition.
     Eligible Tier 2 capital, or “supplementary capital,” includes allowance for loan and lease losses (subject to limitations); perpetual preferred stock and related surplus, hybrid capital instruments, perpetual debt and mandatory convertible debt securities; term subordinated debt and intermediate-term preferred stock, including related surplus (subject to limits); and unrealized holding gains on equity securities (subject to limitations). The maximum amount of Tier 2 capital that may be included in a bank holding company’s total capital is limited to 100% of Tier 1 capital, net of goodwill, other intangible assets, interest-only strips receivables and nonfinancial equity investments that are required to be deducted under the Federal Reserve capital guidelines.
     As of March 31, 2009, the Company had regulatory capital in excess of the Federal Reserve’s minimum requirements. The Company had a total capital to risk-weighted assets ratio of 9.2%, a Tier 1 capital to risk-weighted assets ratio of 7.4%, and a leverage ratio of 6.2% as of March 31, 2009. See “Capital Resources.”
     The Sarbanes-Oxley Act of 2002 implemented legislative reforms intended to prevent corporate and accounting fraud. In addition to the establishment of a new accounting oversight board which enforces auditing, quality control and independence standards and is funded by fees from all publicly traded companies, the legislation and the related regulations restrict the providing of both auditing and consulting services by accounting firms. To ensure auditor independence, any nonaudit services being provided to an audit client require preapproval by the company’s audit committee. In addition, audit partners must be rotated. The legislation and the related regulations require the principal chief executive officer and the principal chief financial officer to certify to the accuracy of periodic reports filed with the SEC and subject such officers to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, legal counsel is required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and if such officer does not appropriately respond, legal counsel is to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.
     The legislation provides for disgorgement of bonuses issued to top executives prior to restatement of a company’s financial statements if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during pension fund “blackout” periods, and loans to company executives are restricted. Pursuant to the legislation and related regulations, public companies must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company’s securities within two business days of the change.

     The legislation and the related regulations also increase the oversight of, and codifies certain requirements relating to, audit committees of public companies and how such committees interact with a company’s registered public accounting firm. Audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the company. In addition, companies must disclose whether at least one member of the committee is a “financial expert” as defined by the SEC and, if not, why not. The SEC has also prescribed rules requiring inclusion of an internal control report and assessment by management in the annual report to stockholders. The registered public accounting firm issues an audit report expressing an opinion on the fair presentation of the financial statements and on the effectiveness of internal control over financial reporting.
     As a bank holding company, the Company is primarily dependent on dividend distributions from its operating subsidiaries for its income. Federal and state statutes and regulations impose restrictions on the payment of dividends by the Company and the Bank.
     Federal Reserve policy provides that, as a general matter, a bank holding company should eliminate, defer or severely limit the payment of dividends if (i) the bank holding company’s net income over the prior four quarters is not sufficient to fully fund the dividends; (ii) the bank holding company’s prospective rate of earnings retention is not consistent with the bank holding company’s capital needs and overall current and prospective financial condition; and (iii) the bank holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. The Federal Reserve may find that the bank holding company is operating in an unsafe and unsound manner if the bank holding company does not comply with the Federal Reserve dividend policy and may use its enforcement powers to limit or prohibit the payment of dividends by bank holding companies.
     Delaware law also places certain limitations on the ability of the Company to pay dividends. For example, if the capital of the bank holding company has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock, a dividend may not be paid until the deficiency in capital is repaired. Because a major source of the Company’s revenues is dividends the Company receives and expects to receive from the Bank, the Company’s ability to pay dividends to stockholders is likely to be dependent on the amount of dividends paid by the Bank. No assurance can be given that the Bank will pay such dividends to the Company on its stock. Because the Bank had a net loss of $151.1 million in 2008, the Bank will only be able to pay dividends in 2009 upon receipt of regulatory approval. In addition, under the terms of the Company’s decision to defer dividend payments on the Series T Preferred Stock issued to the U.S. Treasury under the CPP, the Company will only be able to pay common stock dividends with the approval of the U.S. Treasury.
     Bank Regulation
     Under Illinois law, the Bank is subject to supervision and examination by the IDFPR. The Bank is a member of the Federal Reserve System and as such is also subject to examination by the Federal Reserve. The Federal Reserve also supervises compliance with the provisions of federal law and regulations, which place restrictions on loans by member banks to their directors, executive officers and other controlling persons. The Bank is also a member of the FHLB of Chicago and may be subject to examination by the FHLB of Chicago. Any affiliates of the Bank and the Company are also subject to examination by the Federal Reserve and the IDFPR.
     The deposits of the Bank are insured by the FDIC Deposit Insurance Fund (DIF), under the provisions of the Federal Deposit Insurance Act (“FDIA”), and the Bank is, therefore, also subject to supervision and examination by the FDIC. The FDIA requires that the appropriate federal regulatory authority approve any merger and/or consolidation by or with an insured bank, as well as the establishment or relocation of any bank or branch office. The FDIA also gives the Federal Reserve and other federal bank regulatory agencies the power to issue cease and desist orders against banks, holding companies or persons regarded as “institution affiliated parties.” A cease and desist order can either prohibit such entities from engaging in certain unsafe and unsound banking activity or can require them to take certain affirmative action.
     Furthermore, banks are affected by the credit policies of the Federal Reserve, which regulates the national supply of bank credit. Such regulation influences the overall growth of bank loans, investments and deposits and may also affect interest rates charged on loans and paid on deposits. The monetary policies of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

     As discussed above, under Illinois law the Bank is subject to supervision and examination by the IDFPR, and, as a member of the Federal Reserve System, by the Federal Reserve. Each of these regulatory agencies conducts routine, periodic examinations of the Bank and the Company.
     Financial Institution Regulation
     Transactions with Affiliates. Transactions between a bank and its holding company or other affiliates are subject to various restrictions imposed by state and federal regulatory agencies. Such transactions include loans and other extensions of credit, purchases of securities and other assets and payments of fees or other distributions. In general, these restrictions limit the amount of transactions between a bank and an affiliate of such bank, as well as the aggregate amount of transactions between a bank and all of its affiliates, impose collateral requirements in some cases and require transactions with affiliates to be on terms comparable to those for transactions with unaffiliated entities.
     Dividend Limitations. As a state member bank, the Bank may not, without the approval of the Federal Reserve, declare a dividend if the total of all dividends declared in a calendar year exceeds the total of its net income for that year and the retained net income of the prior two calendar years, less any required transfers to the surplus account. Under Illinois law, the Bank may not pay dividends in an amount greater than its net profits then on hand, after deducting losses and bad debts. For the purpose of determining the amount of dividends that an Illinois bank may pay, bad debts are defined as debts upon which interest is past due and unpaid for a period of six months or more, unless such debts are well-secured and in the process of collection.
     In addition to the foregoing, the ability of the Company and the Bank to pay dividends may be affected by the various minimum capital requirements and the capital and noncapital standards established under the Federal Deposit Insurance Corporation Improvements Act of 1991, (FDICIA), as described below. The right of the Company, its stockholders and its creditors to participate in any distribution of the assets or earnings of its subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.
     Capital Requirements. State member banks are required by the Federal Reserve to maintain certain minimum capital levels. The Federal Reserve’s capital guidelines for state member banks require state member banks to maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier 1 capital. In addition, the Federal Reserve requires a minimum leverage ratio of Tier 1 capital to total assets of 3% for strong banking institutions (those rated a composite “1” under the Federal Reserve’s rating system) and a minimum leverage ratio of Tier 1 capital to total assets of 4% for all other banks.
     At March 31, 2009, the Bank has a Tier 1 capital to risk-weighted assets ratio and a total capital to risk-weighted assets ratio which meet the above requirements. The Bank has a Tier 1 capital to risk-weighted assets ratio of 7.5% and a total capital to risk-weighted assets ratio of 10.5%. See “Capital Resources.”
     Standards for Safety and Soundness. The Federal Reserve and the other federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards pursuant to FDICIA. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder. In addition, the Federal Reserve adopted regulations that authorize, but do not require, the Federal Reserve to order an institution that has been given notice by the Federal Reserve that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the Federal Reserve must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the “prompt corrective action” provisions of FDICIA. If an institution fails to comply with such an order, the Federal Reserve may seek to enforce the order in judicial proceedings and to impose civil money penalties. The Federal Reserve and the other federal bank regulatory agencies also adopted guidelines for asset quality and earnings standards.

     A range of other provisions in FDICIA include requirements applicable to closure of branches; additional disclosures to depositors with respect to terms and interest rates applicable to deposit accounts; uniform regulations for extensions of credit secured by real estate; restrictions on activities of and investments by state-chartered banks; modification of accounting standards to conform to generally accepted accounting principles, including the reporting of off-balance-sheet items and supplemental disclosure of estimated fair market value of assets and liabilities in financial statements filed with the banking regulators; increased penalties in making or failing to file assessment reports with the FDIC; greater restrictions on extensions of credit to directors, officers and principal stockholders; and increased reporting requirements on agricultural loans and loans to small businesses.
     In addition, the federal banking agencies adopted a final rule, which modified the risk-based capital standards to provide for consideration of interest rate risk when assessing the capital adequacy of a bank. Under this rule, the Federal Reserve and the FDIC must explicitly include a bank’s exposure to declines in the economic value of its capital due to changes in interest rates as a factor in evaluating a bank’s capital adequacy. The federal banking agencies also have adopted a joint agency policy statement providing guidance to banks for managing interest rate risk. The policy statement emphasizes the importance of adequate oversight by management and a sound risk management process. The assessment of interest rate risk management made by the bank’s examiners will be incorporated into the bank’s overall risk management rating and used to determine the effectiveness of management.
     As part of their ongoing supervisory monitoring process, the federal regulatory agencies use certain criteria to identify institutions that are potentially exposed to significant loan concentration risks. In 2007, the regulatory agencies issued new guidelines relating to commercial real estate (CRE), lending risks. An institution experiencing rapid growth in CRE lending, having notable exposure to a specific type of CRE or approaching or exceeding the specified CRE supervisory criteria may be subjected to further supervisory analysis. Because these are guidelines, the supervisory monitoring criteria do not constitute limits on an institution’s lending activity but rather serve as high-level indicators to identify institutions potentially exposed to CRE concentration risk. The criteria do not constitute a “safe harbor” for institutions if other risk indicators are present. Existing capital adequacy guidelines require an institution to hold capital commensurate with the level and nature of the risks to which it is exposed. Regulatory agencies may consider the level and nature of inherent risk in an institution’s CRE portfolio along with other factors to determine if an institution is maintaining an adequate capital level to serve as a buffer against unexpected losses and can require such an institution to develop a plan for reducing its CRE concentrations or for increasing or maintaining capital appropriate to the level and nature of its lending concentration risk.
     Prompt Corrective Action. FDICIA requires the federal banking regulators to take prompt corrective action with respect to depository institutions that fall below minimum capital standards and prohibits any depository institution from making any capital distribution that would cause it to be undercapitalized. Institutions that are not adequately capitalized may be subject to a variety of supervisory actions, including but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions, and will be required to submit a capital restoration plan which, to be accepted by the regulators, must be guaranteed in part by any company having control of the institution (such as the Company). In other respects, FDICIA provides for enhanced supervisory authority, including greater authority for the appointment of a conservator or receiver for undercapitalized institutions. The capital-based prompt corrective action provisions of FDICIA and their implementing regulations apply to FDIC-insured depository institutions. However, federal banking agencies have indicated that, in regulating bank holding companies, the agencies may take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory actions imposed on subsidiary insured depository institutions pursuant to the prompt corrective action provisions of FDICIA.
     FDIC Insurance Premiums on Deposit Accounts. The Bank is required to pay deposit insurance premiums based on the risk it poses to the DIF. The FDIC has authority to raise or lower assessment rates on insured deposits in order to achieve statutorily required reserve ratios in the insurance funds and to impose special additional assessments.
     On February 8, 2006, President Bush signed into law the Federal Deposit Insurance Reform Act of 2005 (the “Reform Act”). Pursuant to the Reform Act, the FDIC merged the Bank Insurance Fund, (“BIF”), and the Savings Association Insurance Fund, (“SAIF”), to form the DIF on March 31, 2006. The FDIC maintains the DIF by assessing depository institutions an insurance premium. The FDIC annually sets the reserve level of the DIF within a statutory range between 1.15% and 1.50% of insured deposits. The FDIC set the reserve level at 1.25% for

2008. If the reserve level of the insurance fund falls below 1.15%, or is expected to do so within six months, the FDIC must adopt a restoration plan that will restore the DIF to a 1.15% ratio generally within five years. If the reserve level exceeds 1.35%, the FDIC may return some of the excess in the form of dividends to insured institutions.
     Effective January 1, 2007 the FDIC introduced a new risk-based system for deposit insurance premium assessments. This risk-based assessment system established four Risk Categories. Risk Category I includes well-capitalized institutions that are financially sound with only a few minor weaknesses. Approximately 95% of FDIC-insured institutions fall within Risk Category I. In 2008 Risk Category I institutions paid quarterly assessments for deposit insurance at annual rates of 5 to 7 basis points for every $100 of deposit accounts. The 2008 rates for FDIC-insured institutions that were assigned Risk Categories II, III and IV paid an annual rate of 7, 28 and 43 basis points, respectively, for every $100 of deposit accounts.
     During 2008, the FDIC determined that the DIF reserve ratio had fallen below the minimum 1.15% threshold and therefore announced a DIF reserve restoration plan. In connection with this restoration plan, the FDIC increased the 2009 first quarter DIF premium assessment rates uniformly by 7 basis points. Therefore, FDIC-insured institutions that are assigned as Risk Category I will pay a first quarter 2009 assessment of between 12 and 14 basis points for every $100 of deposit accounts. FDIC-insured institutions that are assigned Risk Categories II, III and IV will pay a first quarter 2009 assessment of 17, 35 and 50 basis points, respectively.
     On February, 27, 2009, the FDIC Board of Directors adopted a new final rule that modifies the risk-based assessment fee system applied to FDIC insured financial institutions. The new final rule established new base assessment rates beginning on March 1, 2009. The new initial base assessment rates are as follows:
Initial Base Assessment Rates

Risk Category I	Risk Category II	Risk Category III	Risk Category IV
12-16	22	32	45
     In addition, the new final rule introduced three possible adjustments to the base assessment rates. The new final rule provides for a possible adjustments that decreases the base assessment rate up to five basis points for long-term unsecured debt, including senior unsecured debt (other than debt guaranteed under the Temporary Liquidity Guarantee Program) and subordinated debt and, for small institutions, a portion of Tier 1 capital. The new rule also provides for a potential adjusted increase of the base assessment rate in an amount of up to 50% of an institution’s prior assessment rate for secured liabilities that exceed 25% of its domestic deposits. In addition, a possible adjustment to the base rate assessment of up to an additional deposits in excess of 10% of their domestic deposits.
     After applying all possible adjustments, minimum and maximum total assessment rates for each risk category are as follows:
Total Base Assessment Rates

	Risk	Risk	Risk	Risk
	Category I	Category II	Category III	Category IV
Initial Base Assessment Rate	12-16	22	32	45
Unsecured Debt Adjustment	–5-0	–5-0	–5-0	–5-0
Secured Liability Adjustment	0-8	0-11	0-16	0-22.5
Brokered Deposit Adjustment	—	0-10	0-10	0-10
Total Base Assessment Rate	7-24.0	17-43.0	27-58.0	40-77.5
     In addition to the new final rule regarding base rate assessments, the FDIC, on May 22, 2009, adopted a final rule with respect to an emergency assessment to be imposed on insured depository institutions (“Emergency Assessment Rule”) to bolster the DIF. Pursuant to the Emergency Assessment Rule, the emergency assessment will levy an assessment of five basis points of each insured depository institution’s assets, less its Tier 1 capital, as of

June 30, 2009. This emergency assessment will be collected September 30, 2009. The FDIC has indicated that it is probable that an additional emergency assessment will be necessary in the fourth quarter of 2009.
     In addition to the FDIC insurance program, the Bank is required to pay a Financing Corporation, (FICO) assessment (on a semi-annual basis) in order to share in the payment of interest due on bonds used to provide liquidity to the savings and loan industry in the 1980s. During 2008, the Bank’s FICO assessment totaled $275,000, or 1.12 basis points of its insured deposits.
     The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. There are no pending proceedings to terminate the deposit insurance of the Bank. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.
     On October 3, 2008, the EESA was signed into law. EESA included a provision for an increase in the amount of deposits insured by the FDIC to $250,000 until December 2009. Pursuant to the Helping Families Save Their Homes Act, signed by President Obama on May 20, 2009, the $250,000 limit has been extended to December 31, 2013. On October 14, 2008, the FDIC announced a new program, the Temporary Liquidity Guarantee Program (“TLGP”), that provides unlimited deposit insurance on funds in non-interest-bearing transaction deposit accounts otherwise covered by the existing deposit insurance limit of $250,000. The Company has elected to participate in the program and will be assessed a 10 basis point surcharge for its participation.
     Another component of the TLGP is a voluntary program whereby the FDIC will temporarily guarantee newly issued senior unsecured debt of an eligible financial institution up to 125% of the par or face value of a debt that is scheduled to mature before October 31, 2009. The FDIC implemented an additional assessment for institutions that elected to participate in the Debt Guarantee program. The Debt Guarantee Program also allowed for financial institutions to opt out from coverage. The Company elected to participate in the Debt Guarantee Program, but it has not issued any debt under this program.
     Federal Reserve System. The Bank is subject to Federal Reserve regulations requiring depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations generally require 3% reserves on the first $44.4 million of transaction accounts and 10% on the remainder. The first $10.3 million of otherwise reservable balances (subject to adjustments by the Federal Reserve) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements.
     Community Reinvestment. Under the Community Reinvestment Act (“CRA”), a financial institution has a continuing and affirmative obligation, consistent with the safe and sound operation of such institution, to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. However, institutions are rated on their performance in meeting the needs of their communities. Performance is judged in three areas: (a) a lending test, to evaluate the institution’s record of making loans in its assessment areas; (b) an investment test, to evaluate the institution’s record of investing in community development projects, affordable housing and programs benefiting low- or moderate-income individuals and businesses; and (c) a service test to evaluate the institution’s delivery of services through its branches, ATMs and other offices. The CRA requires each federal banking agency, in connection with its examination of a financial institution, to assess and assign one of four ratings to the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by the institution, including applications for charters, branches and other deposit facilities, relocations, mergers, consolidations, acquisitions of assets or assumptions of liabilities and savings and loan holding company acquisitions. The CRA also requires that all institutions make public disclosure of their CRA ratings. The Bank received a “satisfactory” rating on its most recent CRA performance evaluation.
     Brokered Deposits. Well-capitalized institutions are not subject to limitations on brokered deposits, while an adequately capitalized institution is able to accept, renew or roll over brokered deposits only with a waiver from the FDIC and subject to certain restrictions on the yield paid on such deposits. Undercapitalized institutions are generally not permitted to accept brokered deposits.
     Enforcement Actions. Federal and state statutes and regulations provide financial institution regulatory agencies with great flexibility to undertake enforcement action against an institution that fails to comply with regulatory requirements, particularly capital requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to civil money penalties, cease and desist orders, receivership, conservatorship or the termination of deposit insurance.
     Bank Secrecy Act and USA Patriot Act. In 1970, Congress enacted the Currency and Foreign Transactions Reporting Act, commonly known as the Bank Secrecy Act (“BSA”). The BSA requires financial institutions to maintain records of certain customers and currency transactions and to report certain domestic and foreign currency transactions, which may have a high degree of usefulness in criminal, tax or regulatory investigations or proceedings. Under this law, financial institutions are required to develop a BSA compliance program. In 2001, the President signed into law comprehensive anti-terrorism legislation commonly known as the USA Patriot Act. The USA Patriot Act requires financial institutions to assist in detecting and preventing international money laundering and the financing of terrorism.
     The U.S. Treasury has adopted additional rules and regulations in order to implement the USA Patriot Act. Under these regulations, law enforcement officials communicate names of suspected terrorists and money launderers to financial institutions so as to enable financial institutions to promptly locate accounts and transactions involving those suspects. Financial institutions receiving names of suspects must search their account and transaction records for potential matches and report positive results to the U.S. Treasury’s Financial Crimes Enforcement Network (“FinCEN”). Each financial institution must designate a point of contact to receive information requests. These regulations outline how financial institutions can share information concerning suspected terrorist and money laundering activity with other financial institutions under the protection of a statutory safe harbor if each financial institution notifies FinCEN of its intent to share information.
     The U.S. Treasury has also adopted regulations intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Financial institutions are required to take reasonable steps to ensure that they are not providing banking services directly or indirectly to foreign shell banks. In addition, banks must have procedures in place to verify the identity of the persons with whom they deal, and financial institutions must undertake additional due diligence when circumstances warrant and in the case of money service businesses.
     Interstate Banking and Branching Legislation. Under the Interstate Banking and Efficiency Act of 1994 (the “Interstate Banking Act”), bank holding companies are allowed to acquire banks across state lines subject to various requirements of the Federal Reserve. In addition, under the Interstate Banking Act, banks are permitted, under some circumstances, to merge with one another across state lines and thereby create a main bank with branches in separate states. After establishing branches in a state through an interstate merger transaction, a bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger could have established or acquired branches under applicable federal and state law.
     The State of Illinois has adopted legislation “opting in” to interstate bank mergers, and allows out-of-state banks to enter the Illinois market through de novo branching or through branch-only acquisitions if Illinois state banks are afforded reciprocal treatment in the other state. It is anticipated that this interstate merger and branching ability will increase competition and further consolidate the financial institutions industry.
     Insurance Powers. Under state law, a state bank is authorized to act as agent for any fire, life or other insurance company authorized to do business in the State of Illinois. Similarly, the Illinois Insurance Code was amended to allow a state bank to form a subsidiary for the purpose of becoming a firm registered to sell insurance.

Such sales of insurance by a state bank may only take place through individuals who have been issued and maintain an insurance producer’s license pursuant to the Illinois Insurance Code.
     State banks are prohibited from assuming or guaranteeing any premium on an insurance policy issued through the bank. Moreover, state law expressly prohibits tying the provision of any insurance product to the making of any loan or extension of credit and requires state banks to make disclosures of this fact in some instances. Other consumer oriented safeguards are also required.
     Insurance products are sold through Midwest Financial, a subsidiary of the Bank acquired in 2006 through the acquisition of Royal American Corporation. Midwest Financial is registered with, and subject to examination by, the Illinois Department of Insurance.
     Securities Brokerage. Midwest Financial, a registered bank-affiliated securities broker-dealer and registered investment advisor, operates a general securities business as an introducing broker-dealer. It is registered with the SEC as a broker-dealer and is a member of FINRA.
     Consumer Compliance. The Bank has been examined for consumer compliance on a regular basis. The Bank is subject to many federal consumer protection statutes and regulations including the Equal Credit Opportunity Act, the Fair Housing Act, the Truth in Lending Act, the Truth in Savings Act, the Real Estate Settlement Procedures Act and the Home Mortgage Disclosure Act. Among other things, these acts:
•	require lenders to disclose credit terms in meaningful and consistent ways;

•	prohibit discrimination against an applicant in any consumer or business credit transaction;

•	prohibit discrimination in housing-related lending activities;

•	require certain lenders to collect and report applicant and borrower data regarding loans for home purchases or improvement projects;

•	require lenders to provide borrowers with information regarding the nature and cost of real estate settlements;

•	prohibit certain lending practices and limit escrow account amounts with respect to real estate transactions; and

•	prescribe possible penalties for violations of the requirements of consumer protection statutes and regulations.
     Federal Fair Lending Laws. The federal fair lending laws prohibit discriminatory lending practices. The Equal Credit Opportunity Act prohibits discrimination against an applicant in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs or good-faith exercise of any rights under the Consumer Credit Protection Act. Under the Fair Housing Act, it is unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap or familial status. Among other things, these laws prohibit a lender from denying or discouraging credit on a discriminatory basis, making excessively low appraisals of property based on racial considerations, or charging excessive rates or imposing more stringent loan terms or conditions on a discriminatory basis. In addition to private actions by aggrieved borrowers or applicants for actual and punitive damages, the U.S. Department of Justice and other regulatory agencies can take enforcement action seeking injunctive and other equitable relief for alleged violations.
     Home Mortgage Disclosure Act. The Federal Home Mortgage Disclosure Act (“HMDA”) grew out of public concern over credit shortages in certain urban neighborhoods. One purpose of HMDA is to provide public information that will help show whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. HMDA also includes a “fair lending” aspect that requires the collection and disclosure of data about applicant and borrower characteristics as a way of identifying possible discriminatory lending patterns and enforcing anti-discrimination statutes. HMDA requires institutions to report data regarding applications for loans for the purchase or improvement of one-to-four family and multi-family dwellings, as well as information concerning originations and purchases of such loans. Federal bank regulators rely, in part, upon data provided under HMDA to determine whether depository institutions engage in discriminatory lending practices.
     The appropriate federal banking agency, or, in some cases, U.S. Department of Housing and Urban Development, enforces compliance with HMDA and implements its regulations. Administrative sanctions, including civil money penalties, may be imposed by supervisory agencies for violations of this act.
     Real Estate Settlement Procedures Act. The Federal Real Estate Settlement Procedures Act (“RESPA”) requires lenders to provide borrowers with disclosures regarding the nature and cost of real estate settlements. RESPA also prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of escrow accounts. Violations of RESPA may result in imposition of penalties, including: (1) civil liability equal to three times the amount of any charge paid for the settlement services or civil liability of up to $1,000 per claimant, depending on the violation; (2) awards of court costs and attorneys’ fees; and (3) fines of not more than $10,000 or imprisonment for not more than one year, or both.
     Truth in Lending Act. The federal Truth in Lending Act is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As result of the act, all creditors must use the same credit terminology and expressions of rates, and disclose the annual percentage rate, the finance charge, the amount financed, the total of payments and the payment schedule for each proposed loan.
     On July 14, 2008, the Federal Reserve Board approved a final rule, which will become effective on July 1, 2009, amending Regulation Z (Truth in Lending) to prohibit unfair, abusive or deceptive home mortgage lending practices and restricts certain other mortgage practices. The final rule also establishes advertising standards and requires certain mortgage disclosures to be given to consumers earlier in the transaction.
     The final rule adds four new protections for a newly defined category of “higher-priced mortgage loans” secured by a consumer’s principal dwelling. For loans in this category, these protections will: (1) prohibit a lender from making a loan without regard to borrowers’ ability to repay the loan from income and assets other than the home’s value; (2) require creditors to verify the income and assets they rely upon to determine repayment ability; (3) ban any prepayment penalty if the payment can change in the initial four years (and for certain other higher-priced loans, the prepayment penalty period cannot last for more than two years); and (4) require creditors to establish escrow accounts for property taxes and homeowner’s insurance for all first-lien mortgage loans.
     In addition to the rules governing higher-priced loans, the rules adopted new protections for loans secured by a consumer’s principal dwelling, regardless of whether the loan is considered to be a “higher-priced mortgage loan.” Under the new rules: (1) creditors and mortgage brokers are prohibited from coercing a real estate appraiser to misstate a home’s value; (2) companies that service mortgage loans are prohibited from engaging in certain practices, such as pyramiding late fees; (3) servicers are required to credit consumers’ loan payments as of the date of receipt and provide a payoff statement within a reasonable time of request; (4) creditors must provide a good-faith estimate of the loan costs, including a schedule of payments, within three days after a consumer applies for any mortgage loan secured by a consumer’s principal dwelling, such as a home improvement loan or a loan to refinance an existing loan; and (5) consumers cannot be charged any fee until after they receive the early disclosures, except a reasonable fee for obtaining the consumer’s credit history.
     For all mortgages, the new rules also set additional advertising standards. Advertising rules now require additional information about rates, monthly payments, and other loan features. The final rule bans seven deceptive or misleading advertising practices, including representing that a rate or payment is “fixed” when it can change.
     Violations of the Truth in Lending Act may result in regulatory sanctions and in the imposition of both civil and, in the case of willful violations, criminal penalties. Under certain circumstances, the Truth in Lending Act and

Regulation Z of the Federal Reserve Act also provide a consumer with a right of rescission, which if exercised would require the creditor to reimburse any amount paid by the consumer to the creditor or to a third party in connection with the offending transaction, including finance charges, application fees, commitment fees, title search fees and appraisal fees. Consumers may also seek actual and punitive damages for violations of the Truth in Lending Act.
     Fair Credit Reporting Act. In connection with the passage of the Fair and Accurate Credit Transactions (FACT) Act, the Bank’s federal regulator issued final rules and guidelines, effective November 1, 2008, requiring the Bank to adopt and implement a written identity theft prevention program, paying particular attention to 26 identified “red flag” events. The program must also assess the validity of address change requests for card issuers and for users of consumer reports to verify the subject of a consumer report in the event of notice of an address discrepancy.
     The FACT Act also gives consumers the ability to challenge the Bank with respect to credit reporting information provided by the Bank. The new rule also prohibits the Bank from using certain information it may acquire from an affiliate to solicit the consumer for marketing purposes unless the consumer has been give notice and an opportunity to opt out of such solicitation for a period of five years.
     Federal Home Loan Bank System. The Bank is a member of the Federal Home Loan Bank system, which consists of 12 regional FHLBs. The FHLB system provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB of Chicago (“FHLBC”), is required to acquire and hold shares of capital stock in FHLBC in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLBC, whichever is greater. At March 31, 2009, the Bank had advances from the FHLBC with aggregate outstanding principal balances of $340 million, and the Bank’s investment in the FHLBC stock of $19.0 million was at its minimum requirement. FHLB advances must be secured by specified types of collateral and are available to member institutions primarily for funding purposes.
     Regulatory directives, capital requirements and net income of the FHLBs affect their ability to pay dividends to the Bank. In addition, FHLBs are required to provide funds to cover certain obligations and to fund the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members.
     In October 2007, the FHLBC announced that it entered into a consensual cease and desist order with its regulator which prohibits it from redeeming or repurchasing any capital stock from members or declaring dividends on its capital stock without prior approval. The FHLBC announced in October 2007 that it would suspend dividends on its stock and no dividends have been declared or paid since that time. In July 2008, the FHLBC announced that it had received regulatory approval to make limited redemptions of its capital stock. The redemptions are limited to capital stock purchased in connection with member borrowing advances which will be redeemed when the advances are paid.
     Monetary Policy and Economic Conditions
     The earnings of banks and bank holding companies are affected by general economic conditions and by the fiscal and monetary policies of federal regulatory agencies, including the Federal Reserve. Through open market transactions, variations in the discount rate and the establishment of reserve requirements, the Federal Reserve exerts considerable influence over the cost and availability of funds obtainable for lending or investing.
     The above monetary and fiscal policies and resulting changes in interest rates have affected the operating results of all commercial banks in the past and are expected to do so in the future. Banks and their respective holding company cannot fully predict the nature or the extent of any effects which fiscal or monetary policies may have on their business and earnings.

MANAGEMENT
Executive Officers and Directors
     Listed below are the executive officers and directors of the Company as of March 26, 2009.

Name(1)	Age	Position(s) Held
Percy L. Berger	60	Chairman of the Board of the Company and the Bank
Roberto R. Herencia	49	President and Chief Executive Officer of the Company and the Bank, Director of the Company and the Bank
Barry I. Forrester	46	Director of the Company and the Bank
Robert J. Genetski	66	Director of the Company and the Bank
Gerald F. Hartley	70	Director of the Company and the Bank
Thomas A. Rosenquist	57	Director of the Company and the Bank
E. V. Silveri	78	Director of the Company and the Bank
Monsignor Kenneth Velo	61	Director of the Company and the Bank
J. J. Fritz	60	Senior Executive Vice President of the Company
JoAnn Sannasardo Lilek	52	Executive Vice President and CFO of the Company and the Bank
Mary C. Ceas	51	Senior Vice President – Human Resources
Jan R. Thiry	56	Chief Accounting Officer of the Company
Sheldon Bernstein	62	Executive Vice President of the Bank
Thomas J. Bell, III	42	Executive Vice President and Chief Investment Officer of the Company
Thomas A. Caravello	60	Executive Vice President and Chief Credit Officer of the Bank
Bruno P. Costa	48	Executive Vice President and Chief Operations and Technology Officer of the Bank
Jonathan P. Gilfillan	48	Executive Vice President and Division Head of Commercial Real Estate Lending of the Bank
Thomas H. Hackett	61	Executive Vice President of the Bank
Stephan L. Markovits	59	Executive Vice President of the Bank
Dennis M. Motyka	58	Executive Vice President of the Bank
Kelly J. O’Keeffe	48	Executive Vice President of the Bank
Brogan M. Ptacin	48	Executive Vice President of the Bank
David Taylor	43	Executive Vice President of the Bank

(1)	The table does not reflect Angelo DiPaolo, Dennis M. O’Hara and Joseph Rizza, each of whom were directors of the Company and the Bank as of March 26, 2009, but resigned as directors on July 28, 2009. The table also does not reflect certain persons who were executive officers of the Company and/or the Bank who have terminated with the Company and/or the Bank since March 26, 2009.
     Percy L. Berger, CPA, was elected chairman of the board of the Company and the Bank effective December 31, 2008 and has served as a director of the Company and the Bank since May 2008. Mr. Berger is the founder and managing partner of Dempster Group, a middle-market private equity investment firm. He is chairman of the board and chief executive officer of NEATT Wireless, LLC, a regional wireless telecommunications company. Mr. Berger founded Green Leaf Ridge Company, a private equity investment firm in 1998. Mr. Berger is a former vice chairman and director of Dynix.com. He also served as a director of PrimeCo Wireless Communication, LLC and Chicago’s Lincoln Park Zoo. He is currently a director of NorthShore University Health System. Mr. Berger was managing director, senior vice president and senior client manager at Bank of America, and its predecessor bank, NationsBanc, NA in the midwest. During his career, Mr. Berger served in progressively increasing capacities as a corporate banker in Continental Bank, Wells Fargo Bank, and Chemical Bank (now JPMorgan Chase). Mr. Berger is a member of the Illinois Society of Certified Public Accountants and The American Institute of Certified Public Accountants.

     Roberto R. Herencia assumed the roles of President and Chief Executive Officer of the Company and the Bank, and was appointed to the board of directors of the Company on May 15, 2009. He was formerly president and director of Banco Popular North America based in Chicago and executive vice president of Popular, Inc., the parent company. Mr. Herencia spent 17 years at Banco Popular. In addition to serving as executive vice president of Popular, Inc. since 1997, and president and director of Banco Popular North America since December 2001, he served as chief operating officer, senior credit officer and reported to Popular’s CFO in charge of capital markets, M&A and rating agencies between 1991 and 2001. Prior to joining Popular, Mr. Herencia spent 10 years in a variety of senior positions at The First National Bank of Chicago, including serving as head of the emerging markets division and operations in Latin America. He was directly involved in the restructure, workout and debt for equity swaps of public and private sector credits in Latin America.
     Barry I. Forrester, CFA, has served as a director of the Company since May 2005 and as a director of the Bank since June 2005. He has been a private investor since 2004. Previously, he had worked over 14 years as an investment banker specializing in providing corporate finance services to financial institutions including public offerings of equity and debt, mergers and acquisitions, and mutual-to-stock conversion transactions. He served clients through positions at William Blair & Company from 2000 through 2004, ABN AMRO Incorporated from 1997 to 2000, and EVEREN Securities, Inc. (including predecessors Kemper Securities and Blunt Ellis & Loewi) from 1989 to 1997. Prior thereto he was a financial analyst with Crowe Chizek and Company, LLP. He was a director of Eagle Savings Bank from January 2006 to June 2007. He holds the Chartered Financial Analyst designation and is a member of the CFA Institute and CFA Society of Chicago.
     Robert J. Genetski, PhD, has served as director of the Company since June 2005. He has also served as a director of the Bank since 2004. He has been president of Robert Genetski & Associates, Inc. since 1991. He also serves as a director of DNP Select Income Fund. He has previously taught at the University of Chicago Graduate School of Business, New York University, and Wheaton College.
     Gerald F. Hartley, CPA, has served as a director of the Company and chairman of the audit committee since June 2003. Mr. Hartley was named director of the Bank in February 2004. Mr. Hartley has over 40 years experience in financial, accounting, and auditing responsibilities. He served as a director of Republic Bank of Chicago and Republic Bancorp Co. from August 2000 through May 2003. Previously, he spent 35 years in the public accounting profession, primarily with Crowe Chizek and Company, LLP, dealing with community-based banks and bank holding companies. Mr. Hartley served as a member of the AICPA Committee on Bank Accounting and Auditing and as a director of the Illinois CPA Society.
     Thomas A. Rosenquist was named a director of the Company and the Bank in July of 2006. Mr. Rosenquist served as a director of Royal American Corporation from April 1997 to June 2006. He formerly served as a director of Gurnee National Bank and American National Bank and Trust Company of Waukegan. Mr. Rosenquist is owner, president, and chief executive officer of Lake County Grading Company, a trucking and excavating company.
     E. V. Silveri served as chairman of the board of the Company from 1983 until December 31, 2007. Mr. Silveri was elected a director of the Bank in 1972 and served as chairman of the board of the Bank from 1975 until December 31, 2007. He was also a member of the board of directors of Midwest Bank of Hinsdale, and served as chairman of First Midwest Data Corp from 1991 to 2002. Since 1984, Mr. Silveri has been the president and also a director of Go-Tane Service Stations, Inc., a firm he co-founded in 1966.
     Monsignor Kenneth Velo has served as a director of the Company since June 2005. He has served as a director of the Bank since 2004. He has been a priest in the Archdiocese of Chicago since 1973 and named Monsignor in 1996. He has been the head of the Office of Catholic Collaboration of DePaul University serving in the capacity of senior executive since 2001. He has also been president of The Big Shoulders Fund since 2003. Monsignor Velo was president of Catholic Extension, a national organization funding more than 75 dioceses in the United States of America. He is a member of the board of Children’s Memorial Hospital and serves on the board of Trustees of Fenwick College Preparatory School as well as other civic and community efforts.
     J. J. Fritz previously served as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank since January 29, 2009. He was named Director and Executive Vice President of the Company and Director, President, and Chief Operating Officer of the Bank in July 2006. Mr. Fritz was also named director, president, and chief executive officer of Midwest Financial in July 2006. Mr. Fritz and other investors founded Royal American in 1991, where he served as chairman and chief executive officer, after he served as chief executive officer of First Chicago Bank of Mt. Prospect. His lengthy career in the Chicago metropolitan area also includes positions at Northern Trust, First National Bank of Libertyville and Continental Illinois National Bank.
     JoAnn S. Lilek was named Executive Vice President and Chief Financial Officer of the Company and the Bank in March 2008. Ms. Lilek was Chief Financial Officer for DSC Logistics, a Chicago-based national supply chain management firm. Before joining DSC, Lilek had a 23 year career at ABNAmro North American Inc. where her positions included Executive Vice President reporting directly to the Chairman, Executive Vice President and Chief Financial Officer Wholesale Banking North America and Group Senior Vice President and Corporate Controller.
     Mary C. Ceas, SPHR, was named Senior Vice President — Human Resources of the Company in 2000. Previously, Ms. Ceas was Vice President — Human Resources since 1997 and served as Director — Training and Development from 1995 to 1997.
     Jan R. Thiry, CPA was named Chief Accounting Officer of the Company effective March 15, 2007. Mr. Thiry was also named director of Midwest Financial in June 2007 and director and secretary of MBTC Investment Company in March 2008. Mr. Thiry was hired in December 2006 as Senior Vice President and Controller of the Company and the Bank. He served as senior vice president and controller of CIB Marine Bancshares in Pewaukee, Wisconsin from 1999 to 2006. Mr. Thiry has also held senior positions at M&I Corporation and Security Bank in Milwaukee, Wisconsin. Additionally, he was a senior auditor at KPMG LLP. Mr. Thiry is a member of the American Institute of Certified Public Accountants and the Financial Managers Society.
     Sheldon Bernstein was named Executive Vice President of the Bank in January 2005. He previously served as Senior Vice President of the Company from 2001 to 2005. Mr. Bernstein has served as President of the Bank, Cook County Region from 2000 to 2004. From 2000 through 2002, he served as Chief Operating Officer of the Bank. Previously, Mr. Bernstein served as Executive Vice President-Lending of the Bank since 1993. He was also served as director of Midwest Financial and Investment Services, Inc. from 2002 to 2005. Mr. Bernstein was a director of First Midwest Data Corp from 2001 to 2002.
     Thomas J. Bell, III was named Executive Vice President and Chief Investment Officer of the Company in December 2008. Mr. Bell previously served as Senior Vice President for ABN AMRO North America Inc., a Chicago-based bank holding company for the LaSalle Banks. In his fourteen years of service at ABN AMRO, Mr. Bell contributed to multiple disciplines within the asset and liability management, capital markets and treasury functions. Prior to ABN AMRO/LaSalle, Mr. Bell spent several years with the Federal Reserve Bank of Chicago.
     Thomas A. Caravello was named Executive Vice President and Chief Credit Officer of the Bank in January 2005. Mr. Caravello was named manager, president, and chief executive officer of Midwest Funding, L.L.C. in May 2006. He has served as Senior Vice President — Credit Administration from 2003 to 2005. Previously he served as Vice President — Credit Administration from 1998 to 2003.
     Bruno P. Costa was named Executive Vice President and Chief Operations and Technology Officer of the Bank in January 2005. He served as President of the Information Services Division of the Bank from 2002 to 2005. Mr. Costa served as President and Chief Executive Officer of First Midwest Data Corp. from 1995 to 2002. He held various management positions at the Bank since 1983.
     Jonathan Gilfillan was named Executive Vice President and Division Head of Commercial Real Estate Lending of the Bank in July 2008. Mr. Gilfillan previously served as Senior Vice President for Park National Bank since 2007. Prior to joining Park National, Mr. Gilfillan spent his career at LaSalle Bank NA, where he had been specializing in CRE lending since 1992.
     Thomas H. Hackett was named Executive Vice President of the Bank in November 2003. Mr. Hackett was named manager and vice president of Midwest Funding, L.L.C. in May 2006. He previously was division manager at Banc One, Chicago, Illinois from 2002 to 2003. Prior, he was first vice president of American National Bank of Chicago from 1997 to 2002. He has also served in similar capacities at First Chicago/NBD, Park Ridge, IL, NBD of Woodridge and Heritage Bank of Woodridge, Illinois.
     Stephan L. Markovits was named Executive Vice President of the Bank in October 2007. Mr. Markovits previously was president of Northwest Suburban Bancorp, Inc. from 2003 to 2007. He also held various management positions at Plains Bank of Illinois from 1998 to 2003.
     Dennis M. Motyka was named Executive Vice President of the Bank and director of Midwest Financial in October 2005. He previously was senior vice president and director of banking centers for Cole Taylor Bank in Rosemont from 2002 to 2005. He served as senior vice president and Illinois regional manager for LaSalle Bank in Chicago from 1996 to 2002. He also held positions with Comerica Bank and Affiliated Bank, both in Franklin Park, as well as with Western National Bank in Cicero.
     Kelly J. O’Keeffe was named Executive Vice President of the Bank in July 2006. Mr. O’Keeffe was a founder of Royal American Bank and its president from 1997 to 2006. Previously, he served at First Chicago Bank of Mt. Prospect and Northern Trust, in addition to a public service career with the Illinois Department of Financial and Professional Regulation.
     Brogan M. Ptacin was named Executive Vice President of the Bank in July 2006. He was named Division Head of Commercial Lending of the Bank in July 2008 and manager of Midwest Funding, L.L.C. in September 2006. Mr. Ptacin previously was executive vice president and senior loan officer at Royal American Bank. Ptacin joined Royal American Bank in 1995 after a twelve year career with American National Bank leaving as president of its Melrose Park subsidiary.
     David Taylor was named Executive Vice President of the Bank’s wealth management group in August 2008. Mr. Taylor previously held management positions at Bank of America US Trust Wealth Management (formerly LaSalle Bank) for 11 years. Mr. Taylor began his career in 1989 with Pioneer Bank & Trust Company.
Director Independence
     The board of directors (after receiving a recommendation from the corporate governance and nominating committee) determined on February 24, 2009 that Messrs. Berger, Forrester, Hartley, O’Hara, Rizza, Rosenquist, Silveri, and Dr. Genetski and Monsignor Velo are “independent directors” as such term is defined in Rule 4200(a)(15) of the Nasdaq listing standards. A copy of our director independence standards is available at www.midwestbanc.com — About Us — Corporate Info — Governance.
     When making the independence determinations, both the corporate governance and nominating committee and the board of directors reviewed the information relating to transactions certain directors had in the ordinary course of business with the Company and the Bank (see “Certain Relationships and Related Party Transactions” for a discussion of these transactions). After considering this information, both the committee and the board concluded that these transactions would not interfere with the exercise of independent judgment of these directors in carrying out their responsibilities as directors of the Company.
     Independent directors may meet in executive session, without management, at any time, and are regularly scheduled for such executive sessions four times a year.
Compensation Committee Interlocks and Insider Participation
     Roberto Herencia, president and chief executive officer of the Company and the Bank, serves on the board of directors of the Company and the Bank. Each of the directors of the Company is also a director of the Bank.
     Determinations regarding compensation of the employees of Midwest and the Bank are made by the compensation committee of the board of directors, who are all independent directors. Additionally, there were no compensation committee interlocks during 2008, which generally means that no executive officer of Midwest served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of our compensation committee.
Directors’ Compensation
     The following table summarizes the compensation earned by or paid to non-employee directors in 2008, and the amount recorded as expense in the Company’s 2008 financial statements with respect to restricted stock awards.

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
(a)(1)	($)(b)(2)	($(c)(3)(4)	($)(d)	($)(e)	(f)(5)	($)(g)	($)(b)
Percy Berger	$44,000	$15,643	$—	$—	$—	$—	$59,643
Angelo DiPaolo	57,000	—	—	—	—	—	57,000
Barry I. Forrester	82,125	8,317	—	—	—	—	90,442
Robert Genetski	75,250	9,875	—	—	—	—	85,125
Gerald F. Hartley	87,000	8,317	—	—	—	—	95,317
Homer J. Livingston, Jr.	76,000	115,917	—	—	—	—	191,917
Dennis M. O’Hara	70,250	—	—	—	—	—	70,250
Thomas A. Rosenquist	68,000	22,510	—	—	—	—	90,510
Joseph R. Rizza	58,500	—	—	—	—	—	58,500
E. V. Silveri	66,500	—	—	—	—	—	66,500
Kenneth J. Velo	64,250	9,875	—	—	—	—	74,125
Leon Wolin	28,250	—	—	—	—	—	28,250

(1)	Executive officers who serve as directors (Messrs. Giancola and Fritz during 2008) do not receive any director’s fees. Mr. Wolin retired as a director on May 7, 2008. Mr. Livingston resigned as a director effective December 31, 2008.

(2)	Board and committee meeting fees or paid in 2008 totaled $777,125, which includes fees paid for service on the boards and committees of the Company and the Bank. Each director serves as a director of the Bank. Each director receives a $15,000 retainer from each of the Company and the Bank and $1,000 for each board meeting attended. Committee members receive the following fees:

•	$750 per meeting attended for the audit committee (eleven meetings in 2008); and

•	$500 per meeting attended for the compensation (seven meetings in 2008), corporate governance and nominating (six meetings in 2008), strategic planning (six meetings in 2008), asset liability (ten meetings in 2008), enterprise risk management (three meetings in 2008) and trust (four meetings in 2008) committees.

Committee chairmen receive the following fees for serving as chairmen:

•	audit committee (Hartley) — $18,000; and compensation (Velo); corporate governance and nominating (Livingston in 2008; Rosenquist in 2009); strategic planning (Forrester); asset liability (Forrester); trust (Rosenquist); and enterprise risk management (Genetski) — $2,500 each.

•	On December 11, 2007, the board of directors elected Mr. Livingston, chairman of the board of directors of Midwest and the Bank, effective January 1, 2008. The compensation committee of the board of directors of Midwest granted 15,000 restricted shares of Midwest common stock effective January 1, 2008 to Mr. Livingston as permitted under Midwest’s Stock and Incentive Plan. A total of 5,000 shares vested on January 1, 2008. The remaining shares were forfeited because Mr. Livingston resigned as a director effective December 31, 2008. The compensation committee of the board of directors granted Mr. Berger 30,000 restricted shares on January 1, 2009, when he became chairman of the board. These shares will vest on January 1, 2010 provided he is still serving as chairman of the board of directors of Midwest on that date and will vest earlier upon a change-in-control. In addition, the board of directors determined that for 2009, Mr. Berger would receive a quarterly retainer of $24,000 for each quarter and no other director’s fees.

(3)	The amounts in column (c) reflect the dollar amount of restricted stock awards recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in Note 20 — Stock Compensation and Restricted Stock Awards to our audited financial statements for the fiscal year ended December 31, 2008, included in our annual report on Form 10-K filed with the SEC on March 11, 2009.

(4)	Under our stock and incentive plan, each person elected or appointed to serve as a non-employee director (except for a non-employee director who is elected or appointed in connection with an acquisition by Midwest) receives a restricted stock award of 3,000 shares of our common stock. Messrs. Hartley, Livingston, Forrester, Genetski, Velo and Rosenquist each received a restricted stock award for 3,000 shares of common stock; these shares have vested. Mr. Berger received a restricted stock award for 3,000 shares of common stock upon his election as a director. 1,000 shares have vested and 1,000 shares will vest following the 2009 and 2010 annual meetings, provided he is still serving as a director following each such meeting. During the period of restriction, the directors have voting rights and receive dividends with respect to the shares which are restricted.

(5)	We offer our directors a deferred compensation plan. The plan permits directors to elect, prior to the year in which the director’s fees will be paid, to defer a specified portion of the director’s fees into a common stock account or a money market account. Deferred fees will be credited to the director’s common stock account as of the last day of each calendar quarter based upon the closing price of our common stock on the last trading day for such quarter. Eligible directors who do not elect to participate in the plan will continue to receive cash compensation for attendance at board or committee meetings for the Company and the Bank. Directors are not eligible to receive deferred shares or cash until they cease serving as a director. Amounts deferred are not taxable until the director receives the cash or stock.
Executive Compensation
Compensation Discussion and Analysis
     Our Compensation Discussion and Analysis addresses the following topics: the members and role of our compensation committee; our compensation-setting process; our compensation philosophy and policies regarding executive compensation; our compensation-setting process; the components of our executive compensation program; and our compensation decisions for 2008 and for the first quarter of 2009.
     Executive Summary
     2008 was the most challenging year that Midwest has ever faced. Due to the economic crisis in the U.S. and other factors, Midwest experienced a substantial loss and its stock price declined precipitously. Midwest’s financial performance for 2008 is reflected in the total compensation paid to executives. For example:
•	On January 29, 2009, J. J. Fritz, formerly the chief operating officer of Midwest, was appointed president and chief executive officer of Midwest, replacing James J. Giancola. Mr. Fritz assumed these positions without any salary or benefit increase.

•	The chief executive officer and all executive vice presidents as a group (15 people), the executive officer group, did not receive bonuses (whether in the form of cash, restricted stock or options) based upon our 2008 performance.

•	The maximum total incentive compensation approved for all participants in Midwest’s 2008 management incentive plan has decreased by 47% from 2007 payouts and was only 43% of the 2008 targeted amount.

•	Unvested restricted stock held by employees, including members of the executive officer group, has declined in value along with the decline in Midwest’s stock price.

•	The 2009 management incentive plan will not provide for any bonuses to the executive officer group members unless earnings exceed targeted earnings per share.

•	Even if targeted earnings per share are exceeded, the maximum bonus pool will only be 75% of the 2007 targeted bonus pool.

•	If targeted earnings per share are not met, executive officer group members will not participate in the bonus pool and the payout will not exceed 20% of the 2007 target bonus pool and 20% of the 2008 target bonus pool.

•	We increased base salaries for the executive officer group, on average, by 3% for 2009 (except for Mr. Giancola and Mr. Fritz whose base salaries were not increased), reflecting both merit and market-based cost-of-living adjustments.

•	In order to more closely align the interest of employees with those of our stockholders, the committee approved a one-time grant of stock options to employees which will vest in 3 years. Members of the executive officer group did not receive stock option awards.

     In addition to the above, on December 5, 2008, Midwest issued $84.78 million of preferred stock and warrants to the U.S. Department of the Treasury, under the Capital Purchase Program, or the CPP, enacted under the Troubled Asset Relief Program.
•	As required by the terms of the CPP, our executive officers subject to these rules entered into agreements with Midwest that amended our executive compensation arrangements. These amendments are described below.

•	The compensation committee met with Midwest’s senior risk officers in February 2009 to review Midwest’s incentive compensation arrangements and risks. The risk assessment is described in more detail under “Incentive Compensation Plan CPP Risk Assessment below.”
     Committee Members and Independence
     The compensation committee consists of Monsignor Velo (Chairman), Messrs. Berger, Forrester, Rizza and Rosenquist. The members of the committee are “independent directors” as such term is defined in Rule 4200(a)(15) of the Nasdaq listing standards currently in effect. A copy of the committee charter is available at our website www.midwestbanc.com — About Us — Corporate Info — Governance.
     Committee Meetings
     The committee meets as often as necessary to perform its duties and responsibilities. It held seven meetings during 2008 and has held two meetings so far during 2009. Monsignor Velo works with our chief executive officer and our senior vice president — human resources to establish the meeting agenda. The committee typically meets with these officers, outside counsel and, where appropriate, outside advisors. The committee also meets in executive session without management.
     Many of our compensation decisions relating to 2008 performance were made in the first quarter of 2009. However, our compensation planning process neither begins nor ends with any particular committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluation of management performance, and consideration of the business environment are year-round processes.
     The committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the committee as well as materials that the committee has specifically requested. Depending on the agenda for the particular meeting, these materials may include:
•	calculations and reports on levels of achievement of individual and corporate performance objectives;

•	reports on our strategic objectives and budgets for future periods;

•	information on the executive officers’ stock ownership, option holdings and restricted stock holdings, vested and unvested;

•	information regarding equity compensation plan dilution;

•	estimated values of restricted stock awards;

•	tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement, under the supplemental executive retirement plan or following a change-in-control of Midwest;

•	information regarding compensation programs and compensation levels at study groups of companies identified by our compensation consultant and reviewed and approved by the committee; and

•	reports on our performance relative to peer companies.
     Philosophy and Policies
     We believe that the skills, abilities and commitment of our senior executives are essential to our long-term success and competitiveness. The primary goal of our compensation program is to attract, retain and motivate talented individuals who can assist us in delivering high performance to our stockholders and customers. This philosophy is intended to align the interests of management with those of our stockholders.
     A variety of compensation elements is used to attract, retain and motivate talented individuals who can assist us in delivering high performance to our stockholders and customers. These include:
•	base salary,

•	annual incentives,

•	performance-accelerated restricted stock awards,

•	employment and change-in-control agreements,

•	retirement plans and supplemental executive retirement plans, and

•	welfare benefits.
     The allocation of each component varies by executive and is set to balance appropriately for each executive at-risk pay and fixed compensation. We have developed a compensation philosophy of providing market competitive salaries and incentive awards that, when combined with base salaries, rewards performance that exceeds objectives with above-market total compensation, performance below objectives with below-market total compensation, and performance that meets objectives with at-market total compensation. We accomplish this through annual and long-term incentive awards and provide that the awards vary significantly with performance.
     At the core of our compensation philosophy is our guiding belief that pay should be directly linked to performance. This philosophy has guided many compensation related decisions:
•	A substantial portion of executive officer compensation (33% at target to 44% at maximum in 2008) was contingent on, and variable with, achievement of objective corporate and/or individual performance objectives. No executive officer group member received incentive compensation awards for 2008.

•	We provide performance-accelerated equity awards to improve the relationship between long-term compensation and performance and to align more closely management and stockholders interests.

•	We offer employment agreements and transitional employment agreements to our senior officers which are designed to:

•	mitigate the concerns of change-in-control transactions on key officers allowing them to focus on the business,

•	discourage the adoption of policies that may serve to entrench management over the long-term interests of the stockholders, and

•	protect our business with non-competition or non-solicitation provisions.

•	We offer a supplemental executive retirement plan for the purpose of providing retirement benefits to certain of our senior officers in order to promote a balance between the executive’s retirement compensation and short-term cash compensation encouraging executive retention and long-term careers with our company.
     We also believe that total compensation and accountability should generally increase with position and responsibility. Consistent with this philosophy:
•	Total compensation is higher for individuals with greater responsibility and greater ability to influence our achievement of targeted results and strategic initiatives.

•	As position and responsibility increases, a greater portion of the executive officer’s total compensation is performance-based pay contingent on the achievement of performance objectives.

•	Equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.
     Program Design
     We have developed a compensation program which is comprised of components typically offered to executives by financial institutions similar to us. The committee recognizes that attracting and retaining key executives is critical to our long term success. The committee has set certain guidelines regarding the compensation of our executive officers. Each executive officer is reviewed annually and that officer’s compensation is based on the committee’s assessment of that individual’s contribution to the Company.
     Compensation Decisions Should Promote the Interests of Stockholders
     We believe that compensation should focus management on achieving strong short-term (annual) performance in a manner that supports and ensures our long-term success and profitability. The cash incentive portion of our incentive program is designed to encourage executives to meet annual performance targets while the restricted stock award portion of the incentive program encourages the achievement of objectives on a one year performance cycle, with vesting in three years if the objectives are not met. We believe that restricted stock awards create long-term incentives that align the interest of management with the long-term interests of stockholders.
     Compensation Disclosures Should be Clear and Complete
     We have decided that all aspects of executive compensation should be clearly and comprehensibly disclosed in plain English. We believe that compensation disclosures should provide all of the information necessary to permit stockholders to understand our compensation philosophy, our compensation-setting process and how much our executives are paid.
     Management’s Role in the Compensation-Setting Process
     Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are suggesting business performance targets and objectives; formulating individual performance objectives; evaluating employee performance; and recommending salary levels, cash incentives and restricted stock awards. The senior vice president — human resources and chief executive officer work with Monsignor Velo in establishing the agenda for committee meetings. Management also prepares meeting information for each committee meeting.
     The chief executive officer and the senior vice president — human resources participate in committee meetings at the committee’s request to provide background information regarding our strategic objectives; the chief executive officer’s evaluation of the performance of the senior officers; and compensation recommendations as to the senior officers (other than himself). The chief executive officer does not participate in those portions of the committee meetings where his compensation is reviewed and approved.
     Committee Advisors
     The committee charter grants the committee the sole and direct authority to hire and terminate its advisors and compensation consultants and approve their compensation. These advisors report directly to the committee. Midwest pays the committee’s advisors and consultants. The committee uses the services of a compensation consultant to identify specific study groups of companies and to provide research regarding compensation programs, compensation levels and performance among the companies in the study groups (see discussion below at Benchmarking ).
     The committee engaged The Delves Group to serve as a consultant for 2008 and 2009. The Delves Group has provided consulting services to the committee since 2005. The committee has determined that The Delves Group is independent because it has not performed any other work for Midwest other than providing advice to the committee and has no prior relationship with management. The Delves Group reports directly to the committee but is authorized to communicate with the senior vice president — human resources to obtain information. The Delves Group will not do any work for Midwest except as authorized by the committee.
     During 2008, The Delves Group was engaged to evaluate the effectiveness and structure of our executive compensation programs and practices. This included a market review of competitive compensation levels as well as a review of our annual incentive plan. The committee directed the consultant to design study groups of companies and to provide a research report regarding compensation levels and compensation programs at those companies. The consultant in its report indicated that our base salaries and cash incentive targets were below market. In response thereto, the committee recommended and the board approved adjustments to the base salary levels for our key employees during 2008 and adjusted the payout percentages for cash incentives for the 2009 management incentive plan.
     Participation in Capital Purchase Program
     On December 5, 2008, Midwest completed the sale to the U.S. Treasury of $84.78 million of newly issued non-voting cumulative perpetual preferred shares as part of the Treasury’s Capital Purchase Program, CPP. To finalize Midwest’s participation in the CPP, Midwest and the U.S. Treasury entered into a Letter Agreement, including the Securities Purchase Agreement — Standard Terms. Pursuant to the Securities Purchase Agreement, Midwest sold to the U.S. Treasury the preferred shares and a warrant to purchase 4,282,020 common shares of the Company, at an exercise price of $2.97 per share (subject to certain anti-dilution and other adjustments).
     In the Securities Purchase Agreement, Midwest agreed that, until such time as the U.S. Treasury ceases to own any preferred shares or the warrant, Midwest will (i) take all necessary action to ensure that its benefit plans with respect to its senior executive officers (as defined in the Securities Purchase Agreement) comply with Section 111(b) of Emergency Economic Stabilization Act of 2008, or EESA, as implemented by the U.S. Treasury regulations issued under Section 111(b) of EESA and in effect as of December 5, 2008 (the date of the sale of the preferred shares and the warrant to the Treasury), or the CPP executive compensation rules, and (ii) not adopt any benefit plans with respect to, or which cover, the Company’s senior executive officers that do not comply with EESA.
     On December 5, 2008, the Midwest senior executive officers subject to the CPP executive compensation rules were: James Giancola, J.J. Fritz, JoAnn Lilek, Brogan Ptacin and Kelly O’Keeffe. Prior to December 5, 2008, as required by the Securities Purchase Agreement, the senior executive officers amended their compensation arrangements with Midwest to ensure that these arrangements complied with the CPP executive compensation rules. In these amendments, each officer:
•	agreed that he or she would not be able to receive a golden parachute payment (any payment to a senior executive officer upon his involuntary termination of employment or in connection with any bankruptcy filing, insolvency or receivership of Midwest that equals or exceeds three times his or her average annual salary for the five-year period preceding the officer’s severance from employment) during the period that the U.S. Treasury holds any debt or equity position in Midwest acquired pursuant to the CPP;
•	agreed that all bonus and incentive compensation paid while the U.S. Treasury owns any debt or equity acquired pursuant to the CPP is subject to recovery by Midwest if such payments are based on materially inaccurate financial statements or any other materially inaccurate performance metric; and

•	acknowledged that Midwest’s compensation committee would be reviewing the bonus and incentive compensation arrangements annually to ensure that such arrangements did not encourage the officer to take unnecessary and excessive risks that threaten the value of Midwest.
     Midwest also agreed that it would limit the annual federal tax deduction for compensation paid to each senior executive officer to $500,000.
     As of March 26, 2009, Midwest’s senior executive officers subject to the CPP executive compensation rules are: J.J. Fritz, JoAnn Lilek, Brogan Ptacin, Kelly O’Keeffe and Sheldon Bernstein.
     The American Recovery and Reinvestment Act of 2009, or ARRA, which was passed by Congress and signed by the President on February 17, 2009, retroactively amends the Section 111(b) of EESA and directs the U.S. Treasury to adopt rules amending its CPP executive compensation rules. The ARRA executive compensation standards remain in effect during the period in which any obligation arising from financial assistance provided under the CPP remains outstanding excluding any period during which the U.S. Treasury holds only the Midwest warrant. The ARRA executive compensation standards apply to Midwest’s senior executive officers (as defined in the ARRA), and (in some situations) other employees.
     In general, the executive compensation rules applicable to financial institutions pursuant to EESA, as amended by ARRA, and the interim final rules promulgated thereunder, include the following restrictions, requirements and provisions:
•	prohibition on executive compensation agreements that encourage senior executive officers and certain other highly compensated employees to take unnecessary and excessive risks;

•	recovery of incentive compensation payments paid to senior executive officers and certain other highly compensated employees if such payments are subsequently determined to be based on materially inaccurate financial results;

•	prohibition on making golden parachute payments to senior executive officers and certain other highly compensated employees;

•	limitation on the federal tax deduction for compensation paid to senior executive officers of $500,000.

•	restrictions on paying or accruing any bonus, retention award or incentive compensation to certain highly compensated employees, subject to certain exceptions for (i) amounts payable in long-term restricted stock that does not fully vest until repayment of TARP assistance or (ii) payments required to be made pursuant to written employment contracts executed on or before February 11, 2009;

•	requirement that participating financial institutions establish an independent compensation committee of its board of directors to review, discuss and evaluate employee compensation plans;

•	requirement that participating financial institutions create a company-wide policy regarding excessive or luxury expenditures;

•	requirement that participating financial institutions permit a separate, nonbinding shareholder vote to approve the compensation of executive officers;

•	requirement that the Chief Executive Officer and Chief Financial Officer of the participating financial institution provide a written certification of compliance with certain executive compensation and corporate governance procedures in annual securities filings; and

•	provision allowing U.S. Treasury to review bonuses, retention awards and other compensation paid to senior executive officers before the enactment of ARRA to determine whether any payments were inconsistent with the executive compensation restrictions of EESA, as amended, or TARP were otherwise contrary to the public interest.
     Midwest has agreed that, until such time as the U.S. Treasury ceases to own any of the Company’s debt or equity securities, Midwest will take all necessary actions to ensure that its benefit plans with respect to its senior executive officers and certain other highly compensated officers comply with Section 111(b) of EESA as implemented by any guidance or regulation under EESA.
     In light of these new ARRA and EESA requirements governing executive compensation, the committee has begun a review of existing policies, programs and arrangements and will implement additional or take appropriate steps to modify existing policies, programs and arrangements as necessary to comply with the new regulations, including with respect to 2009 executive compensation.
     Annual Evaluation
     During the first quarter of 2009, the committee evaluated the performance of members of the executive officer group (15 people), in order to determine the cash incentive compensation and their restricted stock awards for 2008. As indicated above, the committee determined that no bonuses (whether in the form of cash, restricted stock or options) would be paid to members of the executive officer group. Adjustments to the base salaries of all senior officers for 2009 were determined in December of 2008. All of these committee actions were subsequently approved by the board of directors.
     Performance Objectives
     In February of 2009, the chief executive officer prepared (at the committee’s request) a series of performance goals for 2009 for himself. At its February meeting, the committee reviewed these performance goals, suggested changes, and approved the basic format, goals and percentages which have been approved by the board of directors.
     For other members of the executive officer group, the process begins with establishing individual and corporate performance objectives during the first quarter of each fiscal year. The committee engages in an active dialogue with the chief executive officer concerning strategic objectives and performance targets and reviews the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. The target measures and the amount of the awards are set on a yearly basis by the committee. The 2009 performance objectives have been finalized.
     Benchmarking
     We do not believe it is appropriate to establish compensation levels primarily based on benchmarking. However, it is our belief that information regarding pay practices at other companies is useful in two respects. First, we recognize that our compensation practices must be competitive in the marketplace especially in light of the competitive nature of the Chicago market. Second, this marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation.
     Accordingly, the committee reviews compensation levels for our named executive officers and other senior officers against compensation levels at the companies in a study group identified by our compensation consultant.

The compensation consultant provided the committee with information regarding compensation programs and compensation levels at the median and 75th percentiles among companies in this study group described below.
     To remain consistent from year to year, the committee currently intends to use this study group (same industry, high growth and geographic) as part of the annual marketplace study. The specific companies included in each group may change based on their size, relevance or other pertinent factors.
     Decisions on compensation levels for members of the executive group are based on the committee’s assessment of each executive’s contribution to our success as well as median competitive market compensation levels determined by the consultant. The review of median competitive data includes both a component-by-component analysis as well as a total compensation review for each of our executive officers. In determining competitive compensation levels, we reviewed survey data for similarly sized financial institutions. Included in the analysis for 2008 awards were data from the following seven Chicago-market peer community banks: Amcore Financial, PrivateBancorp, Taylor Capital Group, First Midwest Bancorp, Inc., Old Second Bancorp, MB Financial, Inc., and Wintrust Financial Corporation. The median asset size of the Chicago-market peer group was $5.2 billion, with an observed range from $2.5 to $10.0 billion.
     Targeted Compensation Levels
     Together with the performance objectives, targeted total compensation levels are established (i.e., maximum achievable compensation) for each of our senior officers. In making this determination, we are guided by the compensation philosophy described above. We also consider historical compensation levels, competitive pay practices at the companies in the study group, and the relative compensation levels among our senior officers. We may also consider industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels.
     Performance Pay
     Under the terms of their employment agreements for 2008, Mr. Giancola and Mr. Fritz were eligible for performance based awards with a range from zero to 70% of their base salaries in cash and the other executive officer group members were eligible for performance based awards ranging from zero to 80% of their base salaries in a combination of cash and stock.
     As targeted total compensation levels are determined, we also determine the portion of total compensation that will be contingent, performance-based pay. Performance-based pay generally includes awards made under our incentive plan for achievement of specified performance objectives. For 2008, no incentive compensation was paid to the executive officers.
     Committee Effectiveness
     The committee reviews, on an annual basis, its performance and the effectiveness of our compensation program in obtaining desired results.
     Base Salary
     We believe that base salaries are a key element in attracting and retaining our management team. We, therefore, target base salaries at the competitive median level for companies of similar size, performance and industry. In determining individual salaries, the committee considers — in addition to market median data and study group data — the scope of the executive’s responsibilities, individual contributions, experience in the position, our financial performance, historical compensation and the relative compensation levels among our executive officers. Salary ranges and individual salaries for executive officers are reviewed annually, and adjusted from time to time to take into account outstanding performance, promotions, and updated competitive information. While there are no specific performance weightings established, salary recommendations are based on performance criteria such as:
•	our financial performance with a balance between long- and short-term growth in earnings, revenue, and asset growth;

•	the executive’s role in development and implementation of long-term strategic plans;

•	responsiveness to changes in the financial institution marketplace; and

•	growth and diversification of the Company.
     The committee also considers the minimum base salaries set for the chief executive officer of the Company (Mr. Giancola during 2008) and chief operating officer of the Bank (Mr. Fritz during 2008) in their employment agreements.
     Set forth below is a table showing the 2009 base salary of each officer who was a named executive officer as of March 31, 2009 and the increase over 2008.
Base Salary

		2009 Base Salary
Name	Title	(Increase Over 2008)
J.J. Fritz	President and Chief Executive Officer	$331,500
		(0)
JoAnn Sannasardo Lilek	Executive Vice President and Chief Financial Officer	343,200
		(13,200)
Brogan M. Ptacin	Executive Vice President, the Bank	277,680
		(10,680)
Kelly O’Keeffe	Executive Vice President, the Bank	243,585
		(9,367)
Sheldon Bernstein	Executive Vice President, the Bank	222,480
		(8,477)
     In setting these base salaries, we considered:
•	the compensation philosophy and guiding principles described above;

•	the experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership;

•	all of the components of executive compensation, including base salary, incentive compensation, including restricted stock awards, retirement and other benefits under the SERP, and other benefits and perquisites;

•	competitive market pay and performance levels;

•	the mix of performance pay to total compensation;

•	internal pay equity among our senior executives;

•	the base salary paid to the officers in comparable positions at companies in the study group, using the median as our point of reference; and

•	the base salary of the chief executive officer of the Company is subject to conditions in his employment agreement.
     The committee believes that increases in future total compensation should be more heavily weighted toward the cash and stock incentive components rather than salary to promote a pay for performance compensation framework.

     Annual Management Incentive Compensation Program
     Annual incentives are paid to motivate and reward exceptional performance for the year. Our management incentive compensation plan provides officers and key employees an opportunity to earn an annual cash incentive compensation and a stock incentive compensation for achieving specified, performance-based goals established for the fiscal year. Awards to executive officers are based upon the committee’s review and discussion with our chief executive officer concerning his evaluation of each executive’s performance during the year relative to specific goals developed at the beginning of the year. These goals are position specific and include a mix of individual, corporate, and — where relevant — business unit measures. These performance objectives allow the named executive officers and other members of the executive officer group to earn a cash and stock incentive compensation (50%/50% mix) up to a specified percentage of their base salary if the Company or their particular business unit achieves established goals.
     The incentive compensation for each of the executive officer group members (except the chief executive officer of the Company and chief operating officer of the Bank during 2008) are recommended by management, and reviewed, revised as appropriate, and approved by the committee and then the board of directors. For 2008, the incentive compensation for our chief executive officer and the chief executive officer of the Bank were recommended by the committee and approved by the board of directors. In reviewing annual incentive awards, the committee takes into account both competitive median annual incentive values as well as the impact of annual incentive awards on total compensation.
     Under our management incentive plan, the amount of incentives (cash and restricted stock) to be awarded for 2008 depended upon an assessment of Company-wide financial performance, business unit or department performance, an assessment of the executive’s individual contribution to Midwest’s performance and a subjective adjustment, if any, by the committee
     Messrs. Giancola’s and Fritz’s incentive awards were determined based upon their achievement of performance goals approved by the committee and the board of directors. Midwest had to meet a minimum earnings per share target of $0.52 for incentives to be paid. Because this target was not met, no incentive awards were made to Messrs. Giancola and Fritz. For all other members of the executive officer group, bonuses were calculated based on Company-wide performance scores (with a 60% weighting assigned to Company-wide performance) and individual performance which may include business unit or department performance (with a 40% weighting assigned to individual performance) and any subjective adjustments.
     For example, if an officer’s target bonus amount was $150,000, and Company-wide performance was scored at 90% and his or her individual performance was scored at 95%, the officer would earn a bonus of $138,000 ($150,000 x ((60% x 90%) + (40% x 95%)), prior to any committee adjustment.
     The threshold, target and maximum amounts that could have been payable to the named executive officers for 2008 are set forth in the Grants of Plan-Based Awards table under “Estimated Possible Payouts under Non-Equity Incentive Plan Awards.” The lower end of the range reflects the fact that we will not always achieve all of our performance objectives. The higher end of the range was established assuming that in some years, Company-wide and business unit or department performance, as well as the contributions of individual officers to that performance, may be extraordinary and exceed our expectations. No discretionary bonuses were awarded for 2008.
     For 2008, the committee introduced into its method for evaluating Company-wide performance an objective, balanced, scorecard approach. Under this approach, the committee selected a balanced set of quantitative measures. Absolute targets were set based upon Company-wide performance including: earnings per share, non-performing assets and the growth of core deposits and loans. Relative targets were set based upon comparing Midwest’s performance relative to local peers. The committee viewed performance in these areas to be most important to the Company’s continued growth and success. Local peer institutions are: Amcore Financial, Inc., First Midwest Bancorp, Inc., MB Financial, Inc., Old Second Bancorp, Inc., PrivateBancorp, Inc., Taylor Capital, Inc., and Wintrust Financial Corp.

     In order for incentive compensation to be paid for Company-wide performance, Midwest had to meet a minimum earnings per share target of $0.52. Because this target was not met, no incentive awards were made for Company-wide performance.
     Taking into account the Company’s performance, the committee did not grant incentive awards to either Mr. Giancola or Mr. Fritz for 2008. For the other named executive officers (and the other members of the executive officer group), the zero Company-wide score meant that they would not receive an incentive award attributable to Company-wide performance and that the award, if any, would be entirely dependent on business unit or department performance and individual performance.
     Due to Midwest’s performance in 2008, the committee determined that other named executive officers and all of the other executive officer group members would not receive incentive awards for 2008.
     Incentive awards were made to other employees based upon the business unit or department performance and individual performance. This resulted in a 2008 incentive award payout equal to 47% of the 2007 incentive award payouts and only 43% of the 2008 targeted payout amount. In addition, the committee decided to award stock options to certain employees except for the executive officer group members.
     Ms. Lilek received a stock award in 2008 as an inducement to accept employment with Midwest. Her award is described in the compensation tables below.
     The targeted levels of maximum incentive compensation as a percentage of base salary for 2008 for the named executive officers are specified below.

	Incentive	Incentive	Incentive
	Compensation at	Compensation at	Compensation at
	Threshold	Target Performance	Outstanding
Executive Officer	Performance Level(3)	Level	Performance Level
J. J. Fritz(1)	—	—	70%
Joann Sannasardo Lilek(2)	—	46%	80%
Brogan M. Ptacin(2)	—	46%	80%
Kelly O’Keeffe(2)	—	46%	80%
Sheldon Bernstein(2)	—	46%	80%
James Giancola(1)	—	—	70%

(1)	The incentive compensation ranges for Messrs. Fritz and Giancola for 2008 were set pursuant to their employment agreements and range between zero to 70%. They were also eligible for stock awards as approved by the committee.

(2)	The named executive officers are eligible to receive incentive compensation (50% cash; 50% performance-accelerated restricted stock) up to the specified percentage of their base salary if Midwest and/or their business unit, as applicable, achieve specific performance objectives. If the performance exceeds the threshold level but is less than the target level, the incentive compensation is prorated, and if performance exceeds the target level but is less than the outstanding level, the incentive compensation is prorated. The incentive compensation for these individuals is determined partly by reference to the results achieved by Midwest and partly by the results achieved by the divisions that they lead. The objectives for individual divisions are set at different levels.

(3)	There is no threshold performance level established in the incentive plan.
     On February 23, 2009, the compensation committee approved the Midwest 2009 management incentive plan, or the 2009 Plan, and recommended approval to the board of directors of Midwest. On February 24, 2009, the board of directors of Midwest approved the 2009 Plan. The 2009 Plan provides employees an opportunity to earn annual cash incentive compensation for achieving specified, performance-based goals established for the fiscal year. These goals are position specific and include a mix of corporate, individual, and where relevant, business unit measures. The performance objectives allow the employee to earn cash incentive compensation up to a specified percentage of his or her base salary. Two criteria must be met to earn an incentive payment. First, established corporate goals relating to earnings per share, core deposit and fee income growth must be met for the 2009 Plan to fund, and second, the employee must achieve his or her individual performance goals. Awards to executive officer group members may be made only if earnings exceed budgeted earnings per share and other specific goals are achieved. If earnings exceed budgeted earnings per share and other specific goals are achieved, executive awards will be based upon the compensation committee’s review and discussion with Midwest’s chief executive officer concerning his evaluation of each executive’s performance during the year relative to specific goals developed at the beginning of the year. The primary corporate goals for the Plan in 2009 include earnings per share, core deposit growth and fee income growth.
     The plan applies to various executive officers of Midwest including: JoAnn Lilek, executive vice president and chief financial officer of Midwest; Brogan Ptacin — executive vice president of Midwest Bank; Kelly O’Keeffe — executive vice president of Midwest Bank; and Sheldon Bernstein — executive vice president of Midwest Bank.
     The incentive award for J.J. Fritz, president and chief executive officer of Midwest, is governed by his employment agreement. The employment agreement provides that he will be eligible for a performance based incentive bonus in accordance with mutually agreed upon goals and objectives established by the board of directors. On February 24, 2009, the board of directors of Midwest, acting on the recommendation of the compensation committee, approved Mr. Fritz’s 2009 performance goals. The amount of the bonus to be awarded to him will depend upon the extent to which these performance goals are met. These performance goals will be based primarily on the achievement of target goals relating to financial and operational targets, including, among others, earnings per share, budgeted financial performance, risk management, improved credit quality, and maintaining good regulatory relations with sufficient capital to insure safety and soundness while supporting the longer-term, strategic goals of Midwest. The compensation committee will determine to what extent the performance goals have been satisfied. The committee will then recommend to the board of directors the amount of the bonus to be paid to Mr. Fritz.
     Equity Based Compensation
     We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to officers and other key management personnel with gains realized by the stockholders. We have elected to use performance-accelerated restricted stock awards as our equity compensation vehicle.
     In 2005 with the assistance of the consultant, the committee designed a performance-based, executive long-term incentive program. Under this program, the committee decided to award a mix of performance-accelerated options and performance-accelerated restricted stock. The intention was to encourage employees to create stockholder value through both the prospect of higher stock values anticipated from achieving performance goals and the vesting structure which encourages employees to achieve the performance goals as soon as possible. This program was also intended to both ensure a closer alignment between long-term compensation and performance, and reduce the dilutive impact to stockholders of service vested equity grants.
     During 2006 and 2007, the timing of equity award vesting was determined by performance on two measures: earnings per share and return on assets. For 2006 and 2007 performance, the committee and the board elected to award only performance accelerated restricted stock. If the performance targets were met, the awards would vest in three years; if not, the awards would vest in five years. The performance targets for 2006 and 2007 were not met.
     When initially setting incentive awards granted in January 2008 for performance in 2007, the committee determined that the incentive awards would be made in the form of cash (50%) and performance-accelerated restricted stock awards (50%). The committee also determined that the timing of vesting for these restricted stock awards would be based on one performance measure: earnings per share for 2008. The awards would vest in approximately three years if the performance target was met and in five years if it was not met. The 2008 performance measure was not met so these awards will vest in 2013.
     When setting incentive awards to be granted in 2009 for performance in 2008, the committee determined that awards would be made in the form of cash and restricted stock awards. These restricted stock awards will vest in three years. The committee also determined that in order to more closely align the interest of employees with those of our stockholders, the committee approved a one-time grant of stock options to employees which will vest in three years.
     The committee developed guidelines, set forth below, in awarding equity based compensation:

•	To promote closer alignment between long-term compensation and performance, equity awards will be performance based.

•	The amount of shares available for awards to employees should equal a target maximum percentage consistent with comparable group medians (in most situations) and should not exceed 12-13%.

•	Awards in any given year (absent unusual circumstances) should not exceed 1.5% of the issued and outstanding shares of our common stock.

•	Outstanding awards of restricted stock (absent unusual circumstances) should not exceed 5% of the issued and outstanding shares of our common stock.

•	As part of its philosophy, the committee is opposed to equity plans that contain evergreen features (automatic yearly increases of shares covered by the plan) or permit repricing of previously granted awards.
     For 2008, no incentive compensation awards (whether in the form of cash, restricted stock or options) were made to the members of the executive officer group (15 people).
     Variable Performance-Based Pay as a Percentage of Potential Compensation
     We place great emphasis on variable performance-based compensation. However, because no incentive awards were made to executive officers for 2008, none of their 2008 compensation was variable-performance based.
     Severance Arrangements
     None of our named executive officers has any arrangement that provides for payment of severance payments except as may be provided in their employment or transitional employment agreements discussed below, under the captions “Employment Agreements” and “Transitional Employment Agreements”. We do offer a severance program in which all eligible employees participate that does not discriminate in favor of the senior officers, including the named executive officers. Severance arrangements are subject to the CPP executive compensation rules described under “Participation in the Capital Purchase Program” above.
     Employment Agreements and Transitional Employment Agreements
     When reviewing compensation matters and developing compensation packages for executive officers during 2008, the committee takes into consideration that the Company and certain of its subsidiaries have entered into an employment agreements with Messrs. Giancola and Fritz and transitional employment agreements with each of the other named executive officers and certain other officers. For a discussion of these agreements, “Executive Compensation” as described under “Participation in Capital Program” above, “Employment Agreements” and “Transitional Employment Agreements”. Under our employment agreements and our transitional employment agreements with the other named executive officers, the executive officers are entitled to receive certain payments upon a change-in-control. Our stock plan provides that upon a change in control (as defined in the plan) all unvested stock options and restricted stock awards shall immediately become vested. For a discussion of post-employment termination payments, see “Executive Compensation” as described under “Participation in Capital Program” above and “Potential Payments Upon Termination of Employment or Change-in-Control.”
     Supplemental Executive Retirement Plan and Retirement Benefits
     The committee also considers that we have implemented a supplemental executive retirement plan, the SERP, for the purpose of providing retirement benefits to certain officers of the Company and its subsidiaries. The annual retirement benefit available under the SERP is calculated to range from 20% to 35% of final salary (as defined in the SERP agreement) at normal retirement age of 65 and is payable over 15 years. For a further discussion of the SERP, see “Supplemental Executive Retirement Plan”. The amounts accrued for the benefit of the named executive officers for 2008 are set out in column (h) of the “Summary Compensation Table”.

     401(k) Plan
     We offer a 401(k) salary reduction plan to almost all of our employees under which participants may elect to make tax deferred contributions. We contribute 1% more than the employee’s contribution up to a maximum of 5% (e.g., if the employee contributes 3% of his salary, we contribute an amount equal to 4% of the employee’s salary). The amounts contributed to the plan for the benefit of the named executive officers for 2008 are set out in column (i) of the “Summary Compensation Table”.
     Employee Stock Purchase Plan
     The board of directors, based upon a recommendation from the compensation committee, approved the Midwest Employee Stock Purchase Plan in 2008. The plan is offered to employees in order to encourage and facilitate the purchase of shares of Company common stock by our employees by offering shares at a discount to the market price. Employees will be permitted to purchase the common stock through accumulated payroll deductions. We believe that the acquisition of shares of our common stock by employees allows us to offer additional incentives to existing employees and to attract and retain key personnel.
     Additional Benefits
     Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. In addition, certain executive officers receive certain other additional perquisites that are described in column (i) of the Summary Compensation Table. The committee requested that Midwest disclose all perquisites provided to the executives shown in the table even if the perquisites fall below the disclosure thresholds under SEC rules.
     Incentive Compensation Plan CPP Risk Assessment
     The CPP executive compensation rules require that Midwest’s compensation committee, within 90 days following the December 5, 2008 (the closing of Midwest’s participation in the CPP), perform a review of Midwest’s incentive compensation programs with Midwest’s senior risk officers to ensure that the programs do not encourage the senior executive officers subject to the CPP executive compensation rules to take unnecessary or excessive risk that threaten the value of Midwest.
     Midwest’s only incentive compensation program available to its executive officer group (15 people in total) is its management incentive plan. Cash and restricted stock awards have been made to the plan participants in 2005, 2006 and 2007 based upon their performance and that of Midwest. In 2008, no awards were made under the plan to the members of the executive officer group. The 2009 plan provides that no payments will be made to the chief executive officer or any other executive officer group member unless earnings exceed targeted earnings per share. If earnings exceed targeted earnings per share, incentives will be paid on a graduated percentage of excess earnings not to exceed an amount equal to 75% of the management incentive plan’s customary target payout level.
     The compensation committee met with Midwest’s senior risk officers in February 2009 to identify any features of the Midwest’s incentive compensation plan that would encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of Midwest.
     The compensation committee reviewed the incentive compensation plan design features as part of its assessment. The features that were reviewed included the “mix” of salary and incentive compensation, the incentive compensation performance measures themselves, the relationship between the performance measures and the corresponding incentive payouts and the use of equity in incentive awards.
     With respect to the plan, the committee believed that incentive goals (earnings per share, core deposit growth and fee income growth) had been set at achievable, yet challenging, levels. The committee also concluded that the payment of a portion of the incentives in cash was appropriate and consistent with past practices and market practice. The committee also noted that it had exercised downward discretion for incentive payments on an informal basis for 2008 as the committee deemed appropriate based on the circumstances.

     With respect to the features of Midwest’s long-term incentive plan, the compensation committee concluded that the “mix” of restricted stock unit awards and stock options was appropriate since there are advantages and disadvantages to every form of equity award. The committee also concluded that the earnings target was in the best long-term interests of stockholders, and that it did not encourage senior executive officers to take unnecessary or excessive risks through short-term actions that could influence stock price.
     The committee concluded that none of the features of the management incentive plan encourages executive officers to take unnecessary and excessive risks that could threaten Midwest’s value. The committee intends to undertake this review at least twice a year.
     Compensation Policies
     Set forth below is a discussion of other policies that impact our compensation decisions.
     Internal Pay Equity
     We believe that internal equity is an important factor to be considered in establishing compensation for the officers. We have not established a policy regarding the ratio of total compensation of the chief executive officer to that of the other officers, but we do review compensation levels to ensure that appropriate equity exists. We intend to continue to review internal compensation equity and may adopt a formal policy in the future if we deem such a policy to be appropriate.
     The Tax Deductibility of Compensation Should be Maximized Where Appropriate
     Midwest generally seeks to maximize the deductibility for tax purposes of all elements of compensation. Section 162(m) of the Internal Revenue Code, the Code, generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million. We review compensation plans in light of applicable tax provisions, including Section 162(m) and Section 409A of the Code, and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it to be in the best interests of Midwest.
     The committee will continue to evaluate the impact of Section 162(m) and Section 409A and to consider compensation policies and programs appropriate for an organization of the Company’s size and history in an effort to address the potential impact. The committee may determine that it is appropriate to continue to compensate an executive above the 162(m) limit for various reasons, including in circumstances of outstanding corporate or executive achievement.
     As a result of our participation in CPP, we agreed to be subject to amendments to Section 162(m) which limit the deductibility of all compensation, including performance based compensation, to $500,000 per executive with respect to any taxable year during which the U.S. Treasury retains its investment in Midwest. CPP executive compensation rules provide for application of the $500,000 limitation on a pro rata basis with respect to calendar years during which the U.S. Treasury held its investment for less than the full year, as was the case in 2008 when the U.S. Treasury held the investment for less than one month.
     When our board of directors determined to participate in CPP, it was aware of, factored into its analysis and agreed to, the potential increased after-tax cost of our executive compensation program that would arise because of the $500,000 deduction limitation. As a result, while the committee will remain mindful of the deduction limitation, it has concluded that the $500,000 deduction limitation will not be a significant factor in its decision-making with respect to the compensation of our executive officers.
     Financial Restatement
     It is the board of directors’ policy that the compensation committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.
     In addition, under the CPP we must condition the payment of bonus and incentive compensation paid to the senior executive officers based on financial statements or financial performance to repayment if such financial statements or performance figures later prove to be materially inaccurate. ARRA expands this rule so that it applies to the five senior executive officers and the next twenty highest paid employees.
     Timing of Stock Option Grants and Restricted Stock Awards
     Midwest has adopted a policy on stock option grants and restricted stock awards that includes the following provisions relating to the timing of the award:
•	Except for inducement grants for new executives, we determined all restricted stock awards and stock option grants at a compensation committee meeting held during the first quarter of 2009.

•	Midwest executives do not have any role in selecting the grant date.

•	The grant date of the stock options and restricted stock is always the date of approval of the grants (unless a later date is determined by the committee).
Summary Compensation Table
     The following table discloses information concerning the compensation of the named executive officers during the years ending December 31, 2008, 2007 and 2006.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
Name and Principal	Year			Stock Awards	Awards	Compensation	Earnings	Compensation
Position(s)	(b)	Salary ($)(c)	Bonus ($)(d)	($)(e)(1)	($)(f)(2)	($)(g)(3)	(4)(h)	($)(f)(4)	Total ($)(j)
J.J. Fritz(5)	2008	$331,500	$—	$86,021	$—	$—	$402,908	$81,700	$902,129
President and Chief Operating	2007	315,000	—	809,994	—	64,981	115,497	81,174	1,386,646
Officer, Midwest Bank	2006	144,231	—	400,863	—	132,000	—	21,163	698,257
JoAnn Sannasardo Lilek(6)	2008	253,846	—	47,375	—	—	17,489	1,285	319,995
Executive Vice President and	2007		—	—	—	—	—	—	—
Chief Financial Officer	2006	—	—	—	—	—	—	—	—
Brogan M. Ptacin(5)	2008	243,952	—	147,374	—	—	20,631	40,684	452,641
Executive Vice President,	2007	225,750	—	146,942	—	55,000	25,830	41,061	494,583
Midwest Bank	2006	103,365	—	111,250	—	55,000	—	12,381	281,996
Kelly J. O’Keeffe(5)	2008	234,216	—	139,196	—	—	38,059	40,418	541,889
Executive Vice President,	2007	223,063	—	136,943	—	40,000	25,830	43,410	469,246
Midwest Bank	2006	103,365	—	111,250	—	45,000	—	11,668	271,283
Sheldon Bernstein	2008	212,003	—	24,465	3,143	—	66,499	19,856	325,966
Executive Vice President,	2007	203,849	—	26,937	3,143	35,000	59,564	16,244	344,737
Midwest Bank	2006	194,142	—	16,192	5,500	45,000	53,218	75,158	389,210
James J. Giancola*	2008	601,500	—	842,439	—	—	222,170	483,210	2,149,319
Former President and Chief	2007	585,000	—	859,256	—	129,960	245,870	119,546	1,939,632
Executive Officer	2006	560,000	—	921,265	—	250,000	218,871	86,158	2,036,294
Daniel R. Kadolph*	2008	109,184	—	8,225	786	—	8,110	155,150	281,455
Former Executive Vice President and	2007	181,563	—	22,216	1,571	20,000	14,571	16,276	256,197
Chief Financial Officer	2006	164,460	—	12,953	2,750	25,000	13,052	75,880	294,095

*	Mr. Giancola served as president and chief executive officer of Midwest during 2008. Mr. Fritz replaced him in these positions on January 29, 2009. Mr. Kadolph served as executive vice president and chief financial officer until February 12, 2008. He served as executive vice president and chief administrative officer until July 7, 2008. Payments made to Mr. Kadolph reflect his compensation through July 7, 2008 and his severance payments thereafter.

(1)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006, in accordance with FAS 123(R) of restricted stock awards and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 20 — Stock Compensation and Restricted Stock Awards to our audited financial statements for the fiscal year ended December 31, 2008, included in our annual report on Form 10-K filed with the SEC on March 11, 2009.

(2)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006, in accordance with FAS 123(R), of stock option awards and thus includes amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in Note 20 — Stock Compensation and Restricted Stock Awards to our audited financial statements for the year ended December 31, 2008, included in our annual report on Form 10-K with the SEC on March 11, 2009.

(3)	The amounts in column (g) reflect the cash awards to the named individuals under our management incentive compensation plan, which is discussed in further detail under the heading “Annual Management Incentive Compensation Program” above.

(4)	The following tables provide information related to column (i) — All Other Compensation (automobile allowance, club membership fees, matching contributions to our 401(k) plan, health club, and insurance expenses (long-term disability).

	2008
				Restricted
	Auto			Stock
	Allowance	Club Fees	401(k)	Dividends	Health Club	Insurance	Other
J. J. Fritz	$7,455	$19,470	$16,575	$28,122	$1,416	$—	$8,662
JoAnn Sannasardo Lilek	—	—	635	650	—	—	—
Brogan M. Ptacin	1,750	10,436	12,198	14,920	1,380	—	—
Kelly J. O’Keeffe	2,475	9,989	11,711	13,863	1,380	—	1,000
Sheldon Bernstein	4,749	—	10,600	3,278	300	929	—
James J. Giancola	2,633	6,875	21,515	36,088	300	—	415,799	*
Daniel R. Kadolph	2,269	—	5,459	2,354	300	474	144,294

	2007
				Restricted
	Auto			Stock
	Allowance	Club Fees	401(k)	Dividends	Health Club	Insurance	Other
J. J. Fritz	$6,918	$22,242	$15,750	$33,540	$1,224	$—	$1,500
JoAnn Sannasardo Lilek	—	—	—	—	—	—	—
Brogan M. Ptacin	1,878	9,846	11,288	16,749	1,300	—	—
Kelly J. O’Keeffe	3,135	11,565	11,153	16,257	1,300	—	—
Sheldon Bernstein	3,191	—	10,192	1,632	300	929	—
James J. Giancola	2,562	39,200	21,350	54,634	300	—	1,500
Daniel R. Kadolph	5,383	—	7,888	1,861	300	844	—

	2006
				Restricted
	Auto			Stock
	Allowance	Club Fees	401(k)	Dividends	Health Club	Insurance	Other
J. J. Fritz	$4,988	$1,064	$—	$7,211	$7,800	$100	$—
JoAnn Sannasardo Lilek	—	—	—	—	—	—	—
Brogan M. Ptacin	989	2,737	—	4,755	3,900	—	—
Kelly J. O’Keeffe	1,450	1,150	—	5,168	3,900	—	—
Sheldon Bernstein	3,239	—	60,855	8,656	1,250	300	858
James J. Giancola	2,616	2,910	—	20,592	59,740	300	—
Daniel R. Kadolph	4,600	—	61,250	7,939	1,000	300	791

*	Midwest has determined it made an error in the original W-2 reporting for James J. Giancola relating to restricted stock awards vesting in 2005, 2006 and 2007. It failed to include income related to the vesting of restricted stock in Mr. Giancola’s W-2s which resulted in the failure to report non-cash income that should have been included in the W-2s. Due to these reporting failures, Midwest did not withhold sufficient funds from Mr. Giancola’s compensation or pay such funds as withholding to federal and state taxing authorities, which have now been paid. Midwest has paid $415,799 to Mr. Giancola to settle this matter.

**	In 2006, we amended our officers’ personal day policy (which had allowed officers to accumulate their personal days and to be paid for them upon termination of the officer’s employment). As part of these revisions, we distributed the funds accrued under the plan to the officer participants.

(5)	2006 compensation was from July 1, 2006 to December 31, 2006. Mr. Fritz’s compensation in column (h) reflects the fact that he vested in his SERP during 2008.

(6)	2008 compensation was from March 17, 2008 to December 31, 2008.
Grants of Plan-Based Awards
     The following table presents information relating to non-stock grants of incentive plan awards, stock based incentive plan awards and awards of options, restricted stock and similar instruments under plans that are performance based which were granted in 2008.
     The table also shows the equity based compensation awards granted in 2008 that are not performance based where the payout or future value is tied to the Company’s stock price and not to other performance criteria. We did not grant any stock options to the named executive officers during 2008.

     The awards described below (f) — (h) were made in 2008 based upon 2007 performance. No awards were made for 2008 performance.

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payouts Under						Number	Number of	or Base	Value of
		Non-Equity Incentive Plan			Estimated Future Payouts Under			of Shares	Securities	Price of	Stock and
		Awards(1)			Equity Incentive Plan Awards(1)			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name(a)	Date (b)	($) (c)	($) (d)	($) (e)	(#) (f)	(#) (g)	(#) (h)	(#) (i)	(#) (j)	($/Sh) (k)	(l)
J. J. Fritz	3/10/08	$ —	$—	$232,050	$ —	$—	$—	—	—	—	—
JoAnn Sannasardo Lilek	3/10/08	—	75,900	132,000	—	54,214	94,286	—	—	—	—
Brogan M. Ptacin	3/10/08	—	61,410	106,800	—	43,864	76,286	—	—	—	—
Kelly J. O’Keeffe	3/10/08	—	53,870	93,687	—	38,479	66,919	—	—	—	—
Sheldon Bernstein	3/10/08	—	48,761	84,801	—	34,829	60,572	—	—	—	—
James J. Giancola	3/10/08	—	—	421,050	—	—	—	—	—	—	—

(1)	Amounts in columns (c)-(e) represent possible payouts under the incentive plan for 2008 while shares listed in columns (f)-(h) represent restricted stock awards under the incentive plan awarded in 2008 for 2007 performance. For a discussion of our incentive plan awards, see “Annual Management Incentive Compensation Program.”
Outstanding Equity Awards At Fiscal Year-End
     The following table summarizes for each named executive officer the information regarding outstanding stock and option awards at December 31, 2008.

	Option Awards					Stock Awards
										Equity
										Incentive
										Plan
										Awards:
										Market or
			Equity						Equity	Payout
			Incentive Plan						Incentive	Value of
			Awards:					Market	Plan Awards:	Unearned
		Number of	Number of			Number of		Value of	Number of	Shares,
	Number of	Securities	Securities			Shares or		Shares or	Unearned	Units or
	Securities	Underlying	Underlying			Units of		Units of	Shares, Units	Other
	Underlying	Unexercised	Unexercised	Option		Stock That		Stock that	or Other	Rights
	Unexercised	Options (#)	Unearned	Exercise	Option	Have Not		Have Not	Rights that	That Have
	Options (#)	Unexercisable	Options	Price ($)	Expiration	Vested (#)		Vested ($)	Have Not	Not Vested
Name(s)	Exercisable (b)	(c)(2)	(#)(d)	(e)	Date (f)	(g)(2)		(h)(1)	Vested (#)(i)	($)(j)
J. J. Fritz	—	—	—	—	—	11,902	(3)	16,663	—	—
J. J. Fritz	—	—	—	—	—	6,000	(3)	8,400	—	—
J. J. Fritz	—	—	—	—	—	9,163	(3)	12,828	—	—
JoAnn Sannasardo Lilek	—	—	—	—	—	5,000	(4)	7,000	—	—
Brogan M. Ptacin	—	—	—	—	—	30,000	(5)	42,000	—	—
Brogan M. Ptacin	—	—	—	—	—	2,947	(5)	4,126	—	—
Brogan M. Ptacin	—	—	—	—	—	7,964	(5)	11,150	—	—
Kelly J. O’Keeffe	—	—	—	—	—	30,000	(6)	42,000	—	—
Kelly J. O’Keeffe	—	—	—	—	—	1,684	(6)	2,358	—	—
Kelly J. O’Keeffe	—	—	—	—	—	5,792	(6)	8,109	—	—
Sheldon Bernstein	3,000	—	—	10.75	4/14/09	—		—	—	—
Sheldon Bernstein	5,928	—	—	9.09	1/28/10	—		—	—	—
Sheldon Bernstein	15,000	—	—	8.83	8/2/10	—		—	—	—
Sheldon Bernstein	15,000	—	—	10.21	3/29/11	—		—	—	—
Sheldon Bernstein	15,000	—	—	14.90	3/27/12	—		—	—	—
Sheldon Bernstein	5,000	—	—	22.03	7/1/14	—		—	—	—
Sheldon Bernstein	—	4,000	—	19.43	7/1/15	—		—	—	—
Sheldon Bernstein	—	—	—	—	—	2,500	(7)	3,500	—	—
Sheldon Bernstein	—	—	—	—	—	2,526	(7)	3,536	—	—
Sheldon Bernstein	—	—	—	—	—	5,068	(7)	7,095	—	—
James J. Giancola	—	—	—	—	—	30,000	(8)	42,000	—	—
James J. Giancola	—	—	—	—	—	29,316	(8)	41,042	—	—
James J. Giancola	—	—	—	—	—	11,000	(8)	15,400	—	—
James J. Giancola	—	—	—	—	—	18,326	(8)	25,656	—	—

(1)	Market values are based on the closing price of our common stock ($1.40) on December 31, 2008 (the last trading day of 2008) as reported by Nasdaq.

(2)	Unvested options and restricted stock awards vest following a change-in-control.

(3)	11,902 shares vest on July 1, 2011; 6,000 shares vest on December 29, 2011 and 9,163 shares vest on January 28, 2013.

(4)	5,000 shares vested on March 17, 2009.

(5)	30,000 shares vest on July 1, 2011; 2,947 shares vest on December 29, 2011 and 7,964 shares vest on January 28, 2013.

(6)	30,000 shares vest on July 1, 2011; 1,684 shares vest on December 29, 2011 and 5,792 shares vest on January 28, 2013.

(7)	2,500 shares vest on July 1, 2010; 2,526 shares vest on December 29, 2011 and 5,068 shares will vest on January 28, 2013.

(8)	30,000 shares vested on January 1, 2009. The remaining shares will be forfeited on March 30, 2009 when Mr. Giancola’s employment with Midwest ends.
Option Exercises and Stock Vested in Last Fiscal Year
     The following table summarizes for each named executive officer the number of shares acquired and amounts received upon exercise of options and vesting of restricted stock for the year ended December 31, 2008.

	Option Awards		Stock Awards
Number of
	Shares Acquired	Value Realized	Number of	Value Realized
	on Exercise (#)	on Exercise ($)	Shares Acquired	on Vesting ($)
Name(a)	(b)	(c)(1)	on Vesting (#) (d)	(e)(2)
J. J. Fritz	—	—	—	—
JoAnn Sannasardo Lilek	—	—	—	—
Brogan M. Ptacin	—	—	—	—
Kelly O’Keeffe	—	—	—	—
Sheldon Bernstein	—	—	—	—
James J. Giancola	—	—	30,000	360,000
Daniel R. Kadolph	—	—	—	—

(1)	The amount represents the aggregate amount realized determined by subtracting the exercise price of the options from the market price on the date the options were exercised.

(2)	The amount represents the aggregate amount realized determined by multiplying the number of shares by the market value as of the vesting date.
Pension Benefits Table
     The following table sets forth for each named executive officer the specified years of credited service and the estimated present value of accumulated benefits under our supplemental executive retirement plan. The benefits information regarding the supplemental executive retirement plans can be found under the heading “Supplemental Executive Retirement Plan” below.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated	Last Fiscal Year
Name(a)	Plan Name (b)	(#) (c)	Benefit ($) (d)	($) (e)
J. J. Fritz	SERP	3	571,385	—
JoAnn Sannasardo Lilek	SERP	—	17,489	—
Brogan M. Ptacin	SERP	3	58,310	—
Kelly O’Keefe	SERP	3	75,738	—
Sheldon Bernstein	SERP	8	441,477
James J. Giancola(1)	SERP	4	686,911	—
Daniel R. Kadolph(2)	SERP	8	—	—

(1)	Mr. Giancola’s employment with Midwest ended on March 30, 2009. Under the terms of his SERP, he is entitled to receive a yearly early retirement benefit of $105,263 for 15 years.

(2)	Mr. Kadolph’s employment with Midwest ended on July 7, 2008. He is fully vested in the early termination benefit under his SERP.
Nonqualified Deferred Compensation
     The named executive officers did not receive any non-tax qualified deferred compensation that Midwest is obligated to pay during 2008.
Equity Compensation Plan Information as of December 31, 2008

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants, and Rights	Warrants, and Rights	Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	959,272	15.50	1,881,507
Equity compensation plans not approved by security holders	30,000	18.71	—
Total	989,272	15.60	1,881,507

(1)	The Company’s Stock and Incentive Plan permits 3,900,000 shares for issuance as either incentive stock options, nonqualified stock options, or restricted shares. As of December 31, 2008, 980,516 options were exercised.
Employment Agreements
     Employment Agreement with Roberto R. Herencia. Effective May 15, 2009, Mr. Herencia was appointed president and chief executive officer of Midwest and the Bank as well as to the board of directors of Midwest and the Bank. At that time, Mr. Fritz, the then-current president and chief executive officer of Midwest and the Bank, became senior executive vice president of Midwest.
     Mr. Herencia entered into an employment agreement with Midwest and the Bank, pursuant to which he receives a base salary of $500,000 per year. Upon the termination of Mr. Herencia’s employment, he will be entitled to (i) payment of any earned but unpaid base salary accrued through and including the date of termination; (ii) payment of any earned but unpaid annual bonus from a prior fiscal year, (iii) payment of accrued paid time off; (iv) reimbursement of any unreimbursed business expenses, incurred prior to the date of termination, plus (v) any vested benefits accrued under Midwest’s employee benefits through the date of termination (collectively (i)-(v) being the “Accrued Compensation”).

     Mr. Herencia may terminate his agreement for good reason (as defined in the agreement). If Mr. Herencia is terminated without cause or terminates his employment for good reason, he shall, in addition to his Accrued Compensation, be entitled to his base salary for a period of twelve months following the date of termination, plus continuation of medical, dental and vision coverage at active employee rates for that same period. In addition, he shall become fully vested in certain restricted stock awards outstanding at that time as contemplated by the agreement (the “RSA Award”). To the extent that Section 111 of EESA and the rules and regulations promulgated thereunder as amended by Section 7001 of ARRA and the rules and regulations to be promulgated thereunder limit Midwest’s ability to pay such payments and benefits or to allow the vesting of the RSA Award, such payments and benefits will be paid and/or provided (and the RSA Award will vest) at such time as they are permitted under EESA and ARRA.
     Mr. Herencia has agreed that for a one-year period following the termination of his employment, he will not solicit employees of Midwest or customers of Midwest.
     Employment Agreement with J. J. Fritz. On May 6, 2009, the Company announced that J.J. Fritz, the Company’s then-current president and chief executive officer of the Company and the Bank, would become senior executive vice president of the Company on May 15, 2009. Additionally, Mr. Fritz resigned as a director of the Company and the Bank effective May 15, 2009. Also, on May 15, 2009, the Company entered into a new employment agreement with Mr. Fritz terminating his old agreement.
     Under the new agreement, Mr. Fritz will receive a base salary of $331,500 per year until May 14, 2012. His base salary did not change. His old agreement terminated on November 1, 2010 and provided him with an option at that date to receive a lump-sum payment equal to one year’s base salary.
     As provided in his old agreement, the new agreement requires the Company to provide Company-paid health insurance coverage, to be no less comprehensive than the health insurance coverage provided to all other employees, for Mr. Fritz and his spouse until such time as he and his spouse reach age sixty-five or such later date as necessary for Medicare eligibility.
     In the event that Mr. Fritz’s employment is terminated by the Company prior to May 14, 2012, unless such termination by the Company is for cause (as defined in the agreement), Mr. Fritz shall continue to receive the compensation and benefits as provided in the agreement until May 14, 2012. In the event Mr. Fritz is terminated for cause or he terminates his employment for any reason, the Company shall have no obligation to make any payment to him under the agreement other than an amount equal to his base salary on a prorated basis to the date of termination.
     Mr. Fritz has agreed to comply with certain non-solicitation and non-compete provisions for a one-year period from the last day on which he receives a timely payment of his base salary (the “Restriction Period”).
     Because of the Company’s participation in the EESA Programs, Mr. Fritz and the Company have agreed to amend the agreement if, and as may be, required by the regulatory guidance issued pursuant to the EESA and the ARRA. In this regard, the agreement, as amended, shall impose the minimum level of limitations on payments under the agreement as are required to permit the Company to comply with the limitations on executive compensation under the EESA Programs.
     If any amounts or benefits due or payable pursuant to the agreement are not payable during the period the Company participates in the EESA Programs, the Company’s obligations, absent such restrictions, shall continue, and all payments and benefits which would otherwise have been paid or provided shall be immediately paid and provided as soon as legally permissible. The Company, however, shall not be obligated to make such payments or provide such benefits if it is prohibited from doing so by EESA or ARRA or the rules and regulations issued, or to be issued, thereunder.
     Agreement with JoAnn Sannasardo Lilek. On February 15, 2008, Midwest announced that JoAnn S. Lilek had been appointed to serve as executive vice president and chief financial officer of the Company effective March 17, 2008. Ms. Lilek has entered into a letter agreement with Midwest concerning the terms of her employment which provide that: (i) her salary will be $330,000 per year for 2008; (ii) she will receive an award of

5,000 restricted shares of Company common stock which vested on March 17, 2009 because she was still employed by Midwest; (iii) she will be eligible to participate in Midwest’s management incentive plan and stock and incentive plan; and (iv) she will be eligible to receive one year of severance if she is terminated without cause. The Company has entered into a Transitional Employment Agreement with Ms. Lilek and she will participate in Midwest’s supplemental executive retirement plan
Transitional Employment Agreements
     The Company and certain subsidiaries of the Company have entered into separate transitional employment agreements with certain of the named executive officers (Ms. Lilek and Messrs. Ptacin, O’Keeffe and Bernstein) and certain other officers of the Company’s subsidiaries. The agreements are designed to mitigate the impact of change-in-control transactions on the performance of key officers and executives.
     In the event of a “change-in-control” (generally, the acquisition of 50% or more of the fair market value of our stock or our voting power, the change in a majority of the members of our board of directors under certain circumstances or the sale of more than 50% of the assets of the Company or the relevant subsidiary), the agreements require the Company, the relevant subsidiary or any successor, as the case may be, to continue the employment of the affected officers for either 12 or 24 months in their respective positions and at their respective salaries (including the payment of directors’ fees, if any) with the right to participate in new or continuing incentive, benefit and other plans.
     In the event the employment of an officer is terminated by (1) the officer for “good reason” during one to two years following the change-in-control (e.g., a material reduction in salary, a material diminution in authority, duties or responsibility, or a material change in the geographic location at which the employee performs services) (subject to the requirement that certain officers must wait 90 days following the initial existence of one of the good reason conditions to exercise such right of termination), or (2) by an acquiror for any reason other than death, disability or cause, the acquiror is obligated to continue the affected officer’s salary (including the payment of directors’ fees, if any) for 12 or 24 months after the termination of employment and the affected officer is prohibited from soliciting customers and employees of the Company for 12 months or 24 months, respectively.
Supplemental Executive Retirement Plan
     The Company has implemented a supplemental executive retirement plan, the SERP, for the purpose of providing certain retirement benefits to those executive and other corporate officers of the Company and its subsidiaries approved by the board of directors.
     The annual retirement benefit available under the SERP is calculated to range from 20% to 35% of final salary (as defined in the SERP agreement) at normal retirement age of 65 and is payable over 15 years. Benefits are payable in various forms in the event of normal retirement, early retirement, death, disability, and separation from service, subject to certain conditions defined in the plan. The SERP also provides for the payment of certain death benefits. The SERP also provides for lump sum payment of the present value of a percentage of SERP benefits if employment is terminated following a change-in-control.
     All of the named executive officers participate in the SERP. In addition, 35 other officers also participate in the SERP. For information relating to the amounts we contributed to the SERPs in 2008 for the named executive officers, see column (h) in the Summary Compensation Table.
Potential Payments Upon Termination of Employment or Change-in-Control
     The tables below in this section reflect the amount of compensation to each of our named executive officers as of December 31, 2008 in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, early retirement, involuntary not-for-cause termination, termination for cause, termination following a change-in-control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2008 and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.
     Payments Made Upon Termination
     Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:
•	Non-equity incentive compensation earned under our management incentive compensation;

•	Amounts contributed under our 401(k) plan;

•	Unused earned vacation; and

•	Amounts accrued and vested through the officer’s SERP. No benefit is paid if employment is terminated for cause.
     If Mr. Fritz’s employment is terminated by the Company without cause prior to November 1, 2010, he will receive his base salary and incentive compensation for a period of three years.
     Payments Made Upon Retirement
     In the event of retirement of a named executive, in addition to earned non-equity incentive compensation, 401(k) contributions and unused vacation, he or she will receive the following amounts.
•	All stock options fully vest and must be exercised within one year from the date of normal retirement (age 65). Options must be exercised within three months from date of early retirement (age 55).

•	At normal retirement all outstanding restrictions are lifted on performance accelerated restricted stock. Outstanding restricted shares are forfeited if executive retires before age 65.

•	At normal retirement, a percentage of final salary as defined by the executive’s SERP is paid in monthly installments over fifteen years. An amount equal to an increasing percentage of the executive’s normal benefit amount is paid at early retirement beginning at age 60 (50% at age 60, 60% at age 61, 70% at age 62, 80% at age 63, and 90% at age 64).
     Payments Made Upon Death or Disability
     In the event of the death or disability of a named executive, in addition to earned non-equity incentive compensation, 401(k) contributions and unused vacation, he or she will receive the following amounts.
•	All stock options fully vest and must be exercised within one year.

•	All outstanding restrictions are lifted on performance accelerated restricted stock and the shares fully vest.

•	If the executive terminates employment due to a disability, a percentage of current salary as defined by the executive’s SERP is paid in monthly installments over fifteen years beginning the month following the executive’s 65th birthday.

•	Under the SERP, if the executive dies while in active service death benefits will be provided by way of a compensatory split-dollar life insurance arrangement in an amount equal to the age 65 accrual balance. If the executive dies during payment of a benefit the remaining benefits will be paid to the executive’s beneficiary. If the executive dies after termination of employment but before the benefit starts, the beneficiary will be paid the same benefits that the executive was entitled to prior to death.
     In the event of Mr. Fritz’s death, his estate will continue to receive his base salary for 90 days along with employer paid health insurance coverage for his spouse through age 65.
     Payments Made Upon a Change-in-Control
     We have entered into employment agreements or transitional employment agreements with each named executive officer. If an executive’s employment is terminated following a change-in-control or the executive terminates his employment in certain circumstances defined in the agreement, in addition to earned non-equity incentive compensation, 401(k) contributions and unused vacation, he will receive the following amounts:
•	All stock options fully vest.

•	All outstanding restrictions are lifted on performance accelerated restricted stock and the shares fully vest.

•	Under the SERP, the executive is paid the present value of a percentage of the age 65 projected benefit.

•	The named executives, except Mr. Fritz, have entered into transitional employment agreements which provide for a payment equal to two times annual salary and cash incentive compensation. They are also eligible to continue insurance benefits under COBRA at the employee cost sharing rate for two years.

•	Mr. Fritz’s employment agreement provides a monthly payment equal to 1/12th of his average total annual compensation for the last three years of full time employment payable for a period of 35 months. He is also eligible for employer paid health insurance coverage for himself and his wife through age 65. These payments may not exceed 299% of his base amount (as defined in Section 280G(b)(3) of the Code.
     Employment Terminations of Named Executive Officers
     Mr. Giancola served as president and chief executive officer of Midwest during 2008. He was replaced by Mr. Fritz on January 29, 2009, and continued as an employee of Midwest until March 30, 2009. A description of the payments made or owed to Mr. Giancola as of his date of termination is contained under the subcaption “Employment Agreement with James J. Giancola” above.
     Mr. Kadolph served as executive vice president and chief financial officer of Midwest until February 12, 2008. He served as executive vice president and chief administrative officer of Midwest until July 7, 2008. On August 6, 2008, Midwest and Mr. Kadolph reached an agreement on his severance which provides, among other things, that (1) he will receive 39 weeks of severance for a total of $139,577, plus an additional 13 weeks of severance if he has not found employment at the end of the 39 week period; (2) the Company will pay his monthly COBRA premiums during the severance period; (3) he is fully vested in his early termination benefit under his SERP; (4) he was paid the fair market value (as of July 7, 2008) of his 7,001 unvested shares of restricted stock; and (5) Midwest will pay for tax planning and executive outplacement services for him of up to $17,500 and will transfer title to him of his Company car.
     EESA and ARRA
     The following tables (and the preceding discussion) do not reflect the limitation on the timing or amount of payments upon departure from Midwest for any reason which may be imposed by the EESA or ARRA.
     The following table shows the potential payments upon termination or change of control of Midwest for J. J. Fritz as if such events had occurred on December 31, 2008.

						Involuntary
						for Good
				Involuntary		Reason
				not for		Termination
Executive Benefits and	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Payments Upon Separation	Termination	Retirement	Retirement	Termination	Termination	Control)	Disability	Death
Compensation:
Management incentive compensation plan	$—	$—	N/A	$—	$—	$—	$—	$—
Benefits & Perquisites:
Stock awards(1)	—	—	N/A	—	—	37,891	37,891	37,891
401(k) plan(2)	69,484	69,484	N/A	69,484	69,484	69,484	69,484	69,484
Retirement plans including SERP(3)	631,049	631,049	N/A	631,049	—	746,174	1,262,099	1,200,847
Health and welfare benefits(4)	—	—	N/A	36,894	—	40,003	2,084	2,084
Disability income(5)	—	—	N/A	—	—	—	413,508	—
Life insurance benefits(6)	—	—	N/A	—	—	—	—	582,875
Excise tax and gross-up	—	—	N/A	—	—	—	—	—
Cash severance	—	—	N/A	994,500	—	1,084,986	—	—
Accrued vacation pay	—	—	N/A	—	—	—	—	—

Total	$700,533	$700,533	N/A	$1,731,927	$69,484	$1,978,538	$1,785,066	$1,893,181

(1)	Reflects the value of all unvested stock option and restricted stock awards shares that would vest.

(2)	Reflects the value of Mr. Fritz’s 401(k) plan.

(3)	Reflects the estimated lump-sum present value of qualified and non-qualified retirement plans to which Mr. Fritz would be entitled.

(4)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Fritz under our health and welfare benefit plans.

(5)	Reflects the estimated lump-sum present value of all future payments which Mr. Fritz would be entitled to receive under our disability program. Mr. Fritz would be entitled to receive such benefits until he reaches age 65.

(6)	The amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to Mr. Fritz’s beneficiaries upon his death.

(7)	Mr. Fritz does not qualify for normal retirement based on his age.
     The following table shows the potential payments upon termination or change of control of Midwest for JoAnn Sannasardo Lilek as if such events had occurred on December 31, 2008.

						Involuntary
						for Good
				Involuntary		Reason
				not for		Termination
	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Termination	Termination	Retirement	Retirement	Termination	Termination	Control)	Disability	Death
Compensation:
Management incentive compensation plan	$—	N/A	N/A	$—	$—	$—	$—	$—
Benefits & Perquisites:
Stock awards(1)	—	N/A	N/A	—	—	7,000	7,000	7,000
401(k) plan(2)	11,899	N/A	N/A	11,899	11,899	11,899	11,899	11,899
Retirement plans including SERP(3)	—	N/A	N/A	—	—	657,340	760,729	1,636,005
Health and welfare benefits(4)	—	N/A	N/A	—	—	16,885	—	—
Disability income(5)	—	N/A	N/A	—	—	—	676,168	—
Life insurance benefits(6)	—	N/A	N/A	—	—	—	—	660,000
Excise tax and gross-up	—	N/A	N/A	—	—	—	—	—
Cash severance	—	N/A	N/A	330,000	—	660,000	—	—
Accrued vacation pay	—	N/A	N/A	—	—	—	—	—

Total	$11,899	N/A	N/A	$341,899	$11,899	$1,353,124	$1,455,796	$2,314,904

(1)	Reflects the value of all unvested stock option and restricted stock awards shares that would vest.

(2)	Reflects the value of Ms. Lilek’s 401(k) plan.

(3)	Reflects the estimated lump-sum present value of qualified and non-qualified retirement plans to which Ms. Lilek would be entitled.

(4)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Ms. Lilek under our health and welfare benefit plans.

(5)	Reflects the estimated lump-sum present value of all future payments which Ms. Lilek would be entitled to receive under our disability program. Ms. Lilek would be entitled to receive such benefits until she reaches age 65.

(6)	The amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to Ms. Lilek’s beneficiaries upon her death.

(7)	Ms. Lilek does not qualify for either early retirement or normal retirement based on her age.
     The following table shows the potential payments upon termination or change of control of Midwest for Brogan M. Ptacin as if such events had occurred on December 31, 2008.

						Involuntary
						for Good
				Involuntary		Reason
Executive Benefits and				not for		Termination
Payments Upon	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Separation	Termination	Retirement	Retirement	Termination	Termination	Control)	Disability	Death
Compensation:
Management incentive compensation plan	$—	N/A	N/A	$—	$—	$—	$—	$—
Benefits & Perquisites:
Stock awards(1)	—	N/A	N/A	—	—	57,275	57,275	57,275
401(k) plan(2)	48,628	N/A	N/A	48,628	48,628	48,628	48,628	48,628
Retirement plans including SERP(3)	—	N/A	N/A	—	—	453,776	501,007	1,374,745
Health and welfare benefits(4)	—	N/A	N/A	—	—	25,327	—	—
Disability income(5)	—	N/A	N/A	—	—	—	806,796	—
Life insurance benefits(6)	—	N/A	N/A	—	—	—	—	534,000
Excise tax and gross-up	—	N/A	N/A	—	—	—	—	—
Cash severance	—	N/A	N/A	133,500	—	534,000	—	—
Accrued vacation pay	—	N/A	N/A	—	—	—	—	—

Total	$48,628	N/A	N/A	$182,128	$48,628	$1,119,006	$1,413,706	$2,014,648

(1)	Reflects the value of all unvested stock option and restricted stock awards shares that would vest.

(2)	Reflects the value of Mr. Ptacin’s 401(k) plan.

(3)	Reflects the estimated lump-sum present value of qualified and non-qualified retirement plans to which Mr. Ptacin would be entitled.

(4)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Ptacin under our health and welfare benefit plans.

(5)	Reflects the estimated lump-sum present value of all future payments which Mr. Ptacin would be entitled to receive under our disability program. Mr. Ptacin would be entitled to receive such benefits until he reaches age 65.

(6)	The amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to Mr. Ptacin’s beneficiaries upon his death.

(7)	Mr. Ptacin does not qualify for either early retirement or normal retirement based on his age.
     The following table shows the potential payments upon termination or change of control of Midwest for Kelly J. O’Keeffe as if such events had occurred on December 31, 2008.

						Involuntary
						for Good
				Involuntary		Reason
Executive Benefits and				not for		Termination
Payments Upon	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Separation	Termination	Retirement	Retirement	Termination	Termination	Control)	Disability	Death
Compensation:
Management incentive compensation plan	$—	N/A	N/A	$—	$—	$—	$—	$—
Benefits & Perquisites:
Stock awards(1)	—	N/A	N/A	—	—	52,466	52,466	52,466
401(k) plan(2)	43,396	N/A	N/A	43,396	43,396	43,396	43,396	43,396
Retirement plans including SERP(3)	—	N/A	N/A	—	—	446,174	439,491	1,303,893
Health and welfare benefits(4)	—	N/A	N/A	—	—	25,309	—	—
Disability income(5)	—	N/A	N/A	—	—	—	806,796	—
Life insurance benefits(6)	—	N/A	N/A	—	—	—	—	468,436
Excise tax and gross-up	—	N/A	N/A	—	—	—	—	—
Cash severance	—	N/A	N/A	117,109	—	468,436	—	—
Accrued vacation pay	—	N/A	N/A	—	—	—	—	—

Total	$43,396	N/A	N/A	$160,505	$43,396	$1,035,781	$1,342,149	$1,868,191

(1)	Reflects the value of all unvested stock option and restricted stock awards shares that would vest.

(2)	Reflects the value of Mr. O’Keeffe’s 401(k) plan.

(3)	Reflects the estimated lump-sum present value of qualified and non-qualified retirement plans to which Mr. O’Keeffe would be entitled.

(4)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. O’Keeffe under our health and welfare benefit plans.

(5)	Reflects the estimated lump-sum present value of all future payments which Mr. O’Keeffe would be entitled to receive under our disability program. Mr. O’Keeffe would be entitled to receive such benefits until he reaches age 65.

(6)	The amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to Mr. O’Keeffe’s beneficiaries upon his death.

(7)	Mr. O’Keeffe does not qualify for either early retirement or normal retirement based on his age.
     The following table shows the potential payments upon termination or change of control of Midwest for Sheldon Bernstein as if such events had occurred on December 31, 2008.

						Involuntary
						for Good
				Involuntary		Reason
				not for		Termination
Executive Benefits and	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Payments Upon Separation	Termination	Retirement	Retirement	Termination	Termination	Control)	Disability	Death
Compensation:
Management incentive compensation plan	$—	$—	N/A	$—	$—	$—	$—	$—
Benefits & Perquisites:
Stock awards(1)	—	—	N/A	—	—	14,132	14,132	14,132
401(k) plan(2)	274,998	274,998	N/A	274,998	274,998	274,998	274,998	274,998
Retirement plans including SERP(3)	500,759	500,759	N/A	500,759	—	505,741	834,590	738,436
Health and welfare benefits(4)	—	—	N/A	—	—	8,665	—	—
Disability income(5)	—	—	N/A	—	—	—	268,919	—
Life insurance benefits(6)	—	—	N/A	—	—	—	—	424,006
Excise tax and gross-up	—	—	N/A	—	—	—	—	—
Cash severance	—	—	N/A	106,002	—	424,006	—	—
Accrued vacation pay	—	—	N/A	—	—	—	—	—

Total	$775,757	$775,757	N/A	$881,759	$274,998	$1,227,542	$1,392,639	$1,451,572

(1)	Reflects the value of all unvested stock option and restricted stock awards shares that would vest.

(2)	Reflects the value of Mr. Bernstein’s 401(k) plan.

(3)	Reflects the estimated lump-sum present value of qualified and non-qualified retirement plans to which Mr. Bernstein would be entitled.

(4)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Bernstein under our health and welfare benefit plans.

(5)	Reflects the estimated lump-sum present value of all future payments which Mr. Bernstein would be entitled to receive under our disability program. Mr. Bernstein would be entitled to receive such benefits until he reaches age 65.

(6)	The amount reflected under the heading “Death” reflects the estimated present value of the proceeds payable to Mr. Bernstein’s beneficiaries upon his death.

(7)	Mr. Bernstein does not qualify for normal retirement based on his age.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information as of June 30, 2009, for: (1) those people believed by management to be the beneficial owners of more than 5% of our Common Stock; (2) members of the board of directors of Midwest; and (3) certain executive officers of Midwest. The table includes, with respect to directors, the year in which each became a director of Midwest. The table also sets forth the amount of our Common Stock (and Depositary Shares) and the percent thereof beneficially owned by each director and executive officer and by all executive officers as a group. Ownership information is based upon information furnished by the respective individuals. On December 5, 2008, Midwest completed the sale to the U.S. Treasury of $84.78 million of its non-voting cumulative perpetual preferred shares as part of the Treasury’s Capital Purchase Program, CPP, and issued a warrant to the U.S. Treasury to purchase 4,282,020 shares of Midwest common stock for $2.97 per share. The warrant shares represent approximately 13% of the shares of Common Stock outstanding as of June 30, 2009. The shares of common stock issuable upon the exercise of the warrant are assumed to be outstanding for purposes of determining the percentage of shares beneficially owned by the U.S. Treasury. The U.S. Treasury has no voting rights at this time.

		Shares of
	Director of	Common Stock
	Company	Beneficially		Percent
Name(1)	Since	Owned(2)		of Class
Directors
Percy L. Berger	2008	33,000	(3)	*
Barry I. Forrester	2005	20,000	(4)	*
Robert J. Genetski	2005	17,711	(5)	*
Gerald F. Hartley	2003	65,000	(6)	*
Thomas A. Rosenquist	2006	395,399	(7)(17)	1.42
E. V. Silveri	1983	2,254,287	(8)	8.07
Kenneth Velo	2005	9,202		*
Non-Director, Executive Officers
JoAnn Sannasardo Lilek	—	8,475	(9)	*
Mary C. Ceas	—	31,591	(9)(11)	*
Sheldon Bernstein	—	85,062	(9)(11)(12)	*
J. J. Fritz	—	117,612	(10)	*
Thomas A. Caravello	—	26,355	(9)(11)(17)	*
Bruno P. Costa	—	75,883	(9)(11)	*
Thomas J. Bell, III	—	21,312	(13)	*
Thomas H. Hackett	—	11,445	(9)(11)	*
Stephan L. Markovits	—	44,409	(9)(11)	*
Dennis M. Motyka	—	8,592	(9)(11)	*
Brogan M. Ptacin	—	128,456	(9)(11)(14)	*
Kelly J. O’Keeffe	—	70,677	(9)(11)(15)	*
Jan R. Thiry	—	6,997	(9)(11)	*
Jonathan P. Gilfillan	—	7,500	(9)	*
David Taylor	—	16,240	(9)(16)	*
Midwest Banc Holdings, Inc. 401(k) Plan and Trust		118,223	(11)	*
All directors and executive officers as a group (23 persons)		3,583,428	(18)	12.82%

*	Less than one percent.

(1)	The address of each principal stockholder is 501 West North Avenue, Melrose Park, Illinois 60160.

(2)	Unless otherwise stated below, each person has sole voting and investment power with respect to all such shares.

(3)	Includes 2,000 shares of restricted stock, 1,000 shares of which will vest following the 2009 and 2010 annual meetings, provided, Mr. Berger is still serving as a director and 30,000 shares of restricted stock, which will vest on January 1, 2010, provided Mr. Berger is serving as Chairman of the Board of Directors.

(4)	Includes 11,500 shares held by a trust for which Mr. Forrester acts as trustee and 5,000 shares held in an IRA account for the benefit of Mr. Forrester and 3,500 shares held in an IRA account for the benefit of Mr. Forrester’s spouse.

(5)	Includes 10,671 shares held in an IRA account for the benefit of Dr. Genetski.

(6)	Includes 19,500 shares held in an IRA account for the benefit of Mr. Hartley and 2,000 shares held by trusts for which Mr. Hartley acts as trustee.

(7)	Includes 95,354 shares held by a trust for which Mr. Rosenquist acts as trustee.

(8)	Includes 12,312 shares held by trusts for which Mr. Silveri acts as trustee; 52,074 shares held directly by Mr. Silveri’s spouse; 3,150 shares held by trusts for which Mr. Silveri’s spouse acts as trustee; and 1,307,056 shares held by Go-Tane Service Stations, Inc., a company controlled by Mr. Silveri, and the Go-Tane Pension Plan.

(9)	Includes shares of restricted stock, which will vest on July 1, 2010 as follows: Costa – 2,000 shares; Ceas – 1,000 shares; Bernstein, and Caravello – 2,500 shares each; and Hackett – 1,500 shares. Includes shares of restricted stock, which will vest on July 1, 2011 as follows: O’Keeffe – 30,000 shares and Ptacin – 30,000 shares. Includes shares of restricted stock, which will vest on December 31, 2011 as follows: Costa – 2,526 shares, Ceas – 842 shares, Bernstein – 2,526 shares, Caravello – 2,526 shares, Hackett – 1,684 shares, Motyka – 1,684 shares, O’Keeffe – 1,684 shares, and Ptacin – 2,947 shares. Includes 10,000 shares of restricted stock held by Markovits which will vest on October 1, 2012. Includes shares of restricted stock which will vest on January 28, 2013 as follows: Costa – 4,344 shares; Ceas – 2,896 shares; Bernstein – 5,062 shares; Caravello – 5,068 shares, Hackett – 2,896 shares, Markovits – 2,896 shares, Motyka – 3,620 shares, O’Keeffe – 5,792 shares, Ptacin – 7,964 shares, and Thiry – 2,896 shares. Includes 7,500 shares of restricted stock held by Gilfillan which will vest on July 7, 2013. Includes 10,000 shares of restricted stock held by Taylor which will vest on August 19, 2013. Includes 2,000 shares of restricted stock held by Ceas which will vest on February 23, 2012. Include shares subject to currently exercisable options as follows: Ceas – 20,398 shares; Bernstein – 55,928 shares; Caravello – 4,500 shares; Costa – 58,101 shares; and Hackett – 3,000 shares.

(10)	Includes 11,902 shares of restricted stock which will vest on July 1, 2011, 6,000 shares of restricted stock which will vest on December 29, 2011, 91,163 shares of restricted stock which will vest on January 28, 2013, 1,500 shares held in an IRA account for the benefit of Mr. Fritz, 7,500 shares held by a trust for which Mr. Fritz acts as trustee, and 116 shares held by Mr. Fritz’ spouse.

(11)	Includes shares held in Midwest’s 401(k) Plan as follows: Ceas – 3,540 shares; Bernstein – 1,740 shares; Caravello – 2,678 shares; Costa – 712 shares; Hackett – 2,365 shares; Lilek – 975 shares; Motyka – 1,258 shares; O’Keeffe – 1,372 shares; Thiry – 3,526 shares; and 115,386 shares held by other employees.

(12)	Includes 17,300 shares held by a trust for which Mr. Bernstein acts as trustee.

(13)	Includes 2,000 shares held by trusts for which Mr. Bell acts as trustee.

(14)	Includes 70,613 shares held by a trust for which Mr. Ptacin acts as trustee.

(15)	Includes 25,052 shares held by a trust for which Mr. O’Keeffe acts as trustee and 25,052 shares are pledged as collateral for a borrowing.

(16)	Includes 6,240 shares held by Mr. Taylor’s spouse.

(17)	Includes Depositary Shares are convertible at the holder’s option at any time and at the option of Midwest (if certain conditions are met) five years after the issuance date into the following number of shares of common stock: Mr. Rosenquist – 12,165 shares and Mr. Caravello – 3,333 shares.

(18)	Includes an aggregate 141,937 shares subject to currently exercisable options (which are also included in the totals above) and 136,389 shares (which are also included in the totals above), held in the Company’s 401(k) Plan, for which American Stock Transfer Company, acts as trustee. The trustee under the 401(k) Plan has sole voting and investment power with respect to such shares.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     The board of directors has adopted a policy concerning the approval of related party transactions — transactions between the Company and its subsidiaries and our related parties, our directors, officers or principal stockholders, and their respective family members and businesses they control. Except as noted below, any related party transaction may be consummated or may continue only if:
•	the corporate governance and nominating committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy; or

•	the transaction is approved or ratified by a majority of the disinterested, independent members of our board (the “independent directors”); or

•	the transaction involves compensation approved by our compensation committee or the board of directors.

     All related party transactions where the amount involved is less than $100,000 may be approved by our chief executive officer and if so approved shall be presented for ratification to the committee or a majority of the independent directors.
     All loans to a related party shall be approved by the board of directors of the Bank as required by Regulation O of the Board of Governors of the Federal Reserve System and by a majority of the independent directors. Any loan to a related party: (i) must be made in the ordinary course of business; (ii) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us; and (iii) must not involve more than the normal risk of collectibility or present other unfavorable features.
     All related party transactions approved by our chief executive officer must be submitted for ratification by the committee or a majority of the independent directors. All other related party transactions (except loans approved as discussed above) shall be submitted for approval to the committee or a majority of the independent directors. After such approval, management must update the committee and the full board of directors as to any material change to those proposed transactions.
     All related party transactions are to be disclosed in our applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934, the Exchange Act, and related rules. Furthermore, all related party transactions shall be disclosed to the audit committee and to the full board of directors.
     Some of our executive officers and directors are, and have been during the preceding year, clients of the Bank and some of our executive officers and directors are direct or indirect owners of 10% or more of the equity of entities which are, or have been in the past, clients of the Bank. As such clients, they have had transactions in the ordinary course of business of the Bank, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. At December 31, 2008, the Company’s directors, executive officers, and their business interests had loans outstanding, whose individual aggregate indebtedness to the Bank exceeded $120,000, totaling approximately $47.3 million in the aggregate, which represented 15.5% of total stockholders’ equity as of that date. All such loans were approved in conformity with the guidelines established by bank regulatory agencies. In addition, such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us, and, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features.
     During 2008, the Company paid $7,500 for subscription to an economic service provided by Dr. Robert J. Genetski.
     The Company made payments totaling $1.4 million in 2008 to DiPaolo Company, a company controlled by Angelo DiPaolo, a director of the Company, for construction services described below. The Company also made payments totaling $127,000 for the purchases of bank owned vehicles and services on bank owned vehicles performed by Joe Rizza Ford, a company controlled by Joseph Rizza, a director of the Company (which represented less than 1% of the consolidated gross revenues of these entities).
     On December 29, 2005, the Bank entered into a lease for a branch office in Franklin Park, Illinois with Crossings Commercial, LLC, an entity controlled by Angelo DiPaolo. The lease is for fifteen years and provides for annual rental payments of approximately $43,500 on average. However, if another tenant enters into a lease at this facility for a square foot rental less than what the Bank is paying, the annual rental for the Bank will be reduced to this amount.
     In the first quarter of 2008, the board of directors (including all of the independent directors) approved an agreement with the DiPaolo Company pursuant to which the DiPaolo Company made repairs at one of the Bank’s branches. The total contract award is $1.5 million. The Company received three other bids for this project. Management, after reviewing all of the bids, concluded that the DiPaolo Company made the best bid for the work.

OTHER MATTERS
     Submission of Future Stockholder Proposals
     The next annual meeting of stockholders of Midwest will be in 2010. Under SEC rules, a stockholder who intends to present a proposal at the 2010 annual meeting of stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Corporate Secretary of Midwest at 501 West North Avenue, Melrose Park, IL 60160. The proposal must be received no later than December 8, 2009.
     Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the 2010 annual meeting must notify Midwest in writing of the information required by the provisions of Midwest’s by-laws dealing with stockholder proposals. The notice must be delivered to Midwest’s Corporate Secretary by January 10, 2009. You can obtain a copy of Midwest’s by-laws by writing to the Corporate Secretary at the above address.
     Cost of Proxy Solicitation
     Midwest pays the cost of soliciting proxies. In addition to soliciting proxies by mail, Midwest may solicit proxies by personal interview, telephone and similar means. No director, officer or employee of Midwest will be specially compensated for these activities. Midwest also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay the brokers, banks and other nominees certain expenses they incur for such activities. Midwest has retained Morrow & Co., LLC, a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $___ plus reimbursement of certain out-of-pocket expenses.
 WHERE YOU MAY FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements, or other information filed by Midwest at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at this address. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms. Reports, proxy statements and other information filed by Midwest are also available to the public from document retrieval services on the Internet at the SEC’s website at http://ww.sec.gov. Midwest’s SEC filings are also available and at the SEC’s Internet website (http://www.sec.gov). Midwest’s filings with the SEC are also available at its website at www.midwestbanc.com and the offices of the Nasdaq Global Market. For further information on obtaining copies of our public filings at the Nasdaq Global Market, you should call (212) 656-5060 or visit the Nasdaq Global Market website http://www.nasdaq.com.

ANNEX A — AUTHORIZED SHARE INCREASE
FORM OF CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF
MIDWEST BANC HOLDINGS, INC.
     The undersigned officer of Midwest Banc Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:
     FIRST: The name of the Corporation is Midwest Banc Holdings, Inc.
     SECOND: The first paragraph of Section 4 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
The total number of shares of stock which the corporation shall have authority to issue is four billion one million (4,001,000,000), divided into two classes as follows: one million (1,000,000) of which shall be preferred stock, $0.01 par value (the “Preferred Stock”), and four billion (4,000,000,000) of which shall be common stock $0.01 par value (the “Common Stock”).
     THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     FOURTH: The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this [     ] day of [      ], 2009.

MIDWEST BANC HOLDINGS, INC.
By:
Name:
Title:

ANNEX B — REVERSE STOCK SPLIT
FORM OF CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF
MIDWEST BANC HOLDINGS, INC.
     The undersigned officer of Midwest Banc Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:
     FIRST: The name of the Corporation is Midwest Banc Holdings, Inc.
     SECOND: At the Effective Time, the first paragraph of Section 4 of the Amended Restated Certificate of Incorporation of the Corporation shall be hereby amended to read in its entirety as follows:
The total number of shares of stock which the corporation shall have authority to issue is                      million (___,000,000), divided into two classes as follows: one million (1,000,000) of which shall be preferred stock, $0.01 par value (the “Preferred Stock”), and ___ million (___,000,000) of which shall be common stock $0.01 par value (the “Common Stock”). Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this certificate of amendment to the Amended and Restated Certificate of Incorporation of the corporation, each [100][150][200][250] shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.01 per share, without any further action by the corporation or the holder thereof, subject to the treatment fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmittal letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.
     THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     FOURTH: The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this [     ] day of [      ], 2009.

MIDWEST BANC HOLDINGS, INC.
By:
Name:
Title:

ANNEX C — PREFERRED STOCK CHANGE
FORM OF CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF
MIDWEST BANC HOLDINGS, INC.
     The undersigned officer of Midwest Banc Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:
     FIRST: The name of the Corporation is Midwest Banc Holdings, Inc.
     SECOND: Section 4 of the Amended and Restated Certificate of Incorporation of the Corporation shall be hereby amended by deleting paragraph number 3 under the heading CLASS II: COMMON STOCK and replacing it with the following:
3.	Subject to the provisions of any applicable law or except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes; each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the corporation; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate relating to shares of Preferred Stock contemplated or authorized by Section 4) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate relating to shares of Preferred Stock contemplated or authorized by this Section 4 or the General Corporation Law of the State of Delaware).
     THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     FOURTH: The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this [     ] day of [     ], 2009.

MIDWEST BANC HOLDINGS, INC.
By:
Name:
Title:

ANNEX D — DIVIDEND BLOCKER AMENDMENT
FORM OF CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF
MIDWEST BANC HOLDINGS, INC.
     The undersigned officer of Midwest Banc Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:
     FIRST: The name of the Corporation is Midwest Banc Holdings, Inc.
     SECOND: Section 6, subsections (c), (d) and (e) of the certificate of designation of the Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock of the Corporation are hereby deleted in their entirety.
     THIRD: The second to the last sentence of section 5(b) of the certificate of designation for the Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock is hereby amended to read as follows:
Notwithstanding the foregoing, except as otherwise required by law, the Corporation may, without the consent of any Holder, (x) authorize, increase the authorized amount of, or issue shares of Parity Stock and Junior Stock or (y) increase the amount of authorized shares of Series A Preferred Stock or issue any additional shares of Series A Preferred Stock; provided, however, that with respect to clause (x) such Parity Stock or Junior Stock, as the case may be, does not rank senior to the Series A Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution of the Corporation; provided further, that the consent of the Holders shall not be needed to authorize, increase the authorized amount of, or issue Parity Stock whether or not the dividends are cumulative.
     FOURTH: Section 4 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety paragraph number 2 under the heading CLASS I: PREFERRED STOCK.
     FIFTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     SIXTH: The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this [     ] day of [      ], 2009.

MIDWEST BANC HOLDINGS, INC.

By:
Name:
Title:

ANNEX E — DIRECTOR AMENDMENT
FORM OF CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF
MIDWEST BANC HOLDINGS, INC.
     The undersigned officer of Midwest Banc Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:
     FIRST: The name of the Corporation is Midwest Banc Holdings, Inc.
     SECOND: Section 5, subsections (c) and (d) of the certificate of designation of the Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock of the Corporation are hereby deleted in their entirety.
     THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     FOURTH: The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this [     ] day of [      ], 2009.

MIDWEST BANC HOLDINGS, INC.

By:
Name:
Title:

MIDWEST BANC HOLDINGS, INC.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except for share data)

	March 31,	December 31,
	2009	2008

ASSETS
Cash	$56,516	$61,330
Short-term investments	1,762	1,735

Total cash and cash equivalents	58,278	63,065
Securities available-for-sale (securities pledged to creditors: $368,168 at March 31, 2009 and $368,714 at December 31, 2008)	685,858	621,949
Securities held-to-maturity (fair value: $29,598 at March 31, 2009 and $30,387 at December 31, 2008)	29,082	30,267

Total securities	714,940	652,216
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	31,698	31,698
Loans	2,591,048	2,509,759
Allowance for loan losses	(53,011)	(44,432)

Net loans	2,538,037	2,465,327
Cash surrender value of life insurance	85,517	84,675
Premises and equipment, net	38,528	38,313
Foreclosed properties	18,534	12,018
Core deposit and other intangibles, net	14,110	14,683
Goodwill	78,862	78,862
Other assets	134,560	129,355

Total assets	$3,713,064	$3,570,212

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$343,422	$334,495
Interest-bearing	2,200,583	2,078,296

Total deposits	2,544,005	2,412,791
Federal funds purchased	55,000	—
Revolving note payable	8,600	8,600
Securities sold under agreements to repurchase	297,650	297,650
Advances from the Federal Home Loan Bank	340,000	380,000
Junior subordinated debentures	60,807	60,791
Subordinated debt	15,000	15,000
Term note payable	55,000	55,000
Other liabilities	35,932	34,546

Total liabilities	3,411,994	3,264,378

Commitments and contingencies (see note 7)
Stockholders’ Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; Series A, $2,500 liquidation preference, 17,250 shares issued and outstanding at March 31, 2009 and December 31, 2008
Series T, $1,000 liquidation preference, 84,784 shares issued and outstanding at March 31, 2009 and December 31, 2008	1	1
Common stock, $0.01 par value, 64,000,000 shares authorized; 29,596,012 shares issued and 27,929,029 outstanding at March 31, 2009 and 29,530,878 shares issued and 27,892,578 outstanding at December 31, 2008	297	296
Additional paid-in capital	384,097	383,491
Warrant	5,229	5,229
Accumulated deficit	(73,533)	(66,325)
Accumulated other comprehensive loss	(268)	(2,122)
Treasury stock, at cost (1,666,983 shares at March 31, 2009 and 1,638,300 shares at December 31, 2008)	(14,753)	(14,736)

Total stockholders’ equity	301,070	305,834

Total liabilities and stockholders’ equity	$3,713,064	$3,570,212

See accompanying notes to unaudited consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
For the three months ended March 31, 2009 and 2008
(In thousands, except per share data)

	2009	2008

Interest Income
Loans	$34,549	$40,806
Securities
Taxable	6,940	9,060
Exempt from federal income taxes	550	598
Dividend income from Federal Reserve Bank stock	190	183
Federal funds sold and other short-term investments	37	148

Total interest income	42,266	50,795
Interest Expense
Deposits	13,685	19,089
Federal funds purchased	29	815
Revolving note payable	43	80
Securities sold under agreements to repurchase	3,205	3,178
Advances from the Federal Home Loan Bank	3,029	3,482
Junior subordinated debentures	739	1,045
Subordinated debt	152	3
Term note payable	282	887

Total interest expense	21,164	28,579

Net interest income	21,102	22,216
Provision for loan losses	13,000	5,400

Net interest income after provision for loan losses	8,102	16,816
Noninterest Income
Service charges on deposit accounts	1,894	1,963
Net gains (losses) on securities transactions	—	12
Impairment loss on securities	—	(17,586)
Insurance and brokerage commissions	320	560
Trust	282	449
Increase in cash surrender value of life insurance	842	858
Gain on sale of property	—	15,196
Other	5	338

Total noninterest income	3,343	1,790
Noninterest Expenses
Salaries and employee benefits	11,083	13,040
Occupancy and equipment	3,245	2,899
Professional services	2,102	1,538
Loss on early extinguishment of debt	—	7,121
Marketing	688	576
Foreclosed properties	345	5
Amortization of intangible assets	573	590
Merger related	—	114
Other	3,725	2,726

Total noninterest expenses	21,761	28,609

Loss before income taxes	(10,316)	(10,003)
Benefit for income taxes	(4,996)	(4,587)

Net Loss	(5,320)	(5,416)
Preferred stock dividends	2,123	835

Loss available to common stockholders	$(7,443)	$(6,251)

Basic loss per share	$(0.27)	$(0.22)

Diluted loss per share	$(0.27)	$(0.22)

Cash dividends declared per common share	$—	$0.13

See accompanying notes to unaudited consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)
For the three months ended March 31, 2009 and 2008

					Retained	Accumulated
			Additional		Earnings	Other		Total
	Preferred	Common	Paid in		(Accumulated	Comprehensive	Treasury	Stockholders’
	Stock	Stock	Capital	Warrant	Deficit)	Income (Loss)	Stock	Equity
	(In thousands, except share and per share data)

Balance, December 31, 2007	$—	$293	$300,762	$—	$102,762	$(13,917)	$(14,736)	$375,164
Cash dividends declared ($48.4375 per share) on Series A preferred stock	—	—	—	—	(835)	—	—	(835)
Cash dividends declared ($0.13 per share) on common stock	—	—	—	—	(3,701)	—	—	(3,701)
Issuance of 223,324 shares restricted stock	—	2	(2)	—	—	—	—	—
Stock-based compensation expense	—	—	873	—	—	—	—	873
Comprehensive income
Net loss	—	—	—	—	(5,416)	—	—	(5,416)
Net increase in fair value of securities classified as available- for-sale, net of income taxes and reclassification adjustments	—	—	—	—	—	15,071	—	15,071

Total comprehensive income								9,655

Balance, March 31, 2008	$—	$295	$301,633	$—	$92,810	$1,154	$(14,736)	$381,156

Balance, December 31, 2008	$1	$296	$383,491	$5,229	$(66,325)	$(2,122)	$(14,736)	$305,834
Cash dividends declared ($48.4375 per share) on Series A preferred stock	—	—	—	—	(836)	—	—	(836)
Cash dividends declared ($9.72 per share) on Series T preferred stock	—	—	—	—	(824)	—	—	(824)
Issuance of 128,970 shares restricted stock	—	1	(1)	—	—	—	—	—
Accreted discount on preferred stock	—	—	228	—	(228)	—	—	—
Stock-based compensation expense	—	—	379	—	—	—	—	379
Repurchase of 10,695 shares of common stock under benefit plan	—	—	—	—	—	—	(17)	(17)
Comprehensive income
Net loss	—	—	—	—	(5,320)	—	—	(5,320)
Prior service cost, net of income taxes	—	—	—	—	—	15	—	15
Net increase in fair value of securities classified as available- for-sale, net of income taxes	—	—	—	—	—	1,839	—	1,839

Total comprehensive loss								(3,466)

Balance, March 31, 2009	$1	$297	$384,097	$5,229	$(73,533)	$(268)	$(14,753)	$301,070

See accompanying notes to unaudited consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
For the three Months Ended March 31, 2009 and 2008

	2009	2008
	(In thousands)

Cash flows from operating activities
Net loss	$(5,320)	$(5,416)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,023	1,026
Provision for loan losses	13,000	5,400
Amortization of core deposit and other intangibles	356	117
Amortization of premiums and discounts on securities, net	211	195
Realized loss on sale of available-for-sale securities, net	—	(12)
Impairment loss on securities	—	17,586
Gain on sale of property	—	(15,196)
Loss on early extinguishment of debt	—	7,121
Increase in cash surrender value of life insurance	(842)	(858)
Deferred income taxes	(9,427)	(4,688)
Loss on sale of other real estate, net	196	—
Amortization of deferred stock based compensation	379	873
Change in other assets	3,696	(5,667)
Change in other liabilities	782	169

Net cash provided by operating activities	4,054	650
Cash flows from investing activities
Sales of securities available-for-sale	—	83,936
Sales of securities held-to-maturity	—	4,443
Maturities of securities available-for-sale	47,000	25,585
Principal payments on securities available-for-sale	17,000	17,961
Principal payments on securities held-to-maturity	1,154	619
Purchases of securities available-for-sale	(125,084)	(148,300)
Loan originations and principal collections, net	(92,505)	(5,168)
Proceeds from sale of property	—	18,259
Proceeds from sale of foreclosed properties	244	—
Additions to property and equipment	(1,237)	(499)

Net cash used in investing activities	(153,428)	(3,164)
Cash flows from financing activities
Net increase in deposits	131,264	(53,272)
Proceeds from borrowings	—	4,000
Repayment of borrowings	(40,000)	(140,575)
Preferred cash dividends paid	(1,660)	(835)
Common cash dividends paid	—	(3,673)
Change in federal funds purchased and securities sold under agreements to repurchase	55,000	214,865
Repurchase of common shares under stock and incentive option plan	(17)	—

Net cash provided by financing activities	144,587	20,510

Increase (decrease) in cash and cash equivalents	(4,787)	17,996
Cash and cash equivalents at beginning of period	63,065	84,499

Cash and cash equivalents at end of period	$58,278	$102,495

Supplemental disclosures
Cash paid during period for:
Interest	$23,169	$29,297
Income taxes	582	1,000

See accompanying notes to unaudited consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	BASIS OF PRESENTATION

The consolidated financial statements of Midwest Banc Holdings, Inc. (the “Company”) included herein are unaudited; however, such statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation for the interim periods. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.

The annualized results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results expected for the full year ending December 31, 2009.

Included within salaries and benefits expense for the first quarter of 2009 was the reversal of $700,000 that had been over accrued at December 31, 2008. This item was identified in the prior year and was considered immaterial to the prior-year financial statements, and the correcting adjustment recorded in the current quarter is estimated to be immaterial to the projected income for the year ending December 31, 2009.

NOTE 2 —	NEW ACCOUNTING PRONOUNCEMENTS

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” on January 1, 2008, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements where the Financial Accounting Standards Board (“FASB”) had previously concluded in those pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new financial assets or liabilities to be measured at fair value. In February 2008, FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB Statement No. 157.” This FSP delays the effective dates of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. In October 2008, the FASB issued Staff Position 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (“FSP No. 157-3”), which clarifies the application of SFAS No. 157 in an inactive market and provides an illustrative example to demonstrate how the fair value of a financial asset is to be determined when the market for that financial asset is not active. FSP No. 157-3 became effective for the Company’s interim financial statements as of September 30, 2008 and did not significantly impact the methods by which the Company determines the fair values of its financial assets. On April 9, 2009, the FASB issued Staff Position 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. 157-4”), which indicates that if an entity determines that either the volume and/or level of activity for an asset or liability has significantly decreased or price quotations or observable inputs are not associated with orderly transactions, increased analysis and management judgement will be required to estimate fair value. Valuation techniques such as an income approach might be appropriate to supplement or replace a market approach in those circumstances. FSP No. 157-4 requires entities to disclose in interim and annual periods the inputs and valuation techniques used to measure fair value along with any changes in valuation techniques and related inputs during the period. FSP No. 157-4 is effective for interim and annual periods ending after June 15, 2009. Accordingly, the Company will include these new disclosures beginning April 1, 2009. See Note 8 — Fair Value for more information.

On April 9, 2009, the FASB issued Staff Position No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP No. 107-1”), which relates to fair value disclosures in public entity financial statements for financial instruments that are within scope of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” This guidance increases the frequency of fair value disclosures from annual only to quarterly. FSP No. 107-1 is effective for interim and annual periods ending after June 15, 2009. The adoption of FSP No. 107-1 will not have a material effect on the Company’s results of operations or consolidated financial position, but will enhance required disclosures. Accordingly, the Company will include these new disclosures beginning April 1, 2009.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On April 9, 2009, FASB issued Staff Position No. 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP No. 115-2”). This new guidance revises the recognition and reporting requirements for other-than-temporary impairments of debt securities. FSP No. 115-2 eliminates the “ability and intent to hold” provision for debt securities and impairment is considered to be other than temporary if a company (i) intends to sell the security, (ii) more likely than not will be required to sell the security before recovering its cost, or (iii) does not expect to recover the security’s entire amortized cost. This guidance also eliminates the “probability” standard relating to the collectibility of cash flows and impairment is considered to be other than temporary if the present value of cash flows expected to be collected is less than the amortized cost (credit loss). Other-than-temporary losses also need to be separated between the amount related to credit loss (which is recognized in current earnings) and the amount related to all other factors (which is recognized in other comprehensive income). FSP No. 115-2 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company has not elected to adopt early and is assessing the effect on the Company’s results of operations or consolidated financial position from adopting FSP No. 115-2.

In December 2007, FASB issued SFAS No. 141(R), “Business Combinations,” which replaces the current standard on business combinations, modifies the accounting for business combinations and requires, with limited exceptions, the acquirer in a business combination to recognize all of the assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree at the acquisition-date, at fair value. SFAS No. 141(R) also requires certain contingent assets and liabilities acquired as well as contingent consideration to be recognized at fair value. In addition, the statement requires payments to third parties for consulting, legal, audit, and similar services associated with an acquisition to be recognized as expenses when incurred rather than capitalized as part of the cost of the acquisition. SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008 and early adoption is not permitted. The adoption of SFAS No. 141(R) on January 1, 2009 did not have a material effect on the Company’s results of operations or consolidated financial position.

In June 2008, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF No. 07-5”). EITF No. 07-5 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF No. 07-5 applies to any freestanding financial instrument or embedded feature that has all of the characteristics of a derivative or freestanding instrument that is potentially settled in an entity’s own stock (with the exception of share-based payment awards within the scope of SFAS 123(R)). To meet the definition of “indexed to own stock,” an instrument’s contingent exercise provisions must not be based on (a) an observable market, other than the market for the issuer’s stock (if applicable), or (b) an observable index, other than an index calculated or measured solely by reference to the issuer’s own operations, and the variables that could affect the settlement amount must be inputs to the fair value of a “fixed-for-fixed” forward or option on equity shares. EITF No. 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of EITF No. 07-5 did not have a material effect on the Company’s results of operations or consolidated financial position.

On June 16, 2008, the FASB issued Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in paragraphs 60 and 61 of SFAS No. 128, “Earnings per Share.” FSP EITF No. 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. All prior-period earnings per share data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of this FSP. The adoption of FSP EITF 03-6-1 did not have a material effect on the Company’s results of operations or consolidated financial position.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2008, the FASB issued FASB Staff Position FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP No. FAS 140-4 and FIN 46(R)-8”). FSP No. FAS 140-4 and FIN 46(R)-8 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” and FIN No. 46, “Consolidation of Variable Interest Entities,” requiring additional disclosures about transfers of financial assets and the involvement with variable interest entities. These additional disclosures are intended to provide greater transparency about a transferor’s continuing involvement with transferred assets and variable interest entities. FSP No. FAS 140-4 and FIN 46(R)-8 is effective for fiscal years ending after December 15, 2008. The adoption of FSP No. FAS 140-4 and FIN 46(R)-8 did not have a material effect on the Company’s results of operations or consolidated financial position.

NOTE 3 —	SECURITIES

The following tables set forth the composition of the Company’s securities portfolio by major category as of March 31, 2009 and December 31, 2008.

	March 31, 2009
					Total
	Held-to-Maturity		Available-for-Sale				% of
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized
	Cost	Value	Cost	Value	Cost	Value	Cost
	(Dollars in thousands)

U.S. Treasury and obligations of U.S. government-sponsored entities	$—	$—	$316,365	$317,791	$316,365	$317,791	44.3%
Obligations of states and political subdivisions	1,251	1,282	57,283	58,338	58,534	59,620	8.2
Mortgage-backed securities	27,831	28,316	289,680	295,134	317,511	323,450	44.4
Equity securities	—	—	2,749	1,007	2,749	1,007	0.4
Other bonds	—	—	19,135	13,588	19,135	13,588	2.7

Total	$29,082	$29,598	$685,212	$685,858	$714,294	$715,456	100.0%

	December 31, 2008
					Total
	Held-to-Maturity		Available-for-Sale				% of
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized
	Cost	Value	Cost	Value	Cost	Value	Cost
	(Dollars in thousands)

U.S. Treasury and obligations of U.S. government-sponsored entities	$—	$—	$263,483	$265,435	$263,483	$265,435	40.3%
Obligations of states and political subdivisions	1,251	1,263	57,309	56,664	58,560	57,927	9.0
Mortgage-backed securities	29,016	29,124	281,592	283,679	310,608	312,803	47.4
Equity securities	—	—	2,749	930	2,749	930	0.4
Other bonds	—	—	19,176	15,241	19,176	15,241	2.9

Total	$30,267	$30,387	$624,309	$621,949	$654,576	$652,336	100.0%

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of the fair value of securities held-to-maturity and available-for-sale with unrealized losses and an aging of those unrealized losses:

	March 31, 2009
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

Securities available-for-sale:
Obligations of states and political subdivisions	$10,320	$(105)	$2,439	$(157)	$12,759	$(262)
Mortgage-backed securities:
U.S. government-sponsored entities(1)	29,668	(212)	23,179	(290)	52,847	(502)
Equity securities(2)	1,007	(1,742)	—	—	1,007	(1,742)
Corporate and other debt securities	3,613	(418)	9,975	(5,129)	13,588	(5,547)

Total available-for-sale	44,608	(2,477)	35,593	(5,576)	80,201	(8,053)

Total held-to-maturity	—	—	—	—	—	—

Total temporarily impaired securities	$44,608	$(2,477)	$35,593	$(5,576)	$80,201	$(8,053)

(1)	Includes obligations of the Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA).

(2)	Includes issues from government-sponsored entities (FHLMC and FNMA).

The unrealized loss on available-for-sale securities is included, net of tax, in other comprehensive loss on the consolidated balance sheets. Management does not believe any individual unrealized loss as of March 31, 2009, identified in the preceding table, represents other-than-temporary impairment. The Company has both the intent and ability to hold each of the securities shown in the table for the time necessary to recover its amortized cost.

•	The unrealized loss for U.S. government-sponsored entities’ mortgage-backed securities relate primarily to debt securities issued by FNMA and FHLMC. Each of these securities has a stated maturity date. FNMA has an issuer rating of Aaa by Moody’s and a long-term issuer default rating of AAA by Fitch. FHLMC has senior secured and unsecured debt ratings of Aaa by Moody’s and a long-term issuer default rating of AAA by Fitch. These mortgage-backed securities are notes with a weighted average maturity of approximately 26 years and a weighted average interest rate of 2.11%.

•	The unrealized losses on corporate and other debt securities relate to securities which were rated BBB- or better by either Moody’s or S&P as of March 31, 2009. These debt securities have a weighted average maturity of approximately 19 years and a weighted average interest rate of 2.96%. With respect to the largest unrealized loss position, the Company has approximately 157% senior collateral coverage related to this security.

•	The unrealized losses on equity securities relate to the preferred equity securities issued by FNMA and FHLMC which were rated Ca and C by Moody’s and S&P, respectively, as of March 31, 2009. The dividend on these equity securities has been suspended.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 —	LOANS

Major classifications of loans are summarized as follows:

	March 31,		December 31,
	2009		2008
		% of Gross		% of Gross
	Amount	Loans	Amount	Loans
	(Dollars in thousands)

Commercial	$1,106,164	42.7%	$1,090,078	43.3%
Construction	373,112	14.4	366,178	14.6
Commercial real estate	773,934	29.9	729,729	29.1
Home equity	213,473	8.2	194,673	7.8
Other consumer	6,327	0.2	6,332	0.3
Residential mortgage	118,792	4.6	123,161	4.9

Total loans, gross	2,591,802	100.0%	2,510,151	100.0%
Net deferred fees	(754)		(392)

Total loans, net	$2,591,048		$2,509,759

Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”) addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in purchase business combinations and applies to all nongovernmental entities. SOP 03-3 does not apply to loans originated by the Company. The Company’s assessment of loans acquired in the acquisition of Northwest Suburban as of October 1, 2007 identified $5.9 million in acquired loans to which the application of the provisions of SOP 03-3 was required. As a result of the application of SOP 03-3, the Company recorded purchase accounting adjustments reflecting a reduction in loans of $2.0 million related to acquired impaired loans, thus reducing the carrying value of these loans to $3.9 million as of December 31, 2007. The carrying value of these loans was $754,000 as of March 31, 2009, and there continues to be no allowance for loan losses regarding these loans. The Company does not consider prepayments in the determination of contractual or expected cash flows.

The following is the carrying value by source of repayment category for loans subject to SOP 03-3:

	March 31,	December 31,
	2009	2008
	(In thousands)

Commercial	$508	$531
Residential mortgage	246	247

Total carrying value	$754	$778

The following is a summary of changes in the accretable yield for the quarter ended March 31, 2009:

(In thousands)

Balance at beginning of period	$33
Accretion	(14)

Balance at end of period	$19

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5 —	ALLOWANCE FOR LOAN LOSSES

Following is a summary of activity in the allowance for loan losses for the three months ended March 31, 2009 and 2008 (in thousands):

	2009	2008

Balance at beginning of period	$44,432	$26,748
Provision charged to operations	13,000	5,400
Loans charged off	(4,819)	(12,250)
Recoveries	398	446

Net loans (charged off) recoveries	(4,421)	(11,804)

Balance at end of period	$53,011	$20,344

A portion of the allowance for loan losses is allocated to impaired loans. Information with respect to impaired loans and the amount of the allowance for loan losses allocated thereto, at March 31, 2009, is as follows (in thousands):

Impaired loans for which no allowance for loan losses is allocated	$16,942
Impaired loans with an allocation of the allowance for loan losses	60,273

Total impaired loans	$77,215

Allowance for loan losses allocated to impaired loans	$11,578

Average impaired loans and interest income recognized on impaired loans are as follows for the three months ended March 31, 2009 (in thousands):

Average impaired loans	$63,838
Interest income recognized on impaired loans on a cash basis	102

Interest payments on impaired loans are generally applied to principal, unless the loan principal is considered to be fully collectible, in which case interest is recognized on a cash basis.

The Company had a reserve for losses on unfunded commitments of $1.3 million at March 31, 2009, up from $1.1 million at December 31, 2008 and $585,000 at March 31, 2008.

Nonaccrual loans were $80.3 million and there were no loans past due 90 days but still accruing as of March 31, 2009. There was $11.0 million in troubled-debt restructured loans as of March 31, 2009.

NOTE 6 —	GOODWILL AND INTANGIBLES

The following table presents the carrying amount and accumulated amortization of intangible assets (in thousands):

	March 31, 2009			December 31, 2008
	Gross			Gross
	Carrying	Accumulated	Net Carrying	Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Amortized intangible assets:
Core deposit and other intangibles	$21,091	$(6,981)	$14,110	$21,091	$(6,408)	$14,683

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amortization of intangible assets was $573,000 for the three months ended March 31, 2009. At March 31, 2009, the projected amortization of intangible assets for the years ending December 31, 2009 through 2013 and thereafter is as follows (in thousands):

2009	$2,292
2010	2,222
2011	1,918
2012	1,803
2013	1,696
Thereafter	4,752

The weighted average amortization period for the core deposit intangibles is approximately eight years as of March 31, 2009.

The following table presents the changes in the carrying amount of goodwill and other intangibles during the three months ended March 31, 2009 (in thousands):

		Core Deposit
		and Other
	Goodwill	Intangibles

Balance at beginning of period	$78,862	$14,683
Amortization	—	(573)

Balance at end of period	$78,862	$14,110

Goodwill is not amortized but assessed at least annually for impairment or, for an interim period, if an event occurs or circumstances change that would more likely than not reduce fair values below carrying amounts. As of September 30, 2008, based upon the guidelines contained in SFAS No. 142, “Goodwill and Other Intangible Assets,” it was determined that the fair value of the Company’s assets and liabilities was lower than amounts recorded in the Company’s financial statements. Accordingly during the quarter ended September 30, 2008, the Company recognized a goodwill impairment charge of $80.0 million. The method for estimating the value of the Company included a weighted average of the discounted cash flows method, the guideline company method, and the guideline transaction methods. The Company does not believe that any new events or changes in circumstances have occurred since December 31, 2008 that would require an interim impairment analysis to be conducted as of March 31, 2009. The Company can give no assurance that it will not be required to record goodwill impairment charges in the future.

NOTE 7 —	OFF-BALANCE-SHEET RISK

In the normal course of business and to meet financing needs of customers, the Company is a party to financial instruments with off-balance-sheet risk. Since many commitments to extend credit expire without being used, the amounts below do not necessarily represent future cash commitments. These financial instruments include lines of credit, letters of credit, and commitments to extend credit. These are summarized as follows as of March 31, 2009:

	Amount of Commitment Expiration Per Period
	Within			After
	1 Year	1-3 Years	4-5 Years	5 Years	Total
	(In thousands)

Lines of Credit:
Commercial real estate	$97,526	$9,613	$6,419	$180	$113,738
Home equity	42,340	26,803	31,379	52,587	153,109
Consumer	—	—	—	2,187	2,187
Commercial	243,471	9,724	1,648	2,035	256,878

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Amount of Commitment Expiration Per Period
	Within			After
	1 Year	1-3 Years	4-5 Years	5 Years	Total
	(In thousands)

Letters of credit	41,512	12,116	3,543	—	57,171
Commitments to extend credit	37,406	—	—	—	37,406

Total commitments	$462,255	$58,256	$42,989	$56,989	$620,489

At March 31, 2009, commitments to extend credit included $7.6 million of fixed rate loan commitments. These commitments are due to expire within 30 to 90 days of issuance and have rates ranging from 4.50% to 7.75%. Substantially all of the unused lines of credit are at adjustable rates of interest.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial position or results of operations.

NOTE 8 —	FAIR VALUE

The Company adopted SFAS No. 157, “Fair Value Measurement,” on January 1, 2008. SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between willing market participants on the measurement date. SFAS No. 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•	Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

•	Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company’s available-for-sale investment securities are the only financial assets that are measured at fair value on a recurring basis; it does not hold any financial liabilities that are measured at fair value on a recurring basis. The fair values of available-for-sale securities are determined by obtaining either quoted prices on nationally recognized securities exchanges or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on these securities’ relationship to other benchmark quoted securities. If quoted prices or matrix pricing are not available, the fair value is determined by an adjusted price for similar securities including unobservable inputs. The fair values of the available-for-sale securities were measured at March 31, 2009 and December 31, 2008 using the following:

	Total	Quoted Prices or	Significant	Significant
	Fair Value	Identical Assets in	Other Observable	Unobservable
	at March 31,	Active Markets	Inputs	Inputs
	2009	(Level 1)	(Level 2)	(Level 3)
(In thousands)

Assets:
Available-for-sale securities	$685,858	$1,007	$677,832	$7,019

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Total	Quoted Prices or	Significant	Significant
	Fair Value	Identical Assets in	Other Observable	Unobservable
	at December 31,	Active Markets	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)
(In thousands)

Assets:
Available-for-sale securities	$621,949	$930	$612,586	$8,433

The following is a summary of changes in the fair value of the corporate available-for-sale securities that were measured using significant unobservable inputs for the quarters ended March 31, 2009 and 2008:

	March 31,
	2009	2008
	(In thousands)

Beginning balance	$8,433	$10,479
Paydowns received	(39)	—
Total gains or losses (realized/unrealized):
Included in earnings	—	—
Included in other comprehensive income	(1,375)	(819)

Ending balance	$7,019	$9,660

The Company’s impaired loans that are measured using the fair value of the underlying collateral are measured on a non-recurring basis. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” At March 31, 2009, $48.7 million of the total impaired loans were evaluated based on the fair value of the collateral. The fair value of the collateral is determined by obtaining an observable market price or by obtaining an appraised value with management applying selling and other discounts to the underlying collateral value. If an appraised value is not available, the fair value of the impaired loan is determined by an adjusted appraised value including unobservable cash flows.

The fair values of the impaired loans based on the fair value of the collateral were measured at March 31, 2009 and December 31, 2008 using the following:

		Quoted Prices or	Significant	Significant
		Identical Assets in	Other Observable	Unobservable
	March 31,	Active Markets	Inputs	Inputs
	2009	(Level 1)	(Level 2)	(Level 3)
(In thousands)

Assets:
Impaired loans	$48,695	$—	$—	$48,695

		Quoted Prices or	Significant	Significant
		Identical Assets in	Other Observable	Unobservable
	December 31,	Active Markets	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)
(In thousands)

Assets:
Impaired loans	$37,098	$—	$—	$37,098

Loans which are measured for impairment using the fair value of collateral for collateral dependent loans, had a gross carrying amount of $60.3 million, with an associated valuation allowance of $11.6 million for a fair value of $48.7 million at March 31, 2009. The provision for loan losses for the quarter ended March 31, 2009, included $8.9 million of specific allowance allocations for impaired loans.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	STOCK COMPENSATION AND RESTRICTED STOCK AWARDS

Under the Company’s Stock and Incentive Plan (the “Plan”), officers, directors, and key employees may be granted incentive stock options to purchase the Company’s common stock at no less than 100% of the market price on the date the option is granted. Options can be granted to become exercisable immediately or after a specified vesting period or may be issued subject to performance targets. In all cases, the options have a maximum term of ten years. The Plan also permits the issuance of nonqualified stock options, stock appreciation rights, restricted stock, and restricted stock units. The Plan authorizes a total of 3,900,000 shares for issuance. There are 1,546,267 shares remaining for issuance under the Plan at March 31, 2009. It is the Company’s policy to issue new shares of its common stock in conjunction with the exercise of stock options or grants of restricted stock.

No employee stock options were exercised during the first quarter of 2009. Total employee stock options outstanding at March 31, 2009 were 649,477 with exercise prices ranging between $1.15 and $22.03, with a weighted average exercise price of $8.55, and expiration dates between 2009 and 2019. During the first quarter of 2009, 288,693 stock options were granted with an exercise price of $1.15, which will vest over the service period of three years.

Information about option grants follows:

		Weighted Average	Weighted Average
	Number of	Exercise Price	Grant- Date Fair
	Options	Per Share	Value Per Share

Outstanding at December 31, 2008	379,371	$14.28	$4.80
Granted	288,693	1.15	0.66
Exercised	—	—	—
Forfeited	(18,587)	10.59	2.92

Outstanding at March 31, 2009	649,477	8.55	3.01

Employee compensation expense for stock options previously granted was recorded in the consolidated income statement based on the grant’s vesting schedule. Forfeitures of stock option grants are estimated for those stock options where the requisite service is not expected to be rendered. The grant-date fair value for each grant was calculated using the Black-Scholes option pricing model. The following table reflects the stock options granted in 2009.

2009

Fair value	$0.66
Risk-free interest rate	2.78%
Expected option life	7.5 years
Expected stock price volatility	52.54%

Employee compensation expense related to stock options was $14,000 and $5,000 for the three months ended March 31, 2009 and 2008. The total compensation cost related to nonvested stock options not yet recognized was $182,000 at March 31, 2009 and the weighted average period over which this cost is expected to be recognized is 33 months.

Under the Plan, officers, directors, and key employees may also be granted awards of restricted shares of the Company’s common stock. Holders of restricted shares are entitled to receive cash dividends paid to the Company’s common stockholders and have the right to vote the restricted shares prior to vesting. The existing restricted share grants vest over various time periods not exceeding five years and some may be accelerated subject to achieving certain performance targets. Compensation expense for the restricted shares equals the market price of the related stock at the date of grant and is amortized on a straight-line basis over the vesting period. All restricted shares had a grant-date fair value equal to the market price of the underlying common stock at date of grant.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the three months ended March 31, 2009 and 2008, the Company recognized $366,000 and $868,000, respectively, in compensation expense related to the restricted stock grants. The total compensation cost related to nonvested restricted shares not yet recognized was $3.7 million at March 31, 2009 and the weighted average period over which this cost is expected to be recognized is 34 months.

Information about unvested restricted shares outstanding and quarterly activity follows:

	Number of	Weighted Average
	Restricted	Grant-Date Fair Value
	Shares	Per Share

Outstanding at December 31, 2008	609,901	$16.42
Granted	128,970	1.15
Vested	(47,896)	15.80
Forfeited	(63,836)	18.65

Outstanding at March 31, 2009	627,139	13.09

NOTE 10 —	SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Company and various members of senior management have entered into a Supplemental Executive Retirement Plan (“SERP”). The SERP is an unfunded plan that provides for guaranteed payments, based on a percentage of the individual’s final salary, for 15 years after age 65. The benefit amount is reduced if the individual retires prior to age 65.

Effective April 1, 2008, the SERP agreements with employees constituted a pension plan under SFAS No. 87, “Employers’ Accounting for Pensions.” The objective of SFAS No. 87 is to recognize the compensation cost of pension benefits (including prior service cost) over that employee’s approximate service period. Included in salaries and benefits expense in the statements of income was $319,000 and $742,000 of expense related to the SERP for the three months ended March 31, 2009 and 2008, respectively. The expense related to the SERP for the three months ended March 31, 2008 was calculated under Accounting Principles Board Opinion No. 12, “Omnibus Opinion — 1967.” The benefit obligation was $6.7 million and $6.4 million as of March 31, 2009 and December 31, 2008, respectively.

The following is a summary of changes in the benefit obligation for the three months ended March 31, 2009 (in thousands):

Beginning balance	$6,403
Service cost	206
Interest cost	89
Distributions	(20)

Ending balance	$6,678

The prior service cost amortization expense for the three months ended March 31, 2009 was $15,000, net of tax.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11 —	INCOME TAXES

The difference between the provision for income taxes in the consolidated financial statements and amounts computed by applying the current federal statutory income tax rate of 35% to income before income taxes is reconciled as follows:

	Three Months Ended March 31,
	2009		2008
	(In thousands)

Income taxes computed at the statutory rate	$(3,611)	35.0%	$(3,501)	35.0%
Tax-exempt interest income on securities and loans	(229)	2.2	(197)	2.0
General business credits	(609)	5.9	(130)	1.3
State income taxes, net of federal tax benefit due to state operating loss	(523)	5.1	(732)	7.3
Life insurance cash surrender value increase, net of premiums	(293)	2.8	(300)	3.0
Dividends received deduction	—	—	(301)	3.0
Nondeductible costs and other, net	269	(2.6)	574	(5.7)

Benefit for income taxes	$(4,996)	48.4%	$(4,587)	45.9%

The Company recognizes interest related to unrecognized tax benefits and penalties, if any, in income tax expense. During the period ended March 31, 2009 an audit was completed by the Illinois Department of Revenue for the years 2003 through 2005. The results of the audit were consistent with the tax reserves previously recorded. The primary issue related to the exclusion from taxable income of interest on certain state qualified U.S. obligations.

An Illinois Department of Revenue audit has commenced for Royal American Corporation (“Royal American”) for the years 2005 through June 2006. Royal American was acquired by the Company on July 1, 2006. The Company is responsible for all taxes related to Royal American including periods prior to its acquisition. The Company does not anticipate any adjustments that would result in significant change to its financial position as a result of the audit. It is reasonably possible that the gross balance of unrecognized tax benefits may change within the next twelve months. Years that remain subject to examination include 2005 to present for federal, 2003 to present for Illinois, 2005 to present for Indiana, and 2005 to present for federal and Illinois for various acquired entities.

MIDWEST BANC HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	EARNINGS PER SHARE

	Three Months Ended March 31,
	2009	2008
	(In thousands, except per share data)
Net loss	$(5,320)	$(5,416)
Series A preferred stock dividends	836	835
Series T preferred stock dividends	1,059	—
Series T preferred stock discount accretion	228	—
Income allocated to participating securities(1)	—	—

Loss available to common stockholders	$(7,443)	$(6,251)

Basic
Weighted average common shares outstanding	27,925	27,838

Basic earnings per share	$(0.27)	$(0.22)

Diluted
Weighted average common shares outstanding	27,925	27,838
Dilutive effect of stock options(2)	—	—
Dilutive effect of restricted stock(2)	—	—

Diluted average common shares	27,925	27,838

Diluted earnings per share	$(0.27)	$(0.22)

(1)	No adjustment for unvested restricted shares was included in the computation of loss available to common stockholders for any period there was a loss. See Note 2 — New Accounting Pronouncements.

(2)	No shares of stock options or restricted stock were included in the computation of diluted earnings per share for any period there was a loss.

Options to purchase 649,477 shares at a weighted average exercise price of $8.55 and 259,580 shares at $15.53 were not included in the computation of diluted earnings per share for the three months ended March 31, 2009 and 2008, respectively, because the option exercise prices were greater than the average market price of the common stock and the options were, therefore, anti-dilutive. The warrant to purchase 4,282,020 shares at an exercise price of $2.97 was not included in the computation of diluted earnings per share because the warrant’s exercise price was greater than the average market price of common stock and was, therefore, anti-dilutive. The dilutive effect of the 627,139 and 636,718 shares of restricted stock was not included because of the anti-dilutive effect for the three months ended March 31, 2009 and 2008, respectively. Because of their anti-dilutive effect, the shares that would be issued if the Series A noncumulative redeemable convertible perpetual preferred stock were converted are not included in the computation of diluted earnings per share for the three months ended March 31, 2009 and 2008.

Note 13 —	Credit Agreements

The Company’s credit agreements with a correspondent bank at March 31, 2009 and December 31, 2008 consisted of a revolving line of credit, a term note loan, and a subordinated debenture in the amounts of $8.6 million, $55.0 million, and $15.0 million, respectively.

The revolving line of credit had a maximum availability of $25.0 million, an interest rate of one-month LIBOR plus 155 basis points, and matures on April 3, 2009. In April 2009, the Company renewed the revolving line of credit for sixty days with a maximum availability of $15.0 million and an interest rate of one-month LIBOR plus 155 basis points with an interest rate floor of 4.25%.

The term note had an interest rate of one-month LIBOR plus 155 basis points at March 31, 2009 and matures on September 28, 2010. The subordinated debt had an interest rate of one-month LIBOR plus 350 basis points at March 31, 2009, matures on March 31, 2018, and qualifies as Tier 2 capital.

The revolving line of credit and term note included the following covenants at March 31, 2009: (1) the Bank must not have nonperforming loans (loans on nonaccrual status and 90 days or more past due and troubled-debt restructured loans) in excess of 3.00% of total loans, (2) the Bank must report a quarterly profit, excluding charges related to acquisitions, and (3) the Bank must remain well capitalized. At March 31, 2009, the Company was in violation of two of these debt covenants, (1) and (2), and is currently seeking covenant waivers. It is also negotiating with the lender for a renewal of the revolving line of credit for a longer period and for revisions to other terms of both loans, including the covenants. In connection therewith the Company has agreed to provide additional information, including credit quality projections, to the lender. Management expects that the Company will also violate the nonperforming loans covenant in future quarters unless the credit agreements are renegotiated. If the lender does not waive the covenant violations, $8.6 million outstanding under the revolving line of credit and $55.0 million outstanding under the term loan would become due.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In thousands, except share and per share data)

ASSETS
Cash	$61,330	$70,111
Federal funds sold and other short-term investments	1,735	14,388

Total cash and cash equivalents	63,065	84,499
Securities available-for-sale, at fair value	621,949	710,881
Securities held-to-maturity, at amortized cost (fair value:
$30,387 at December 31, 2008 and $36,912 at December 31, 2007)	30,267	37,601

Total securities	652,216	748,482
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	31,698	29,264
Loans	2,509,759	2,474,327
Allowance for loan losses	(44,432)	(26,748)

Net loans	2,465,327	2,447,579
Cash surrender value of life insurance	84,675	81,166
Premises and equipment, net	38,313	41,821
Foreclosed properties	12,018	2,220
Core deposit and other intangibles, net	14,683	17,044
Goodwill	78,862	160,407
Other assets	129,355	80,300

Total assets	$3,570,212	$3,692,782

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$334,495	$321,317
Interest-bearing	2,078,296	2,136,831

Total deposits	2,412,791	2,458,148
Federal funds purchased	—	81,000
Revolving note payable	8,600	2,500
Securities sold under agreements to repurchase	297,650	283,400
Advances from the Federal Home Loan Bank	380,000	323,439
Junior subordinated debentures	60,791	60,724
Subordinated debt	15,000	—
Term note payable	55,000	70,000
Other liabilities	34,546	38,407

Total liabilities	3,264,378	3,317,618

Commitments and contingencies (see note 18)
Stockholders’ Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized;
Series A, $2,500 liquidation preference, 17,250 shares issued and outstanding at December 31, 2008 and 2007 Series T, $1,000 liquidation preference, 84,784 shares issued and outstanding at December 31, 2008 and none issued at December 31, 2007	1	—
Common stock, $0.01 par value, 64,000,000 shares authorized; 29,530,878 shares issued and 27,892,578 outstanding at December 31, 2008 and 29,275,687 shares issued and 27,803,794 outstanding at December 31, 2007	296	293
Additional paid-in capital	383,491	300,762
Warrant	5,229	—
(Accumulated deficit) retained earnings	(66,325)	102,762
Accumulated other comprehensive loss	(2,122)	(13,917)
Treasury stock, at cost (1,638,300 shares at December 31, 2008 and 1,471,893 shares at December 31, 2007)	(14,736)	(14,736)

Total stockholders’ equity	305,834	375,164

Total liabilities and stockholders’ equity	$3,570,212	$3,692,782

See accompanying notes to consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share data)

Interest income
Loans	$151,120	$155,044	$123,854
Loans held for sale	—	89	125
Securities
Taxable	33,157	34,787	30,325
Exempt from federal income taxes	2,316	2,269	3,570
Trading securities	—	2	189
Dividend income from Federal Reserve Bank and Federal Home Loan Bank stock	741	839	693
Federal funds sold and other short-term investments	327	839	506

Total interest income	187,661	193,869	159,262

Interest expense
Deposits	66,025	76,692	57,518
Federal funds purchased and FRB discount window advances	2,064	1,829	1,526
Revolving note payable	474	186
Securities sold under agreements to repurchase	13,262	11,302	10,387
Advances from the Federal Home Loan Bank	11,824	14,769	9,808
Junior subordinated debentures	3,696	5,275	4,741
Subordinated debt	707	—	—
Term note payable	2,643	1,184	—

Total interest expense	100,695	111,237	83,980

Net interest income	86,966	82,632	75,282
Provision for loan losses	71,765	4,891	12,050

Net interest income after provision for loan losses	15,201	77,741	63,232

Noninterest income
Service charges on deposit accounts	7,742	6,697	5,733
Net (losses) gains on securities transactions	(16,596)	32	(153)
Impairment loss on securities	(65,387)	—	—
Net trading profits	—	—	624
(Loss) gains on sale of loans	(75)	443	760
Insurance and brokerage commissions	2,024	2,287	1,990
Trust	1,623	1,857	919
Increase in cash surrender value of life insurance	3,509	3,063	2,394
Gain on sale of property	15,196	—	—
Gain on extinguishment of debt	—	—	1,250
Other	1,368	1,098	1,034

Total noninterest (loss) income	(50,596)	15,477	14,551

Noninterest expense
Salaries and employee benefits	50,389	42,215	34,476
Occupancy and equipment	12,714	9,482	7,076
Professional services	8,590	5,470	4,971
Goodwill impairment	80,000	—	—
Loss on extinguishment of debt	7,121	—	—
Marketing	2,706	2,309	2,049
Foreclosed properties	332	34	311
Amortization of intangible assets	2,361	1,702	1,002
Merger related	271	1,312	1,595
Other	13,467	8,871	7,135

Total noninterest expense	177,951	71,395	58,615

(Loss) income before income taxes	(213,346)	21,823	19,168
(Benefit) provision for income taxes	(55,073)	3,246	1,422

Net (loss) income	(158,273)	18,577	17,746
Preferred stock dividends	3,728	204	—
Income allocated to participating securities	—	325	217

Net (loss) income available to common stockholders	$(162,001)	$18,048	$17,529

Basic (loss) earnings per share	$(5.82)	$0.71	$0.75

Diluted (loss) earnings per share	$(5.82)	$0.71	$0.74

Cash dividends declared per common share	$0.26	$0.52	$0.51

See accompanying notes to consolidated financial statements

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					(Accumulated		Accumulated
			Additional		Deficit)		Other		Total
	Preferred	Common	Paid in		Retained	Restricted	Comprehensive	Treasury	Stockholders’
	Stock	Stock	Capital	Warrant	Earnings	Stock	Loss	Stock	Equity
	(In thousands, except share and per share data)

Balance, December 31, 2005	$—	$221	$134,857	$—	$92,121	$(3,013)	$(7,606)	$(454)	$216,126
Cash dividends declared ($0.51 per share)	—	—	—	—	(12,060)	—	—	—	(12,060)
Issuance of 2,865,933 shares of stock upon acquisition	—	29	63,738	—	—	—	—	—	63,767
Issuance of common stock upon exercise of 151,894 stock options, net of tax benefits	—	2	2,551	—	—	—	—	—	2,553
Purchase of 204,188 treasury shares	—	—	—	—	—	—	—	(4,770)	(4,770)
Reclassification of restricted stock in conjunction with the adoption of FAS 123(R)	—	—	(3,013)	—	—	3,013	—	—	—
Issuance of 347,179 shares of restricted stock	—	3	(3)	—	—	—	—	—	—
Forfeiture of 9,250 shares of restricted stock	—	—	120	—	—	—	—	(120)	—
Stock-based compensation expense	—	—	2,547	—	—	—	—	—	2,547
Comprehensive income
Net income	—	—	—	—	17,746	—	—	—	17,746
Net increase in fair value of securities classified as available-for-sale, net of income taxes and reclassification adjustments	—	—	—	—	—	—	1,333	—	1,333

Total comprehensive income									19,079

Balance, December 31, 2006	—	255	200,797	—	97,807	—	(6,273)	(5,344)	287,242
Cash dividends declared ($11.84 per share) on preferred stock	—	—	—	—	(204)	—	—	—	(204)
Cash dividends declared ($0.52 per share) on common stock	—	—	—	—	(13,418)	—	—	—	(13,418)
Issuance of 17,250 shares of preferred stock, net of issuance costs	—	—	41,441	—	—	—	—	—	41,441
Issuance of 3,680,725 shares of stock upon acquisition	—	37	54,953	—	—	—	—	—	54,990
Issuance of common stock upon exercise of 36,443 stock options, net of tax benefits	—	—	429	—	—	—	—	—	429
Purchase of 661,500 treasury shares	—	—	—	—	—	—	—	(9,392)	(9,392)
Issuance of 59,700 shares of restricted stock	—	1	(1)	—	—	—	—	—	—
Stock-based compensation expense	—	—	3,143	—	—	—	—	—	3,143
Comprehensive income
Net income	—	—	—	—	18,577	—	—	—	18,577
Net decrease in fair value of securities classified as available-for-sale, net of income taxes and reclassification adjustments	—	—	—	—	—	—	(7,644)	—	(7,644)

Total comprehensive income									10,933

Balance, December 31, 2007	—	293	300,762	—	102,762	—	(13,917)	(14,736)	375,164
Cash dividends declared ($193.75 per share) on preferred stock	—	—	—	—	(3,342)	—	—	—	(3,342)
Cash dividends declared ($0.26 per share) on common stock	—	—	—	—	(7,404)	—	—	—	(7,404)
Issuance of 84,784 shares of preferred stock	1	—	79,554	—	—	—	—	—	79,555
Issuance of warrant to purchase 4,282,020 shares of common stock	—	—	—	5,229	—	—	—	—	5,229
Issuance of common stock upon exercise of 16,500 stock options, net of tax benefits	—	—	178	—	—	—	—	—	178
Issuance of 24,168 shares of common stock to employee stock purchase plan	—	—	35	—	—	—	—	—	35
Issuance of 278,324 shares of restricted stock	—	3	(3)	—	—	—	—	—	—
Accreted discount on preferred stock	—	—	68	—	(68)	—	—	—	—
Stock-based compensation expense	—	—	2,897	—	—	—	—	—	2,897
Comprehensive income
Net loss	—	—	—	—	(158,273)	—	—	—	(158,273)
Prior service cost resulting from the application of SFAS No. 87, net of income taxes	—	—	—	—	—	—	(433)	—	(433)
Net decrease in the projected benefit obligation, net of income taxes	—	—	—	—	—	—	(240)	—	(240)
Net increase in fair value of securities classified as available-for-sale, net of income taxes and reclassification adjustments	—	—	—	—	—	—	12,468	—	12,468

Total comprehensive loss									(146,478)

Balance, December 31, 2008	$1	$296	$383,491	$5,229	$(66,325)	$—	$(2,122)	$(14,736)	$305,834

See accompanying notes to consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Cash flows from operating activities
Net (loss) income	$(158,273)	$18,577	$17,746
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation	4,206	3,288	2,546
Provision for loan losses	71,765	4,891	12,050
Amortization of other intangibles and purchase accounting adjustments	989	912	933
Goodwill impairment charge	80,000	—	—
Proceeds from sales of trading securities, net	—	—	624
Amortization of premiums and discounts on securities, net	630	819	832
Realized loss(gain) on sales of securities	16,596	(32)	153
Impairment loss on securities	65,387	—	—
Net gain on sales of trading securities	—	—	(624)
Net gain on sales of mortgage loans	—	(443)	(760)
Originations of loans held for sale	—	(40,800)	(61,163)
Proceeds from sales of loans held for sale	—	43,915	61,163
Loss on sale of loans	75	—	—
Gain on sale of property	(15,196)	—	—
Loss of early extinguishment of debt	7,121	—	—
Increase in cash surrender value of life insurance	(3,509)	(3,063)	(2,394)
Deferred income taxes	(43,757)	(323)	5,373
Loss on sale of other real estate, net	222	12	—
Amortization of unearned stock based compensation	2,897	3,085	2,501
Change in other assets	(12,122)	7,602	(15,943)
Change in other liabilities	(15)	(14,569)	10,978

Net cash provided by operating activities	17,016	23,871	34,015

Cash flows from investing activities
Sales of securities available-for-sale	108,770	189,495	101,730
Redemption of Federal Reserve Bank and Federal Home Loan Bank stock	1,000	499	1,427
Sales of securities held-to maturity	4,262	2,039	—
Maturities of securities available-for-sale	137,725	93,571	16,500
Principal payments on securities available-for-sale	50,875	69,254	77,164
Purchases of securities available-for-sale	(270,533)	(428,468)	(80,771)
Purchases of Federal Reserve Bank and Federal Home Loan Bank stock	(4,974)	(3,128)	(8,931)
Maturities of securities held-to-maturity	—	430	4,435
Principal payments on securities held-to-maturity	2,966	5,665	8,829
Purchase of mortgage loans	—	(5,776)	(10,014)
Proceeds from sale of mortgages	5,789	—	—
Loan originations and principal collections, net	(103,298)	(85,378)	(98,312)
Proceeds from sale of branch property	18,259	—	4,403
Cash paid, net of cash and cash equivalents in acquisition	—	(71,658)	(41,044)
Proceeds from sale of other real estate	244	225	8,779
Investment in life insurance	—	—	(5,926)
Additions to property and equipment	(3,889)	(3,869)	(5,178)

Net cash used in investing activities	(52,804)	(237,099)	(26,909)

MIDWEST BANC HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Cash flows from financing activities
Net (decrease) increase in deposits	(44,997)	29,324	(32,218)
Payments of junior subordinated debt owed to unconsolidated trusts	—	(15,000)	—
Proceeds from borrowings	289,600	192,500	365,000
Repayments on borrowings	(234,075)	(120,000)	(200,000)
Preferred cash dividends paid	(3,342)	(204)	—
Common cash dividends paid	(11,076)	(13,004)	(11,439)
Change in federal funds purchased and securities sold under agreements to repurchase	(66,750)	91,151	(95,729)
Issuance of common stock to employee stock purchase plan	35	—	—
Issuance of preferred stock and warrant	84,784	41,441	—
Repurchase of common stock	—	(9,392)	(4,770)
Proceeds from issuance of treasury stock under stock option plan	175	379	1,983

Net cash provided by financing activities	14,354	197,195	22,827

(Decrease) increase in cash and cash equivalents	(21,434)	(16,033)	29,933
Cash and cash equivalents at beginning of year	84,499	100,532	70,599

Cash and cash equivalents at end of year	$63,065	$84,499	$100,532

Supplemental disclosures
Cash paid during the year for:
Interest	$103,436	$109,483	$80,191
Income taxes	2,700	10,100	2,811
Dividends declared not paid	$—	$3,672	$3,258
Acquisition
Noncash assets acquired	$—	$624,270	$619,835
Liabilities assumed	—	497,622	$515,024

Net noncash assets acquired	$—	$126,648	$104,811

Cash and cash equivalents acquired	$—	$10,066	$24,363

See accompanying notes to consolidated financial statements.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 —	Nature of Operations

Midwest Banc Holdings, Inc. (the “Company”) is a bank holding company organized under the laws of the State of Delaware. Through its commercial bank and non-bank subsidiaries, the Company provides a full line of financial services to corporate and individual customers located in the greater Chicago metropolitan area. These services include demand, time, and savings deposits; lending; brokerage and insurance products; and trust services. While the Company’s management monitors the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. The Company operates in one business segment, community banking, providing a full range of services to individual and corporate customers. The following disclosures are all related to continuing operations. The Company acquired Northwest Suburban Bancorp., Inc. and Royal American Corporation effective October 1, 2007 and July 1, 2006, respectively. See Note 3 — Business Combinations for more details.

Note 2 —	Summary of Significant Accounting Policies

Basis of Presentation:  The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiary, Midwest Bank and Trust Company (the “Bank”). Included in the Bank are its wholly owned subsidiaries MBTC Investment Company, Midwest Funding, L.L.C., and Midwest Financial and Investment Services, Inc. (formerly known as Royal American Investment Services, Inc.). Significant intercompany balances and transactions have been eliminated.

Use of Estimates:  The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change are the allowance for loan losses, income taxes, and the fair value of financial instruments.

Cash and Cash Equivalents:  Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was $3.0 million at December 31, 2008.

Securities:  Securities are classified as held-to-maturity when the Company has the ability and the positive intent to hold those securities to maturity. Accordingly, they are stated at cost adjusted for amortization of premiums and accretion of discounts. Securities are classified as available-for-sale when the Company may decide to sell those securities due to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income. Interest income is reported net of amortization of premium and accretion of discount. Realized gains and losses on disposition of securities available-for-sale are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method. Trading securities are carried at fair value. Realized and unrealized gains and losses on trading securities are recognized in the statement of income as they occur. No trading securities were held at December 31, 2008 or 2007. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary, if any, are reflected in earnings as realized losses. In estimating other-than-temporary losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans:  Loans are reported net of the allowance for loan losses and deferred fees. Impaired loans are carried at the present value of expected future cash flows or the fair value of the related collateral, if the loan is considered to be collateral dependent. Interest on loans is included in interest income over the term of the loan based upon the

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

principal balance outstanding. The accrual of interest on loans is discontinued at the time the loan becomes 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Deferred Loan Fees and Costs:  Loan origination fees and origination costs are deferred and amortized over the life of the loan as an adjustment to yield.

Allowance for Loan Losses:  The allowance for loan losses represents management’s estimate of probable credit losses inherent in the loan portfolio. Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows and collateral values on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

The Company’s methodology for determining the allowance for loan losses represents an estimation pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies,” and SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The allowance reflects expected losses resulting from analyses developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on regular analyses of all loans over $300,000 where the internal credit rating is at or below a predetermined classification. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values. The allowance for loan losses also includes consideration of concentrations and changes in portfolio mix and volume, and other qualitative factors. In addition, regulatory agencies, as an integral part of their examinations, may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

There are many factors affecting the allowance for loan losses; some are quantitative while others require qualitative judgment. The process for determining the allowance includes subjective elements and, therefore, may be susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provision for loan losses could be required that could adversely affect earnings or financial position in future periods.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of a similar nature such as residential mortgage and consumer loans and on an individual basis for other loans that exceed a set threshold. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Cash Surrender Value of Life Insurance:  The Company has purchased life insurance policies on certain executive and other officers. Life insurance is recorded at its cash surrender value or the amount that can be realized.

Premises and Equipment:  Premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization, included in operating expenses, are computed on the straight-line method over the estimated useful lives of the assets ranging from three to thirty-nine years. The cost of maintenance and repairs is charged to income as incurred; significant improvements are capitalized.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreclosed Properties:  Real estate acquired in settlement of loans is recorded at fair value when acquired, establishing a new cost basis. Expenditures that increase the fair value of properties are capitalized as an adjustment to the cost basis. If fair value declines below the cost basis, a valuation allowance is recorded through expense.

Core Deposit and Other Intangibles:  Other intangible assets consist of core deposit and acquired customer relationship intangible assets arising from whole bank, branch, and non-bank acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives.

Goodwill:  Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired net tangible assets and identifiable intangible assets. Goodwill is not amortized but assessed at least annually, at September 30, for impairment, and any such impairment is recognized in the period it is identified.

Income Taxes:  Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Deferred taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax laws. Changes in enacted tax rates and laws are reflected in the financial statements in the periods they occur. Deferred tax assets are reduced by a valuation allowance when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Securities Sold Under Agreements to Repurchase:  All securities sold under agreements to repurchase represent amounts advanced by various primary dealers. Securities are pledged to secure these liabilities.

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Fair Value of Financial Instruments and Derivatives:  Fair values of financial instruments, including derivatives, are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. There is no readily available market for a significant portion of the Company’s financial instruments. Accordingly, fair values are based on various factors relative to expected loss experience, current economic conditions, risk characteristics, and other factors. The assumptions and estimates used in the fair value determination process are subjective in nature and involve uncertainties and significant judgment. As a consequence, fair values cannot be determined with precision. Changes in assumptions or in market conditions could significantly affect these estimates.

Stock Compensation:  Employee compensation cost relating to share-based payment transactions, including grants of employee stock options and restricted stock awards, are measured at fair value and recognized in the financial statements as prescribed by SFAS No. 123(R), “Share-Based Payment.” The Company adopted SFAS No. 123(R) in 2006 using the modified prospective method. Employee compensation expense for stock options and restricted stock granted is recorded in the consolidated income statement based on the grant’s vesting schedule. Forfeitures of stock options and restricted stock grants are estimated for those grants where the requisite service is not expected to be rendered. The grant-date fair value for each stock options grant is calculated using the Black-Scholes option pricing model.

Comprehensive Income:  Comprehensive income includes both net income and other comprehensive income elements, including the change in unrealized gains and losses on securities available-for-sale as well as the prior service cost and unrealized gains and losses related to the projected benefit obligation of the Supplemental Executive Retirement plan, net of tax.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings Per Common Share:  Basic earnings per common share is net income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options, the warrant, and restricted stock awards as well as under the “if converted” method for the noncumulative redeemable convertible perpetual preferred stock. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Dividend Restriction:  Banking regulations require the Company and the Bank to maintain certain capital levels and may limit the dividends paid by the Bank to the Company or by the Company to stockholders. The Company will only be able to pay dividends with the approval of the U.S. Treasury Department.

Reclassifications:  Certain items in the prior year financial statements were reclassified to conform to the current year’s presentation. Such reclassifications had no effect on net income.

Accounting Pronouncements:

In June 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting and reporting for uncertainties in the application of income tax laws, providing a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax positions taken or expected to be taken in income tax returns. The Company’s adoption of FIN 48 on January 1, 2007 did not have a material impact on the Company’s consolidated financial position and results of operations. See Note 22 — Income Taxes for more details.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” to provide guidance in the process of quantifying financial statement misstatements. SAB No. 108 requires registrants to quantify an error under two methods: (1) quantify the misstatement based on the amount of the error originating in the current-year income statement (“Rollover Approach”) and (2) quantify the misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current-year irrespective of the misstatement’s year(s) origination (“Iron Curtain Approach”). Consequently, a registrant’s financial statements would require adjustment when either approach results in quantifying a misstatement that is material, after considering all relevant quantitative and qualitative factors. SAB No. 108 was effective for financial statements issued for fiscal years ending after November 15, 2006. The application of SAB No. 108 as of January 1, 2007 did not have any impact on the Company’s results of operations or financial position.

The Company adopted SFAS No. 157, “Fair Value Measurements,” on January 1, 2008, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements where the FASB had previously concluded in those pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new financial assets or liabilities to be measured at fair value. In February 2008, FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB Statement No. 157.” This FSP delays the effective dates of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. In October 2008, the FASB issued Staff Position 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (“FSP No. 157-3”), which clarifies the application of SFAS No. 157 in an inactive market and provides an illustrative example to demonstrate how the fair value of a financial asset is to be determined when the market for that financial asset is not active. FSP No. 157-3 became effective for the Company’s interim financial statements as of September 30, 2008 and did not significantly impact the methods by which the Company determines the fair values of its financial assets. The adoption of SFAS No. 157 did not have a material effect on the Company’s results of operations or consolidated financial position. See Note 17 — Fair Value for more information.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2007, FASB issued SFAS No. 141(R), “Business Combinations,” which replaces the current standard on business combinations, modifies the accounting for business combinations and requires, with limited exceptions, the acquirer in a business combination to recognize all of the assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree at the acquisition-date, at fair value. SFAS No. 141(R) also requires certain contingent assets and liabilities acquired as well as contingent consideration to be recognized at fair value. In addition, the statement requires payments to third parties for consulting, legal, audit, and similar services associated with an acquisition to be recognized as expenses when incurred rather than capitalized as part of the cost of the acquisition. SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008 and early adoption is not permitted.

In June 2008, the FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF No. 07-5”). EITF No. 07-5 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF No. 07-5 applies to any freestanding financial instrument or embedded feature that has all of the characteristics of a derivative or freestanding instrument that is potentially settled in an entity’s own stock (with the exception of share-based payment awards within the scope of SFAS 123(R)). To meet the definition of “indexed to own stock,” an instrument’s contingent exercise provisions must not be based on (a) an observable market, other than the market for the issuer’s stock (if applicable), or (b) an observable index, other than an index calculated or measured solely by reference to the issuer’s own operations, and the variables that could affect the settlement amount must be inputs to the fair value of a “fixed-for-fixed” forward or option on equity shares. EITF No. 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company does not anticipate a material effect on its results of operations or consolidated financial position from adopting EITF No. 07-5.

In December 2008, the FASB issued FASB Staff Position FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP No. FAS 140-4 and FIN 46(R)-8”). FSP No. FAS 140-4 and FIN 46(R)-8 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” and FIN No. 46, “Consolidation of Variable Interest Entities,” requiring additional disclosures about transfers of financial assets and the involvement with variable interest entities. These additional disclosures are intended to provide greater transparency about a transferor’s continuing involvement with transferred assets and variable interest entities. FSP No. FAS 140-4 and FIN 46(R)-8 is effective for fiscal years ending after December 15, 2008. The adoption of FSP No. FAS 140-4 and FIN 46(R)-8 did not have a material effect on the Company’s results of operations or consolidated financial position.

In June 2008, the FASB issued Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method described in paragraphs 60 and 61 of SFAS No. 128, “Earnings per Share.”

The Company adopted FSP EITF 03-6-1 on January 1, 2009. The consolidated statement of operations and all basic and diluted earnings per share for the years ended December 31, 2008, 2007, and 2006 have been restated to give effect to an allocation of income to participating securities. This allocation reduced income available to common stockholders and decreased both basic and diluted earnings per share by $0.01 for the years ended December 31, 2007 and 2006. Note 23 has been updated to reflect the restated amounts and the unaudited earnings per share information in Notes 3 and 26 have been revised to reflect the impact of the change in accounting.

Note 3 —	Business Combinations

Northwest Suburban Bancorp, Inc.

On October 1, 2007, the Company acquired Northwest Suburban Bancorp, Inc. (“Northwest Suburban”), in a cash and stock merger transaction. The agreement and plan of merger provided that the Company’s stock comprise

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

up to 45% of the purchase price, at an exchange ratio of 2.4551 shares of Company common stock for each Northwest Suburban common share, and that the remainder be paid in cash at the rate of $42.75 for each share of Northwest Suburban common stock. The Company issued 3.7 million shares of common stock, paid $81.2 million in cash, and incurred $414,000 in acquisition costs which were capitalized for a total purchase price of $136.7 million at the closing on October 1, 2007. The Company used the proceeds from a $75.0 million term note it has under a borrowing facility with a correspondent bank to pay for a portion of the cash requirement of the acquisition. Northwest Suburban was merged into the Company, thus canceling 100% of Northwest Suburban’s voting shares outstanding.

The acquisition of Northwest Suburban constituted a business combination under SFAS No. 141, “Business Combinations,” and was accounted for using the purchase method. Accordingly, the purchase price was allocated to the respective assets acquired and liabilities assumed based on their estimated fair values on the date of acquisition. The excess of purchase price over the fair value of net assets acquired was recorded as goodwill, which is not deductible for tax purposes. The purchase price allocation was finalized in the third quarter of 2008. The results of operations of Northwest Suburban have been included in the Company’s results of operations since October 1, 2007, the date of acquisition.

The following are the adjustments made to record the transaction and to adjust Northwest Suburban’s assets and liabilities to their estimated fair values at acquisition.

(In thousands)

Purchase price of Northwest Suburban:
Market value of the Company’s stock issued	$55,137
Cash paid	81,163

Total consideration	136,300
Capitalized costs	414

Total cost	$136,714

Historical net assets of Northwest Suburban	$52,388
Fair market value adjustments:
Securities available-for-sale	(323)
Loans	(970)
Goodwill	80,550
Core deposit intangible	8,061
Premises and equipment	1,726
Deposits	(2,140)
Severance	(88)
Deferred taxes on purchase accounting adjustment	(2,490)

Total adjustments to record the transaction	$136,714

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following are the assets acquired and liabilities assumed from Northwest Suburban at October 1, 2007, including the adjustments made to record the transaction and to adjust the assets and liabilities to their estimated fair values.

		Fair Market
	Northwest	Value	As
	Suburban	Adjustment	Adjusted
	(In thousands)

Assets acquired:
Cash and cash equivalents	$10,066	$—	$10,066
Securities available-for-sale	57,920	(323)	57,597
Federal Reserve Bank and Federal Home Loan Bank stock	1,503	—	1,503
Loans, net	437,452	(970)	436,482
Cash value of life insurance	12,884	—	12,884
Premises and equipment, net	17,553	1,726	19,279
Core deposit intangible, net	—	8,061	8,061
Goodwill	—	80,550	80,550
Other assets	7,914	—	7,914

Total assets acquired	545,292	89,044	634,336

Liabilities assumed:
Deposits	468,520	2,140	470,660
Federal funds purchased	6,170	—	6,170
Advances from the Federal Home Loan Bank	3,500	—	3,500
Junior subordinated debentures	10,310	—	10,310
Other liabilities (including severance)	4,404	2,578	6,982

Total liabilities assumed	492,904	4,718	497,622

Assets acquired less liabilities assumed	$52,388	$84,326	$136,714

Royal American Corporation

Effective July 1, 2006, the Company acquired Royal American Corporation (“Royal American”), a bank holding company, in a cash and stock merger transaction. At acquisition, Royal American had total assets of $561.2 million. The Company’s stock comprised approximately 50% of the purchase price, at an exchange ratio of 3.58429 shares of Company common stock for each Royal American common share, and the remainder was paid in cash at the rate of $80 for each share of Royal American common stock. The Company issued 2.9 million common shares, paid $64.6 million in cash, and incurred $795,000 in costs which were capitalized for a total purchase price of $129.2 million. Royal American was merged into the Company, thus canceling 100% of Royal American’s voting shares outstanding.

The acquisition of Royal American constituted a business combination under SFAS No. 141, “Business Combinations,” and was accounted for using the purchase method. Accordingly, the purchase price was allocated to the respective assets acquired and liabilities assumed, based on their estimated fair values on the date of acquisition. The excess of purchase price over the fair value of net assets acquired was recorded as goodwill, which is not deductible for tax purposes. The purchase price allocation was finalized in the first quarter of 2007. The results of operations of Royal American have been included in the Company’s results of operations since July 1, 2006, the date of acquisition.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following are the adjustments made to record the transaction and to adjust Royal American’s assets and liabilities to their estimated fair values at July 1, 2006.

(In thousands)

Purchase price of Royal American:
Market value of the Company’s stock issued	$63,767
Cash paid	64,612

Total consideration	128,379
Capitalized costs	795

Total cost	$129,174

Historical net assets of Royal American	$44,606
Fair market value adjustments:
Loans	(2,837)
Goodwill	78,597
Core deposit intangible	10,488
Premises and equipment	41
Deposits	1,867
Federal Home Loan Bank Advance	146
Junior subordinated debenture	204
Deferred taxes on purchase accounting adjustment	(3,938)

Total adjustments to record the transaction	$129,174

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following are the assets acquired and liabilities assumed from Royal American at July 1, 2006, including the adjustments made to record the transaction and to adjust the assets and liabilities to their estimated fair values.

		Fair Market
	Royal	Value	As
	American	Adjustment	Adjusted
	(In thousands)

Assets acquired:
Cash and cash equivalents	$24,363	$—	$24,363
Securities available-for-sale	16,487	—	16,487
Federal Reserve Bank and Federal Home Loan Bank stock	1,427	—	1,427
Loans, net	497,376	(2,837)	494,539
Cash value of life insurance	12,467	—	12,467
Premises and equipment, net	1,254	41	1,295
Core deposit intangible, net	—	10,488	10,488
Goodwill	—	78,597	78,597
Other assets	4,535	—	4,535

Total assets acquired	557,909	86,289	644,198

Liabilities assumed:
Deposits	467,878	(1,867)	466,011
Federal funds purchased	30,000	—	30,000
Advances from the Federal Home Loan Bank	5,000	(146)	4,854
Junior subordinated debentures	10,310	(204)	10,106
Other liabilities	115	3,938	4,053

Total liabilities assumed	513,303	1,721	515,024

Assets acquired less liabilities assumed	$44,606	$84,568	$129,174

The following are the unaudited pro forma consolidated results of operations of the Company for the years ended December 31, 2007 and 2006 as though Northwest Suburban and Royal American had been acquired as of January 1, 2006.

	2007	2006
	(In thousands, except per share data)

Net interest income	$96,429	$106,061
Net income	16,983	20,386
Basic earnings per share	0.59	0.71
Diluted earnings per share	0.58	0.70

Included in the pro forma results of operations for the years ended December 31, 2007 and 2006 were merger-related expenses, primarily change-in-control and severance payments, investment banker, legal and audit fees, net of tax of $4.3 million and $6.8 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4 —	Securities

The amortized cost and fair value of securities available-for-sale and held-to-maturity are as follows:

	December 31, 2008
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)

Securities available-for-sale
Obligations of U.S. Treasury and U.S. government-sponsored entities(1)	$263,483	$1,952	$—	$265,435
Obligations of states and political subdivisions	57,309	241	(886)	56,664
Mortgage-backed securities(1)(2)	281,592	3,363	(1,276)	283,679
Equity securities(3)	2,749	—	(1,819)	930
Corporate and other debt securities	19,176	—	(3,935)	15,241

Total securities available-for-sale	$624,309	$5,556	$(7,916)	$621,949

Securities held-to-maturity
Obligations of states and political subdivisions	$1,251	$12	$—	$1,263
Mortgage-backed securities(1)(2)	29,016	138	(30)	29,124

Total securities held-to-maturity	$30,267	$150	$(30)	$30,387

(1)	Includes obligations of the Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA).

(2)	Includes obligations of the Government National Mortgage Association (GNMA).

(3)	Includes issues from government-sponsored entities (FNMA and FHLMC).

	December 31, 2007
		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
	(In thousands)

Securities available-for-sale
Obligations of U.S. government-sponsored entities(1)	$181,983	$1,630	$—	$183,613
Obligations of states and political subdivisions	60,985	550	(135)	61,400
Mortgage-backed securities(1)(2)	383,633	58	(4,651)	379,040
Equity securities(3)	85,139	—	(19,160)	65,979
Corporate and other debt securities	22,095	—	(1,246)	20,849

Total securities available-for-sale	$733,835	$2,238	$(25,192)	$710,881

Securities held-to-maturity
Obligations of states and political subdivisions	$1,254	$14	$—	$1,268
Mortgage-backed securities(1)(2)	36,347	8	(711)	35,644

Total securities held-to-maturity	$37,601	$22	$(711)	$36,912

(1)	Includes obligations of the FHLMC and FNMA.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	Includes obligations of the GNMA.

(3)	Includes issues from government-sponsored entities (FNMA and FHLMC).

The following is a summary of the fair value of securities held-to-maturity and available-for-sale with unrealized losses and the time period of those unrealized losses:

	December 31, 2008
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

Securities available-for-sale
Obligations of states and political subdivisions	$34,293	$(886)	$—	$—	$34,293	$(886)
Mortgage-backed securities
U.S. government-sponsored entities(1)	60,117	(198)	39,778	(1,078)	99,895	(1,276)
Equity securities(2)	899	(1,819)	—	—	899	(1,819)
Corporate and other debt securities	3,746	(287)	11,495	(3,648)	15,241	(3,935)

Total securities available-for-sale	99,055	(3,190)	51,273	(4,726)	150,328	(7,916)

Securities held-to-maturity
Obligations of states and political subdivisions	250	—	—	—	250	—
Mortgage-backed securities
U.S. government-sponsored entities(1)	—	—	20,521	(30)	20,521	(30)

Total securities held-to-maturity	250	—	20,521	(30)	20,771	(30)

Total temporarily impaired securities	$99,305	$(3,190)	$71,794	$(4,756)	$171,099	$(7,946)

(1)	Includes obligations of the FHLMC and FNMA.

(2)	Includes issues from government-sponsored entities (FNMA and FHLMC).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2007
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In thousands)

Securities available-for-sale
Obligations of states and political subdivisions	$5,121	$(35)	$9,900	$(100)	$15,021	$(135)
Mortgage-backed securities
U.S. government-sponsored entities(1)	39,127	(182)	331,054	(4,469)	370,181	(4,651)
Equity securities(2)	65,979	(19,160)	—	—	65,979	(19,160)
Corporate and other debt securities	10,479	(603)	10,370	(643)	20,849	(1,246)

Total securities available-for-sale	120,706	(19,980)	351,324	(5,212)	472,030	(25,192)

Securities held-to-maturity
Mortgage-backed securities
U.S. government agencies(3)	—	—	8,105	(54)	8,105	(54)
U.S. government-sponsored entities(1)	—	—	26,394	(657)	26,394	(657)

Total securities held-to-maturity	—	—	34,499	(711)	34,499	(711)

Total temporarily impaired securities	$120,706	$(19,980)	$385,823	$(5,923)	$506,529	$(25,903)

(1)	Includes obligations of the FHLMC and FNMA.

(2)	Includes issues from government-sponsored entities (FNMA and FHLMC).

(3)	Includes obligations of the GNMA.

The unrealized loss on available-for-sale securities is included, net of tax, in other comprehensive loss on the consolidated balance sheets. Management does not believe any individual unrealized loss as of December 31, 2008, identified in the preceding table, represents other-than-temporary impairment. These unrealized losses are primarily attributable to the current credit environment and turmoil in the market for securities related to the housing industry. The Company has both the intent and ability to hold each of the securities shown in the table for the time necessary to recover its amortized cost.

•	The unrealized loss for U.S. government-sponsored entities’ mortgage-backed securities relate primarily to debt securities issued by FNMA and FHLMC. Each of these securities has a stated maturity date. FNMA has an issuer rating of Aaa by Moody’s and a long-term issuer default rating of AAA by Fitch. FHLMC has senior secured and unsecured debt ratings of Aaa by Moody’s and a long-term issuer default rating of AAA by Fitch. These mortgage-backed securities are notes with a weighted average maturity of approximately 26 years and a weighted average interest rate of 4.06%.

•	The unrealized losses on corporate and other debt securities relate to securities which were rated A- or better by either Moody’s or S&P as of December 31, 2008. These debt securities have a weighted average maturity of approximately 19 years and a weighted average interest rate of 3.35%.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company recognized an other-than-temporary impairment charge of $17.6 million at March 31, 2008 on certain FNMA and FHLMC preferred equity securities with a cost basis of $85.1 million. In September 2008, the Company sold $16.9 million of the remaining $67.5 million recognizing a $16.7 million loss. The Company recognized an additional other-than-temporary impairment charge of $47.8 million at September 30, 2008 on the remaining securities and thereby reduced the amortized cost to their fair value of $2.7 million. Management believes this impairment was primarily attributable to economic conditions at that time, FNMA and FHLMC being placed into the Federal Housing Finance Agency’s conservatorship and the discontinued dividend payments. Since recovery did not appear likely in the near future, the Company recognized the impairment losses.

Securities with an approximate carrying value of $623.7 million and $600.2 million at December 31, 2008 and 2007 were pledged to secure public deposits, borrowings, and for other purposes as required or permitted by law. Included in securities pledged at December 31, 2008 and 2007 are $113.5 million and $183.9 million, respectively, which have been pledged for FHLB borrowings.

The amortized cost and fair value of securities by contractual maturity at December 31, 2008 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized
	Cost	Fair Value
	(In thousands)

Securities available-for-sale
Due in one year or less	$8,243	$8,369
Due after one year through five years	63,791	64,497
Due after five years through ten years	244,611	244,228
Due after ten years	23,323	20,246

	339,968	337,340
Mortgage-backed securities	281,592	283,679

Total debt securities	621,560	621,019
Equity securities	2,749	930

Total securities available-for-sale	$624,309	$621,949

Securities held-to-maturity
Due in one year or less	$—	$—
Due after one year through five years	451	455
Due after five years through ten years	800	808

	1,251	1,263
Mortgage-backed securities	29,016	29,124

Total securities held-to-maturity	$30,267	$30,387

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Proceeds from sales of securities available-for-sale and the realized gross gains and losses are as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Proceeds from sales	$108,770	$189,495	$101,730

Gross realized gains	$325	$893	$341
Gross realized losses	(17,111)	(831)	(494)

Net gains (losses) on securities transactions	$(16,786)	$62	$(153)

As permitted under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” certain securities held-to-maturity, where a substantial portion of their principal outstanding was collected and had a carrying value of $4.3 million were sold in 2008 at a gain of $151,000 and securities held-to-maturity with a carrying value of $2.1 million were sold in 2007 at a loss of $30,000. These securities had paid down to less than 15% of their original face value.

Note 5 —	Loans

Major classifications of loans are summarized as follows:

	December 31,
	2008		2007(1)
		% of Gross		% of Gross
	Amount	Loans	Amount	Loans
	(Dollars in thousands)

Commercial	$1,090,078	43.3%	$1,079,631	43.6%
Construction	366,178	14.6	464,583	18.8
Commercial real estate	729,729	29.1	627,928	25.4
Home equity	194,673	7.8	142,158	5.8
Other consumer	6,332	0.3	10,689	0.4
Residential mortgage	123,161	4.9	149,703	6.0

Total loans, gross	2,510,151	100.0%	2,474,692	100.0%
Net deferred fees	(392)		(365)

Total loans,net	$2,509,759		$2,474,327

(1)	Amounts have been reclassified to conform to current period presentation.

During the fourth quarter of 2007, the Company revised its classification of commercial loans and commercial real estate loans, changing its prior practice of classifying as commercial real estate loans all loans to businesses that included real estate as collateral (“collateral-based” classification). The classification of construction, home equity, and residential mortgages were also reviewed. The new method of presentation (“source of repayment” classification) recognizes that loans to owner-occupied businesses engaged in manufacturing, sales and/or services are commercial loans regardless of whether real estate is taken as collateral. These loans generally have a lower risk profile than traditional commercial real estate loans. They are primarily dependent on the borrower’s business-generated cash flows for repayment, not on the conversion of real estate that may be pledged as collateral. Loans related to rental income producing properties and properties intended to be sold will continue to be classified as commercial real estate loans. Completing this change in methodology involved a loan-by-loan review of the Company’s commercial and commercial real estate loans.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company reclassified $5.0 million and $1.9 million in overdraft deposits to loans as of December 31, 2008 and 2007, respectively.

Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”) addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in purchase business combinations and applies to all nongovernmental entities. SOP 03-3 does not apply to loans originated by the Company. The Company’s assessment of loans acquired in the acquisition of Northwest Suburban as of October 1, 2007 identified $5.9 million in acquired loans to which the application of the provisions of SOP 03-3 was required. As a result of the application of SOP 03-3, the Company recorded purchase accounting adjustments reflecting a reduction in loans of $2.0 million related to acquired impaired loans, thus reducing the carrying value of these loans to $3.9 million as of December 31, 2007. The carrying value of these loans was $778,000 as of December 31, 2008, and there continues to be no allowance for loan losses regarding these loans. The Company does not consider prepayments in the determination of contractual or expected cash flows.

The following is the carrying value by source of repayment category for loans subject to SOP 03-3:

	December 31,	December 31,
	2008	2007
	(In thousands)

Commercial	$531	$726
Construction	—	211
Commercial real estate	—	2,736
Residential mortgage	247	260

Total carrying value	$778	$3,933

The following is a summary of changes in the accretable yield for the year ended December 31, 2008 and 2007:

	2008	2007
	(In thousands)

Balance at beginning of period	$249	$—
Additions	—	393
Accretion	(216)	(144)

Balance at end of period	$33	$249

The full contractual payment was received on a loan originally accounted for under SOP 03-3, and goodwill was reduced in second quarter of 2008 by the remaining fair value adjustment of that loan.

Note 6 —	Related Party Transactions

Certain executive officers, directors, and their related interests are loan customers of the Bank. These loans were made under comparable terms as for non-related parties and were determined to be arms-length transactions. A summary of loans made by the Bank to or for the benefit of directors, executive officers, and their related interests is as follows:

(In thousands)

Balance at December 31, 2007	$40,984
New loans	12,213
Repayments	(5,822)

Balance at December 31, 2008	$47,375

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7 —	Allowance for Loan Losses

The following is a summary of changes in the allowance for loan losses:

	Year Ended December 31,
	2008	2007
	(In thousands)

Balance at beginning of year	$26,748	$23,229
Addition resulting from acquisition	—	2,767
Provision for loan losses	71,765	4,891
Loans charged off	(55,849)	(5,975)
Recoveries on loans previously charged off	1,768	1,836

Net loans charged off	(54,081)	(4,139)

Balance at end of year	$44,432	$26,748

A portion of the allowance for loan losses is allocated to impaired loans. Information with respect to impaired loans and the related allowance for loan losses is as follows:

	Year Ended December 31,
	2008	2007
	(In thousands)

Impaired loans for which no allowance for loan losses is allocated	$21,784	$15,490
Impaired loans with an allocation of the allowance for loan losses	43,180	43,652

Total impaired loans	$64,964	$59,142

Allowance for loan losses allocated to impaired loans	$4,546	$14,029

	Year Ended December 31,
	2008	2007
	(In thousands)

Average impaired loans	$57,058	$54,956
Interest income recognized on impaired loans on a cash basis	836	1,432

Interest payments on impaired loans are generally applied to principal, unless the loan principal is considered to be fully collectible, in which case interest is recognized on a cash basis.

Nonaccrual loans were $61.1 million and $49.2 million as of December 31, 2008 and 2007, respectively. There were no loans past due 90 days but still accruing as of December 31, 2008 and 2007. There was $11.0 million in troubled-debt restructured loans as of December 31, 2008 and none as of December 31, 2007. In order to improve the collectibility of the troubled-debt restructuring, the Company restructured the terms of the debt by lifting the forebearance agreement and lowering the interest rates including changing them from fixed to floating rates. No additional commitments were outstanding on the troubled-debt restructured loans as of December 31, 2008. These troubled-debt restructured loans were still accruing and no allowance was allocated at December 31, 2008.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 —	Premises and Equipment

Premises and equipment are summarized as follows:

	December 31,
	2008	2007
	(In thousands)

Land and improvements	$14,456	$15,609
Buildings and improvements	33,992	35,686
Furniture and equipment	28,696	26,509

Total cost	77,144	77,804
Accumulated depreciation	(38,831)	(35,983)

Premises and equipment, net	$38,313	$41,821

On March 28, 2008, the Company sold two pieces of real property for $18.4 million creating a pre-tax gain of $15.2 million. The properties (a building with a parking lot and a second parking lot) are located in the Bucktown area of Chicago at 1601 North Milwaukee Avenue and 1617-1622 North Damen Avenue. The Company will continue to operate its existing Milwaukee Avenue branch in Bucktown through a continuing occupancy arrangement with the buyer after which it expects to relocate to a new branch in close proximity to the existing branch location in the second quarter of 2009. The Company pays $75,000 per month to rent the Milwaukee Avenue space and has vacated the Damen Avenue parking lot. The Company is responsible for one-half of the real estate taxes and the premiums for casualty and liability insurance on the Milwaukee Avenue property during the occupancy period.

Note 9 —	Goodwill and Core Deposit Intangibles

The following table presents the carrying amount and accumulated amortization of intangible assets (in thousands):

	December 31, 2008			December 31, 2007
	Gross			Gross		Net
	Carrying	Accumulated	Net Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Amortizing intangible assets:
Core deposit intangibles	$21,091	$(6,408)	$14,683	$21,091	$(4,047)	$17,044

The amortization of intangible assets was $2.4 million for the year ended December 31, 2008. At December 31, 2008, the projected amortization of intangible assets is $2.3 million, $2.2 million, $1.9 million, $1.8 million, $1.7 million for the years ending December 31, 2009, 2010, 2011, 2012, 2013, respectively, and $4.8 million in total for the subsequent years. The weighted average amortization period for the core deposit intangibles is approximately eight years as of December 31, 2008.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the changes in the carrying amount of goodwill and other intangibles during the years ended December 31, 2008 and 2007 (in thousands):

	2008		2007
		Core Deposit		Core Deposit
		and Other		and Other
	Goodwill	Intangibles	Goodwill	Intangibles

Balance at beginning of year	$160,407	$17,044	$79,488	$11,273
Addition resulting from acquisition	—	—	80,550	8,061
Impairment	(80,000)	—	—	—
Amortization	—	(2,361)	—	(1,702)
Purchase price adjustment(1)	(1,545)	—	369	—
Core deposit intangible retired(1)	—	—	—	(588)

Balance at end of year	$78,862	$14,683	$160,407	$17,044

(1)	On January 3, 2003, the Company purchased Big Foot Financial Corp. As a result of this acquisition, the Company had unrecognized tax benefits related to employee severance payments and acquisition costs. These unrecognized tax benefits were recognized in the first quarter of 2007, when the statute of limitations for Internal Revenue Service (“IRS”) audit of the final short period return closed. These unrecognized tax benefits, totaling $429,000, were credited to the core deposit intangible created as a result of the acquisition. A reversal of $283,000 in tax liability established on the date of acquisition was also credited to the core deposit intangible in the first quarter of 2007. During the third quarter of 2007, the core deposit intangible was increased by $124,000 due to an adjustment related the estimated tax liability established on the date of acquisition. Goodwill was reduced in the second quarter of 2008 by the remaining fair value adjustment of a loan accounted for under SOP 03-3 for which full contractual payment was received. Goodwill was also adjusted in the third quarter of 2008 for the final purchase price allocation for the Northwest Suburban acquisition.

Goodwill is not amortized but assessed at least annually for impairment, and any impairment recognized in the period it is identified. As of September 30, 2008, based upon the guidelines contained in SFAS No. 142, “Goodwill and Other Intangible Assets,” it was determined that the fair value of the Company’s assets and liabilities was lower than amounts recorded in the Company’s financial statements. Accordingly, the Company recognized a goodwill impairment charge of $80.0 million. Management believes this impairment was primarily attributable to the weakened economic conditions at that time as well as lower market valuations for banking institutions. The method for estimating the value of the Company included a weighted average of the discounted cash flows method, the guideline company method, and the guideline transaction methods. The Company cannot assure that it will not be required to take goodwill impairment charges in the future.

Note 10 —	Time Deposits

Interest-bearing time deposits in denominations of $100,000 and greater were $874.6 million as of December 31, 2008 and $856.6 million as of December 31, 2007. Interest expense related to deposits in denominations of $100,000 and greater was $33.9 million for 2008, $33.8 million for 2007, and $20.5 million for 2006.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Certificates of deposit have scheduled maturities for the years 2009 through 2013 and thereafter as follows:

(In thousands)

2009	$1,406,407
2010	104,617
2011	38,751
2012	13,742
2013	959
Thereafter	11

$1,564,487

Note 11 —	Securities Sold Under Agreements to Repurchase

The Company has repurchase agreements with brokerage firms, which are in possession of the underlying securities. The same securities are returned to the Company at the maturity of the agreements. The following summarizes certain information relative to these borrowings:

	2008	2007
	(In thousands)

Outstanding at end of year	$297,650	$283,400
Weighted average interest rate at year end	4.29%	4.21%
Maximum amount outstanding as of any month end	$394,764	$317,118
Average amount outstanding	311,346	268,639
Approximate weighted average rate during the year	4.26%	4.21%

At December 31, 2008, securities sold under agreements to repurchase are summarized below:

			Collateral
			U.S. Government-Sponsored
			Entities Obligations and
			Mortgage-Backed
			Securities
	Repurchase	Weighted Average	Amortized
Original Term	Liability	Interest Rate	Cost	Fair Value
	(In thousands)

Over 3 years	$297,650	4.29%	$365,449	$368,714

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12 —	Advances from the Federal Home Loan Bank

Advances from the Federal Home Loan Bank are summarized as follows:

	December 31, 2008
	Weighted
	Average
	Rate	Amount
	(In thousands)

Advances from the Federal Home Loan Bank due
2009	2.12%	$40,000
2010	—	—
2011	—	—
2012	—	—
2013	—	—
Thereafter	3.53	340,000

Total	3.38%	$380,000

At December 31, 2008, the majority of the Federal Home Loan Bank advances have various call provisions ranging from three months to two years. Various securities are pledged as collateral as discussed in Note 4 — Securities. In addition, the Company has collateralized the advances with a blanket lien arrangement at December 31, 2008 and 2007.

Note 13 —	Junior Subordinated Debentures

At December 31, 2008, the Company had $60.8 million in junior subordinated debentures owed to unconsolidated trusts that were formed to issue trust preferred securities. The trust preferred securities offerings were pooled private placements exempt from registration under the Securities Act pursuant to Section 4(2) thereunder. The Company has provided a full, irrevocable, and unconditional subordinated guarantee of the obligations of these trusts under the preferred securities. The Company is obligated to fund dividends on these securities before it can pay dividends on shares of its common stock and preferred stock. The Company is not deemed to have a controlling financial interest in these variable interest entities, and therefore is required to deconsolidate them.

The following table details the unconsolidated trusts and their common and trust preferred securities:

					Mandatory	Optional
		December 31,			Redemption	Redemption
Issuer	Issue Date	2008	2007	Rate	Date	Date(1)
		(In thousands)

MBHI Capital Trust III	December 19, 2003	$9,279	$9,279	LIBOR+3.00%	December 30, 2033	December 30, 2008
MBHI Capital Trust IV	December 19, 2003	10,310	10,310	LIBOR+2.85%	January 23, 2034	January 23, 2009
MBHI Capital Trust V	June 7, 2005	20,619	20,619	LIBOR+1.77%	June 15, 2035	June 15, 2010
Royal Capital Trust I	April 30, 2004	10,310	10,310	6.62% until July	July 23, 2034	July 23, 2009
				23, 2009; then
				LIBOR+2.75%
Unamortized purchase accounting adjustment		(37)	(104)
Northwest Suburban Capital Trust I	May 18, 2004	10,310	10,310	LIBOR+2.70%	July 23, 2034	July 23, 2009

Total		$60,791	$60,724

(1)	Redeemable at option of the Company.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company acquired $10.3 million in junior subordinated debentures at LIBOR plus 2.70% through the acquisition of Northwest Suburban effective October 1, 2007 and redeemed $15.5 million in junior subordinated debentures at LIBOR plus 3.45% on November 7, 2007.

Note 14 —	Credit Agreements

The Company’s credit agreements with a correspondent bank at December 31, 2008 consisted of a revolving line of credit, a term note loan, and a subordinated debenture in the amounts of $8.6 million, $55.0 million, and $15.0 million, respectively.

The revolving line of credit has a maximum availability of $25.0 million, $16.4 million available at December 31, 2008, an interest rate of one-month LIBOR plus 155 basis points, and matures on April 3, 2009. During the fourth quarter of 2007, the Company utilized the proceeds from a $75.0 million term note loan to pay for the cash requirements of the Northwest Suburban acquisition. On March 31, 2008, the Company converted $15.0 million of this term note into subordinated debt and further reduced the remaining term note balance to $55.0 million. The resulting term note had an interest rate of one-month LIBOR plus 155 basis points at December 31, 2008 and matures on September 28, 2010. The subordinated debt had an interest rate of one-month LIBOR plus 350 basis points at December 31, 2008, matures on March 31, 2018, and qualifies as Tier 2 capital.

The revolving line of credit and term note included the following covenants at December 31, 2008: (1) the Bank must not have nonperforming loans (loans on nonaccrual status and 90 days or more past due and troubled-debt restructured loans) in excess of 3.00% of total loans, (2) the Bank must report a quarterly profit, excluding charges related to acquisitions, and (3) the Bank must remain well capitalized. The Company was in compliance with these debt covenants at December 31, 2008.

As a result of the effects of recent economic conditions, the increase in nonperforming assets, and the impairment charges on goodwill and the FNMA and FHLMC preferred securities, the Company sought covenant waivers on two occasions since December 31, 2007. First, the lender waived a covenant violation in the first quarter of 2008 resulting from the Company’s net loss recognized in that period. Second, the lender waived a covenant violation in the third quarter of 2008 resulting from the Company’s net loss recognized in that period, contingent upon the Company making accelerated principal payments under the aforementioned term loan agreement in the amounts and on or prior to the dates shown below:

July 1, 2009 — $5.0 million

October 1, 2009 — $5.0 million

January 4, 2010 — $5.0 million

Previously, no principal payments were due under the term loan agreement until the final maturity date of September 28, 2010. The waiver further provides that if the Company raises $15.0 million in new capital pursuant to an offering of common or convertible preferred stock, then the Company shall not be obligated to make any of the accelerated principal payments specified above that fall due after the date on which the Company receives such $15.0 million in new capital until the final maturity date of September 28, 2010. The Company has the capacity to satisfy all payment obligations outlined above.

In the event the lender declares the Company to be in default of any covenants, the Company has 30 days to cure the default, or the correspondent bank could, at its option, call the term note and any amounts outstanding on the revolving line of credit due and payable or increase the rate on those loans by 300 basis points.

Note 15 —	Preferred Stock and Warrant

Series T In December 2008, the Company raised $84.8 million in new equity through an offering of 84,784 shares of Series T fixed rate cumulative perpetual preferred stock and issued a warrant to purchase

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4,282,020 shares of common stock at $2.97 per share to the U.S. Treasury Department (“Treasury”) under the Troubled Assets Relief Program (“TARP”) Capital Purchase Program. The Series T preferred stock has a cumulative dividend rate of 5.00% per annum of the stated liquidation preference for five years and increases to 9.00% thereafter.

The Series T preferred stock qualifies as Tier 1 capital. The Company may redeem the Series T preferred stock at its liquidation preference ($1,000 per share) plus accrued and unpaid dividends under the American Recovery and Reinvestment Act of 2009, subject to the Treasury’s consultation with the Company’s appropriate federal regulator.

Prior to the third anniversary of the Treasury’s purchase of the Series T preferred stock, unless the preferred stock has been redeemed or the Treasury has transferred all of the Series T preferred stock to third parties, the consent of the Treasury will be required for the Company to (i) pay any dividend on its common stock or (ii) repurchase its common stock or other equity or capital securities, including trust preferred securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Purchase Agreement. The Series T preferred stock will be non-voting except for the class voting rights on matters that would adversely affect the rights of the holders of the Series T preferred stock.

Warrant The warrant has a 10-year term and is immediately exercisable upon its issuance, with an initial per share exercise price of $2.97. The warrant provides for the adjustment of the exercise price and the number of shares of common stock issuable upon exercise pursuant to customary anti-dilution provisions, such as upon stock splits or distributions of securities or other assets to holders of common stock, and upon certain issuances of common stock at or below a specified price relative to the initial exercise price. If the Company receives aggregate gross cash proceeds of not less than $84.784 million from qualified equity offerings on or prior to December 31, 2009, the number of shares of common stock issuable pursuant to Treasury’s exercise of the warrant will be reduced by one half of the original number of shares, taking into account all adjustments, underlying the warrant.

Series A In December 2007, the Company raised $41.4 million in new equity capital, net of issuance costs, through an offering of 1,725,000 depositary shares each representing 1/100th of a share of its Series A noncumulative redeemable convertible perpetual preferred stock, at $25.00 per depositary share. The depositary shares have a dividend rate of 7.75% per annum of the stated liquidation preference, which is initially equivalent to $1.937500 per year and $0.484375 per quarter per depositary share. Dividends are noncumulative and are payable if, when and as declared by the Company’s board of directors.

The depositary shares are convertible, at the option of the holder, at any time into the number of shares of the Company’s common stock equal to $25.00 divided by the conversion price then in effect. The depositary shares are convertible, at the option of the Company, on or after the fifth anniversary of the issue date, into the number of shares of the Company’s common stock equal to $25.00 divided by the conversion price then in effect. The current conversion price is $15.00. The Company may exercise this conversion option only if its common stock price equals or exceeds 130% of the then prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days and the Company has paid full dividends on the depositary shares for four consecutive quarters.

The depositary shares are redeemable, at the option of the Company, on or after the fifth anniversary of the issue date, for $25.00 per share, plus declared and unpaid dividends, if any, provided that the payment of dividends for prior periods has been approved by the Federal Reserve Board.

The preferred stock outstanding has preference over the Company’s common stock with respect to the payment of dividends and distribution of the Company’s assets in the event of a liquidation or dissolution. The holders of preferred stock have no voting rights, except in certain circumstances.

Note 16 —	Capital Requirements

The Company and the Bank are subject to regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require banks and bank holding companies to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. If a bank does not meet these minimum capital requirements, as defined, bank regulators can initiate certain actions that could have a direct material effect on the bank’s financial statements. Management believes that, as of December 31, 2008 and 2007, the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2008, the most recent Federal Deposit Insurance Corporation notification categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s categories. To be categorized as well capitalized, banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios.

The risk-based capital information for the Company is as follows:

	December 31,	December 31,
	2008	2007
	(In thousands)

Risk-weighted assets	$2,878,087	$2,811,423
Average assets	3,590,313	3,721,444
Capital components:
Stockholders’ equity	$305,834	$375,164
Plus: Guaranteed trust preferred securities	59,000	59,000
Less: Core deposit and other intangibles, net	(14,683)	(17,044)
Less: Goodwill	(78,862)	(160,407)
Less: Disallowed deferred tax assets	(32,748)	—
Plus: Unrealized losses on securities, net of tax	1,449	13,917
Less: Unrealized losses on equity securities, net of tax	(1,117)	(11,768)

Tier I capital	238,873	258,862
Allowance for loan losses	44,432	26,748
Reserve for unfunded commitments	1,068	233
Disallowed allowance for loan losses	(9,406)	—
Qualifying subordinated debt	15,000	—

Total risk-based capital	$289,967	$285,843

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The actual capital amounts and ratios for the Company and the Bank are presented in the following table:

			Minimum Required
			For Capital		To Be Well
	Actual		Adequacy Purposes		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

As of December 31, 2008
Total Capital (to risk-weighted assets)
Company	$289,967	10.1%	$230,247	8.0%	n/a	n/a
Bank	301,993	10.5	229,244	8.0	286,555	10.0
Tier 1 Capital (to risk-weighted assets)
Company	238,873	8.3	115,123	4.0	n/a	n/a
Bank	236,054	8.2	114,622	4.0	171,933	6.0
Tier 1 Capital (to average assets)
Company	238,873	6.7	143,613	4.0	n/a	n/a
Bank	236,054	6.6	143,000	4.0	178,750	5.0
As of December 31, 2007
Total Capital (to risk-weighted assets)
Company	$285,843	10.2%	$224,814	8.0%	n/a	n/a
Bank	351,352	12.6	223,959	8.0	279,949	10.0
Tier 1 Capital (to risk-weighted assets)
Company	258,862	9.2	112,457	4.0	n/a	n/a
Bank	324,370	11.6	111,980	4.0	167,969	6.0
Tier 1 Capital (to average assets)
Company	258,862	7.0	148,858	4.0	n/a	n/a
Bank	324,370	8.7	148,407	4.0	185,508	5.0

Note 17 —	Fair Value of Financial Instruments

The Company adopted SFAS No. 157, “Fair Value Measurement,” on January 1, 2008. SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between willing market participants on the measurement date. SFAS No. 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•	Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

•	Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company’s available-for-sale investment securities are the only financial assets that are measured at fair value on a recurring basis; it does not hold any financial liabilities that are measured at fair value on a recurring basis. The fair values of available-for-sale securities are determined by obtaining either quoted prices on nationally

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognized securities exchanges or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on these securities’ relationship to other benchmark quoted securities. If quoted prices or matrix pricing are not available, the fair value is determined by an adjusted price for similar securities including unobservable inputs. The fair values of the available-for-sale securities were measured at December 31, 2008 using the following:

	Total	Quoted Prices or	Significant	Significant
	Fair Value	Identical Assets in	Other Observable	Unobservable
	at December 31,	Active Markets	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)
(In thousands)

Assets:
Available-for-sale securities	$621,949	$930	$612,586	$8,433

The following is a summary of changes in the fair value of the available-for-sale securities that were measured using significant unobservable inputs for the year ended December 31, 2008:

(In thousands)

Beginning balance	$10,479
Paydowns received	(35)
Total gains or losses (realized/unrealized):
Included in earnings	—
Included in other comprehensive income	(2,011)

Ending balance	$8,433

The Company’s impaired loans that are measured using the fair value of the underlying collateral are measured on a non-recurring basis. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” At December 31, 2008, $41.3 million of the total impaired loans were evaluated based on the fair value of the collateral. The fair value of the collateral is determined by obtaining an observable market price or by obtaining an appraised value with management applying selling and other discounts to the underlying collateral value. If an appraised value is not available, the fair value of the impaired loan is determined by an adjusted appraised value including unobservable cash flows.

At December 31, 2008, the fair values of the impaired loans based on the fair value of the collateral were measured using the following:

		Quoted Prices or	Significant	Significant
		Identical Assets in	Other Observable	Unobservable
	December 31,	Active Markets	Inputs	Inputs
	2008	(Level 1)	(Level 2)	(Level 3)
(In thousands)

Assets:
Impaired loans	$37,098	$—	$—	$37,098

Loans which are measured for impairment using the fair value of collateral for collateral dependent loans, had a gross carrying amount of $41.3 million, with an associated valuation allowance of $4.2 million for a fair value of $37.1 million at December 31, 2008. The provision for loan losses for the year ended December 31, 2008, included $39.0 million of specific allowance allocations for impaired loans.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The methods and assumptions used to determine fair values for each class of financial instrument are presented below.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The carrying amount is equivalent to the estimated fair value for cash and cash equivalents, federal funds purchased, Federal Reserve Bank and Federal Home Loan Bank stock, accrued interest receivable and payable, due from and to broker, noninterest-bearing deposits, short-term borrowings, and variable rate loans, interest-bearing deposits, or notes payable that reprice frequently and fully. The fair values of securities are determined by obtaining either quoted prices on nationally recognized securities exchanges or matrix pricing. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, and securities sold under agreements to repurchase, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. The fair value of fixed rate debt is based on current rates for similar financing. The fair value of off-balance-sheet items, loan commitments, is not material.

The estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2008		2007
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(In thousands)

Financial assets
Cash and cash equivalents	$63,065	$63,065	$84,499	$84,499
Securities available-for-sale	621,949	621,949	710,881	710,881
Securities held-to-maturity	30,267	30,387	37,601	36,912
Federal Reserve Bank and Federal Home Loan Bank stock	31,698	31,698	29,264	29,264
Loans, net of allowance for loan losses	2,465,327	2,485,011	2,447,579	2,452,466
Accrued interest receivable	13,302	13,302	14,519	14,519
Financial liabilities
Deposits
Noninterest-bearing	334,495	334,495	321,317	321,317
Interest-bearing	2,078,296	2,008,100	2,136,831	2,000,618
Federal funds purchased	—	—	81,000	81,000
Revolving note payable	8,600	8,600	2,500	2,500
Securities sold under agreements to repurchase	297,650	369,376	283,400	305,394
Advances from Federal Home Loan Bank	380,000	410,992	323,439	339,108
Junior subordinated debentures	60,791	56,572	60,724	61,154
Subordinated debt	15,000	15,000	—	—
Term note payable	55,000	55,000	70,000	70,000
Accrued interest payable	8,553	8,553	11,014	11,014

The remaining other assets and liabilities of the Company are not considered financial instruments and are not included in the above disclosures.

There is no readily available market for a significant portion of the Company’s financial instruments. Accordingly, fair values are based on various factors relative to expected loss experience, current economic conditions, risk characteristics, and other factors. The assumptions and estimates used in the fair value determination process are subjective in nature and involve uncertainties and significant judgment and, therefore, fair values cannot be determined with precision. Changes in assumptions could significantly affect these estimated values.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 18 —	Off-Balance-Sheet Risk and Concentrations of Credit Risk

In the normal course of business and to meet financing needs of customers, the Company is a party to financial instruments with off-balance-sheet risk. Since many commitments to extend credit expire without being used, the amounts below do not necessarily represent future cash commitments. These financial instruments include lines of credit, letters of credit, and commitments to extend credit. These are summarized as of December 31, 2008 as follows:

	Amount of Commitment Expiration Per Period
	Within			After
	1 Year	1-3 Years	4-5 Years	5 Years	Total
	(In thousands)

Lines of credit:
Commercial real estate	$104,884	$13,098	$5,319	$133	$123,434
Consumer real estate	26,757	37,496	33,252	54,481	151,986
Consumer	—	—	—	2,220	2,220
Commercial	235,855	18,364	1,765	3,238	259,222
Letters of credit	43,934	11,602	3,496	—	59,032
Commitments to extend credit	68,213	—	—	—	68,213

Total commercial commitments	$479,643	$80,560	$43,832	$60,072	$664,107

At December 31, 2008, commitments to extend credit included $26.0 million of fixed rate loan commitments. These commitments are due to expire within 30 to 90 days of issuance and have rates ranging from 5.25% to 8.00%. Substantially all of the unused lines of credit are at adjustable rates of interest.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial position or results of operations.

Note 19 —	Leases

The Bank leases a portion of its premises. The leases expire in various years through the year 2029. Future rental commitments under these noncancelable operating leases for the years 2009 through 2013 and thereafter are as follows:

(In thousands)

2009	$1,529
2010	1,451
2011	1,298
2012	1,184
2013	1,197
Thereafter	14,142

$20,801

Rent expense included in occupancy and equipment expense was $2.1 million, $1.3 million, and $1.1 million for the years ended December 31, 2008, 2007, and 2006. Occupancy expense has been reduced by $566,000, $494,000, and $475,000 for the years ended December 31, 2008, 2007, and 2006 due to rental income received on leased premises.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 20 —	Stock Compensation and Restricted Stock Awards

Under the Company’s Stock and Incentive Plan (the “Plan”), officers, directors, and key employees may be granted incentive stock options to purchase the Company’s common stock at no less than 100% of the market price on the date the option is granted. Options can be granted to become exercisable immediately or in installments of 25% a year on each of the first through the fourth anniversaries of the grant date or may be issued subject to performance targets. In all cases, the options have a maximum term of ten years. The Plan also permits the issuance of nonqualified stock options, stock appreciation rights, restricted stock, and restricted stock units. The Plan authorizes a total of 3,900,000 shares for issuance. There are 1,881,507 shares remaining for issuance under the Plan at December 31, 2008. It is the Company’s policy to issue new shares of its common stock in conjunction with the exercise of stock options or grants of restricted stock.

During 2008, 16,500 employee stock options were exercised. Total employee stock options outstanding at December 31, 2008 were 379,371 with exercise prices ranging between $8.83 and $22.03, with a weighted average exercise price of $14.28, and expiration dates between 2009 and 2015. No stock options have been granted since 2005.

Information about option grants follows:

		Weighted Average	Weighted Average
	Number of	Exercise Price	Grant-Date Fair
	Options	Per Share	Value Per Share

Outstanding at December 31, 2005	687,942	$13.83	$4.57
Granted during 2006	—	—	—
Exercised during 2006	(151,894)	13.03	4.26
Forfeited during 2006	(19,000)	18.46	6.82

Outstanding at December 31, 2006	517,048	13.90	4.58
Granted during 2007	—	—	—
Exercised during 2007	(36,443)	10.38	3.19
Forfeited during 2007	(1,453)	15.21	5.57

Outstanding at December 31, 2007	479,152	14.03	4.63
Granted during 2008	—	—	—
Exercised during 2008	(16,500)	10.61	3.01
Forfeited during 2008	(83,281)	13.56	4.17

Outstanding at December 31, 2008	379,371	14.28	4.80

Options exercisable at year end are as follows:

		Weighted Average
	Number of	Exercise Price
	Options	Per Share

2006	475,548	$13.45
2007	451,652	13.70
2008	355,871	13.94

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Options outstanding at December 31, 2008 were as follows:

	Outstanding
		Weighted Average	Exercisable
		Remaining		Weighted Average
Range of Exercise Price	Number	Contractual Life	Number	Exercise Price

$8.83-10.59	157,121	1.57	157,121	$9.66
$10.75-14.90	93,750	1.74	93,750	13.71
$18.34-22.03	128,500	5.33	105,000	20.57

Outstanding at year end	379,371	3.04	355,871	13.94

At December 31, 2008, the aggregate intrinsic value of the options outstanding and exercisable were $1.8 million and $1.7 million, respectively. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007, and 2006 was $50,000, $116,000, and $647,000, respectively.

The Company adopted SFAS No. 123(R), “Share-Based Payment,” in the first quarter of 2006 using the modified prospective application. Employee compensation expense for stock options previously granted was recorded in the consolidated income statement based on the grant’s vesting schedule. Forfeitures of stock option grants are estimated for those stock options where the requisite service is not expected to be rendered. The grant-date fair value for each grant was calculated using the Black-Scholes option pricing model, using the following weighted-average assumptions as of grant date. The following table reflects the only grant (those options granted in 2005) included in employee compensation expense.

2005

Fair value	$5.50
Risk-free interest rate	4.05%
Expected option life	5 years
Expected stock price volatility	22.06%

For the years ended December 31, 2008 and 2007, employee compensation expense related to stock options was $19,000 and $22,000, respectively. The total compensation cost related to nonvested stock options not yet recognized was $13,600 at December 31, 2008 and the weighted average period over which this cost is expected to be recognized is 18 months.

Under the Plan, officers, directors, and key employees may also be granted awards of restricted shares of the Company’s common stock. Holders of restricted shares are entitled to receive cash dividends paid to the Company’s common stockholders and have the right to vote the restricted shares prior to vesting. The existing restricted share grants vest over various time periods not exceeding five years and some may be accelerated subject to achieving certain performance targets. Compensation expense for the restricted shares equals the market price of the related stock at the date of grant and is amortized on a straight-line basis over the vesting period assuming certain performance targets are met when applicable. All restricted shares had a grant-date fair value equal to the market price of the underlying common stock at date of grant.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Information about restricted share grants follows:

	Number of	Weighted Average
	Restricted	Grant-Date Fair Value
	Shares	Per Share

Outstanding at December 31, 2005	178,700	$18.97
Granted	347,179	22.61
Vested	(36,000)	18.97
Forfeited	(9,250)	19.43

Outstanding at December 31, 2006	480,629	21.59
Granted	59,700	14.99
Vested	(84,709)	20.85
Forfeited	(7,226)	20.77

Outstanding at December 31, 2007	448,394	20.87
Granted	278,324	9.45
Vested	(42,996)	17.77
Forfeited	(73,821)	16.40

Outstanding at December 31, 2008	609,901	16.42

For the years ended December 31, 2008, 2007, and 2006, the Company recognized $2.9 million, $3.1 million, and $2.2 million, respectively, in compensation expense related to the restricted stock grants. The Company realized a tax benefit of $3,000 and $54,000 for the years ended December 31, 2008 and 2007, respectively. The total fair value of shares outstanding was $10.0 million as of December 31, 2008. The total fair value of shares vested during the years ended December 31, 2008, 2007, and 2006 was $764,000, $1.8 million, and $683,000, respectively. The total compensation cost related to nonvested restricted shares not yet recognized was $4.6 million at December 31, 2008 and the weighted average period over which this cost is expected to be recognized is 37 months.

Note 21 —	Other Employee Benefit Plans

The Company maintains a 401(k) plan covering substantially all employees. Eligible employees may elect to make tax deferred contributions within a specified range of their compensation as defined in the plan. The Company contributes 1% more than the employee’s contribution up to a maximum 5% employer contribution. Contributions to the plan are expensed currently and were $1.2 million, $1.1 million, and $812,000 for the years ended December 31, 2008, 2007, and 2006, respectively.

The Company and various members of senior management have entered into a Supplemental Executive Retirement Plan (“SERP”). The SERP is an unfunded plan that provides for guaranteed payments, based on a percentage of the individual’s final salary, for 15 years after age 65. The benefit amount is reduced if the individual retires prior to age 65.

Effective April 1, 2008, the SERP agreements with employees constituted a pension plan under SFAS No. 87, “Employers’ Accounting for Pensions.” The objective of SFAS No. 87 is to recognize the compensation cost of pension benefits (including prior service cost) over that employee’s approximate service period. The benefit obligation was $6.4 million and $3.5 million as of December 31, 2008 and 2007, respectively, and is included in other liabilities. Expense of $1.8 million, $1.1 million, and $451,000 was recorded for the years ended December 31, 2008, 2007, and 2006, respectively, and has been included in salaries and employee benefits expense in the statements of operations.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of changes in the benefit obligation for the year ended December 31, 2008:

(In thousands)

Beginning balance	$3,477
Service cost	611
Interest cost	224
Amendment(1)	192
Prior service cost	776
Benefits paid	(10)
Actuarial loss	391
Pre-application of SFAS No. 87 expense	742

Ending balance	$6,403

(1)	Reflects acceleration of benefits to a participant.

The following is a summary of the net periodic costs for the year ended December 31, 2008:

(In thousands)

Service cost	$611
Interest cost	224
Amortization of prior service cost	71
Amendment	192
Pre-application of SFAS No. 87 expense	742

Net periodic benefit cost	$1,840

The following are the weighted-average assumptions used to determine the benefit obligation at December 31, 2008:

Discount rate
Net periodic pension cost	6.00%
Benefit obligation	5.75
Rate of compensation increase	4.00

The Company weighted-average assumptions were determined at December 31, 2008, the measurement date, based on common benchmarks used for measuring benefit liabilities, the Moody’s As corporate bond rate and Citigroup pension liability discount rate.

The Company recognized a $477,000 reduction associated with the prior service in accumulated other comprehensive income as of April 1, 2008. The prior service cost amortization expense for 2008 was $44,000, net of tax; $433,000 was unamortized as of December 31, 2008. The prior service cost amortization expense is projected to be $95,000 for 2009. The Company recognized a $240,000 actuarial loss in accumulated other comprehensive income as of December 31, 2008.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

(In thousands)

2009	$125
2010	173
2011	280
2012	430
2013	486
Years 2014 — 2018	$4,239

The Company has purchased life insurance policies on various members of management. The Company is the beneficiary of these life insurance policies, which have an aggregate death benefit of approximately $217.0 million at December 31, 2008. In addition, the policies had aggregate cash surrender values of approximately $84.7 million at December 31, 2008 and $81.2 million at December 31, 2007.

Note 22 —	Income Taxes

The provision for income taxes from continuing operations consists of the following:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Current
Federal	$(11,316)	$2,923	$7,307
State	—	—	—
Deferred
Federal	(36,756)	1,903	(4,846)
State	(7,001)	(1,580)	(1,039)

Total (benefit) provision for income taxes	$(55,073)	$3,246	$1,422

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The difference between the provision for income taxes in the consolidated financial statements and amounts computed by applying the current federal statutory income tax rate of 35% to income before income taxes is reconciled as follows:

	Year Ended December 31,
	2008		2007		2006
	(Dollars in thousands)

Income taxes computed at the statutory rate	$(74,671)	35.0%	$7,638	35.0%	$6,709	35.0%
Tax-exempt interest income on securities and loans	(802)	0.4	(771)	(3.5)	(1,171)	(6.1)
General business credits	(661)	0.3	(643)	(2.9)	(665)	(3.5)
State income taxes, net of federal tax benefit due to state operating loss	(4,419)	2.1	(1,027)	(4.7)	(676)	(3.5)
Income tax reserve adjustment	—	—	—	—	(591)	(3.1)
Life insurance cash surrender value increase, net of premiums	(1,195)	0.6	(1,072)	(4.9)	(838)	(4.4)
Dividends received deduction	(642)	0.3	(1,214)	(5.6)	(1,106)	(5.8)
Goodwill impairment	27,733	(13.0)	—	—	—	—
Annuity proceeds	—	—	267	1.2	—	—
Merger related expenses	—	—	—	—	(278)	(1.5)
Stock based compensation, net	—	—	—	—	56	0.3
Nondeductible costs and other, net	(416)	0.2	68	0.3	(18)	(0.0)

Total (benefit) provision for income taxes	$(55,073)	25.8%	$3,246	14.9%	$1,422	7.4%

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The net deferred tax asset, included in other assets and other liabilities in the accompanying consolidated balance sheets, consisted of the following components:

	December 31,
	2008	2007
	(In thousands)

Gross deferred tax assets
Unrealized loss on securities available-for-sale	$911	$8,742
Allowance for loan losses	17,543	10,519
Deferred compensation	4,675	3,116
Net operating loss carryforward	13,446	3,999
Income from partnerships	—	51
Deferred tax credits	1,351	786
Nonaccrual loan interest	—	2,326
Impairment charges	25,816	—
Other	433	—

Total gross deferred tax assets	64,175	29,539

Gross deferred tax liabilities
Depreciation	(612)	(1,087)
FHLB stock dividends	(1,526)	(1,536)
Amortizing intangible assets	(4,729)	(5,960)
Loss from partnerships	(812)	—
Other	—	(810)

Total gross deferred tax liabilities	(7,679)	(9,393)

Net deferred tax asset	$56,496	$20,146

As of December 31, 2008 and 2007, the Company believes it is more likely than not that deferred tax assets will be realized and, therefore, no allowance was considered necessary.

The unrecognized tax benefits at December 31, 2008 were as follows:

	Unrecognized Income
	Tax Benefits
	2008	2007
	(In thousands)

Balance, at beginning of period	$1,122	$1,238
Additions based on tax positions taken in current year	304	481
Additions (reductions) based on tax positions taken in prior year additions	1,835	(168)
Reductions due to statute of limitations	—	(429)

Balance, at end of period	$3,261	$1,122

The Company adopted the provisions of FIN No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” on January 1, 2007. The adoption of this standard did not have an impact on the Company’s consolidated financial position and results of operations. The Company recognizes interest accrued related to unrecognized tax benefits and penalties, if any, in income tax expense. As of the date of adoption, the Company had approximately $20,000 of interest accrued for potential income tax exposures and

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$526,000 of unrecognized tax benefits that, if recognized, would affect the effective tax rate and $429,000 of unrecognized tax benefits that, if recognized, would not affect the effective tax rate. During the year ended December 31, 2007, the Company recognized approximately $20,000 in interest expense. At December 31, 2007, the Company had approximately $40,000 of interest accrued for potential income tax exposures and $729,000 of unrecognized tax benefits that, if recognized, would affect the effective tax rate. During the year ended December 31, 2008, the Company recognized approximately $127,000 in interest expense and $91,000 of penalty. At December 31, 2008, the Company had approximately $167,000 of interest and $91,000 of penalty accrued for potential income tax exposures and $2.1 million of unrecognized tax benefits that, if recognized, would affect the effective tax rate.

On January 3, 2003, the Company purchased Big Foot Financial Corp. As a result of the acquisition, the Company had various unrecognized tax benefits related to the acquisition. These unrecognized tax benefits were recognized in the first quarter of 2007, when the statute of limitations for IRS audit of the final short period return closed. These unrecognized tax benefits, totaling $429,000, were credited to a core deposit intangible created at the acquisition.

The Company is currently being audited by the Illinois Department of Revenue for the years 2003 through 2005. Thus it anticipates that it is reasonably possible within twelve months of December 31, 2008, that significant changes in the balance of the unrecognized tax benefit of up to $1.4 million may occur as a result of settlement of the Illinois income tax audit. The primary issue under exam is fully reserved for and relates to the exclusion from taxable income of interest on certain state-qualified U.S. obligations. The Company does not anticipate any adjustments that would result in a significant change to its financial position. An IRS audit for the years 2002 to 2005 was completed during the second quarter of 2007 and there were no changes made to the reported tax amounts for those years. Years that remain subject to examination include Federal from 2006 to present, Illinois from 2003 to present, 2005 to present for Indiana, and 2005 to present for Federal and Illinois for various acquired entities.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 23 —	Earnings Per Share

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share data)

Net (loss) income	$(158,273)	$18,577	$17,746
Series A preferred stock dividends	3,342	204	—
Series T preferred stock dividends	318	—	—
Series T discount accretion	68	—	—

Total preferred stock dividends	3,728	204	—
Income allocated to participating securities(2)	—	325	217

Net (loss) income available to common stockholders	$(162,001)	$18,048	$17,529

Basic
Weighted average common shares outstanding	27,854	25,426	23,348

Basic (loss) earnings per share	$(5.82)	$0.71	$0.75

Diluted
Weighted average common shares outstanding	27,854	25,426	23,348
Dilutive effect of stock options(1)	—	98	200
Dilutive effect of restricted stock(1)	—	56	242
Dilutive effect of warrant(1)	—	—	—

Diluted average common shares	27,854	25,580	23,790

Diluted (loss) earnings per share	$(5.82)	$0.71	$0.74

(1)	No dilutive shares from stock options or restricted stock were included in the computation of diluted earnings per share for any period there was a loss.

(2)	No adjustment for unvested restricted shares was included in the computation of loss available to common stockholders for any period there was a loss. See Note 2 — New Accounting Pronouncements.

Options to purchase 379,371 shares at a weighted average exercise price of $14.28 and 117,750 shares at $20.56 were not included in the computation of diluted earnings per share for the years ended December 31, 2008 and 2007, respectively, because the options’ exercise price was greater than the average market price of the common stock and the options were, therefore, anti-dilutive. The warrant to purchase 4,282,020 shares at an exercise price of $2.97 was not included in the computation of diluted earnings per share because the warrant’s exercise price was greater than the average market price of common stock and was, therefore, anti-dilutive. The dilutive effect of the 609,901 shares of restricted stock was not included because of the anti-dilutive effect for the year ended December 31, 2008. Because of the anti-dilutive effect, the shares that would be issued if the Series A noncumulative redeemable convertible perpetual preferred stock were converted are not included in the computation of diluted earnings per share for the years ended December 31, 2008 and 2007.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 24 —	Other Comprehensive Income

Changes in other comprehensive income or loss components and related taxes are as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Unrealized holding losses on securities available-for-sale	$(61,540)	$(12,221)	$(2,063)
Reclassification adjustment for losses(gains) recognized in income	16,747	(32)	153
Reclassification adjustment for impairment losses recognized in income	65,387	—	—
Accretion of unrealized gains on securities transferred from available-for-sale to held-to-maturity	(295)	(7)	(7)

Net unrealized gains (losses)	20,299	(12,260)	2,209
Tax effect	(7,831)	4,616	(876)

Net increase (decrease) in fair value of securities classified as available-for-sale, net of income taxes and reclassification adjustments	12,468	(7,644)	1,333
Prior service cost related to benefit obligation	(776)	—	—
Amortization of prior service cost	71	—	—
Actuarial loss related to the projected benefit obligation	(391)	—	—
Tax effect	423	—	—

Net changes in benefit obligation	(673)	—	—

Other comprehensive income(loss)	$11,795	$(7,644)	$1,333

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 25 —	Parent Company Financial Statements

The following are condensed balance sheets and statements of operations and cash flows for the Company, without subsidiaries:

CONDENSED BALANCE SHEETS

	December 31,
	2008	2007
	(In thousands)

ASSETS
Cash and cash equivalents	$43,469	$2,118
Investment in subsidiaries	358,480	501,292
Loan to subsidiary	30,000	—
Other assets	15,820	10,010

Total assets	$447,769	$513,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving note payable	$8,600	$2,500
Subordinated debt	15,000	—
Term note payable	55,000	70,000
Junior subordinated debentures	60,791	60,724
Other liabilities	2,544	5,032

Total liabilities	141,935	138,256
Stockholders’ equity	305,834	375,164

Total liabilities and stockholders’ equity	$447,769	$513,420

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Operating income
Dividends from subsidiaries	$22,311	$4,032	$10,477
Interest from subsidiaries	16	—	—
Fees from subsidiaries	1,103	1,103	1,000
Noninterest income	(51)	(162)	240
Interest expense	(7,519)	(6,645)	(4,741)
Noninterest expense	(8,037)	(3,330)	(5,662)

Income (loss) before income taxes and equity in undistributed income of subsidiaries	7,823	(5,002)	1,314
Income tax benefit	7,599	3,377	3,904
Equity in undistributed income of subsidiaries	(173,695)	20,202	12,528

Net (loss) income	$(158,273)	$18,577	$17,746

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Cash flows from operating activities
Net (loss) income	$(158,273)	$18,577	$17,746
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities
Equity in undistributed income of subsidiaries	173,695	(20,202)	(12,528)
Depreciation	43	70	85
Amortization of stock-based compensation	899	22	2,501
Amortization of intangibles	67	67	34
Change in other assets	(5,794)	2,971	(159)
Change in other liabilities	1,039	(3,766)	3,752

Net cash provided by (used in) operating activities	11,676	(2,261)	11,431

Cash flows from investing activities
Cash paid, net of cash and cash equivalents in acquisition	—	(67,557)	(65,286)
Investment in subsidiaries	(17,000)	(20,000)	—
Loan advances to subsidiary	(30,000)	—	—
Property and equipment expenditures	—	(75)	(17)

Net cash used in continuing investing activities	(47,000)	(87,632)	(65,303)

Cash flows from financing activities
Payments of junior subordinated debentures	—	(15,000)	—
Proceeds from revolving note payable	24,600	75,000	—
Proceeds from term note payable	—	17,500	—
Repayments on revolving note payable	(18,500)	(15,000)	—
Repayments on term note payable	—	(5,000)	—
Cash common dividends paid	(11,076)	(13,003)	(11,439)
Cash preferred dividends paid	(3,342)	(204)	—
Issuance of common stock	35	—	—
Issuance of preferred stock and warrant	84,784	41,441	—
Repurchase of common stock	—	(9,392)	(4,770)
Proceeds from issuance of common and treasury stock under stock option plan	174	378	1,983

Net cash provided by (used in) financing activities	76,675	(76,720)	(14,226)

Increase (decrease) in cash and cash equivalents	41,351	(13,173)	(68,098)
Cash and cash equivalents at beginning of year	2,118	15,291	83,389

Cash and cash equivalents at end of year	$43,469	$2,118	$15,291

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 26 —	Quarterly Results of Operations (Unaudited)

	Three Months Ended,				Year Ended,
2008	March 31	June 30	September 30	December 31	December 31
	(In thousands, except per share data)

Interest income	$50,795	$47,244	$45,888	$43,734	$187,661
Interest expense	28,579	24,479	23,735	23,902	100,695

Net interest income	22,216	22,765	22,153	19,832	86,966
Provision for loan losses	5,400	4,415	41,950	20,000	71,765
Noninterest income (loss)	1,790	4,394	(60,512)	3,732	(50,596)
Noninterest expense	28,609	20,368	103,296	25,678	177,951

(Loss) income before income taxes	(10,003)	2,376	(183,605)	(22,114)	(213,346)
Benefit for income taxes	(4,587)	(52)	(23,891)	(26,543)	(55,073)

Net (loss) income	(5,416)	2,428	(159,714)	4,429	(158,273)
Preferred stock dividends	835	836	835	1,222	3,728
Income allocated to participating securities	—	35	—	69	—

Net (loss) income available to common stockholders	$(6,251)	$1,557	$(160,549)	$3,138	$(162,001)

(Loss) earnings per common share(a)
Basic	$(0.22)	$0.06	$(5.76)	$0.11	$(5.82)
Diluted	(0.22)	0.06	(5.76)	0.11	(5.82)

Certain infrequent items are reflected in the quarterly results of 2008. The Company recognized a non-cash, non-operating, other-than-temporary impairment charge of $47.8 million at September 30, 2008 on certain FNMA and FHLMC preferred equity securities similar to the impairment charge of $17.6 million taken in the first quarter of 2008. In September 2008, the Company sold a portion of its FNMA and FHLMC preferred equity securities recognizing a $16.7 million loss. The income tax benefits related to the first and third quarter 2008 losses on FNMA and FHLMC securities were appropriately recognized as capital losses in those periods. As a result of subsequent law changes, $16.6 million in tax benefits were recognized in the fourth quarter of 2008 for losses reported in the third quarter of 2008.

During the third and fourth quarters of 2008, the Company recorded $42.0 million and $20.0 million in loan loss provision, respectively, reflecting management’s updated assessments of impaired loans and concerns about the continued deterioration of economic conditions. The Company also recognized an impairment charge of $80.0 million on its goodwill intangible asset during the third quarter of 2008 based upon an appraisal by an independent third party. During the first quarter of 2008, the Company incurred a $7.1 million loss on the early extinguishment of debt arising from the prepayment of $130.0 million in FHLB advances and recognized a $15.2 million gain on the sale of real estate.

MIDWEST BANC HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended,				Year Ended,
2007	March 31	June 30	September 30	December 31	December 31
	(In thousands, except per share data)

Interest income	$44,766	$46,492	$47,174	$55,437	$193,869
Interest expense	25,706	26,523	26,827	32,181	111,237

Net interest income	19,060	19,969	20,347	23,256	82,632
Provision for loan losses	645	1,036	1,800	1,410	4,891
Noninterest income	3,720	3,896	3,700	4,161	15,477
Noninterest expense	17,081	16,644	16,245	21,425	71,395

Income before income taxes	5,054	6,185	6,002	4,582	21,823
Provision for income taxes	642	1,078	1,166	360	3,246

Net income	4,412	5,107	4,836	4,222	18,577
Preferred stock dividends	—	—	—	204	204
Income allocated to participating securities	79	90	85	71	325

Net income available to common stockholders	$4,333	$5,017	$4,751	$3,947	$18,048

Earnings per common share(a)
Basic	$0.18	$0.20	$0.19	$0.14	$0.71
Diluted	0.17	0.20	0.19	0.14	0.71

(a)	Earnings per share for the quarters and fiscal years have been calculated separately. Accordingly, quarterly amounts may not add to the annual amounts because of differences in the average common shares outstanding during each period.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Midwest Banc Holdings, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Midwest Banc Holdings, Inc. and its subsidiaries at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting under Item 9A. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As described in Note 2 to the consolidated financial statements, the Company changed its accounting for participating securities in the computation of earnings per share to the two-class method.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
March 11, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for participating securities in the computation of earnings per share under the two-class method discussed in Note 2, as to which the date is July 31, 2009.

MIDWEST BANC HOLDINGS, INC. 501 West North Avenue Melrose Park, Illinois 60160 VOTE BY INTERNET — www.investorvote.com/MBHI Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. OTE BY PHONE — 1-800-652-VOTE Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to INSTRUCTIONS To vote FOR, AGAINST or ABSTAIN the proposals, check the appropriate box below and sign, date and return this proxy card. If no box is marked below with respect to a proposal, and this proxy card is signed, dated and returned, the undersigned will be deemed voted for the proposal. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS IS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MIDWEST BANC HOLDINGS, INC. The Board of Directors recommends a vote FOR each of the following proposals: For Against Abstain 1. Proposal to approve the Authorized Share Increase Amendment set forth in Annex A to the proxy statement. 2. Proposal to approve the Reverse Stock Split Amendment set forth in Annex B to the proxy statement. 3. Proposal to approve the Preferred Stock Change Amendment set forth in Annex C to the proxy statement. 4. Proposal to approve the Common Stock Issuance as described in the proxy statement. 5. Proposal to approve the Dividend Blocker Amendment to the proxy statement. 6. Proposal to approve the Director Amendment to the proxy statement. 7. Proposal to approve the Authorized Preferred Stock Issuance to the proxy statement. 8. Proposal to approve the Adjournment Proposal as described in the proxy statement. Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE IGN WITHIN BOX] Date Signature (Joint Owners) Date

Midwest Banc Holdings, Inc. 501 West North Avenue Melrose Park, Illinois 60160 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby acknowledges receipt of the proxy statement in connection with the Authorized Share Increase, the Reverse Stock Split, the Preferred Stock Change and the Common Stock Issuance and votes FOR, AGAINST or ABSTAIN, with respect to all of the common stock of Midwest Inc. held by the undersigned, to the approval of the proposals set forth herein at the special meeting of the Midwest Banc Holdings, Inc., to be held on _, _, 2009, at a.m., at . Important Notice Regarding the Availability of Materials for the Proposed Amendments: Proxy Statement is available at www.investorvote.com/MBHI. MIDWEST BANC HOLDINGS, INC. Proxy Solicited on Behalf of the Board of Directors of Midwest Banc Holdings, Inc. The undersigned hereby constitutes and appoints , ___and _, each of them his or her true and lawful agents and proxies with full power of substitution in each, to vote FOR, AGAINST or ABSTAIN on behalf of all of the shares I hold as of the record date, in accordance with the instructions given herein. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. This proxy, when properly executed, will be used in the manner directed herein. If no direction is made, this proxy will be used to vote FOR each of the Common Stock Amendments and the Preferred Stock Amendments and the Adjournment Proposal. NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. IF NO BOXES ARE MARKED, THIS PROXY WILL BE USED IN THE MANNER DESCRIBED ON THE REVERSE SIDE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE